+Exhibit 15.1: Integrated Annual Report for the 20-F 2023 dated October 31, 2023

INTEGRATED ANNUAL REPORT FOR THE 20-F 2023

ABOUT HARMONY
ABOUT THIS REPORT

Harmony’s integrated report is the primary platform we use to provide our stakeholders with an overview of how integrated thinking and our approach to mining with purpose impact our value creation. It presents a balanced, holistic and transparent overview of our strategy, business model and performance. The report content is available for all our stakeholders, but primarily considers the information needs of our investors, financiers and other providers of financial capital.

We create, preserve or deplete value over time being short term (12 months), medium term (one to three years) and long term (more than four years), through our primary business activities and ESG commitments.

Scope and boundary
Harmony’s 2023 integrated annual report includes financial and non-financial information about our operational and ESG performance and activities in South Africa and South-east Asia (Papua New Guinea and Australia) for the financial year ended 30 June 2023 (FY23). We include significant events between year end and the date of approving this report.

Harmony acquired full ownership of the Eva Copper Project in Queensland, Australia. As it is still a project, performance data will only be included in our reporting once the mine becomes operational within the next three years.

Our overarching governance framework, using an integrated risk-based approach, guides all our decisions and is critical in ensuring and protecting value creation and delivery of our strategic objectives.

In compiling this report, we have determined our reporting boundary by taking into account:

OUR REPORTING BOUNDARY
Strategy	Risks and opportunities	Business model	Material matters	Operational performance	Governance

FINANCIAL REPORTING BOUNDARY
Wholly-owned subsidiaries/entities		Joint arrangements		Investments where we have significant influence

STAKEHOLDERS
Investors and financiers	Employees and unions	Communities, traditional leaders and NGOs		Government and regulators	Suppliers

Materiality
Harmony follows the principle of materiality to determine our report content. In 2023, we conducted a double materiality assessment to identify matters that impact our ability to create value (financial materiality) and our impact on society, communities and the environment (impact materiality). We consider these matters as key to our performance now and in future, and therefore our ability to deliver on our strategy.

Key to determining materiality is engaging with stakeholders to identify their primary concerns. Our materiality process and material matters and risks and opportunities are discussed in this report. These sections provide context for how we manage material matters.

Reporting frameworks, guidelines and standards
In compiling our reporting suite, we are guided by:

	IAR	ESG	FR	MRR
Integrated Reporting Framework	✓	✓
Companies Act 71 2008, as amended (Companies Act)	✓	✓	✓
JSE Listings Requirements, www.jse.co.za	✓	✓	✓	✓
King IV Report on Corporate GovernanceTM for South Africa, 2016 (King IV)*	✓	✓	✓
International Financial Reporting Standards (IFRS)	✓	✓	✓
CDP Water	✓	✓
Task Force on Climate-related Financial Disclosures (TCFD)	✓	✓
UN SDGs	✓	✓
World Gold Council Responsible Mining Principles	✓	✓
South African Code for the Reporting of Exploration Results, Mineral Resources and Mineral Reserves (SAMREC)	✓			✓
South African Mineral Asset Valuation Code (SAMVAL)	✓			✓
Global Reporting Initiative (GRI) Standards for sustainability reporting	✓	✓
International Council on Mining and Metals – 10 principles	✓	✓
United Nations Global Compact (UNGC)	✓	✓
Voluntary Principles on Security and Human Rights	✓	✓
* Copyright and trademarks are owned by the Institute of Directors in South Africa NPC and all its rights are reserved.

We have also considered the Principles for Responsible Investment, a UN-supported international network of investors, which reflect the increasing prominence of ESG issues to investors.

Our 2023 reporting suite This report is supplemented by and should be read with our full reporting suite, comprising:

ESG report
This report provides insight into our ESG performance for 2023 and over the past five years, along with our aspirations. It is intended as a useful guide to support analysis and provides information about our shared value.

Mineral Resources and Mineral Reserves
We produce the statement of Harmony’s Mineral Resources and Mineral Reserves in accordance with SAMREC and section 12.13 of the JSE Listings Requirements (as updated from time to time).

Report to shareholders
We outline our contributions to key stakeholders and recent developments impacting these relationships in this report. It also includes the summarised consolidated financial statements, notice of annual general meeting (AGM) and proxy form.
Financial report The financial report is a comprehensive report of our 2023 financial performance. It includes the consolidated and separate parent company annual financial statements.

Operational report We provide detailed technical and operational information about our operations in this report.	Form 20-F This is an annual report filed with the United States Securities and Exchange Commission, in compliance with the listing requirements of the New York Stock Exchange.

Climate-related financial disclosures (TCFD report)
Harmony made a strategic decision to align its annual reporting with international best practice in terms of global climate reporting. We use this report to disclose our TCFD governance, risk management, strategy and metrics and targets.

Combined assurance
We use a combined assurance model for assurance from management and internal and external providers. PricewaterhouseCoopers Inc. (PwC) audited our consolidated annual financial statements and subsequently gave an unmodified opinion thereon. Ernst & Young Inc. has been appointed as the company’s external auditor for the 2024 financial year.

RSM South Africa Inc (previously Ngubane & Co) undertook an assurance engagement on selected elements of our ESG key performance indicators (KPIs), including scope 1 and 2 greenhouse gas (GHG) emissions.

The audit and risk committee provides assurance to the board and reports annually via an audit and risk committee report, in line with the combined assurance plan. The group’s internal audit function assesses financial, operating, compliance and risk management controls. The audit and risk committee oversees the assessment.

Icons used in this report

Strategic pillars
Responsible stewardship
Operational excellence
Cash certainty
Effective capital allocation

Capitals
Human capital
Financial capital
Manufactured capital
Intellectual capital
Natural capital
Social and relationship capital

Directors’ responsibility
for the 2023 integrated annual report
The Harmony board of directors has ultimate accountability for the integrity and accuracy of this integrated annual report. The board believes this report has been prepared in accordance with the Integrated Reporting Framework. Based on the recommendations of the audit and risk committee and the social and ethics committee, the board has reviewed the report and confirms it addresses the most material issues currently facing Harmony and presents a balanced, accurate and representative view of the company and its strategy, performance in the past financial year, and future ability to create and preserve value. The remuneration report was reviewed and approved by the remuneration committee.

The board approved this report on 25 October 2023.

Dr Patrice Motsepe Chairman	Peter Steenkamp Chief executive officer

Boipelo Lekubo Financial director	Dr Mavuso Msimang Lead independent non-executive director

John Wetton Chairperson: audit and risk committee	Karabo Nondumo Chairperson: social and ethics committee

Vishnu Pillay Chairperson: remuneration committee

WHO WE ARE

Harmony is a global, sustainable gold mining and exploration company with a growing copper footprint in our Tier 1 Wafi-Golpu Project as well as Eva Copper Project. We are also the largest producer of gold from the retreatment of old tailings dams, making us a major player in the circular economy of gold.

Headquartered in Randfontein, South Africa, Harmony has a primary listing on Johannesburg’s stock exchange, the JSE Limited (HAR) and an American depositary receipt programme listed on the New York Stock Exchange (HMY). Our shareholder base is geographically diverse and include some of the largest fund managers globally. The largest base is in the United States (42%), followed by South Africa (37%).

What we do

Exploration and acquisitions Exploring for and evaluating economically viable gold-bearing orebodies and/or value-accretive acquisitions in gold and copper.
Mining and processing
Establishing, developing and operating mines, reclamation sites and related processing infrastructure. Ore mined is milled and processed by our gold plants to produce gold doré bar.

Sales and financial management Generating revenue through the sale of gold produced and optimising efficiencies to maximise financial returns.
Stewardship and responsible mine closure
Empowering communities and employees throughout and beyond the life of our mines. Being responsible to our environment during operations. Restoring mining-impacted land for alternative economic use post-mining and approving mine closure commitments.

How we do it

Mining with purpose
Our purpose is to be a global, sustainable gold and copper producer, creating shared value for all stakeholders while leaving a lasting positive legacy through:
•Creating longevity, profitability and sustainability
•Committing to safe, ethical, social and ecologically responsible mining
•Positioning our business to contribute to a low-carbon future.

Our mission To create value by operating safely and sustainably, and to grow our margins.

Our values
No matter the circumstances, safety is our main priority		We are all accountable for delivering on our commitments	Achievement is core to our success
We are all connected as one team		We uphold honesty in all our business dealings and communicate openly with stakeholders

Delivering impact
At Harmony, we understand that our activities and the way we conduct our business affects the lives of the people we employ, the communities surrounding our mines and the environment. This impact has economic and social implications for our stakeholders and the countries where we operate.

In line with our purpose, we commit to ensuring that our overall contribution is positive and felt and that our positive legacy endures once mining stops.

70+ years’ gold mining experience in South Africa and almost two decades operating in Papua New Guinea	1.47Moz produced (2022: 1.49Moz) with 10.5% (154 550oz) being from reclamation activities	Market capitalisation of R49.0 billion (US$2.6 billion) at 30 June 2023 (2022: R32.0 billion (US$2.0 billion)	39.3Moz gold and gold equivalent Mineral Reserves (2022: 39.8Moz)

Our investment case

Our embedded sustainability practices will create lasting legacies and ensure a sustainable future for all stakeholders	Quality ounces and long reserve life through organic growth and value-accretive acquisitions	We are geared to the rand gold price, with rand costs and US dollar revenue	Significant copper exposure through two international projects	Gold mining specialists with strong technical and exploration capabilities	Flexible balance sheet with good cash generation enables our growth strategy

•Safety – a core value that always precedes production
•Focus – quality ounces and cost reduction aimed at lowering all-in sustaining costs
•Digitisation – driving further improvements in our safety journey
•Decarbonisation – greener energy mix, focusing on renewables
•Collaboration – partnership are key to enabling our communities and allow us to maximise impact.

•Meaningful value-enhancing improvement in South African recovered grade through acquisition and development
•Acquisition synergies and other investments have potential to reduce all-in sustaining costs
•Growing surface reclamation – safer, lower cost, energy efficient and higher margin operations.
		•Positioned to benefit from gold price and foreign exchange (operating free cash flow highly geared to current gold price environment).	•Transition to a low-cost gold-copper miner – Wafi-Golpu, a tier 1 copper-gold asset in Papua New Guinea as well as Eva Copper in Australia.
•Emerging-market specialist (South Africa and Papua New Guinea)
•Wealth of mining expertise – combined, senior executive management have decades of industry experience
•Proven track record – investing in, sustaining and prolonging operating lives of deep-level mines.

•Strengthened balance sheet supports future growth and capital returns
•Capital allocation towards high-grade underground assets and high-margin surface operations to deliver superior returns and improved cash flow generation
•Locking in high margin for future returns
•Positive shareholder returns through sustainable mining.

OUR OPERATIONS
With operations in South Africa and Papua New Guinea, Harmony is a profitable, sustainable gold producer creating shared value for all stakeholders and leaving a lasting positive legacy – delivering high-impact and low-carbon gold through embedding sustainability in everything we do. With an abundance of opportunities to deploy capital across the world, we carefully determine which projects will deliver optimal shareholder returns on the basis of where we operate, how we manage risk and what skills we can leverage.

We have actively pursued opportunities to extend the life of some of our larger and higher-grade assets, adding lower-risk, higher-margin ounces to our portfolio. This included re-engineering our portfolio between 2017 and 2023 through the Hidden Valley, Moab Khotsong, Mponeng and Eva Copper acquisitions and identifying substantial opportunities in our existing portfolio through exploration and brownfield projects.

Acquired in December 2022, Eva Copper strengthens our strategic exposure to copper, a critical mineral for the net zero transition, and the Tier 1 Queensland mining jurisdiction, which is poised to become a leading critical minerals province. The project positions Harmony as a positive contributor to a carbon-neutral future and augments our existing copper exposure afforded by the Wafi-Golpu Project in Papua New Guinea. Recognising our responsibility to ensure economic benefits accrue locally to the extent possible, we undertook significant outreach after the acquisition to understand the capacity and aspirations of local businesses and the long-term objectives of policymakers.

Major capital has been allocated to our high-margin surface retreatment facility at Mine Waste Solutions for the Kareerand tailings extension as well as the high-grade Zaaiplaats project at Moab Khotsong. These projects are in line with our strategy of optimal shareholder return through assets already in our portfolio. They extend the life of these operations and drive future shareholder value.

To demonstrate our commitment to good ESG practices and achieving a low-carbon future, we are accelerating the expansion and roll-out of numerous renewable energy projects.

Quality growth pipeline

Long-term value creation
Exploration
Regional Eva portfolio drilling
Target North - greenfield
Joel deepening - brownfield
Prefeasibility study
Kerimenge heap leach
Free State surface
Feasibility
Eva Copper
Savuka and Tau-Tona pillar
Mponeng extension
Permitting
Wafi-Golpu copper-gold
Execution
Moab Khotsong – Zaaiplaats extension
Doornkop 207/212 level
Mine Waste Solutions – Kareerand
Hidden Valley extension
Renewables
• Phase 1: 30MW complete
• Phase 2: 137MW to begin FY24

South African	Papua New Guinea	Australia
Location: Witwatersrand Basin and Kraaipan Greenstone Belt
Production: 1.33Moz (90.4%) (FY22: 1.37Moz (92.0%))
Total workforce: 43 175
Assets:
•Eight underground operations
•One open-pit mine
•Several surface source operations.

We have grouped our assets based on grade and life-of-mine (LoM) as per our equity strategy:
•High-grade underground operations: Moab Khotsong and Mponeng
•Underground optimised operations with a focus on free-cash generation: Tshepong North, Tshepong South, Doornkop, Joel, Target 1, Kusasalethu and Masimong.

Major capital allocation for our underground assets is determined by grade and returns.

Our high-margin surface assets comprise Mine Waste Solutions, Phoenix, Central Plant reclamation and dumps.

At 30 June 2023, our South African operations accounted for 65.6% of group Mineral Resources and 51.3% of group Mineral Reserves, both inclusive of gold and gold equivalent ounces.

Location: New Guinea Mobile Belt in Morobe
Production: 0.14Moz (9.6%) (FY22: 0.12Moz (8.0%))
Total workforce: 2 267
Assets:
•Hidden Valley (open-pit gold and silver mine)
•Wafi-Golpu Project (significant copper-gold portfolio)
•Multiple exploration areas.

At 30 June 2023, our Papua New Guinea operation accounted for 27.5% of group Mineral Resources and 48.7% of group Mineral Reserves, both inclusive of gold and gold equivalent ounces.

Location: Mt Isa Inlier, Queensland, Australia
Production: Project feasibility stage and exploration
Total Workforce: 104*

Assets:
•Eva Copper Project
•Rosby exploration tenements

Harmony announced the inaugural resource estimate for the Eva Copper Project, unveiling a significant resource of 1.5 million tonnes of copper and 431,000 ounces of gold. This accounts for 5.9% of group Mineral Resources. Since the acquisition of the project, Harmony has commenced an extensive drilling campaign and undertaken comprehensive studies to enhance the project's data profile. These initiatives are geared towards facilitating an informed update of the feasibility study, with anticipated release of results slated for FY24.

* Includes Australia head office.

WF	Workforce (includes permanent employees and contractors at 30 June 2023)	P	Production for FY23	LoM	LoM per FY24 plan
South Africa
Underground

	North West	West Rand[1]
	Moab Khotsong	Doornkop	Kusasalethu	Mponeng
WF	6 713	4 358	3 970	5 156
P	214 381oz 7.25g/t grade	135 451oz 4.69g/t grade	111 242oz 6.10g/t grade	239 490oz 8.43g/t grade
LoM	21 years[2] 9.5Moz Resources 3.7Moz Reserves	15 years 7.2Moz Resources 1.9Moz Reserves	3 years 3.5Moz Resources 0.4Moz Reserves	7 years 24.0Moz Resources 1.8Moz Reserves

Free State
	Tshepong North[3]	Tshepong South[3]	Target 1	Joel	Masimong
WF	3 706	3 386	2 001	2 062	2 064
P	107 834oz 4.22g/t grade	110 310oz 6.78g/t grade	40 992oz 3.49g/t grade	62 598oz 4.48g/t grade	63 047oz 4.17g/t grade
LoM	7 years 9.8Moz Resources 0.6Moz Reserves	7 years 14.5Moz Resources 0.9Moz Reserves	6 years 3.5Moz Resources 0.5Moz Reserves	7 years 1.9Moz Resources 0.5Moz Reserves	2 years 0.9Moz Resources 0.2Moz Reserves
1 Border between Gauteng and North West.
2 Includes Zaaiplaats.
3 From FY23, Tshepong Operations are reported on separately as Tshepong North and Tshepong South.

Surface

	Surface	Waste rock dumps
	Kalgold	Free State	North West	West Rand
WF	725	841*	759*	808*
P	37 778oz 0.85g/t grade	29 257oz 0.44g/t grade	5 176oz 0.36g/t grade	15 111oz 0.33g/t grade
LoM	9 years 1.8Moz Resources 0.4Moz Reserves	±1 year 0.25Moz Resources	±1 year 0.04Moz Resources	±1 year 0.003Moz Resources

Tailings

	North West	Free State		West Rand
	Mine Waste Solutions (MWS)	Phoenix	Central Plant Reclamation (CPR)	Savuka
WF	2 185	350	265	203
P	90 150oz 0.122g/t grade	26 782oz 0.134g/t grade	18 552oz 0.145g/t grade	19 066oz 0.153g/t grade
LoM	16 years 2.5Moz Resources 2.1Moz Reserves	5 years 0.4Moz Resources 0.3Moz Reserves	12 years 0.4Moz Resources 0.4Moz Reserves	13 years 0.4Moz Resources 0.2Moz Reserves
* Some of this material is treated along with reef, while some is treated at dedicated waste rock treatment plants. The numbers for the Free State, North West and West Rand facilities above exclude MWS, Phoenix, CPR and Kalgold.

Papua New Guinea

	Surface	Project
	Hidden Valley	Wafi-Golpu Project
WF	2 189	61
P	140 498oz 1.14g/t grade
LoM	5 years 2.9Moz Resources 1.3Moz Reserves	27 years 39.4Moz Resources 17.9Moz Reserves

Australia

Project
Eva Copper
WF	70
LoM	18 years 8.1Moz Resources

OUR BUSINESS **MODEL**

Designed to help us manage our capitals and deliver on our strategy, our business model enables us to reduce our negative impacts, sustain or create positive impacts, mitigate risks and leverage opportunities. This ensures we can meaningfully engage with our stakeholders to further entrench sustainability and value creation in our business.

Inputs

Human capital

Workforce skills, knowledge, know-how and experience

- Continued embedding our proactive safety culture (Thibakotsi journey) overseen by leadership and guided by our roadmap
- Permanent and contract employees: 45 546 (FY22: 47 345)
- Wages and salaries spend: R17.5 billion (US$1 billion) (FY22: R17.0 billion (US$1 billion))
- Skills development and training investment: R817 million (US$46.0 million) (FY22: R661 million (US$43.0 million))
- Transformation to create a more diverse and representative workforce, focused on recruiting from local communities:
  - South Africa: 83.0%
  - Papua New Guinea: 97.5%.

Financial capital

Includes funds from investors, financing or internally generated

- Total equity: R34.9 billion (US$2 billion) (FY22: R30.1 billion (US$2 billion))
- Cash generated by operating activities: R9.9 billion (US$560 million) (FY22: R6.9 billion (US$456 million))
- Net debt: R2.8 billion (US$150 million) (FY22: R757 million (US$47.0 million)), including sustainability-linked facilities
- Production costs: R34.9 billion (US$2 billion) (FY22: R33.1 billion (US$2 billion)).

Manufactured capital

Physical infrastructure or technology we use

- Operational and associated infrastructure, equipment and technology
- Maintaining and monitoring ageing infrastructure through modernisation and digitisation
- South Africa:
  - Underground optimised assets: seven
  - Surface high-margin assets: four, as well as waste rock dumps
  - Underground high-grade assets: two
- International:
  - Papua New Guinea: one
- Solar PV plants: Five completed with R1.7 billion committed for phase 2
- Capital expenditure: R7.6 billion (US$428 million) (FY22: R6.2 billion (US$407 million))
- Exploration spend: R506 million (US$28 million) (FY22: R214 million (US$14 million)).

Intellectual capital

Intangibles associated with our brand and reputation, organisational systems and related procedures

- Intellectual capital intangibles associated with our brand and reputation, organisational systems and related procedures
- Organisational expertise as global leader in deep-level gold mining and surface reclamation
- Governance and corporate responsibilities
- Mining rights and leases for each operation
- Modernisation and business improvement programme, including informations services and digital transformation
- Unique systems and processes, including our electronic health management system.

Natural capital

Natural resources, such as our orebodies, water and energy, used to operate our business

- Mineral Reserves: 39.34Moz gold and gold equivalents (FY22: 39.80Moz)
- Land under management: 88 157ha (FY22: 92 255ha)
- Ore milled: 52.14Mt (FY22: 53.80Mt)
- Resources consumed:
  - Water for primary activities: 29 349 686m3 (FY22: 33 417 000m3)
  - Electricity: 4 111 000MWh (FY22: 4 254 000MWh)
- Projects in Papua New Guinea and Australia.

Social and relationship capital

Relationships with all stakeholders

- Effective stakeholder engagement
- Values and code of ethics guiding engagement
- CSI project investment: R27 million (US$1.5 million) (FY22: R18 million (US$1.2 million))
- Mine community development investment:
  - South Africa: R164 million (US$9 million) (FY22: R122 million (US$8 million))
  - Papua New Guinea: R9 million (US$0.5 million) (FY22: R7 million (US$0.5 million))
- Preferential/local procurement spend:
  - South Africa (discretionary): R14.0 billion (US$788 million) (FY22: R11.2 billion (US$736 million))
  - Papua New Guinea: R2.1 billion (US$117 million) (FY22: R2.3 billion (US$153 million))
  - Taxes and royalties paid: R1 062 million (US$60 million) (FY22: R578 million (US$38 million)).

How our business converts value

Delivering on our strategy
To produce safe, profitable ounces and improve margins through responsible stewardship and value-accretive acquisitions. We have split our operations into four business areas to ensure sustained value creation.

Through our business activities
Mining gold from mature deep-level and surface operations; processing ore; and selling the product to the market for further refinement. We also deliver on capital projects.

Harmony's diversified portfolio creates value through:

- Exploration and acquisitions
- Mining and processing
- Sales and financial management
- Stewardship and responsible mine closure

About Harmony

Using our competitive advantage
We are a world leader in surface and deep-level mature asset mining, with a growing copper footprint. We are uniquely skilled, with extensive institutional knowledge, in prolonging the operating lives of mining assets. We understand mutually beneficial stakeholder engagement, enabling us to thrive in emerging markets.

Maintaining our social licence to operate
We prioritise stakeholder engagement and create shared value, leaving a lasting positive legacy and going beyond compliance.

Our future commitment
We have operated for over 70 years and intend to operate for another seven decades by organically growing our Mineral Reserve base and pursuing value-accretive acquisitions.

Factors impacting our value creation
What we can manage:

- Safety
- Grade and volume mined
- Costs, efficiencies and productivity
- Stakeholder relations.

What is beyond our control:

- Gold price and global market
- Exchange rate volatility
- Regulatory policy and political uncertainty.

Outputs

Our primary product is the gold we produce and sell to the market.

Our services include processing and sales.

Gold produced
1.47Moz
(FY22: 1.49Moz)

Our activities result in by-products and waste, linked to our production volumes, that we aim to reduce and mitigate:

Total CO_2 emissions
5 455 621t
(FY22: 5 813 436t)

Total tonnes milled
52.14Mt
(FY22: 53.80Mt)

Hazardous waste to landfill
1 501t
(FY22: 803t)

Outcomes

Human capital

- Tragically, six lives lost at our South African operations (FY22: 13)
- LTIFR improved to 5.49 (FY22: 5.65) per million hours worked
- Another year of no strikes indicates a strong and mature relationship with unions
- Three-year wage agreements are valid until 30 June 2024
- Employees trained: 42 744 (94% of the workforce) (FY22: 43 337; 92%)
- Tertiary bursaries: 108 (FY22: 126)
- Transformed workforce in South Africa, with 68.0% of management from designated groups in South Africa (FY22: 56.0%) and 6 789 female employees (FY22: 6 668).

Financial capital

- Revenue generated: R49.3 billion (US$3 billion) (FY22: R42.6 billion (US$3 billion))
- Headline earnings: R4.9 billion (US$277 million) (FY22: R3.1 billion (US$199 million))
- Share price: up by 52.5%, increasing market capitalisation to R49.0 billion (US$3 billion)
- Production profit: R14.0 billion (US$787 million) (FY22: R9.5 billion (US$628 million))
- Eva Copper acquisition contributes to our growing copper footprint and diversifying our portfolio.

Manufactured capital

- Upgraded operational infrastructure (distribution, access and Wi-Fi networks)
- Zaaiplaats and Kareerand extension projects underway
- Target 1 optimisation project underway
- Phase 2 (137MW) solar PV plant to be constructed in FY24
- Largest tailing reclamation company in the world, contributing to our circular economy through low-cost, high-margin assets.

Intellectual capital

- Wafi-Golpu project permitting in progress and the Framework MoU signed
- Continued Harmony's digital transformation journey to become a change enabler, and embedded the information services operating model across the business
- Continued on our Thibakotsi journey to zero harm and the elimination of loss of life incidents seen in our improved safety performance.

Natural capital

- Rehabilitation and environmental stewardship: spent R462 million (US$26 million) on rehabilitating 72.17ha (FY22: R328 million (US$22 million)#; 31.8ha)
- 30MW solar energy farm, delivering green electrons to our shafts and reducing dependency on and use of fossil fuel generated electricity
- Reduction of 295GWh electricity at an investment of R394 million with cumulative savings of R1.7 billion and 1.8Mt of CO_2 (FY22: 1.3TWh electricity; R181 million; R1.3 billion; 1.5Mt of CO_2).

Restated as discounted data was provided in the 2022 ESG report

Social and relationship capital

- Tripartite stakeholder engagement approach adopted and Harmony Gold Tripartite established
- Maintained our social licence to operate
- Over 58 000 people benefited from our CSI projects, including women and youth
- Total economic value distributed: R37.6 billion (US$2.1 billion) (FY22: R34.8 billion (US$2.2 billion))
- Job creation, training, skills development and economic empowerment in our host communities
- 63 women and youth-owned companies were approved to participate in our entrepreneur incubation programme.

Unchanged | Positive increase | Positive decrease | Negative increase | Negative decrease

SDG key deliverables

- Investing in our people and their families, communities, businesses and municipalities
- Contributing to our people's safety and health
- Respecting and creating diversity, inclusion, empowerment and equality
- Investing in training, education, skills and development
- Building partnerships and relationships in the organisation.

- Contributing to our host countries' GDP
- Support local economic development
- Creating value for our shareholders
- Building longevity for our operations.

- Convert liabilities into assets
- Optimum land use
- Integrate renewable and water treatment into local infrastructure
- Invest in infrastructure through local economic development.

- Pollution prevention
- Efficient resource consumption
- Environmental footprint reduction
- Reduce dependency on natural resources
- Collaborate with peers, suppliers and communities.

- Create alternative economies
- Sustainable livelihoods
- Healthy relationships and partnerships with communities
- Support upliftment and wellbeing.

Our trade-off considerations and disciplined capital/resource allocation
Our business strategy aims to efficiently convert our natural capital into value across the other five capitals. Creating and optimising that value inevitably requires resource allocation and trade-offs in how and when resources are allocated. The result is an overall creation, transformation or erosion of value across the various capitals.

Achieving zero harm	Derisking our business and bolstering our position as a gold-copper specialist with a growing international footprint	Decarbonising Harmony while continuing to create shared value for all our stakeholders	Purposefully allocating capital to organic growth and value-accretive acquisitions while considering sustainability
Mining is an inherently dangerous industry. However, safety is our top priority and we believe zero harm is possible. We understand that any loss of life is an unacceptable trade-off, which is why we need to increase our efforts to achieve our goal of zero harm.

To do this proactively, we have embarked on a journey of safety and digital transformation that includes updating infrastructure, installing new systems and implementing processes that offer data-driven insights through lead indicators. We are also changing behaviour in a complex and high-risk mining environment through an integrated approach to shared responsibility, ensuring our people return home safely every day.

A global profile split between gold and copper, underground and surface mining, and our world-class projects will continue to derisk the portfolio, improve margins and drive an increase in profitability.

As part of this process, we made the decision to acquire Eva Copper. While this offers diversification, it requires capital allocation that includes financial, human, social and relationship, and intellectual capital.
Guided by our decarbonisation journey, our transition pathway includes energy efficiency, portfolio re-engineering, improving our electricity mix, and adapting and decarbonising our transportation and value chain.

While this requires significant investments in the short term, we believe that the longer-term goals remain paramount.
Harmony is allocating significant capital towards quality ounces as we continue transitioning to a higher-margin, lower-risk gold producer with a meaningful copper footprint.

This capital allocation process also balances sustainability and how we improve our ESG credentials.

Resources allocated

Outcomes and net impact on the capitals
•Despite our continued efforts, six lives were lost – an unacceptable outcome for us.
•Shifted from a reactive to proactive safety culture through our humanistic Thibakotsi programme
• 2 155 281 hours of human capital invested in safety, skills development and training.
•Adopted safety and zero harm industry benchmarks
•Continued to improve access to real-time data through modernisation and digitisation strategy, enabling proactive decision making to mitigate risks
•Ensured fewer unplanned stoppages by maintaining infrastructure.
•R817 million (US$46.0 million) invested in training and development
•R1.8 billion (US$101.4 million) invested in mining infrastructure maintenance.
•Formed the tripartite culture transformation task team
•Continued to drive zero harm through initiatives implemented as part of mandate of the tripartite alliance.

•Acquisition of Eva Copper and the associated underlying natural resources.
•R 2 996 million (US$170.0 million) spent on Eva Copper acquisition.
•Started the recruitment process for each stage of the Eva Copper Project.
•Started the review of the feasibility study for Eva Copper.
•Engagements with key stakeholders around the Eva Copper Project acquisition, project planning and execution to ensure stakeholders are on board and aligned.

•Commissioned the first phase of our solar power programme supplying 30MW of solar power.
•R10 million (US$0.6 million) spent on our solar PV investments.
•Aligned net zero emissions targets with SBTi
•Sustainability-linked and green loans aligned to three environmental KPIs that are available till May 2026 and November 2028 respectively.
•Implemented more than 240 energy-saving initiatives, yielding a cumulative cost-saving of R1.7 billion (US$114.0 million) since 2016.
•Improved credibility with stakeholders by starting to deliver on decarbonisation goals.

•R2.1 billion (US$ 118 million) invested in organic growth projects
•108.0% increase in group operating free cash flow to R6 031 million (US$339.0 million) from R2 905 million (US$191.0 million)
•Final dividend of 75 SA cents (4.03 US cents) per share declared.
•Taking our key projects up the value curve
•Invested in organic growth with Zaaiplaats and Kareerand extension projects, and Target 1 optimisation project underway.
•Split our operations into four business areas, creating Harmony’s equity story in four parts.

Strategic pillars

OUR LEADERSHIP

COMMITTEE
●	Audit and risk
●	Social and ethics
●	Remuneration
●	Nomination
●	Investment
●	Technical
z

Board of directors

Board leadership

Non-executive
chairman
Dr Patrice Motsepe (61)
BA, LLB, Doctor of Commerce (Honoris Causa), Doctor or Management and Commerce (Honoris Causa)
Appointed non-independent non-executive chairman on 23 September 2003
Member: ●
Independent non-executive deputy chairperson Karabo Nondumo (45) BAcc, HDip (ACC), CA(SA) Appointed 3 May 2013 Chairperson: ● Member: ●●●	Lead independent non-executive director Dr Mavuso Msimang (82) MBA (Project Management), BSc Appointed 26 March 2011 Chairperson: ● Member: ●

Executive directors

Chief executive officer Peter Steenkamp (63) BEng (Mining), Mine Manager’s Certificates Metal Mines, Fiery Mines, CPIR, MDP, BLDP) Appointed chief executive officer on 1 January 2016	Financial director Boipelo Lekubo (40) BCom (Hons), CA(SA) Joined Harmony in June 2017 and appointed financial director on 3 March 2020
Executive director: stakeholder relations and corporate affairs
Dr Mashego Mashego (59)
BA (Education), BA (Hons) (Human Resources Management), Joint Management Development Programme, Global Executive Development Programme
Joined Harmony in 2005 and appointed executive director on 24 February 2010

Independent non-executive directors

Bongani Nqwababa (57) BAcc (Hons), FCA, MBA Appointed 18 May 2022 Chairperson: ● Member: ●●	Vishnu Pillay (66) BSc (Hons), MSc Appointed 8 May 2013 Chairperson: ● Member: ●●●	Martin Prinsloo (54) CA(SA) Appointed 18 May 2022 Member: ●●●	Given Sibiya (55) BCom, BAcc, CA(SA) Appointed 13 May 2019 Member: ●●

Peter Turner (67) NHD Mechanical Engineering Appointed 19 February 2021 Chairperson: ● Member: ●	John Wetton (74) CA(SA), FCA Appointed 1 July 2011 Chairperson: ● Member: ●●●

Executive management
Harmony’s executive management team comprises the chief executive officer, financial director and an executive director. Together with five senior group executives, they serve as the group executive committee. This committee is supported by three corporate executives, who make up the group chief executive’s office and report to either the chief executive officer or financial director.

There are also regional executive committees for South Africa and South-east Asia (Papua New Guinea and Australia).

SENIOR GROUP EXECUTIVES

Group chief operating officer, operations Beyers Nel (46) BEng (Mining Engineering), MBA, Pr Eng, Mine Manager’s Certificate of Competency	Group chief operating officer, business development and growth Johannes van Heerden (50) BCompt (Hons), CA(SA)

Enterprise risk and investor relations
Marian van der Walt (50)
MBA (Oxford) (cum lLaude), BCom (Law), LLB, Higher Diploma in Tax, Diplomas in Corporate Governance and Insolvency Law, Certificate in Business Leadership and Investor Relations (UK)
Sustainable development Melanie Naidoo-Vermaak (49) BSc (Hons), MSc (Sustainable Development), MBA

Human capital Anton Buthelezi (58) National Diploma (Human Resources Management), Btech (Labour Relations) Management, Advanced Dip. in Labour Law, Cert. in Business Leadership

CORPORATE EXECUTIVES: REPORTING TO THE GROUP CHIEF EXECUTIVE’S OFFICE

Chief audit executive Besky Maluleka-Ngunjiri (47) BCompt (Hons), CTA, CIA, CCSA	Chief financial officer: treasury Herman Perry (51) BCom (Hons), CA(SA)

GROUP COMPANY SECRETARY

Shela Mohatla (38) MBA, FCG (CGISA), BAdmin IR, PGDip Corporate Law, PMD

CHAIRMAN’S REVIEW

“Harmony continued to make significant progress towards transforming into a globally competitive gold-copper producer whilst delivering safe, profitable ounces and adhering to its sustainability commitments and good governance.”

Dear shareholders and stakeholders

Creating value for our shareholders and stakeholders
Harmony retained its position as South Africa's largest gold mining company by volume despite a challenging operating environment. Global supply chain disruptions and sharp input cost increases were exacerbated by the effects of the Russia-Ukraine conflict. In South Africa, the energy and water crises, accompanied by local community expectations and activism, continued amid rising inflation. Interest rates rose sharply as central banks moved decisively to curb inflation.

Against this backdrop, the gold price neared all-time highs at R1 249 714/kg (US$2 011/oz). The combination of high gold prices and strong operational performances resulted in solid financial results for Harmony.

I am pleased to report that Harmony met its production guidance of 1.4Moz – 1.5Moz. This was achieved through allocating growth capital to high-margin and long life assets, allowing Harmony to beat its underground recovered grade guidance of 5.6g/t, and contain costs below R900 000/kg, resulting in total production of 1.47Moz.

Harmony’s management took an important step in derisking the business and bolstering its position as a gold-copper miner, with a growing international footprint through the successful acquisition of the Eva Copper Project in the mining district of Queensland, Australia.

Copper is one of the critical minerals for the global transition to a clean energy future. The large, near-term, low-cost, and long-life Eva Copper Project complements our tier 1 Wafi-Golpu copper-gold project in Papua New Guinea.

Safety is at the heart of Harmony’s culture
Zero harm remains Harmony’s top priority. Safety, preventing illness and nurturing mental wellbeing are essential for the long-term success, sustainability and competitiveness of the company.

Although we have advanced in embedding a proactive culture of safety and care in everyday behaviour at work and encouraging employees to embody these values in their personal lives; regrettably, we lost six employees in mine-related incidents during the financial year. Our heartfelt condolences to their families, colleagues and people affected by these tragedies.

A dedicated team is driving business improvement initiatives across the group through research into technologies and processes that will improve safety and production.

Harmony has developed an integrated digital platform to support its safety strategy and improvement plan. This platform facilitates the flow of information to and from workplaces. It incorporates production planning, booking and reporting, supporting audit and inspection services, continuous risk assessment, critical control monitoring and reporting, action management and measurement of key processing indicators against required performance.

Demonstrating responsible stewardship through embedded sustainability practices
Harmony is demonstrating responsible stewardship by embedding sustainability practices in our core processes through:
•A proactive culture to achieve zero harm
•Integrated risk management
•Mitigating electricity costs through energy efficiencies
•Driving decarbonisation through a renewable energy programme and a green energy mix.
•Growing our investment in copper (now over 20% of Harmony’s Mineral Resources)
•Supporting the circular economy through tailings retreatment and water recycling (inextricably linked to Harmony’s social compact)
•Sharing value with all stakeholders.

Commitment to action on climate change
In addressing climate change, Harmony is decarbonising through energy efficiencies, a renewable energy programme and a green energy mix to achieve net zero emissions by 2045. The group is committed to a 63% reduction in absolute scope 1 and 2 greenhouse gas emissions by FY36 from a FY21 base. This target has been approved by the Science Based Targets Initiative.

Phase 1 of the renewable energy programme (30MW of solar power) was commissioned during FY23 and the build of the second phase (137MW) will commence in December 2023, funded from the R1.5 billion green loan.

Electricity accounts for approximately 18% of Harmony’s operating costs. To reduce the impact of escalating tariffs and drive decarbonisation, we have implemented more than 240 energy-saving initiatives. These initiatives have yielded a cumulative cost-saving of more than R1.7 billion (US$114 million) since 2016, and a reduction of more than 1.8 million tonnes of CO2 equivalent emissions.

In recognition of this and other sustainability initiatives, Harmony has been included in the FTSE Russell's FTSE4Good/Gold Index Series for the sixth consecutive year. The index measures the performance of companies demonstrating strong ESG practices and evaluates a variety of ESG criteria, including performance in corporate governance, health and safety, anti-corruption and climate change. Harmony earned a 95th percentile rank in the FTSE Russell industry classification benchmark super-sector, exceeding the mining industry and sub-sector average scores in all ESG pillars.

Harmony is also included in the Bloomberg Gender-Equality Index for the fifth consecutive year. This modified market capitalisation-weighted index, tracks the performance of public companies committed to transparency in gender data reporting across 70 metrics.

Delivering on our social compact by sharing value created by our mining operations
Through effective capital allocation, the board and management determines the most effective and efficient way to deploy our financial and other resources to the various projects and investments. As a result, we are able to deliver continued positive shareholder returns and create long-term financial and social value for our stakeholders.

Harmony contributes to the resilience and prosperity of our employees and host communities by sharing the value we create through our mining operations with them. We invest in meaningful socio-economic development projects that improves their living conditions and standards of living. The company goes beyond compliance to deliver shared value to employees, suppliers, host communities and government.

As a partner of choice, Harmony’s impact is based on building relationships of trust and collaboration with our stakeholders. We contribute meaningfully to the upliftment of our host communities by creating employment, promoting diversity and inclusion, maintaining sound labour relations and facilitating high-quality education.

We are committed to supporting governments’ socio-economic development endeavours through initiatives that empower people, particularly youth and women, to become self-sufficient with the necessary physical and social infrastructure.

In FY23 Harmony paid R1.0 billion (US$56.6 million) in taxes and royalties to the South African government, R128 million (US$7.2 million) to the State of Papua New Guinea, R17.5 billion (US$986.0 million) in salaries, and spent R16.1 billion (US$905.3 million) on local and preferential procurement.

Good governance
Guided by the King IV principles, our board and management apply the highest standards of corporate governance and global good practices.

We bid farewell to two of Harmony’s long-serving board members, Mr Andre Wilkens and Mr Joaquim Chissano, who retired at the 2022 annual general meeting. Our gratitude to both Mr Wilkens and Mr Chissano for their contributions to the Harmony board over the years.

Our board has a diversity of skills and expertise and the directors make significant contributions to the competitiveness and growth of Harmony.

Conclusion
Our CEO, Peter Steenkamp, and I met with the prime minister of Papua New Guinea, James Marape, in July 2023 to continue discussions on permitting the Wafi-Golpu Project. We are grateful to the prime minister and the government of Papua New Guinea for their ongoing support and for signing the Wafi-Golpu Framework Memorandum of Understanding in April of this year.

Harmony is committed to proceeding with this project, subject to finalisation of the permitting process and approvals by the Harmony and Newmont boards.

I am grateful for the board’s counsel and advise during the financial year under review.

I am also grateful to Harmony’s CEO, the executives, managers and employees for their hard work and contributions to making Harmony a globally competitive gold-copper producer.

Dr Patrice Motsepe
Chairman

25 October 2023

CHIEF EXECUTIVE OFFICER’S REVIEW

Improve safety performance	Total gold produced	Underground recovered grade	AISC[2]
•Group LTIFR[1] at 5.49 from 5.65 in FY22	•45 651kg •1 467 715/oz Met upper end of guidance	•+ 8% to 5.78g/t •Exceeded guidance of 5.45 – 5.65g/t	•R889 766kg •US$1 558/oz Within guidance

Growth capital spent	Operating free cash flow	Strong balance sheet	Final dividend
•R2 billion allocated towards high-margin growth projects	•>100% to R6.0 billion •13% OFCF[3] margin	•Net debt/EBITDA[4] 0.2X	•75 SA cents •~4 US cents[5]
1 LTIFR lost time injury frequency rate.
2 AISC all-in sustaining cost.
3 OFCF: operating free cash flow.
4 EBITDA: earnings before interest, taxes, depreciation and amortisation.
5 Illustrative equivalent based on the closing exchange rate of R18.83/US$1 as at 25 August 2023.

Harmony truly demonstrated resilience and dedication to mining with purpose this year despite a challenging operating landscape – building incredible momentum and successfully delivering on our strategy.

This financial year was a landmark year for Harmony. We achieved what we promised – improving our safety performance, delivering against all guidance metrics, expanding into near-term copper and investing in our organic growth. Overall, Harmony achieved an excellent operational and financial performance.

Our commitment to operational excellence ensured that we achieved an improved safety performance and an outstanding full-year operational performance with strong cash flows. The group’s LTIFR remained below six per million hours worked for the second consecutive year, a major achievement for us as a business.

Our operational performance was boosted by high recovered grades at our South African underground mines with good momentum across the portfolio. This, coupled with a 14.9% increase in average gold price, resulted in a 14.1% increase in gold revenue and 60.3% increase in headline earnings per share. On the back of our strong performance and solid free cash flows, we are pleased to declare a full-year dividend for this reporting period.

The excellent performance this year was mostly driven and supported by our dedicated management teams, disciplined mining and operational flexibility. We are consistently meeting production, cost and grade guidance. We have maintained a stable and predictable cost base in a high inflationary environment as result of the strong grades and good cost controls. We have a well-sequenced capital profile to ensure we can execute each project affordably, which will ultimately lead to higher quality ounces and improved margins.

Our existing portfolio and pipeline of projects present substantial opportunities to convert our Resources into quality Reserves. These projects will ensure our long-term sustainability and profitability. We are allocating growth capital towards high-margin, long-life operating assets, adding higher-quality ounces and improving our margins while lowering our overall risk profile. We are also growing internationally by investing in copper – a key future-facing metal in the transition to a low-carbon economy. In addition our projects currently in execution, our two key international projects, namely Eva Copper in Queensland, Australia and the Tier 1 Wafi-Golpu copper-gold project in Papua New Guinea, will transform Harmony into a global gold-copper producer once operational.

Using our strong technical skills and extensive institutional knowledge (built up during our 73 years in operation), we continue to create long-term value by extending the operating lives of our mining assets and taking our comprehensive growth pipeline up the value curve. .

With 39.3Moz Mineral Reserves (31.0% copper) and over 137.8Moz in Mineral Resources, Harmony offers an attractive investment case. As South Africa’s largest gold producer by volume, we offer geared exposure to gold and early entry into two prospective copper projects which will transform Harmony into a low-cost global gold-copper producer in the long term.

Key to Harmony’s success this year has been transforming the business into a higher-quality gold and copper producer by carefully considering the capital we allocated across our four business areas.

Through well-considered capital allocation decisions, we will achieve our growth objectives and ensure each mine or project positively contributes to our overall success. These decisions are guided and informed by our four interlinked strategic pillars – we cannot deliver sustained value creation without:

    Demonstrating true sustainability (responsible stewardship)
    Delivering on our operational plans (operational excellence)
    Consistently delivering positive operating free cash flow (cash certainty)
    Continually improving the quality of our portfolio (effective capital allocation)

Responsible stewardship
At Harmony, we believe in actions over words. True sustainability is embedded in all our decisions that are informed by our sustainable development framework, which balances environmental, social and governance matters. Taking care of the Harmony family requires a holistic approach to safety and health. Our people’s safety is paramount, so too is the health and wellbeing of each of our employees and our host communities. Protecting and preserving the natural ecosystems surrounding our operations and the environment ensures we leave a lasting positive legacy wherever we operate. Harmony’s leadership team and strong governance structures support every effort we make to ensure every Harmonite is a responsible steward of the environment and society at large.

This financial year marks seven years since we embarked on our safety transformation journey to embed a proactive safety culture. We have seen a marked improvement in our overall safety performance through continuous risk management, regular visible felt leadership engagements and other safety awareness initiatives across our operations. We also continue to equip our teams with ongoing leadership development and training.

Group LTIFR per million hours worked improved to 5.49, which has remained below 6 for two consecutive financial years, a first in our 73-year history. This is a significant achievement for deep-level mining in South Africa and affirms our commitment to improving safety. Our South African surface operations celebrated 3.6 million loss-of-life-free shifts and our Hidden Valley operation in Papua New Guinea had no loss of life for the sixth consecutive year.

Safety will always take precedence over production, so despite these achievements and Harmony’s continued efforts, we are deeply saddened by the loss of our six colleagues. This is an unacceptable outcome for us, as one life lost is one too many. We extend our sincerest and heartfelt condolences to the families, friends and colleagues of the Harmonites who lost their lives.

In memorlam
•Juliao Antonio Macamo •Ernesto Euseblo Macuacua •Bongile Mcuntula •Luyanda Nkwane •Tshimane Matabane •Matli Bernard Nyama	Moab Khotsong, stope team Tshepong North, equipping team leader Kusasalethu, driller Tshepong North, underground assistant Kusasalethu, stope team member Kusasalethu, stope shift team leader

We lost three of our colleagues after year-end. Luvuyo Sangeni, a development team member (Kusasalethu), Amahle Nodangala, rock drill operator (Kusasalethu), Mlandelwa Zide, a scrapper winch operator (Tshepong North).

I firmly believe that zero loss of life is possible. Having all of our stakeholders involved in every aspect of safety at Harmony demonstrates a unified commitment to prevent accidents through our ongoing humanistic transformation safety journey.

We remain diligently focused on embedding risk management to create a more engaged and proactive safety culture.

Harmony’s decarbonisation strategy is guiding our operations to net zero GHG emissions by 2045 with a transition pathway. The pathway includes energy efficiency, portfolio re-engineering, improving our electricity mix, adaptation and decarbonising our transportation and value chain.

We are committed to achieving net zero carbon emissions and reducing pressure on the South African grid through alternative energy sources and energy efficiency programmes. We took another big step to achieving this goal this year when we completed Phase 1 of our renewable energy programme, with Phase 2 to commence in FY24. We have also implemented over 200 energy efficiency initiatives at our operations to date. Additionally, our emission reduction targets have been approved by the SBTi.

I am pleased with our progress and how Harmony is effectively navigating the challenges and opportunities presented by the global shift to a low-carbon economy by decarbonising.

Delivering on our social compact is inextricably linked to how we are supporting the circular economy as a business. Harmony is the largest producer of gold from the retreatment of old tailings dams, making us a major player in the circular economy.
We have a transformed board and executive team, which demonstrates the diversity of our management teams and the wealth of technical capabilities.

We understand that our activities and what we do to mitigate and manage our environmental impact have potential shared benefits for our host countries and communities. We are intentional in creating shared value opportunities, which makes Harmony a partner of choice. Harmony’s waste management, such as our TSF projects, and water stewardship initiatives integrate environmental stewardship and socio-economic development imperatives in support of the circular economy.

We contribute to the resilience and prosperity of our host communities by sharing the benefits that our operations and activities create. In FY23, we invested R27 million (US$1.5 million) (FY22: R18 million (US$1.2 million)) in CSI projects with positive impacts on the lives of over 58 000 people in our host communities.

Our responsible ESG practices continue to inform our strategic direction and decision making. As guided by Harmony’s sustainable development framework, we are successfully progressing in the delivery of our ESG commitments.

We received positive external recognition for our efforts in sustainability – a reflection of our dedication and commitment to keeping our promises. We were included in the FTSE4Good Index for the sixth consecutive year, placing us in the 95th percentile. Our inclusion in the Bloomberg Gender-Equality Index for the fifth consecutive year is testimony to how we foster gender diversity and inclusivity. We have also received a score of ‘A’ from the CDP for our best practice water management strategy.

Operational excellence
Over the past few years, our disciplined mining and management teams have been key in implementing business improvement initiatives, managing costs and creating operational flexibility. This is demonstrated in our operational resilience, and our ability to consistently deliver on our operational plans while prioritising safety throughout Harmony.

A safe mine is a profitable mine and constantly striving to make further safety and productivity improvements. We are driving this through our S300 programme, which aims to achieve an average safe blasting of 300m2 per crew per month. This, along with our Thibakosti programme, will improve our safety performance and significantly enhance margins through various productivity and cost-saving initiatives.

Digitisation, data analysis and modernisation of mining all drive efficiency. Real-time monitoring of over 9 million golden controls and 135 million data points enables better informed decision making that supports our shift from a reactive to a proactive safety culture. It also provides insight into business improvement initiatives needed to not only ensure safety, but also improve productivity and efficiency.

Through successful project execution and improved operational flexibility, we met our production, cost and grade guidance as we continue to manage those factors that are within our control. As a result, we achieved a solid operational performance, despite operational headwinds, such as load curtailment.

We remain committed to maintaining operational excellence, ensuring all of our operations deliver to plan.

Cash certainty
Consistently delivering positive operating free cash flows enables Harmony to execute our growth objectives – investing in organic growth and value-accretive acquisitions – while delivering positive shareholder returns.

Investing in higher quality ounces will reduce our all in sustaining costs improve margins and ensure consistent positive operating free cash flows. Our responsible hedge strategy is aimed at locking in margins, ensuring we are well positioned to take our projects up the value curve while protecting against any adverse movements in the rand gold price.

To ensure we deliver superior returns and improve cash flow, we are investing in our high-grade underground assets, our low-risk high margin surface operations and our international copper-gold projects. Major capital allocation is prioritised in terms our capital allocation framework to ensure we mine safely and profitably.

While we are supported by a strong gold price, our stringent cost controls ensured that overall costs increases were aligned with what we had planned. Labour and electricity form the largest component of our cost base. Therefore, with planning foresight, our cost increases are predictable and controlled. On a per-unit basis, cash operating costs increased by 4.9% to R735 634/kg (US$1 288/oz) from R701 024/kg (US$1 434/oz) in FY22.

Key factors impacting our cash operating costs year on year include salary increases, electricity and water costs due to tariff increases, consumables due to the increased cyanide prices, and diesel usage at Hidden Valley. The closure of Bambanani at the end of FY22 reduced costs by R1 157 million (US$76.1 million) year on year.

Maintaining a robust and flexible balance sheet with strong liquidity is prudent as we expand internationally. With the acquisition of Eva Copper, net debt/EBITDA increased to 0.6 times. This was reduced to 0.2 times by the end of the financial year due to strong cash generation and repayment of debt.

Capital allocation
Since we embarked on our growth strategy in 2016, we have lowered the overall risk profile of our assets, improved the quality of our ounces and improved margins. Through effective capital allocation, we are continuously improving the quality of our portfolio, growing our Mineral Resources and improving the conversions of Mineral Reserves to free cash flows. We have demonstrated our ability to create value through value accretive acquisition. Our clear criteria ensure we continue creating shared value, extending not only the life of our mine, but ensures the minerals we extract benefit the lives of our host communities and employee, demonstrated our ability to create shared value by continually improving the quality of our portfolio through effective capital allocation.

We continue creating value by:
•Continuously improving our safety performance and lowering our overall risk profile
•Improving margins and lowering our all-in sustaining costs
•Maintaining a strong balance sheet
•Delivering organic and inorganic growth
•Growing our copper footprint
•Converting Mineral Resources to quality Mineral Reserves
•Generating meaningful returns
•Returning capital to shareholders in line with our dividend policy and overall growth strategy.

Our capital is strategically allocated to our organic and inorganic growth prospects, which include our emerging copper footprint in Papua New Guinea and Australia while we advance various mine life-extension projects and exploration drilling programmes across our international base. It is important that we invest now to deliver strong and sustainable future returns.

We are directing significant capital towards high-quality assets and projects which include our South African high-grade and optimised underground mines (delivering strong operating free cash flows) and our low-risk, high-margin South African retreatment operations in the Free State, West Wits and Vaal River regions (contributing to the circular economy).

In turn, these operations generate the finances we need to support our international copper-gold growth aspirations. We have advanced our investment in copper by concluding the acquisition of the Eva Copper Project. At the same time, we have continued to progress the Tier 1 Wafi-Golpu Project, one of the largest copper-gold block cave projects globally, representing approximately 45.5% of our Mineral Reserves.

Eva Copper and Wafi-Golpu provide an enviable global copper growth platform to deliver meaningful copper production into the critical minerals supply chain for decades. We are progressing well with project permitting for Wafi-Golpu. Signing the Framework MoU with the government of Papua New Guinea was a major step towards securing the mining development contract and special mining lease for Wafi-Golpu. The Eva Copper feasibility study updates are well underway, with a view to complete these before the end of 2023.

Future focus
We strive to become mine safety leaders, and as such, the group will continue to sustain the Thibakotsi programme as part of our DNA. Key to this will be further embedding integrated risk management across the business, effective engagements with our employees and behavioural risk awareness. Our leadership teams will continue driving Harmony’s safety culture as we wholeheartedly believe that zero loss-of-life is possible.

We intend to operate for another seven decades by organically growing our Mineral Reserve base and pursuing acquisitions that enhance our value proposition. Harmony has a clear roadmap to drive margin expansion over the next few years and a strong growth pipeline to support this strategy. We are continuing discussions around Wafi-Golpu permitting and will announce the results of the Eva Copper and Mponeng extension feasibility studies in the next financial year.

Conclusion
As we embark on the next phase of our growth journey, we will continue to focus on successfully executing our four strategic pillars of responsible stewardship, operational excellence, cash certainty and effective capital allocation.

Building trust and partnering with our stakeholders remains paramount for long-term shared value creation and I am confident that we will achieve new heights in the year ahead.

We will continue to invest in our mines and our people as we transform into a global gold-copper company.

We will continue mining with purpose – creating shared value for all our stakeholders as we transform into a global gold-copper company.

I am tremendously proud of these achievements and would like to thank each Harmonite for their contribution, and our shareholders and many other stakeholders for your support and sharing in the Harmony story.

Peter Steenkamp
Chief executive officer

25 October 2023

OUR EXTERNAL OPERATING ENVIRONMENT
We are committed to ensuring the resilience and sustainability of our business in a challenging external operating environment. Through mining with purpose, we can plan and respond to an ever-changing context influenced by economic, social, political and environmental pressures at a macro-economic and national level.

Economic and political uncertainty

Context
Global macro-environment	South Africa	Papua New Guinea	Australia
Globally, the economic and political environment remains uncertain, driven by the widespread consequences of Russia’s invasion of Ukraine and the lingering aftermath of Covid-19. These factors resulted in slow global growth, rising inflation, mounting sovereign debt levels, and surging energy and food prices. Continuing tensions between the United States and China further added to geopolitical uncertainty.

The aforementioned factors are impacting various elements of supply chains, resulting in increased prices, shortages in consumables as well as increasing lead times.	The mining industry is a noteworthy contributor to South Africa’s economy.
	The industry is impacted by, among others, policy and regulatory uncertainty, global competition, infrastructure decay, electricity disruptions and changing exploration strategies.	Papua New Guinea’s minerals play an important role in its economy, which is affected by a rapidly changing external environment. Some of these challenges include balancing the government’s development aspirations in time of geopolitical uncertainty.	Australia’s economy is resilient, and the political environment remains stable. However, the country is impacted by the volatile international context – including increased inflation and the slowdown in China. Australia has considerable reserves of natural resources, including copper, which generate significant economic and social benefits.
Impact on Harmony
Geopolitical uncertainty affects the commodity market and gold price, which in turn, impacts our financial capital. Rising global inflation substantially increased transport, food and energy prices, affecting vulnerable people in our communities. Borrowing costs and economic growth were also affected by increased interest rates to mitigate rising inflation.

A potential positive impact on our business is likely to arise from investors using gold as a hedge against geopolitical uncertainty. Additionally, copper offers counter-cyclical diversification to our portfolio and contributes to derisking the business.

Our response
We analyse potential outcomes to ensure we respond proactively and appropriately. These responses are guided by our derivative and hedging strategies, appropriate capital allocation and restructuring underperforming assets, among others.

Our derisked and diversified portfolio continues to perform well. We have various business improvement initiatives and capital projects that futureproof our business.

We remain committed to Papua New Guinea through our Hidden Valley expansion and various exploration programmes. Negotiations with the Papua New Guinea government to secure the Wafi-Golpu special mining lease continue.

Market volatility

Context
Global demand
Global demand for gold and copper remained robust. The gold market is particularly driven by continued demand for investment by central banks and other institutions. The copper market is driven by a global need to reduce environmental impacts, including advancing the energy transition. The increasing demand for copper is expected to lead to a supply shortage.

Gold price
As inflation continues to rise, so too does the uncertainty around gold, compounded by low economic growth, the increasing risk of political conflict and further supply chain disruptions. The higher US dollar gold price amid global geopolitical uncertainty and inflation concerns contributed to a higher rand gold price received. The gold price continued to rise as the world recovered from the Covid-19 aftermath.

Prices peaked at US$2 051/oz on 4 May 2023. The gold price was significantly higher than the US$1 810/oz at the beginning of FY23, increasing to US$1 920/oz at year end.

Copper price
The copper price remained volatile during the year due to global economic uncertainty and China’s slower-than expected demand. Prices peaked at US$9 364/t on 26 January 2023. The copper price was higher than the US$8 055/t at the beginning of FY23, increasing/decreasing to US$8 320/t at year end. Based on trends in the market our internal planning processes have determined a future copper price of US$8 157/t, which is inline with current market prices seen.

Currency volatility
The rand is affected by global market factors such as inflation, interest rate increases and commodity prices. In South Africa, central banking policies, domestic political uncertainty and investor sentiment around the country’s energy reliability challenges impact the rand.

Impact on Harmony
The higher gold price positively contributed to our revenue. However, despite our stringent controls and leaner operating model, we are not immune to the effects of rising costs. As such, it is imperative for us to continue scrutinising our costs while adapting to increasing inflation with protracted supply chain disruptions. This means we can continue producing and initiating plans to invest in future projects and production.

The average of the rand depreciated against the US dollar in FY23, with an average exchange rate of R17.76/US$1 (FY22: R15.21/US$1). The depreciation of the rand, combined with the increase in the US$ gold price, positively impacted on revenue for the year as sales are US Dollar denominated and the weaker exchange rate positively impacts on the translation of sales.

A foreign exchange translation loss of R634 million (US$35.7 million) compared to a R327 million loss (US$21.5 million) in FY22. This was predominantly as a result of the weakening of the rand and the impact this had on US dollar loan balances. The rand weakened against the US dollar as evidenced by a closing exchange rate of 18.83/US$1 at 30 June 2023 compared to R16.27/US$1 in the previous reporting period.

Since the Eva Copper Project is not yet operational, and Wafi-Golpu Project permitting still in progress, the demand for copper and its volatile trading did not impact Harmony during the year.

Our response
Our selective hedging approach supports stronger margins and cash flows. We will only hedge if we are certain that we can achieve a minimum margin of 25% above all-in sustaining costs and inflation. Additionally, we continue using conservative price assumptions to maintain a reasonable margin.

We achieved our revised annual total production guidance of between 1.40Moz and 1.50Moz, meeting global demand.

We are focused on maintaining production levels. Even at the relatively lower exchange rate, the group’s South African operations are generating a margin and positive cash flow. Our derivative strategy is to only lock in pricing at favourable rates. We will await further opportunities to cover up to 25% of Harmony’s foreign exchange revenue exposure.

Sovereign rating

Context
South Africa	Papua New Guinea	Australia
South Africa’s credit rating outlook was revised from positive to stable, affirming long-term foreign (BB-) and local currency (BB) sovereign credit ratings.	Papua New Guinea’s credit rating outlook remains stable with long-term foreign (B-) and local currency (B) sovereign credit ratings.	Australia’s credit rating outlook is stable, affirming long-term foreign currency (AAA) and local currency (F1+) sovereign credit ratings.
Impact on Harmony
Adverse credit ratings deter some investors, threatening our long-term value and affecting our market capitalisation.
Our response
We regularly engage with investors to provide a realistic understanding of our potential operating and financial performance.

Electricity supply, reliability and cost

Context
South Africa	Papua New Guinea	Australia
Harmony’s primary energy source is electricity purchased from the state-owned power utility, Eskom, generated by coal-fired power stations. Electricity is expensive and supply inconsistent due to load shedding and curtailment.	As an open pit mine, the Hidden Valley operation is less energy intensive and draws its power from the country’s Ramu grid, a reliable source predominately generated by hydropower (some 70%).	In Queensland, most of the electricity generated is fed into the interconnected grid powering most of eastern and southern Australia, managed through the National Electricity Market (NEM) by the Australian Energy Market Operator (AEMO). Some areas in Queensland rely on generators within isolated networks that are not connected to the NEM.
Impact on Harmony
Due to South Africa’s unstable power grid, Harmony is required to diversify our energy mix and rely on alternative and renewable energy sources. Electricity tariff increases result in additional operating costs, impacting our financial capital.

In Papua New Guinea, the drought constrained Hidden Valley mine’s hydropower capacity, which resulted in an increase in diesel-generated electricity. Water in Yonki Dam, serving the Ramu hydropower station, was critically low for most of the year.

Our response
Tactically, we have put in place operational mechanism to contain the impact of load curtailment as far as practical ensuring minimal disruption and impact to business. Our decarbonisation strategy for South Africa aims to improve efficiencies and reduce our reliance on electricity suppliers through a substitution programme while we continue lobbying regulators to contain electricity tariff increases. We also help electricity suppliers secure power through load curtailment and provide available land for renewable energy plants.

We are pursuing opportunities to isolate Hidden Valley from the Ramu grid and receive power directly from the nearby Bauine hydropower station on account of broader provincial and community energy needs.

The May 2020 Eva Copper feasibility study and December 2021 update, prepared before we acquired the asset, proposed gas-fired power as the LoM solution for the project. We are revisiting our power source and energy mix as part of our detailed review and optimisation study.

Transforming our business and diversifying our energy mix present financial and stewardship benefits with opportunities for funding through sustainability-linked loans.

ESG factors
Environment

Context
Global trends	South Africa	Papua New Guinea	Australia
Failure of climate change adaption and mitigation
Despite many countries committing to net zero emissions, there is still a significant gap between targets and the actions needed to achieve them. In 2023, the UN Intergovernmental Panel on Climate Change's sixth assessment report found that, if member countries meet their commitments by 2030, global warming could exceed 1.5°C. This means current commitments and actions needed to meet the Paris Agreement goals could be lacking.
South Africa is an energy and emissions-intensive developing country, recognising the need to play its part in the global move towards net zero carbon emissions.

Reaching net zero emissions by 2050 will require a major shift in South Africa’s economy, infrastructure and energy source.	The deforestation in Papua New Guinea is a contributing factor to climate change. In turn, the impacts of climate change could exacerbate the country’s existing susceptibility to natural disasters such as landslides and soil erosion.

To achieve its target to be 50% carbon-neutral by 2030 and fully carbon-neutral by 2050, Papua New Guinea has embraced a shift towards inclusive economic growth through sustainable development.
Australia is a significant contributor to CO2 pollution compared to the rest of the world.

Australia committed to reducing its GHG emissions to 43% below 2005 levels by 2030 and set a target to achieve net zero emissions by 2050. To achieve this, Australia believes climate change needs to be top of mind in all government decision making, and requires rapid deployment of the emissions reduction technologies currently available.

Natural resource crisis (including biodiversity loss and ecosystem collapse)
The mismanagement and overexploitation of critical natural resources such as food, minerals and water lead to severe commodity and natural resource supply shortages globally.

Additionally, human and economic activity have significant consequences for the environment due to destruction of natural capital caused by a reduction in or extinction of species in terrestrial and marine ecosystems.
South Africa’s natural resources are being depleted and mismanaged due to, among others, overwhelming development needs, and society’s dependence on natural resources and ecosystems to survive. This further exacerbates South Africa’s water scarcity.

	The country’s mining activities cause significant damage to ecosystems and biodiversity loss if not properly managed.	Agricultural expansion, mining activities and urban development, among others, cause deforestation and forest degradation in Papua New Guinea’s forests, which pose a threat to the local indigenous people who live there.	Australia’s natural resources are significantly impacted by agriculture, mining activities and urban development, contributing to deforestation and declining land and sea ecosystems. According to Australia’s 2022 State of Environment report, Australia’s animal species are continuing to decline, with the continent having lost more mammal species than any other OECD country.
Natural disasters, extreme weather and large-scale environmental incidents
Globally, extreme weather events such as floods and wildfires lead to loss of life, damage to ecosystems, destruction of property and/or financial loss.

Human activity, or the failure to co-exist with animal ecosystems cause loss of life, financial loss and damage through deregulation of industrial accidents, oil spills and radioactive contamination.

South Africa frequently experiences drought and floods, with the most significant impact on its environment, economy, infrastructure and people.

In the 2022 calendar year, South Africa experienced one of the worst floods in its recent history, which caused significant damage to properties, infrastructure and the environment. Many people lost their lives, homes, and sources of income. Untreated sewage seeped into rivers, harbours and the ocean after the floods, which affected people’s livelihoods, and damaged land and water ecosystems.

Papua New Guinea is vulnerable to floods, droughts, earthquakes, volcanic activity, tsunamis, and sea-level rise, among others.

Extreme weather events in calendar 2022 included flash floods, earthquakes and drought, which led to loss of life, damaged infrastructure and water shortages.

Australia's climate is increasingly impacted by global warming. Australia is prone to wildfires due to the hot climate. However, Australia experienced record-breaking extreme weather events in calendar 2022, including tropical cyclones and flooding, exacerbated by La Niña events.

Impact on Harmony
Climate change impacts the gold mining sector through physical changes to the environment and the societal and economic mobilisation necessary to achieve net zero. TSF failure causes significant damage to the environment and communities surrounding our operations.

Inadequate water supply or flooding could disrupt our mining operations and mineral processing, and damage property or equipment.

Positively, climate change adaption and mitigation allow us to diversify our energy mix while reducing consumption, driving our goal towards net zero.

Our response
Our environmental strategy enables us to manage, mitigate and offset environmental risks associated with our activities. To realise a sustainable future for our operations, host communities and future generations, we aim to responsibly manage natural resources and ecosystems through:
•Reducing emissions by decarbonising Harmony’s energy profile through an orderly yet urgent transition to a low-carbon future (or economy)
•Efficiently and effectively using natural resources while managing and protecting the quality and quantity of water resources, and the health of the watershed ecosystem
•Minimising our impacted footprint by consolidating our mining footprints, especially minerals waste, to manage the physical and chemical stability of our landforms
•Protecting and restoring biodiversity and ecosystems wherever we operate to deliver associated services.

Harmony’s commitment to mitigate and manage our impact on the environment, communities and broader society is embedded in our business strategy and decision making.

Social

Context
Societal needs and expectations, and social licence to operate	South Africa	Papua New Guinea	Australia
Globally, organisations are navigating a tight and fast-moving labour market with a shrinking pool of talent. Society is also increasingly expecting businesses and government to step up and solve systemic issues.

The nature of the extractive sector means that mining companies must pay particular attention to their social licence to operate. This is a tacit approval by local communities and other stakeholders to operate a project. To maintain a social licence to operate, companies must navigate complex social, economic and political dynamics over time to avoid conflicts with host communities.
Issues such as poor service delivery, poverty and inequality, high unemployment, and unprecedented political corruption drive private and public organisations to play their part in contributing to South Africa’s social upliftment.

Organisations see this as a moral imperative, and society’s expectations go beyond regulatory and legal compliance.

Poverty in the country leads to an unskilled and unemployed population, and in turn, a shrinking talent pool.	Papua New Guinea has made significant progress in developing skilled workers, but most of the labour force is low-skilled and uneducated with grade 10 being the highest education certification completed.

Conversely, the country has an abundance of specialised technical skills and a strong foundation of soft skills. Other societal issues include crime, gender-based violence and inequality.
Australia’s social issues include inequality and gender-based violence among others.

Society's expectations of organisations and governments in Australia are rooted in a desire for positive change, equality and social progress.

Impact on Harmony
National legislative requirements and needs communicated to us by our host communities influence the implementation of our socio-economic strategy. Failing to engage with stakeholders jeopardises our social licence to operate and could reduce opportunities in the market.

Our socio-economic strategy is largely dictated by requirements under the MPRDA in South Africa, and governed by the Hidden Valley MoA in Papua New Guinea. For the Eva Copper Project, we are formalising internal processes and strategies to support our delivery of obligations to the Kalkadoon native title holders through agreements under Australia’s Native Title Act 1993.

Our response
Addressing systemic issues requires a collaborative effort between Harmony and government, along with civil society and other stakeholders. Harmony aims to go beyond regulated compliance to assist government with community upliftment. We take our role as a responsible corporate citizen seriously and continuously strive to preserve our social licence to operate. Harmony’s host communities have relevant needs and expectations that we aim to understand and address through meaningful contributions, including labour and job creation, socio-economic development and economic empowerment with the SDGs in mind.

We constructively engage with stakeholders to share value, better understand and manage expectations, and secure and maintain our social licence to operate.

Governance

Context
ESG data quality and disclosure
ESG is evolving with increasing stakeholder expectations of transparent, outcome-based measurement and assurance. Rigorous reporting will become critical if companies are to meet growing stakeholder expectations and avoid accusations of “greenwashing”. Shareholders are putting pressure on companies to reposition or accelerate their business strategies, and holding them accountable to their ESG commitments.
Digital innovation and cybersecurity
The digitisation of critical national and mining infrastructure increases the risk of cyberattacks. A successful cyberattack can have severe consequences, including loss of life and economic damage. Cyberattacks are becoming more frequent and severe, with the human and financial impact of attacks rising in line with the increasing digitisation of critical infrastructure.

Impact on Harmony
If we do not deliver on ESG commitments or report transparently, we will fail to create sustainable value for our stakeholders, and lose trust and credibility. This will ultimately impact our profitability and sustainability. Non-compliance with increasing ESG requirements or failing to meet ESG targets could impact our market capitalisation and reputation.

Our South African operations continually undergo modernisation to prevent ageing infrastructure and to remain up to date. The associated digitalisation of technology makes our systems and processes vulnerable to information security compromises, which could lead to the accidental or unlawful use, destruction, loss, alteration or disclosure of data.

Our response
We are enhancing our ESG commitments by including sustainability metrics in our funding agreements. We are guided by our sustainable development framework to ensure we deliver on ESG commitments and that our disclosure is credible, transparent and robust.

To meet shareholder expectations, we focus on continuously improving our ESG performance, while aligning our corporate targets with the UN SDGs and other guidelines where relevant. We have considered our most material ESG impacts and matters impacting our financial sustainability through a double materiality process, which informs our interrogation of these matters and ensures the integrity of our external reporting.

We continue enhancing our cybersecurity abilities by implementing state-of-the-art technologies and processes to identify threats, protect our environment and respond to cyber incidents. We have also introduced cybersecurity training interventions and regular communications to raise cybersecurity awareness across Harmony.

OUR RISKS AND OPPORTUNITY PROFILE
Harmony follows an integrated risk-based approach to business that is fully aligned with global best practice. Our exposure to risks and opportunities is inherent to mining and includes our external environment. We identify and analyse these risks and opportunities to understand their potential impact on our ability to achieve our strategy and deliver sustainable returns over time.

By identifying and understanding our material risk drivers and their interrelated dynamics, we can improve how we manage their impacts and position Harmony to capitalise on opportunities, meet future challenges and deliver on our growth prospects. This approach also creates value by enabling employees to make risk-based decisions considering Harmony’s strategy, risks and resilience through established risk management practices.

Effective governance and active management underpin our systems and processes and enable us to evaluate, manage and mitigate risks proactively. We built our expertise operating in emerging environments and have over seven decades of experience in managing socio-political challenges. This includes our ability to navigate the challenges of our stakeholders, especially at our deep-level, labour-intensive and unionised gold mines in South Africa.

Our enterprise risk management (ERM) process
Our approach is to implement and maintain an integrated risk and resilience management framework, methodology and system that enables us to apply an integrated risk-based approach to our strategy, business planning and business management, which ensures sustainability and resilience. Our process aligns with the ISO 31000:2018 risk management guidelines and our ERM framework, ensuring we implement global leading practice risk management.

Our risk management approach informs our business strategy and related objectives. To achieve our goals, it is vital to identify and understand the factors that could limit our ability to deliver on our strategy. Equally, we need to understand which factors present opportunities. The following visual depicts the strategic process the group follows to make risk-based decisions:

Our journey to becoming a risk intelligent organisation
Harmony is moving away from having risk competent risk management practices to becoming a risk intelligent organisation. We started this journey with a maturity project guided by the Institute of Risk Management South Africa. The four-year maturity project started in 2020 and will be completed by the end of 2023. Our annual independent risk maturity assessment tracks our performance. In 2022 we scored 4.5 out of 5, which re-affirms that our implementation is on track and our ERM plan is effective. In December 2022, the Institute of Risk Management South Africa recognised Harmony as the best risk management organisation in the mining industry.

A risk intelligent Harmony means the ability to:

Speak a common risk language	Think about risk and uncertainty holistically	Take the right risks for reward (managing threats and capitalising on opportunities)	Effectively use forward-thinking risk concepts and tools to make better decisions	Create lasting value and ensure sustainability	Continuously learn and automate risk management

Summary of the risk management process

Oversight of risk governance process	Executive management	Implementation and daily management

Board
The Board is ultimately responsible for risk management aligned with the King IV requirements. The board oversees the risk management programme and our top strategic, operational and safety-specific risks. It also monitors risk treatment actions and the effectiveness of the actions in addressing significant risks, guided by our risk appetite and tolerance framework. Oversight of the risk governance process was delegated to the audit and risk committee and a quarterly report is sent to the technical risk committee and the board.

Quarterly review of Harmony’s strategic risk profile to:
•Assess its completeness
•Consider external and internal factors that could lead to new/emerging risks and opportunities
•Review the likelihood and impact/consequence of risks and assess any new or emerging risks and opportunities to determine residual ratings
•Review the completeness, effectiveness and/or relevance of mitigating actions and evaluate the resulting residual risk ranking.

Executive committee
Executive managers are accountable for effective risk management in their areas of responsibility, including functional and operational risk management, emergency response structures, incident command systems and situational awareness capabilities.

Governance and risk committee
The governance and risk committee oversees governance, risk and regulatory compliance, including the responsibility for executing on business principles, policies, procedures and priorities.

ERM team
This team is responsible for shaping, safeguarding and specialised servicing of risk management across Harmony by implementing and maintaining an integrated risk and resilience management framework, methodology and system that supports Harmony’s strategic pillars.

Safety
We have a four-layered, risk-based approach to manage safety in South Africa and Papua New Guinea, led by our safety team and the Harmony risk management team.

Operations
Each operation maintains, updates and regularly reviews its risk register. These are formally reviewed weekly by regional general managers, country-based executive and management teams.

Harmony’s risk management strategy
In 2018, we adopted the Harmony risk management strategy to achieve safe, profitable production at all our operations. The strategy is through active leadership and a proactive culture we will stop significant unwanted events. This strategy focuses on embedding a culture of risk awareness and mitigation in all our employees – from miners to executive management – to ensure we operate safely and productively. Modernising and digitising systems and processes across the group are key to rolling out this strategy effectively.

Our risk management strategy is supported by a four-layered risk management approach to identify, assess and control all hazards and risks that could impact our ability to achieve safe and profitable production.

Layers
Layer 1 - Baseline Risk Assessment	Identify risks that lead to significant unwanted events

Layer 2 - Bowtie Analysis	Analyse circumstances surrounding a potential significant unwanted events to identify the golden controls with associated monitoring actions that prevent the event

Layer 3 - Task Based Assessment	Assess the risk associated with a task and identify the mitigating controls

Layer 4 - Continuous Risk Assessment	Continuously monitoring effectiveness of controls and escalating inefficiencies for action

Continuous Improvement	Identifying and defining improvements to our risk management initiatives by regularly analysing events and control efficiencies and reporting to the correct management structures

Our ongoing ERM journey includes a focus on safety and creating risk awareness throughout the group.

Determining our most significant risks and opportunities
The ERM team, senior management and the executive steering committee properly assessed the global risks and the risks that Harmony is exposed to in its operating countries. We confirm that the risks in Harmony’s risk landscape are valid, accurate, complete and evaluated properly. It is important not to look at each risk in isolation. Designing and implementing risk response strategies to address these interacting risks will require trade-offs that address some risks and exacerbate others.

Group risk exposure
•Our business is gold, with a copper footprint – a high-risk/high-reward business
•We operate across the gold mining value chain – from exploration, to feasibility studies, to building and buying mines, to operating mines, to closure followed by rehabilitation
•We are exposed to gold price and exchange rate volatility – we mitigate some of this exposure through derivative programmes
•We operate well in emerging economies and manage associated socio-political impacts
•We continue investing in exploration – one of the most effective ways to grow an orebody and create value
•We have an appetite for change and continuous improvement – we continuously look for innovative ways to improve our existing mines and acquire assets that we can improve operationally.

Risk appetite and tolerance
Purpose
The risk appetite and tolerance framework (RATF) aims to define the boundaries of risk that Harmony accepts when setting targets and making business decisions, ensuring we meet strategic objectives and the company remains resilient and sustainable.

Approach
The RATF was revised in FY23 and approved in August 2023. This aligns with the Harmony strategic pillars to allow decision-makers to make risk-based decisions that will achieve Harmony’s strategic objectives. Each strategic pillar is supported by:
•An overarching risk statement
•Supporting risk categories
•Targets.

Risk statements in support of each strategic pillar

Note: Reputational risk is implied in all of the risk categories.

Responsible stewardship	Operational excellence	Cash certainty	Effective capital allocation
Zero harm to employees and partnering with all stakeholders to create sustainable value	Meeting approved operational, project and infrastructure plans in a safe and timely manner	Operational and services budgets based on approved annual planning parameters to be met.	Invest in projects and new investments aimed at improving the quality of Harmony’s asset portfolio and meeting Harmony’s minimum requirements of: safety, sustainability, and all-in sustaining cost below the annual plan and internal rates of return exceeding 15%; balance sheet to remain robust with a net debt/EBITDA ratio of below 1x, after funding of growth and taking into account Harmony’s dividend policy

Harmony’s strategic pillars

Responsible stewardship

Risk category	Appetite	Tolerance	Targets (measures to track company performance aligned with our strategy and risk appetite and tolerance levels)

Safety and Health	•Zero harm •Zero loss of life.
•Minor injuries require first aid/acute care only
•Temporary, minor impairment, first aid treatment or minor medical treatment
•Illnesses with short duration; acute illness requiring <2 days’ absence from work.

•LTIFR within approved annual budget levels
•Increase in HIV & TB treatments (90-90-90 principle based on the disease management programme)
•Increase in wellness and occupational health matters based on the disease management programme.

Legal and Compliance	•Minor regulatory breaches that can be resolved within three months.
•Breach of regulation with investigation or report to authority with prosecution and/or punitive fine up to R10 million
•Regulatory delays in the issuing of mining rights and water use licences should not exceed three months
•Regulatory universe – compliance within six months.

•Reduction in regulatory administration findings and suspensions
•Pro-actively managing legal risks – regular update of the risk register, emerging risks and comparison with global risk reports
•Zero material SOX findings
•Zero material stock exchange findings (JSE, NYSE).

Stakeholder Management (including employees, communities, suppliers, media, investors, banks, assurance providers, etc.)	•No deviation from approved stakeholder management plans.	•Negative media coverage and shareholder activism up to five working days •Business interruption for up to three days.
•Close out resolutions of complaints within a three month period
•Embed proactive safety culture with specific Thibakotsi thresholds up to 2024
•Meeting mining charter requirements
•Succession planning for critical skills and clear career planning for employees by 2024
•15% negative deviation in Harmony’s share price in comparison to peers
•Limiting negative media coverage
•Optimising positive media coverage.

Environment (water & electricity, carbon reduction, rehabilitation, climate change and biodiversity)	•Damage to the environment should be reversible and remedied within six months and limited to the mining right area.	•Damage to the environment should be reversible and remedied within 12 months and is not associated with public health and the ecological environment.
•Meeting environmental plan targets:*
•Sustainable water management – recycling
•Reduction in emissions usage by 7%
•Increase in renewable energy - 20% by 2026
•Reduce impacted land footprint - 1% by 2027
•20% Carbon reduction by 2026
•Zero impact on public health
•Meet requirements of sustainability-linked loan.

* Excludes Eva Copper Project and Wafi-Golpu Project

Operational excellence

Risk category	Appetite	Tolerance	Targets (measures to track company performance aligned with our strategy and risk appetite and tolerance levels)
Infrastructure (physical infrastructure, information systems and networks)	All facilities (mining, technology, systems) to be available 100% of the time, taking into account planned maintenance.	Unplanned downtime on specific equipment limited to 20% to 25% of the planned time.	•5% reduction in category 2 and 3 events •5% increase in the availability of network, and critical applications and issues solved within the agreed time frame.
Productivity (volumes, availability with a safety focus)	Production targets at budgeted levels to be met.	•A breakdown of key information services should not exceed 24 hours •5% variation from production budget.
•Meeting budget levels and business improvement programme to get to S300 requirements
–Meeting Iceberg targets to sustain flexibility
–Shaft call factor to be achieved in line with plans

•Asset management and maintenance
–95% planned downtime.

Cash certainty

Risk category	Appetite	Tolerance	Targets (measures to track company performance aligned with our strategy and risk appetite and tolerance levels)
Financial sustainability (including operational budget performance and exploration)	•Meeting the approved operational, capital and funding plans •Responsible hedging in line with approved hedging policy.	•Negative variance of 5% against group plans for one quarter.
•Quarterly assessment using cash flow sensitivity
•Creating shareholder returns through regular monitoring of cash flows
•Implementing changes in a proactive, agile manner if cash certainty is threatened
•Meeting guidance in line with Board Plan
–Gold production
–All-in sustaining cost.

Effective capital allocation

Risk category	Appetite	Tolerance	Targets (measures to track company performance aligned with our strategy and risk appetite and tolerance levels)
Project execution	•All projects to be delivered on time and within budget in line with approved plans.	•All capital projects not to exceed 5% in terms of budget •Regulatory delays not to exceed 90 days.	•Meeting the approved project plans •Schedule Performance Index and Cost Performance Index, respectively, to be close to 1.
Capital allocation (Including planning and acquisitions)
•Capital allocation should be aimed at producing safe, profitable ounces and increasing margins through meeting approved capital allocation parameters

•Balance sheet to remain below 1x net debt/EBITDA.
•For purposes of value-accretive acquisitions, net debt/ EBITDA may not exceed 1.5x and should meet all debt covenants.
Meeting safety, production, capital and project targets; including internal rates of return as per annual budget

•Debt covenant:
– Interest cover ratio (EBITDA/Total interest paid >5x
– Net debt/EBITDA to be below 2.5x

•Value-accretive acquisition
– Net debt/EBITDA should not exceed 1.5x.

Our top strategic risks and opportunities
Our risk profile is based on potential events or factors that present a threat or opportunity. These downside risks and upside opportunities are considered in our daily business activities and, once identified, are integral to formulating and implementing our group strategy.

The risks and opportunities are properly reported, the risk treatment options are decided based on considering the extent of the breach and the urgency of getting the risk back within the risk appetite (which includes whether to further treat the risk, transfer, tolerate, terminate, or increase the risk exposure); and that the necessary controls are in place for all the strategic risks.

Harmony will continue to monitor the risk landscape and ensure that appropriate response strategies and risk control measures are in place to modify the risk. The ERM team is further supported by the governance and risk committee, which includes most heads of department, and serves as a platform to self-assess controls for key strategic risks.

The diagrams of our strategic risk and opportunity profiles are based on our assessment of the residual rankings and ranked in order of priority.

Harmony’s operational risk management process model

Realistic planning	Implementation	Continuous monitoring and measuring	Adapt and adjust
• Dictated by safety, orebody and operational nameplate capacity • Infrastructural setup • All work scheduled.	• Execute work • Routine, regular inspection and maintenance.	• Analyse and report • Actively manage all failures • Monitor control effectiveness.	• Identify improvements • Share information • Optimise assets.
Four-layer risk approach:
Identify hazards that lead to significant unwanted events	Identify critical controls and implement controls	Identify risk associated with tasks and allocating mitigating controls	Continuous monitoring of control effectiveness Identify and define improvements
To achieve: SAFE, PROFITABLE PRODUCTION
Responsible stewardship	Operational excellence	Cash certainty	Effective capital allocation
Continuous improvement Golden controls are the main controls identified to mitigate or treat a specific risk.

Group risk and opportunity profiles
Strategic risk profile – top risks
The below list contains risks that were reported to the audit and risk committee in the fourth quarter of FY23. The risks highlighted in red are the top strategic risks that fall outside our risk appetite and tolerance levels, and we effectively mitigate and manage these.

Top strategic risks
a	Safety and health
b	Security of electricity/power supply and the impact of higher electricity costs
c	Not achieving operational objectives at our critical operations
d	Political tensions (geo-political and local)
e	Unsuccessful project execution
f	Supply chain disruptions (including supply of goods and increasing costs)
g	Gold price and forex fluctuations (varying from planned levels)
h	Systemic failure of public infrastructure

Risk response options

We terminate a risk when the risk exposure is outside appetite and tolerance and risk response strategies are not able to reduce the impact of the risk (to within our appetite and tolerance) should it materialise.

Harmony makes an informed decision to withdraw or not to be involved in an activity so that we are not exposed to a particular risk.

Treating is a measure we take to modify a risk to remedy it.

Treating a risk is the process of selecting and executing actions and making decisions to reduce the risk exposure and bring the risk in line with our risk appetite and tolerance levels.

Terminate
Treat
Tolerate
Transfer
Take

Harmony makes an informed decision on a particular risk, and this is mostly associated with upside risk or benefit.

We tolerate a level of risk when we are willing to accept the potential benefit of gain or burden of loss from the risk.

Note: There is often a level of tolerance associated with any risk outside of appetite and tolerance, because of the time it will take to implement the risk response strategies in bringing the risk in line with our appetite and tolerance levels.

Risk transfer and risk sharing are forms of risk treatments involving the agreed-upon distribution of risk with other parties.

It could be a complete transfer, such as insurance or an agreement to share the risk exposure, for example, partnerships, cooperative agreements and mergers and acquisitions.

Top strategic risks

a. Safety and health
Safety is our top value and we believe that a safe mine is a profitable mine. Safety risks are inherent in deep-level mining and could result in loss of life and other related incidents. Our safety performance directly impacts our ability to deliver safe, profitable ounces and attract capital. Our aim is zero harm.
Cause
•Inherent high-risk mining environment resulting in incidents
•Fall of ground from hanging wall causing injury or loss of life
•Person coming into uncontrolled contact with machinery, attachments, rigging installations causing injury or loss of life.

Potential impacts
Continued loss-of-life incidents may have a catastrophic implication for Harmony. Safety breaches could stop production, affect our stakeholder relationships and reputation, lead to litigation and decrease Harmony’s overall value.

Poor safety results in:
•Investors exiting Harmony
•Loss of production
•Difficulty in attracting new capital
•Increase insurance premiums and/or a limit in the number of underwriters prepared to take on Harmony’s risk exposure
•Loss of licence to operate
•Reputational damage.

Risk treatment actions
Incorporating safety into everything we do:
•We follow a systemic and humanistic transformation programme called Thibakotsi to drive the safety culture within the group, through which we monitor LTIFR, S300 and absenteeism
•Regular reviews and specific updates (when an event occurs) on compliance protocols
•Mining Occupational Safety and Health adoption and leading practices within the group
•Rock engineering support strategy, seismic management and approved standards and monitoring procedures are in place
•Our business continuity management covers safety emergency management and incidents
•Prompt, automated risk and hazard identification and golden control monitoring through upgraded software
•Improvement to processes through visible felt leadership sessions
•Harmony’s executive management regularly reviews safety risks.

Strategic safety priorities
•Passionate and active leadership
•Safety strategy now embedded in Harmony at all operations, focusing on the humanistic component
•Industry-leading safety practices
•Effective risk and critical control management
•Effective safety management systems
•Ongoing organisational learning
•Proactive culture and engaged workforce
•Modernised safety systems
•Enhanced second-level safety audits by multidisciplinary team
•Loss of life risk management programme
•Dedicated operational safety days when production is suspended and all employees participate in safety-focused discussions.

Oversight •Technical committee •Board	Responsibility •CEO •Group COO	Movement in risk exposure •Increased	Overall risk exposure •Above risk appetite	Risk response strategy •Treat	Strategic pillars	Capitals impacted

b. Security of electricity/power supply and the impact of higher electricity costs
Electricity supply has been constrained over the past decade with multiple power disruptions. The cost of electricity continues to rise by double digits – burdening the economics and viability of some marginal operations in South Africa. An unstable and increasingly costly power supply impacts our ability to produce safe and profitable production and affects the sustainability of our business.

In addition, there is growing pressure for decarbonisation by climate activists and investors, and for companies to acknowledge, disclose and reduce their carbon emissions.

Cause
In South Africa, our mining operations depend on coal-fired power generated by Eskom. The state utility’s electricity supply is unreliable due to insufficient plant maintenance and pressure on outdated infrastructure. Repairing infrastructure and carbon tax contribute to the rising cost of electricity as consumers are expected to cover these costs from the electricity they use and pay for.

There is a worldwide uptake of reducing carbon emissions (coal-fired power being a major contributor in South Africa) and achieving net zero. This is supported by increasing pressure from investors and shareholder activism holding companies accountable to their ESG targets and timelines. Companies must adopt clear plans to mitigate their negative impact.

Potential impacts
The unreliable power supply may negatively impact our overall costs, project budgets and ultimately our margins as operations and/or projects would not be feasible to operate anymore. It also affects the LoM of some of our operations and can impact our carbon pricing.

Continued power interruptions may result in:
•Harmony’s life of mines being shortened
•Planned production targets may not be met and some projects may be impacted.

Coal-fired power impacts our carbon footprint and, in turn, our decarbonisation journey. Mitigating the environmental impact of our operations reduces operating costs and our exposure to risk while supporting the long-term objective of leaving a positive post-mining legacy.

Risk treatment actions
•A clear strategy to improve efficiencies and to reduce reliance on Eskom through a substitution programme and reduce efficiencies and wastage from operations
•Continued involvement and efforts to influence and lobby at industry level to impact power cost increases and assist Eskom in securing power supply (through load curtailment if required) and providing available land for renewable energy plants, including lobbying and influencing regulators on regulatory reform and support interventions to the industry
•All cost and energy indicators and controls are reviewed by management and assured by RSM South Africa Inc
•Operational backup preparation plan
•Continued use of diesel generators to supply Hidden Valley operations with sufficient power
•Free State solar plant Phase 1 generates about 70 GWh
•Up to 60.0% hydro and diesel backup energy at Hidden Valley
•Business continuity plan in development
•Phase 2 for the 137MW solar plants has been approved by the board.

Oversight •Social and ethics committee •Technical committee	Responsibility •Group COO •Senior group executive: sustainable development	Movement in risk exposure •Increased	Overall risk exposure •Above risk appetite	Risk response strategy •Treat	Strategic pillars	Capitals impacted

c. Not achieving operational plans at our critical operations
Our critical operations are mainly those that generate the highest returns, for example, Mponeng and Moab Khotsong operations. They play a critical role for Harmony’s ability to fund growth projects and a healthy cash flow within the group. If these operations do not meet their production targets, this could have a major impact throughout the business.
Cause
There are numerous potential causes that may impact our production targets whereas a loss of life being the cause with the largest impact. Other causes also includes supply chain disruptions, load curtailment, average grade recovered and care and maintenance schedules.

Inflation also plays a major role in cost management.

Potential impacts
If the group’s critical operations do not meet their targets it may place undue pressure on operating margins and reduce earnings. Harmony’s credibility will be impacted, resulting in a decrease in our share price and our market capitalisation.

Not achieving our plans will impact our ability to fund our growth aspirations or pay dividends, resulting in a non-competitive equity story.

Production targets not being met may result in higher costs and cross subsidisation of assets (lower-risk assets subsidising higher-risk assets).

Risk treatment actions
•Manage labour complement for equipping, constructing, rigging and vamping
•Monthly rolling three-month plan assessment to maintain effective mining mix
•Critical raise line scrutiny to optimise flexibility in face length (iceberg management)
•Achieve/exceed reef and waste development plan (creating flexibility)
•Weekly forecast review meetings
•Monthly review by the senior management team and quarterly review by the Group CEO’s office.

Oversight •Technical committee	Responsibility •Group COO	Movement in risk exposure •Remained the same	Overall risk exposure •Above risk appetite	Risk response strategy •Tolerate	Strategic pillars	Capitals impacted

d. Political tensions (geo-political and local)
Geopolitical risks will be challenging to treat in the highly interconnected global ecosystems, as it remains difficult to forecast the exact impact these risks are having or may have. Supply chain disruptions, global inflation, interest rates and political risks are material risks to monitor and treat to reduce Harmony’s overall risk exposure while local socio-political uncertainty results in increasing community unrest and expectations.

Cause The Ukraine and Russia war is causing disruptions that lead to inflation, supply chain disruption and global conflicts.
Potential impacts
Rising inflation could impact input prices and Harmony’s all-in sustaining cost, resulting in unsustainable mines (the margin may be too low to continue investing in it).

Higher interest rates may affect the cost of funding capital, which could impact Harmony’s cash flow, project returns and earnings.

Cost of living is continuously increasing because of high interest rates and inflation, and impacts Harmony’s employees and other stakeholders.

Risk treatment actions
•Reducing reliance on single suppliers by adding additional suppliers
•Continued stakeholder engagement through various forums
•Harmony’s hedging policy is aimed at locking in higher gold prices and suitable exchange rates to protect margins
•Harmony follows an inclusive approach with its unions, to ensure that wage expectations are managed.

Oversight •Social and ethics committee •Technical committee	Responsibility •CEO •Group COO •Executive director: stakeholder relations	Movement in risk exposure •Increased	Overall risk exposure •Above risk appetite	Risk response strategy •Treat	Strategic pillars	Capitals impacted

e. Unsuccessful project execution and funding ability
While maximum returns on capital are demanded by shareholders, Harmony takes into account all of its stakeholders when deciding how to effectively allocate capital. As such, Harmony weighs up the following capitals: natural, manufactured, human, financial, intellectual and social. It is critical that these projects are executed on time and within budget.

Cause Major changes in the gold price, regulatory changes/approvals, production performance and political tensions are some major factors impacting our project execution.
Potential impacts
Not meeting project deadlines and agreed budgets may result in increased costs, which will impact overall profitability (net present value) and reduce investors’ confidence in investing in Harmony.

Major projects running concurrently may have a cost impact on cash flow and funding plans.

Risk treatment actions
•Project governance
•Monthly reviews of major capital projects by the central projects team
•Each project is supported by a detailed schedule, budget and project manager
•Review of major capital projects quarterly by the Group CEO’s office
•Strategic discussion are being held to best position Harmony to respond to risks and opportunities that may arise from the Newmont/Newcrest transaction.

Oversight •Technical committee •Investment committee	Responsibility •Group COO	Movement in risk exposure •No movement	Overall risk exposure •Above risk appetite, within risk tolerance levels	Risk response strategy •Treat •Tolerate	Strategic pillars	Capitals impacted

Emerging risks
We identify emerging risks through external environmental scanning, matters reported in the media and specific events. The purpose of this type of risk intelligence gathering is to identify potential threats and opportunities that may impact our strategy as soon as they become known.

Methods to recognise emerging risks include continuous environmental scanning, scenario planning and media tracking. Monitoring credible global and industry intelligence platforms also forms part of an emerging risk monitoring and reporting process.

Top group opportunities
Strategic opportunity profile
The below list contains seven grouped opportunities that were reported in the fourth quarter of FY23 to the audit and risk committee. Opportunities go hand in hand with our strategic risks and are very important for our future growth and sustainability aspirations.

Top strategic opportunities
a	Organic growth opportunities to increase the quality of our ounces and drive down costs
b	Including copper in the Harmony share price
c	Productivity improvement projects
d	Exploring value-accretive merger and acquisition and divestment opportunities
e	Unlocking the full potential of our surface source ounces, lower-risk, higher-cash-margin opportunities
f	Reducing our reliability on Eskom and the potential impact of carbon taxes by exploring alternative ways to generate power
g	Exploring Harmony water resources and supply to surrounding communities

a. Organic growth opportunities to increase the quality of our ounces and drive down costs
There are opportunities to expand and capitalise on our surface sources, mainly tailings storage facilities in the Free State region and the extension of the Hidden Valley ore body, including Kerimenge.
We also have an opportunity to extend life-of-mine of Mponeng, also known as the Mponeng deepening project.

Potential contribution to delivering on our strategy
•Continue to invest in assets in countries that we are familiar with
•Leveraging off current infrastructure and applying the skills of our experienced mining teams, create shared long-term value for all the stakeholders of Harmony
•Some investors argue that higher value is attributable to lower-risk surface projects which deliver returns (short payback, high margins)
•Project metrics to be carefully considered to prioritise capital.

Oversight •Investment committee •Audit and risk committee •Board	Strategic pillars	Capitals impacted

b. Including copper in the Harmony share price
Wafi-Golpu, a tier-one asset, has the potential to deliver substantial benefits to all stakeholders and contribute to Harmony’s long-term Mineral Reserve pipeline that underpins our business’s sustainability. Harmony introduced a new asset this year through acquiring the Eva Copper Project in Australia, which plays a crucial role in the longevity of our production profile and investing in safer and more sustainable assets for the future.

Potential contribution to delivering on our strategy
•Copper is a green metal. Introducing copper into Harmony’s production portfolio meets various ESG requirements, drives down costs and serves as counter-cyclical protection against gold
•Wafi-Golpu: The special mining lease and funding solution are critical focus areas. Once the special mining lease for Wafi-Golpu has been secured, the project has the potential to re-position Harmony in the lower-cost quartile within the mining industry
•Eva Copper’s feasibility study to be completed and board approval to be obtained before it will be regarded as value accretive
•A solid financing plan is required to convert the value of Wafi-Golpu and the Eva Copper Project into our share price.

Oversight •Investment committee •Technical committee •Board	Strategic pillars	Capitals impacted

c. Productivity improvement projects
Operational excellence is key to creating an enabling environment and achieving our operational plans. Proactively managing safety and health, combined with incentives to improve technology and our workforce’s productivity, increasing flexibility and reducing unplanned stoppages are key aspects of our operational excellence approach. We aim to increase the focus on business improvement opportunities to optimise available resources.
Potential contribution to delivering on our strategy
•Increase focus on business improvement opportunities to optimise available resources
•Pursuing several efficiency enhancements aimed at safer mining and increasing productivity
•We are exploring possible partnerships in developing new technologies to improve safety and efficiency of our mines.

Oversight •Technical committee •Board	Strategic pillars	Capitals impacted

d. Exploring value-accretive merger and acquisition and divestment opportunities
We continue assessing the quality of our assets to ensure they meet investment criteria. We update the list of potential merger and acquisition opportunities regularly and pursue these at the right time.	Potential contribution to delivering on our strategy •Investing in safer, more profitable mines, increasing market capitalisation and unlocking value.
Oversight •Investment committee •Audit and risk committee •Board	Strategic pillars	Capitals impacted

e. Unlocking the full potential of our surface source ounces, lower-risk, higher-cash-margin opportunities
With meaningful surface sources available, supported by available plants, there may be an opportunity to expand our reclamation activities to ensure optimal utilisation of our assets. Acquiring additional surface sources may also be an opportunity.	Potential contribution to delivering on our strategy •Proper balancing of plant productivity with nearby resources to ensure optimal throughput.
Oversight •Investment committee •Audit and risk committee •Board	Strategic pillars	Capitals impacted

f. Reducing our reliability on Eskom and the potential impact of carbon taxes by exploring alternative ways to generate power
There is a great need to reduce our reliance on one electricity supplier. As such, we have to consider investing in various alternative sources of energy, similar to the solar projects that were approved. Most of our projects consists of solar farms, but also considering alternative energy solutions including photovoltaic systems, wind and Syngas (hydrogen-rich gas).
Potential contribution to delivering on our strategy
There is a great need to reduce our reliance on one supplier of electricity. As such, we must consider investing in various sources of energy, similar to the solar projects that were approved. Our project and environmental teams continue to assess possible solution.

Oversight •Investment committee •Audit and risk committee •Board	Strategic pillars	Capitals impacted

g. Exploring Harmony’s water resources and supply to surrounding communities
The local government does not have a proactive plan to maintain water supply to operations and surrounding communities. Water is becoming a competing resource for mining vs consumption vs ecosystem health.
Potential contribution to delivering on our strategy
As a result, water restrictions are being imposed in some areas of South Africa, which provides Harmony with an opportunity to use excess de-mineralised water for the supply to surrounding communities for consumption and vegetation.

Oversight •Investment committee •Board	Strategic pillars	Capitals impacted

OUR MATERIAL MATTERS
Integrated thinking is embedded in our approach to mining with purpose, and supports our process for identifying material matters that we impact, and matters that could affect our ability to create and preserve value over time. Each year, we assess and review these matters and consider internal and external stakeholder input.

We identify material matters using a robust materiality determination process that includes our broader impact through a double materiality lens, ie how a material matter impacts the economy, society and the environment, or how they impact our ability to create value over time. Harmony contracted Deloitte to facilitate a top-down, bottom-up and stakeholder-centric approach to determining materiality for our business. The gap analysis informed the roadmap, which has been approved by our social and ethics committee and will be rolled out in the next financial year.

The matters identified below inform the content of the integrated report, and align with the capitals we impact, our risks, opportunities and strategy, and are prioritised and grouped into material and broader themes (social, environmental, governance and business-related).

Materiality determination process

External review	The external review identified and prioritised: •Macro and sector sustainability trends •Investor priorities •External factors identified by ratings agencies •Industry peer material matters and themes.
Internal review	The internal review considered: •Internal factors identified in our risk register and strategy •Organisation-wide survey •Focus group discussions •Stakeholder interviews.
Consolidation of matters
•The results of the internal and external reviews were interrogated, analysed and compared to previously identified material matters
•Additional matters to be analysed were also identified
•Resulting in a list of potential matters for approval by executives and senior management.

Prioritisation and approval	•The identified matters were confirmed and ranked through a materiality survey •Social and ethics committee review •Board approval.
Output	25 material matters and five material themes were identified, grouped into four broader themes and used in the Integrated and ESG reports.

Materiality matrix
Harmony’s 2023 material matters did not change significantly from the prior year, and certain key issues remain critical for the business.

Material themes	Material matters	Impact on business cash flows %	Impact on economy, society and environment %
Social
Employee health and safety	1 Ensuring employee safety 2 Protecting employee health and mental wellbeing	4.61 4.29	4.32 4.00
Supporting our people	3 Maintaining sound labour relations 4 Driving equity, inclusion and diversity 5 Attracting and retaining an engaged, enabled and empowered workforce 8 Respecting cultural heritage	4.43 3.96 4.18 3.50	4.21 3.93 3.96 3.68
Partnering for thriving, sustainable communities and our social licence to operate	6 Stakeholder engagement and partnerships for sustainable communities 7 Supply chain transformation and preferential procurement	4.21 3.89	4.18 3.93

Environmental
Environmental stewardship	9 Climate change and extreme weather susceptibility and responsibility (including physical and transitional risks) 10 Addressing energy use 11 Water management 12 Circular economy (maximising resource efficiency and reuse/ recycling) and pollution prevention 13 Tailings storage facility (TSF) management and safety 14 Ensuring biodiversity and post-closure sustainability 17 Pursuing zero emissions and renewable alternatives	3.64 4.54 4.39 3.86 4.68 3.93 3.39	3.93 4.64 4.43 3.93 4.36 4.14 4.07

Business-related/financial performance and operational resilience
Pursuing operational sustainability	15 Navigating commodity price and currency/forex fluctuations 16 Managing capital access and allocation for profitability 18 Re-engineering our portfolio and growing our profitable ounces (diversifying commodities, jurisdictions and a mix of ultra-deep level and surface sources) 19 Pursuing technology and innovation for environmental, operational and safety improvements	4.71 4.64 4.82 4.18	4.00 3.82 3.89 3.71

Governance
Governance, ethics and accountable leadership	20 Crisis response and operational resilience 21 Fair and responsible remuneration 22 Upholding human rights and driving responsible procurement 23 Ensuring legal, regulatory and compliance excellence 24 Cybersecurity 25 Transparent and ethical business (anti-bribery and anti-corruption)	4.43 3.93 4.21 4.50 4.54 4.39	4.04 3.61 4.25 3.89 3.71 4.21

Our material themes and matters

Social

Employee health and safety
Mining and extractive processes pose significant health and safety risks to our people and could negatively impact their wellbeing. Safety, health and wellbeing are a core value and key focus areas for Harmony.

Moving Harmony towards zero harm with care, collaboration, conservation and action ensures a safe, healthy and resilient workforce.
Material matters •Ensuring employee safety •Protecting employee health and mental wellbeing.
Linked risks •Safety and health	Linked capitals	Linked strategic pillars	Linked SDGs

Supporting our people
A meaningful employee value proposition is critical to our success as a business because it reduces potential labour-related disruptions, among other people-related risks, and ensures employee retention.

We create and maintain an engaged and empowered workforce through sound labour relations, supporting diversity, inclusivity and equality, and investing in and caring for our people. Harmony’s social initiatives positively impact employees and communities by enabling them to improve their living conditions and have better access to social services, healthcare, education and training.

Harmony is mindful of and respects the different cultures and their cultural heritage in the regions where we operate. As part of our impact assessment approach for exploration activities, new projects and expansion activities, we conduct cultural heritage investigations, and work with relevant stakeholders to create appropriate heritage management measures.
Material matters •Maintaining sound labour relations •Driving equity, inclusion and diversity •Attracting and retaining an engaged, enabled and empowered workforce •Respecting cultural heritage.
Linked risks •Political tensions (geopolitical and local)	Linked capitals	Linked strategic pillars	Linked SDGs

Partnering for thriving, sustainable communities and our social licence to operate
Local and indigenous people have a deep understanding of the social and environmental challenges facing their communities. Acknowledging and being respectful of traditions, norms and values are key to building deep and meaningful relationships and as such, meaningful engagements and partnerships with our communities builds trust and earns our social licence to operate.

Harmony partners with communities, local municipalities, small businesses and various levels of government to ensure progress against meeting our social commitments and creating impact, including reducing inequality, supporting job creation and creating sustainable socio-economic development.

We also believe that meaningful stakeholder engagement is key to sustainable value creation and preservation.
Material matters •Stakeholder engagement and partnerships for sustainable communities •Supply chain transformation and preferential procurement
Linked risks •Political tensions (geopolitical and local) •Supply chain disruptions •Systemic failure of public infrastructure.	Linked capitals	Linked strategic pillars	Linked SDGs

Environmental

Environmental stewardship
We use and affect natural resources while conducting our business activities:
•Mining and extractive processes create pollution, deplete natural resources and disrupt land use and management
•Our operations require natural resource inputs such as energy from renewable and non-renewable sources, water and the land we mine

Harmony must manage these finite, shared and fragile resources responsibly as an ethical, social and business imperative. Mismanagement could result in financial and environmental costs, and business risk and liability.

We are committed to ecologically responsible mining, contributing to a low-carbon future, minimising and mitigating our footprint, and leaving a positive legacy in partnership with our stakeholders. Our responsible practices are embedded in everything we do and extend beyond our mine boundary to our supplier partners and market.

Material matters
•Climate change and extreme weather susceptibility and responsibility (including physical and transitional risks)
•Addressing energy use
•Water management
•Circular economy (maximising resource efficiency and reuse/recycling) and pollution prevention
•TSF management and safety
•Ensuring biodiversity and post-closure sustainability
•Pursuing zero emissions and renewable alternatives.

Linked risks
•Safety and health
•Security of electricity/power supply and the impact of higher electricity costs
•Not achieving operational objectives at our operations
•Supply chain disruptions (including supply of goods and increasing costs)

Linked capitals	Linked strategic pillars	Linked SDGs

Business-related/financial performance and operational resilience

Factors in our external environment and the risks and opportunities inherent to mining can affect our ability to achieve strategic objectives and generate broad sustainable value:
•Mining is a cyclical business: as commodity prices fluctuate, so too does available funding for exploration and project development. Our shareholders expect a level of performance that ensures sustainable returns on their investment. In contrast, our broader stakeholder groups expect performance that ensures sustainable benefits. Balancing these expectations is a business imperative and reflects management’s ability to navigate a changing context.
•Zero emissions: Our portfolio of assets is characterised by high energy use and will remain so, given our future deepening projects. This poses an environmental impact and cost implication linked to carbon tax. We are diversifying commodities, jurisdictions and mix of ultra-deep and surface sources to ensure a future production pipeline of quality reserves that will enable us to operate sustainably and profitably.
•New technology: We pursue related opportunities to improve safety and enhance our ability to improve cost and productivity efficiencies, as well as overall financial management. However, failure to adopt digital technologies may influence the upskilling or reskilling of existing employees and retaining talent.

It is vital for our sustainability that we anticipate, identify and understand all external influences that affect our business, and develop appropriate responses. This will ensure that we can continue investing in our business and people while rewarding investors and, as a responsible corporate citizen, honouring our socio-economic commitments.

Material matters
•Navigating commodity price and currency/forex fluctuations
•Managing capital access and allocation for profitability
•Re-engineering our portfolio and growing our profitable ounces (diversifying commodities, jurisdictions and a mix of ultra-deep level and surface sources)
•Pursuing technology and innovation for environmental, operational and safety improvements.

Linked risks
•Safety and health
•Security of electricity/power supply and the impact of higher electricity costs
•Not achieving operational objectives at our operations
•Unsuccessful project execution
•Supply chain disruptions (including supply of goods and increasing costs)
•Gold price and forex fluctuations
•Systemic failure of public infrastructure.

Linked capitals	Linked strategic pillars	Linked SDGs

Governance

Governance, ethics and accountable leadership
Changing regulatory landscapes in our operating territories create uncertainty, delay key decisions, could affect investor sentiment towards Harmony and could impact our sustainability and licence to operate.

Business continuity management (BCM) has been introduced and is in development across all South African operations. BCM contributes to operational resilience by identifying and understanding potential threats and their impact on Harmony’s business operations.

Harmony continues enhancing its cybersecurity abilities by implementing state-of-the-art technologies and processes to identify threats, protect our environment and respond to cyber incidents.

Good governance is overarching and embodies everything we do as a business. Our board has a responsibility and commitment to Harmony’s responsible corporate citizenship, ethical leadership and robust governance standards in line with global good governance practice. The annual reviews of our board composition, fair and responsible remuneration practices as well as our governance frameworks and disclosures are aligned with best practice to ensure we are held accountable for delivering on our sustainability targets and ambition.

As a responsible employer, we adhere to corporate policies, comply with applicable laws and regulations, engage with our stakeholders regularly and contribute, directly or indirectly, to the general wellbeing of communities where we operate.

Risk management is a critical part of our journey and a significant component of governance, and as such, integrated into our daily operations and corporate culture.

Material matters
•Crisis response and operational resilience
•Fair and responsible remuneration
•Upholding human rights and driving responsible procurement
•Ensuring legal, regulatory and compliance excellence
•Cybersecurity
•Transparent and ethical business (anti-bribery and anti-corruption).

Linked risks •Political tensions (geopolitical and local).	Linked capitals	Linked strategic pillars	Linked SDGs

STAKEHOLDER ENGAGEMENT

We engage with our stakeholders, principally employees, host communities, governments, traditional authorities and suppliers as part of our strategic pillar of responsible stewardship in support of our social purpose. This is particularly important as the geographically fixed nature of mineral deposits can pose unique socio-economic, environmental, and political challenges. Through structured proactive stakeholder engagements, we can better understand our stakeholders’ aspirations, concerns, needs and expectations; while building trust, creating shared value, and fostering sustainable partnerships.

We have established stakeholder forums to engage in dialogue with our various stakeholders. By being honest and transparent and delivering on commitments, we build credibility. We work closely with our host governments through various structures to ensure that we are identifying opportunities to support our communities that align with broader development goals. Through ethical and responsible mining, we aim to drive ethical business practices, meet or exceed regulatory requirements and continue effectively partnering with key stakeholders.

Our approach
Our proactive stakeholder engagement approach aims to build and maintain trust through sustainable relationships and partnerships with our stakeholders, and manage potential risks and opportunities to enhance our social purpose.

Our stakeholder engagement framework affirms our commitment to responsible stewardship as a strategic pillar. When engaging, we are guided by our values and strategic intent to:
•Develop and maintain relationships founded on integrity, transparency and trust
•Co-create with government and communities through collaborative partnerships
•Balance and align our goals and stakeholder expectations
•Establish accountability
•Manage stakeholders’ concerns, complaints and grievances
•Support shared value creation and awareness of broader economic and ESG issues.

We have tailored and adopted a tripartite engagement approach that enables us to stay connected and attuned to and have broad-based engagements with all stakeholders including government, landowners and communities, who form part of our key stakeholder groupings. This tripartite approach applies a three-tiered stakeholders engagement model:

•Tier 1 – includes engagements with the host government that focus on licensing and regulatory matters, and include alignment with and contribution to the national/state, provincial and local government developmental agenda to ensure that our social performance contributes to broader development goals
•Tier 2 – constitutes engagements with landowners and traditional authorities mainly focused on socio-economic development of the host areas
•Tier 3 – includes broad-based engagements with all other stakeholders affected by our mining and production activities, including NGOs and other groups, to discuss and manage expectations and concerns. These engagements are facilitated through established structures and forums.

The model is steered by a cross-functional stakeholder relations committee that provides oversight and guidance on key stakeholder relations matters.

The Harmony stakeholder map and engagement approach is summarised with a diagram below.

Managing stakeholder relationships
The quality of relationships with stakeholders and how well these are managed affect our ability to deliver on our strategy. In addition, building long-term, stable, mutually beneficial relationships enhances our social purpose and creates shared value for all our stakeholders.

Our stakeholder management strategy guides a proactive and collaborative approach in managing internal and external stakeholders, including a process of managing stakeholders concerns, complaints, and grievances.

Governance
Our stakeholder engagement processes are informed by relevant legislation and industry standards on Stakeholder Engagement. They also consider King IV (in South Africa) and related recommendations on inclusive stakeholder engagement and the importance of addressing legitimate stakeholder concerns.

The social and ethics committee is responsible for governance and oversight of stakeholder relations with the board having ultimate accountability.

Our key stakeholders
Harmony has a broad stakeholder network. For the purpose of this report, we identify the most material stakeholders – those with whom we engage more frequently – based on their role in:
•Delivering our strategic goals
•Contributing to our social performance
•Addressing risks, for example, highlighting issues that could lead to significant project or business risk
Including stakeholders whose lives our business impacts either positively or negatively and with whom we have mutual dependency.

Details of engagements with each key stakeholder are presented on the following pages.

Distributing economic value created

	%	R billion	US million
FY23 total economic value distributed* to our stakeholders	R37.6 billion (US$2.1 billion) (FY22: R34.8 billion (US$2.2 billion))
Dividends	0.5%	0.2	9
Sustaining the business	21.5%	8.1	459
Employees and unions	46.5%	17.5	986
Communities, traditional leaders and NGOs	0.8%	0.3	14
Governments and regulators	2.9%	1.1	63
Suppliers	27.8%	10.4	547
	100%	37.6	2 116
* Includes financial and economic value distributed to our employee, investor, supplier, community and government stakeholders.

Investors and financiers
Includes capital providers, current and future shareholders and, indirectly, investment analysts and financial media.

Capitals impacted

Why we engage
•Maintain the confidence of existing investors and financiers, and attract investments in our business
•Continue to deliver shareholder returns, generating positive earnings and share price growth
•Manage expectation of financial, operational and ESG performance
•Communicate our progress on delivering on strategic objectives including ESG commitments.

How we create value
•Embedding ESG in the business – responsible stewardship underpins mining with purpose
•Strengthening delivery on sustainable KPIs and the UN SDGs that apply to our business
•Generating positive margins and cash flow
•Maintaining balance sheet flexibility
•Delivering on production guidance
•Investing in organic growth
•Unlocking value from synergies after integrating acquired assets.

2023 engagement topics
•Safety performance
•Improved ESG disclosure
•Power security in South Africa and renewable energy strategy
•Capital allocation – projects, specifically Eva Copper and Wafi-Golpu, and dividend expectations
•Delivering on commitments to diversify Harmony’s geographic presence and commodity mix, and integrating new acquisitions
•Meeting production targets and controlling operational costs in the face of inflation pressure and the impact of greater ESG expectations
•Exchange rate volatility impact on margins and cash generation.
Related material matters
•Ensuring employee safety
•Stakeholder engagement and partnerships for sustainable communities
•Navigating commodity price and currency/forex fluctuations
•Managing capital access and allocation for profitability
•Re-engineering our portfolio and growing our profitable ounces (diversifying from a depleting Ore Reserve base)
•Pursuing technology and innovation for environmental, operational and safety improvements
•Ensuring legal, regulatory and compliance excellence.

Overall economic value created
Dividends paid to shareholders: R154 million (US$9.0 million) (FY22: R430 million (US$28.0 million))

Future value creation and stay-in-business (total capital and exploration expenditure): R8.1 billion (US$459 million) (FY22: R6.4 billion (US$423 million))*

South Africa
R6.0 billion (US$338 million) (FY22: R5.1 billion (US$333 million))

Papua New Guinea
R2.1 billion (US$120 million) (FY22: R1.4 billion (US$90 million))

* For the purposes of economic value created, capital and exploration expenditure is included as part of employee and supplier spending.

Employees and unions
Provide human capital, including skills and experience.

Capitals impacted

Why we engage
•To gain an understanding of employees’ needs and concerns
•Maintain stable, constructive and peaceful labour relations
•By reporting on our performance against our strategic objectives, commitments and targets, we are held to account in line with our core values.

How we create value
•Ensuring a positive, safe working environment
•Empowering employees by investing in training and development
•Employing people from host communities
•Promoting transformation and female representation
•Attracting and retaining the skills and expertise required
•Motivating and rewarding employees for value-added performance
•Promoting harmonious, cooperative relations with employees and unions. No active wage negotiations took place as our current wage agreement covers 1 July 2021 to 30 June 2024
•Making impactful social and environmental contributions that our workforce can be proud of.

2023 engagement topics
•Safety at Harmony and across the mining industry – eliminating injuries and preventing loss of life
•Health and mental wellbeing, including treatment

•Transformation and employment opportunities
–Wage agreements (including shift systems) and union disputes
–Training, upskilling and diversifying our workforce
–Protecting human rights.
Related material matters
•Ensuring employee safety
•Protecting employee health and mental wellbeing
•Maintaining sound labour relations
•Driving equity, inclusion and diversity
•Attracting and retaining an engaged workforce with the right skills and experience
•Stakeholder engagement and partnering for sustainable communities
•Fair and responsible remuneration
•Upholding human rights and driving responsible procurement
•Ensuring legal, regulatory and compliance excellence
•Transparent and ethical business (anti-bribery and anti-corruption).

Overall economic value created
Wages and salaries paid: R17.5 billion (US$1.0 billion) to 45 546 employees (FY22: R17.0 billion (US$1 billion) and 47 345 employees)

Skills development and training investment: R817 million (US$46.0 million) (FY22: R665 million (US$43.7 million))

South Africa
R16.6 billion (US$932 million) (FY22: R16.1 billion (US$1.1 billion))

Papua New Guinea
R958 million (US$53.9 million) (FY22: R829 million (US$54.5 million))

Communities, traditional authorities and NGOs
An aspect of social and relationship capital that represents responsible corporate citizenship and impacts our social licence to operate.

Capitals impacted

Why we engage
•Establish and maintain collaborative partnerships with host communities for shared value
•Identify, understand and manage our impacts and community expectations
•Proactively identify and address stakeholder concerns, complaints and grievances
•Keep host communities informed of the company’s activities and performance, including progress on commitments made to our stakeholders
•Seek input and support for future projects and initiatives
•Co-create solutions to generate lasting socio-economic development and growth in host communities
•Build capacity of NGOs to address social needs that are not catered for in government services
•Build an understanding of the risks associated with mining and the efforts to promote public health and wellbeing.

How we create value
•Investing in local economic development and corporate social investment initiatives
•Maintaining constructive relationships with communities
•Understanding, managing and addressing stakeholder expectations and concerns
•Contributing to socio-economic upliftment
•Promoting self-sustaining activities to create jobs and alleviate poverty
•Embracing safe and sustainable mining to make a positive socio-economic contribution.

2023 engagement topics
South Africa
•Procurement opportunities and incubation and development of SMMEs
•Perceived increased unemployment as a result of mine closures
•The impact of illegal mining.

Papua New Guinea
•Delayed permitting of the Wafi-Golpu Joint Venture project, translating into delayed benefits of the project to the host communities.
Australia
•Employers competing with the mining sector for employees.

Related material matters
•Stakeholder engagement and patterning for sustainable communities
•Supply chain transformation and preferential procurement
•Circular economy
•Upholding human rights and responsible procurement
•Ensuring legal, regulatory and compliance excellence.

Overall economic value created
Investments in CSI and socio-economic development initiatives: R254 million (US$14.3 million) (FY22: R193 million (US$13.0 million))

South Africa
R179 million* (US$10.1 million) (FY22: R138 million (US$9.1 million))

Papua New Guinea
R75 million (US$4.2 million) (FY22: R55 million (US$3.6 million))

*Includes SLP commitments and CSI.

Governments and regulators
Enact legislation and related regulations that Harmony must comply with to earn or retain its regulatory licence to operate, aligning and managing interests, needs and expectations.

Capitals impacted

Why we engage
•Maintain government stakeholders’ confidence in Harmony and positive relations at all government levels to promote a conducive environment for investing in Harmony’s long-term growth
•Meet or exceed regulatory requirements and ensure compliance reporting on operations/projects performance
•Understand, develop and implement plans to address issues and manage risks
•Understand and provide feedback on proposed regulatory changes and their potential impact on the mining industry
•Support governments by contributing to national revenue
•Collaborate with government on strategic initiatives
•Align our socio-economic interventions to contribute to the implementation of national, provincial and local growth and development plans
•Policy reform.

How we create value
•Contributing to national income by paying taxes and royalties on profits and earnings
•Maintaining constructive relationships with governments and regulators
•Maintaining our mining and related permits and licences in good standing.

2023 engagement topics
•Safety performance
•Greater focus on ESG funds’ disclosures following the increase in greenwashing and other ESG-related issues
•Stable and investor friendly regulatory environment
•Crime, illegal mining, corruption, and grey listing
•Relevant regulatory changes
•Job creation
•Energy security and privatisation
•Economic development through procurement.

South Africa
•Delays in prospecting rights for Kalgold.

Papua New Guinea
•Permitting of the Wafi-Golpu Project
•Undertake scheduled review of all parties performance against commitments in the Hidden Valley MoA.

Australia
•Contribute to critical (new economy) minerals development while supporting Queensland’s decarbonisation goals
•Maximise local economic benefits

•Project operates to high standards of ESG.

Related material matters
•Stakeholder engagement and partnering for sustainable communities
•Supply chain transformation and preferential procurement
•Ensuring legal, regulatory and compliance excellence.

Overall economic value created
Taxes and royalties paid: R1.0 billion (US$56.6 million) (FY22: R669 million (US$44.0 million))
Personal income tax on employee salaries and wages paid: R3.3 billion (US$184.5 million) (FY22: R3.2 billion (US$210 million))

South Africa
R1.0 billion (US$57 million) (FY22: R578 million (US$38.0 million))

Papua New Guinea
R128 million (US$7.2 million) (FY22: R91 million (US$6.0 million))

Suppliers
Provide raw materials, inputs and services essential to our business.

Capitals impacted

Why we engage
•Manage costs and align with our key policies to support delivery of our strategic objectives and long-term viability
•In South Africa, this engagement is essential in meeting procurement targets for our mining rights
•In Papua New Guinea, engagement is essential to meeting our commitments under mining-related agreements.
•In Australia, engagement is essential to fulfilling legislative requirements for an Australian Industry Participation Plan and addressing stakeholders’ expectations to maximise local benefits.

How we create value
•Focusing on local preferential procurement to support local economies
•Engaging with suppliers and contractors to build cooperative, trust-based relationships and manage costs
•Ensuring services are delivered as agreed and align with our values and strategic objectives
•Honest and timely communication
•Indirectly contributing to the broader economy.

2023 engagement topics
•Ensuring products and services are locally sourced following Mining Charter III verification requirements
•Preferential procurement
•Unethical conduct, bribery and corruption
•Carbon emissions footprint and scope 3.

Related material matters
•Stakeholder engagement and partnering for sustainable communities
•Driving equity, diversity and inclusion
•Supply chain transformation and preferential procurement
•Circular economy
•Transparent and ethical business.

Overall economic value created
Procuring goods and services: R18.5 billion (US$1.0 billion) (FY22: R16.6 billion (US$1.1 billion)

South Africa
Total procurement (discretionary) spend:
R16.5 billion (US$929 million) (FY22 R14.3 billion (US$940 million)). Of this, 85.1% (R14.0 billion (US$788 million)) was preferential procurement with BEE* entities (FY22: 78.3% or R11.2 billion (US$736 million))

Papua New Guinea
Total procurement spend:
R2.1 billion (US$117 million) (FY22: R2.3 billion (R153 million)):
In-country: 39.5% (R821 million (US$46.2 million)) (FY22: 47.6% or R1.1 billion (US$72.8 million))
Morobe: 49.1% (R574 million (US$32.3 million)) (FY22: 24.1% or R559 million (US$36.7 million))

* Refers to >25%, + 1 vote historically disadvantaged person-owned and controlled companies.

SUSTAINABLE DEVELOPMENT
ESG IN PRACTICE
Key drivers of sustainability within Harmony are reducing risk, maximising opportunities and leaving positive impact and shared value – it is why we mine with purpose.

Guided by our sustainable development framework, delivering on our ESG commitments continues to inform our strategic direction and decision making. The framework enables us to maximise our positive impact and mitigate or manage our negative impact with clear, measurable goals, while keeping our stakeholders’ needs and interests top of mind.

Our approach

Prioritising sustainability issues, and actioning these by delivering on our purpose, strategy and ESG pillars	à	Responsible stewardship	à	Sustainable development guidelines and frameworks	à	Aligning to six capital model supporting UN SDGs	à	Enhancing disclosure and measuring our performance

Linking capitals to UN SDGs

Human capital: Addresses poverty and aims to improve the wellbeing of individuals and communities.

Financial capital: Involves investments in agricultural development and food security programmes.

Manufactured capital: Focuses on improving agricultural infrastructure and farming methods.

Intellectual capital: Encourages innovation in agriculture and food production.

Natural capital: Promotes sustainable agriculture and responsible land and water use.

Social capital: Food security and access to food are critical for community wellbeing.

Prioritising sustainability issues
Our integrated, risk-based approach to sustainability ensures that we are geared to respond to a multitude of local and global ESG drivers while going beyond compliance. We have identified sustainability-related risks and opportunities that are most important to us and our stakeholders (as shown below) that will enable us to prioritise and focus our efforts.

		Value creation Maximising positive impact					Sustainable products What we sell
Sustainable operations How we work		é
		Maximising positive impact through how we work		Maximising positive impacts through what we sell
		Current opportunities being explored/implemented	Opportunities moving to maturity	Current opportunities being explored/implemented	Opportunities to differentiate
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•Embedding sustainability into our purpose, strategy and operating model
•Diversifying our energy mix with renewable energy
•Community relations and impact
•Maintaining sound labour relations
•Supply chain transformation and preferential procurement
•Pursuing technology and innovation for environmental, operational and safety improvements
•Productivity improvement projects.

•Managing capital access and allocation for profitability
•Responsible procurement
•Attracting and retaining an engaged and empowered workforce
•Diversity, equity and inclusion
•Workforce training and education
•Protecting employee health and mental wellbeing
•Circular economy
•Ensure sustainability metrics are embedded in Harmony’s roles, KPIs and incentives.
				•Rebalancing asset portfolio (metals and minerals of the future/low-carbon economy) •Communication and advocacy.	•Ensuring sustainability leadership as a differentiator •Position Harmony’s brand around sustainability •Exploring value-accretive merger and acquisition opportunities in critical minerals space.	è
		Minimising negative impacts through how we work		Minimising negative impacts through what we sell
		Critical risks	Monitor, comply and manage	Critical risks	Monitor, comply and manage
•Loss of life/safety
•Security of electricity/power supply
•Security of water supply
•Air quality
•Physical impacts of climate change
•Depleting the Ore Reserve base
•Unsuccessful project execution
•Supply chain disruptions
•Business ethics and code of conduct.

•Mine closure: rehabilitation and legacy
•Community relations
•Energy efficiency and emissions
•Tailings Storage Facility (TSF) management and safety
•Hazardous chemicals management
•Modern slavery and human rights
•Pollution prevention
•Biodiversity
•Management of legal and regulatory environment
•Transparency and disclosure.
				•Supply chain management.	•Responsible gold.
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Minimising negative impact Risk management

We aim to achieve this by delivering on the following:

Purpose	Mining with purpose
To deliver on our strategy of producing safe, profitable ounces and increasing margins
Business strategy and outcomes	Extracting while minimising impacts, preserving and protecting the environment, leaving a cleaner, healthier planet for future generations	Prioritising employees’ safety, health and wellbeing while cultivating talent and developing the skills required for the future	Keeping sustainability at the centre of all strategic decisions	To achieve our ambition of low-carbon gold, Harmony has committed to prioritising strategic investments in renewables in high-grade assets
Strategic pillars	Responsible stewardship	Operational excellence	Cash certainty	Effective capital allocation
Embedding sustainability strategic pillars	Our embedded ESG practices will create lasting legacies and ensure a sustainable future for all our stakeholders
	Environmental stewardship	Social stewardship	Governance stewardship	Business and operational excellence
Harmony’s commitment to protecting and regenerating the environment through ecologically responsible mining involves driving environmental sustainability and leadership. We strive for a greener, zero-emissions business with a lasting positive legacy. To coexist with the natural environment it is crucial that we understand and appreciate the negative effects of our operations.

Our environmental strategy enables us to manage, mitigate and offset environmental risks associated with our activities.
What we do as a business has a broader impact on the communities surrounding our operations and society at large.

Harmony is guided by our socio-economic strategy to deliver on our responsibility of:
•Fostering relationships of trust with our employees, suppliers, host communities and government
•Promoting shared value for all and delivering impact through going beyond compliance
•Responsibly closing our operations to ensure we create and preserve value wherever we operate.

Our social compact is further underpinned by and complies with Harmony’s Social Labour Plans SLPs and mining rights, the Hidden Valley memorandum of agreement (MoA), and the recently established Wafi-Golpu Framework memorandum of understanding (MoU).
Good governance lies at the heart of our performance and reporting. Guided by our policies and codes, we aim to do the right thing and tell our story honestly. Harmony is a business, but we operate in a broader, interlinked context. Considering every element of those links in our thinking and actions will make Harmony a sustainable business – poised for growth.

			For Harmony, ethical mining equals ethical leadership that equals corporate trust.	How we ensure that Harmony is pursuing operational sustainability, creating economic benefit and managing business resilience.

To achieve our purpose, our sustainable development framework is the cornerstone of our commitment to responsible stewardship. It comprises four pillars and 13 priorities. The framework was reviewed and updated this year to ensure it remains relevant.

Priorities	Environmental stewardship	Social stewardship	Governance stewardship	Business and operational excellence

•Climate action: Decarbonise the business through energy efficiency and Harmony’s renewable energy programme
•Climate resilience: Ensure Harmony and its infrastructure, sites and operations are adapted to withstand and mitigate the effects of climate change
•Biodiversity: Mitigate impacts to biodiversity and work towards offsetting through restoring sustainable value to land disturbed by our operations
•Water: Prioritise security of supply, protection of resource and responsible utilisation and recycling of water resources.

•Health, safety and wellbeing: Prioritise a strong safety culture, ensuring employee health, safety, wellbeing and zero loss of life
•Supporting our people: Providing and promoting strong leadership and an enabling culture that ensures we attract and retain an engaged, empowered, diverse and inclusive workforce; maintaining sound labour relations; and providing workforce training and education
•Partnering for thriving, sustainable communities and our social licence to operate: Strengthen stakeholder engagement and partner for sustainable communities while driving responsible procurement and supply chain transformation.

•Transparent and ethical mining: Drive ethical business practices, meet or exceed regulatory requirements, and partner with key stakeholders
•Ethical and accountable leadership: Internalise our commitment and accountability to Harmony’s responsible corporate citizenship, ethical leadership and robust governance standards
•Governance excellence: Follow a proactive, strategic approach to governance, building on existing strengths to ensure best-in-class governance approaches, embedding ESG into our core strategy and taking a proactive approach to go beyond compliance with ESG legislation.

•Managing business resilience: Anticipate, identify and understand external influences and risks that affect our business, and develop appropriate responses to improve our economic impact and performance
•Pursuing technology and innovation for environmental, operational and safety improvements: Advance innovation capabilities to unlock and improve our sustainability
•Managing capital access and allocation for safe profitable ounces: Capital allocation is aimed at producing safe, profitable ounces and increasing margins through meeting approved capital allocation parameters.

We report on our progress against these priorities in the sub-sections under the environment, social and governance chapters in this report.

Reporting and disclosure
Reporting and disclosure are important components of our framework:
•We voluntarily report in accordance with guidelines issued by the GRI. Harmony has a self-declared compliance to the core level of the GRI Standards
•We report on environmental information aligned with CDP Water
•Our reporting aligns with TCFD.

Assurance
Corporate credibility is crucial to our business and reinforces the need for us to build on our reputational capital. We achieve heightened credibility through our sustainable development performance and reporting. We assure 21 material indicators, of which six are subject to reasonable assurance and 15 to limited assurance. In FY23 we assured conformance to the World Gold Council's Responsible Gold Mining Principles. .

We continue improving our assurance programme to cover key performance indicators and the level of assurance.

Accountability and responsibility
The social and ethics committee is responsible for governance of the sustainable development framework, with the board having ultimate accountability.

Responsible stewardship
As one of our four strategic pillars, responsible stewardship supports our operating philosophy of profit with purpose and guides all strategic decisions. We are mindful of our responsibilities as a corporate citizen, environmental stewards and in truly living our values. Key to delivering on this pillar is meaningful stakeholder relationships, engagement and collaboration.

Guidelines and frameworks

We have prioritised those SDGs to which we can meaningfully contribute through our sustainable development framework and by meeting our socio-economic development commitments.

We are committed to making a meaningful contribution to the SDGs and we understand our role in contributing to broader sustainable development issues. We have aligned our sustainable development framework to the SDGs since 2018.

The World Gold Council’s Responsible Gold Mining Principles address key ESG issues for the gold mining sector and set out clear expectations for consumers, investors and the downstream supply chain on what constitutes responsible gold mining. Harmony has concluded its third year of alignment to the World Gold Council's Responsible Gold Mining Principles (RGMPs). Subsequent to our third year on-site verification audit, Harmony can demonstrate that our operations conform to the RGMPs. The conformance was independently assured by RSM South Africa Inc as per the assurance report.

For the past five years, Harmony’s transparent reporting on our climate change strategies and actions has aligned with TCFD recommendations. This has informed our approach to repositioning our business as a climate resilient operation.

To help us manage the unique water-related risks and opportunities we face in the countries where we operate, we submit an annual performance report to CDP Water.

As a member of the Minerals Council South Africa, we subscribe to its membership compact, a mandatory code of ethical business conduct, and its guiding principles.

Our sustainable development framework is aligned to the International Council on Mining and Metals (ICMM) principles, the UNGC principles and UN Voluntary Principles on Security and Human Rights. Although not a member or signatory to these organisations, we have adopted their principles in various sustainable development policies and position statements.

Harmony considers the Organisation for Economic Co-operation and Development’s (OECD) guidelines for responsible investment.

We strive to ensure compliance with local and international guidelines by adopting tailings management best practice.

Aligning with the SDGs

By mining with purpose, Harmony contributes to broader sustainable development goals as demonstrated by our commitment to helping achieve the SDGs. In our pursuit of delivering positive impact and lessening our negative impact, Harmony collaborates with our stakeholders and makes a targeted effort to:
•Take action against climate change and fossil-fuelled energy consumption
•End poverty
•Efficiently manage our use of scarce natural resources such as water and land
•Protect biodiversity
•Observe human rights.

We are equally committed to supporting the governments in South Africa and Papua New Guinea in achieving the SDGs. We will be able to measure the extent of our broader impact in Australia as Eva Copper progresses.

Harmony identified and prioritised 15 SDGs that we can meaningfully impact:
•Eight SDGs directly align with our business strategy and its four pillars (direct SDGs)
•Seven SDGs indirectly align to our business strategy whereby we can meaningfully contribute through our sustainable development framework and by meeting our socio-economic development commitments.

Many of the SDGs are interconnected, and collaboration is a key SDG to all the others. SDG 17 calls for partnerships, and pooled efforts and resources to bring sustained beneficial change to our people.

Collaboration
We partner and collaborate with various stakeholders to strengthen our impact on SDGs	Harmony considers collaboration a critical factor in delivering on our ESG commitments because mutually beneficial relationships enable SDG achievement and are key to leaving a lasting positive legacy and value creation.

We partner with, among others, communities, municipalities, tertiary institutions, small businesses and governments, locally and nationally, for sustainable development. We continue strengthening current partnerships as well as building new partnerships by having constructive engagements and addressing our stakeholders’ needs and concerns.

A snapshot of how we demonstrate our commitment to SDG 17

The Harmony Gold Tripartite is a key partnership in creating a proactive safety culture	We collaborate and partner with government institutions to implement our CSI initiatives	We collaborate with industry peers on water management programmes	We partner with local communities in our biodiversity conservation programmes	Partnering with industry organisations like the Minerals Council to address issues such as gender-based violence facing South Africa is critical to delivering on our social commitments

Direct – central to our core business and strategy

Ensure good health and promote the wellbeing of all
We care about the safety, health and wellbeing of our employees. All employees should return home unharmed and healthy.

We contribute to the achievement of SDG 3 through our duty of care informed by our deep-seated values which ensure that our impact extends beyond the mine boundary to the communities affected by our operations and where many of our employees live. We believe that contributing to the health and wellbeing of our communities facilitates an ecosystem in which our business and all stakeholders can thrive.

Promote gender equality and empower women and girls
By delivering on our gender equality and inclusivity targets and actively increasing the number of women employed across the company at all levels, we contribute to achieving SDG 5. Gender equality, diversity and inclusion are an important aspect of our human resources policy.

Ensure availability and sustainable management of water and sanitation for all	Our water management strategies consider the risks, needs and impact of each geography, mine, the surrounding environment and communities who benefit from our business.

We manage and mitigate our impact on water catchment areas by ensuring we do not degrade the quality or affect ecosystem health. Our overarching objective is to conserve this natural resource by improving our water efficiencies through reuse and recycling.

We contribute to achieving SDG 6 through socio-economic projects that include assisting municipalities in managing their waste water.

Ensure access to affordable, reliable, sustainable and modern energy for all	We drive the achievement of SDG 7 at Harmony through reducing our consumption of grid energy through our energy efficiency programme and a pipeline of projects at different stages of development which will depressurise the grid by adding circa 200MW to the grid in the short term. We are liberating land for green energy projects that will feed into the grid.

We are also investing in alternative energy sources, including three solar photovoltaic (PV) plants.

Promote sustained, inclusive and sustainable economic growth, full and productive employment and decent work
We aim to be a fair and responsible employer that respects the rights of employees to associate freely. We impact SDG 8 by enhancing the lives of our 45 546 employees through enabling them to improve their living conditions, and to have better access to social services, healthcare, education and training.

Ensure sustainable, responsible consumption and production patterns
A key pillar of our business strategy is operational excellence. By re-engineering our portfolio for quality assets, optimising our processes, grade management and costs, we improve and sustain productivity and efficiencies. This inherently involves the efficient use of natural resources, responsible waste management, sustainable procurement practices and regular reporting to stakeholders and therefore results in an impact on achieving SDG 12.

Take urgent action to combat climate change and its impacts
The energy we consume is mostly generated by fossil fuels in South Africa, a contributing factor to climate change.

Our decarbonisation strategy, net zero targets and investments in alternative energy sources enable us to combat climate change and its impacts. We are contributing to SDG 13 by systematically transforming our portfolio into low-carbon assets, as demonstrated by our renewable energy programme and the acquisition of Eva Copper.

Protect, restore and promote the sustainable use of terrestrial ecosystems, halt and reverse land degradation, and halt biodiversity loss
We have a growing responsibility to contribute to SDG 15 to ensure we leave a lasting positive legacy. This is because our mining activities negatively impact natural ecosystems.

Guided by our environmental strategy and related policies and procedures, we aim to mitigate these impacts by restoring land and biodiversity, and planning for post-mine closure.

Indirect – SDGs we support through our existence and sustainable development activities

End poverty in all its forms everywhere
Our 45 546 employees support an estimated 475 000 dependants, local businesses and municipalities in the communities where they live.

We demonstrate our contribution to SDG 1 through many of our socio-economic initiatives. These initiatives create empowerment, employment and economic upliftment through, among others, sustainable economic activities – see SDG 11 – and help to combat poverty.

End hunger, achieve food security and promote sustainable agriculture
We impact SDG 2 by supporting broad-based agriculture and commercial agricultural ventures to establish alternative, sustainable economic activities and subsistence farming that will continue beyond mining operations and contribute to food security.

Ensure inclusive and equitable quality education and promote lifelong learning opportunities	We aim to advance mathematics, science and technology at secondary schools in our South African communities. By promoting training in entrepreneurial and portable skills, and in information and communication technology among the youth, we contribute to SDG 17.

Both in South Africa and Papua New Guinea, ongoing training and skills development for our employees are a business imperative.

Build resilient infrastructure, promote sustainable industrialisation and foster innovation	We collaborate with our peers, as members of the Minerals Council South Africa, in research and development initiatives to achieve SDG 9. We also hold the chair in rock engineering at the University of Pretoria. Our impact is evident in our pursuit of technology and innovation to modernise our operations, ensuring environmental, operational and safety improvements as well as re-engineering Harmony’s portfolio and growing profitable ounces.

Reduce inequality in our host countries	Harmony’s gender diversity and employment equity policies and strategies, guiding our creation of equal opportunities for our employees and host communities wherever we operate, ensure we contribute to the achievement of SDG 10.

Ethical and accountable leadership drives our equity, inclusion and diversity goals.

Make cities and human settlements inclusive, safe, resilient and sustainable	Our socio-economic development strategy focuses on agricultural, infrastructure and sustainable energy projects, which have greater potential to deliver sustainable benefits to communities. This is supported by preferential and local procurement, as well as enterprise and supplier development.

The aim is to help establish sustainable communities that are economically viable post-mining. Infrastructure projects (such as roads in South Africa and water and sanitation in Papua New Guinea) help boost host community resilience and therefore contribute to the achievement of SDG 17.

Promote peaceful and inclusive societies for sustainable development, provide access to justice for all and build effective, accountable and inclusive institutions at all levels
Through ethical and responsible mining, we aim to drive ethical business practices, meet or exceed regulatory requirements and continue partnering with key stakeholders. This enables our continued support of SDG 16.

We have established stakeholder forums to engage in dialogue with our various stakeholders to understand their needs and expectations. By being honest and transparent and delivering on commitments, we build credibility. We work closely with our local governments through various structures to ensure that we are jointly identifying opportunities to support our communities.

In Papua New Guinea, we have assisted with law and order infrastructure, including magistrates houses and police stations, among others, to improve access to peace and justice for our communities. We have also established a memorandum of agreement that allows our asset protection department to offer reserve policing capabilities.

Measuring our performance and improving disclosure
Harmony largely aligns reporting with global leading practice. We consider feedback received from investors and ratings agencies to improve the consistency, transparency and granularity of our disclosure. We continuously monitor the regulatory environment to ensure Harmony remains aligned and complies with international and local ESG disclosure requirements.

We monitor our ESG scores closely, particularly any areas where we may be underperforming against our industry peers. Our ESG performance is annually assessed by global ratings agencies. In FY23, we received the following scores:

4.1 out of 5.0 FTSE Russell ESG rating: •Environment: 4.2 •Social: 3.3 •Governance 5.0. Harmony ranks in the 95th percentile in the Industry Classification Benchmark Supersector.	Harmony maintained the “B” rating. Overall, we performed better than the industry average.	Harmony ranks in the top 50 under the gold sub-industry.
Harmony achieved an overall score of 71.7% with 100.0% for disclosure and 59.6% for data quality. We have been included in the Bloomberg Gender-Equality Index for the fifth consecutive year. This demonstrates our culture of and commitment to providing an inclusive work environment that fosters gender equality, inclusivity and diversity.
CDP score of “A” for water management.

We also measure our sustainable development performance by group aggregate targets. We have set targets in accordance with the Science Based Targets Initiative (SBTi). The SBTi has confirmed Harmony’s action plan to achieve the Paris Agreement’s goal to limit global warming to 1.5ºC with our aim to achieve net zero by 2045.

DELIVERING PROFITABLE OUNCES
OPERATIONAL PERFORMANCE

Operational excellence is one of four strategic pillars on which Harmony has built its business and is vital to delivering on our strategy – to create value by operating safely and sustainably, and by growing our margins. In striving to maintain operational excellence, we prioritise safety, ensure strict cost control and management of grades mined and encourage disciplined mining to improve productivity and efficiencies.

Our approach
Our approach to improved operational performance is driven by our commitment to operational excellence and to ensuring safe, consistent, predictable and profitable production. We aim to create an enabling and safe environment to achieve our operational plans, reduce unit costs and improve productivity to maximise the generation of free cash flow. Operational excellence is central to generating cash flow.

Key focus areas of our operational excellence programme:

Safety and health •Journey to proactive safety •Risk management and focus on critical controls •Bottom-up safety transformation interventions.	Grade management and mining flexibility •Limit mining below cut-off grade •Incorporate flexibility into our mining plans.	Capital allocation •Prioritised and focused capital allocation for growth and to sustain the business.

Infrastructure maintenance •Fewer unplanned stoppages.	Cost management •Focused cost management and project delivery •Improved productivity •Higher grade assets will drive down costs in the long run.	Environmental and social management •Sustainable and responsible environmental stewardship •Community engagement and social upliftment.

Capitals affected Directly Manufactured capital Human capital Intellectual capital Indirectly Financial capital Social and relationship capital Natural capital	Stakeholders affected •Employees and unions •Investors and financiers •Governments and regulators •Communities, traditional leaders and NGOs •Suppliers.	Link to strategy Responsible stewardship Operational excellence Cash certainty Effective capital allocation

Responsible committees •Technical •Social and ethics
Related risks
•Loss-of-life/safety
•Security of electricity power supply and the impact of higher electricity costs
•Not achieving operational objectives at our critical operations
•Political tensions (geo-political and local)
•Unsuccessful project execution
•Supply chain disruptions (including supply of goods and increasing costs)
•Gold price and forex fluctuations (varying from planned levels)
•Systemic failure of public infrastructure
•Depleting Ore Reserve base
•Ore Reserve/mining inflexibility (Iceberg management model)
•Labour and community unrest.

Safety and operational risk management
Managing safety risks: Safety is a material risk for Harmony. As such, it is imperative to ensure safe production, prevent loss-of-life incidents and embed a proactive safety culture across all our operations. We have adopted global best practice safety standards via a four-layered approach. The approach is based on risk management, implemented modernised safety systems, an intensified focus on leadership development and training to address behaviour to achieve our goal of ensuring that each employee safely returns home every day.

Managing operational risks: Operational risk management is an integral feature of our business and operating strategy. It entails managing risks effectively while working productively. Our risk-based approach helps ensure that all supporting systems are functioning efficiently. Safety hazards and operational business risks are identified and dealt with continuously at each of our operations.

Harmony’s top operational risks are:
•Loss-of-life/safety
•Security of electricity power supply and the impact of higher electricity costs
•Not achieving operational objectives at our critical operations
•Unsuccessful project execution
•Supply chain disruptions (including supply of goods and increasing costs).

Scope
This document has been prepared as part of Harmony’s integrated annual reporting suite. For additional information on areas disclosed in this report, refer to the following individual reports:
•Mineral Resources and Mineral Reserves report 2023
•ESG report 2023
•Financial report 2023.

Our performance FY23
The safety and health of our employees and their families remains our top priority. In FY23, we continued our safety journey to embed a proactive safety culture throughout the company. Group LTIFR for FY23 improved to 5.49 per million hours worked compared to 5.65 per million hours worked in FY22.

Group production for FY23 was flat at 1.47Moz of gold (FY22: 1.49Moz) and was at the upper end of our guidance of 1.4Moz to 1.5Moz for the year. Adjusting for the closure of Bambanani at the end of FY22, group production increased by 2% or 27 270oz year on year. Production was mainly driven by an excellent performance from our South African underground operations. The average underground recovered grade increased by 8% to 5.78g/t from 5.37g/t, mainly due to stand out performances by Mponeng, Tshepong South, Doornkop and Joel.

The average gold price received increased by 15% to R1 032 646/kg (FY22: R894 218/kg) for the financial year driven by a weaker rand to US dollar exchange rate of R17.76/US$ (FY22: R15.21/US$). Gold revenue increased 14% to R47 519 million (FY22: R41 742 million), driven by the higher gold price. Group all-in sustaining costs increased by 6% to R889 776/kg from R835 891/kg in FY22. Higher recovered grade and a stable cost base ensured all-in sustaining costs came in below the guided R900 000/kg for the financial year. This resulted in a production profit of R13 977 million, 46% higher compared with R9 546 million in FY22.

Group capital expenditure for FY23 rose 23% to R7 598 million from R6 192 million in FY22. This was mainly due to the ramp-up in capital towards growth projects as well as capitalised stripping activities at Hidden Valley. Capital expenditure related to growth projects increased 69.5% to R2 068 million compared with R1 220 million spent in FY22.

Group operating free cash flows increased by 107.6% to R6 031 million in FY23 from R2 905 million in FY22. This was mainly due to the higher underground recovered grades and the higher average gold price received. Mponeng and Moab Khotsong contributed 57.2% towards group operating free cash flows.

* Operating free cash flow = revenue – cash operating cost – capital expenditure +/- impact of run-of-mine (ROM) costs as per operating results.

FY23 focus areas and actions	How we performed
Continue embedding a proactive safety culture.	South African lost-time injury frequency rate improved by 2.7% to 5.74 per million shifts from 5.90 in FY22.
Ensure we meet our operational plans and generate free cash flow.	Upper end of production guidance met, grade and all-in sustaining cost within guidance. Operational free cash grew 107.6% year on year to R6.0 billion.
Create synergies in the West Wits region that will unlock value.	Savuka plant started on the retreatment of slimes dams.
Pursue organic brownfields growth strategy.	Brownfield exploration at Hidden Valley and Kalgold to optimise existing open-pit operations, with brownfield exploration at our underground operations in South Africa.
Continue to drive down unit costs by improving our safety performance, delivering on our production plans, and increasing the productivity of our mining teams.	Group all-in sustaining cost increased by 6.5% year on year to R889 766/kg, well managed given the current high inflation environment being experienced globally.

Key operational metrics FY23 – year-on-year (YoY) comparison

	Unit	YoY move	YoY %	FY23	FY22
Gold price	(R/kg)	é	15.5	1 032 646	894 218	Average gold price received increased YoY, boosting revenue.
Underground yield	(g/t)	é	7.6	5.78	5.37	Higher grades from most operations when compared to the previous year with notable improvements from Mponeng, Tshepong South, Doornkop and Joel.
Margin	(%)	é	85.7	13	7	Boosted by a higher gold price and stable production with exceptional performances from Mponeng and Tshepong South recording margins of 27.0% and 20.0% respectively.
Gold produced	(kg)	ê	-1.3	45 651	46 236	Production was steady, decreasing by only 1.3% despite the closure of Bambanani in June 2022.
– South Africa	(kg)	ê	-2.9	41 281	42 529	The closure of Bambanani and a challenging year for Target 1 was offset by exceptional performances from Mponeng, Doornkop and Joel.
– Papua New Guinea	(kg)	é	17.9	4 370	3 707	Improved performance for FY23 as the previous year was impacted by the overland conveyor failure.
All-in sustaining cost	(R/kg)	é	6.4	889 766	835 891	Affected by annual salary and electricity tariff increases as well as above inflationary pressures on specific consumables such as chemicals.

FY24 outlook
In the next financial year, gold production is estimated to be between 1.38Moz and 1.48Moz at an all-in sustaining cost of less than R975 000/kg. Underground recovered grade is planned to increase to between 5.60g/t to 5.75g/t.

Looking ahead, we have a number of growth opportunities. The Kareerand extension is underway after some regulatory delays. The Zaaiplaats project will continue to be a focus area for Moab Khotsong in FY24 with the sinking of the decline expected to start in the second half of the year. Target mine is expected to complete the infrastructure relocation project with improved production results towards the second half of the financial year.

Exploration drilling at Kalgold has yielded favourable results, with the completion of the FY24 drilling programme the operation has the potential to be further expanded. We are also drilling in the vicinity of Target North, situated in the Witwatersrand Basin.

Key focus areas and actions in FY24:
•Continue to embed a proactive safety culture
•Ensure we meet our operational plans and generate free cash flow
•Pursue organic brownfields growth strategy
•Major project execution and capital spend aligned to plan
•Continue to drive down unit costs by improving our safety performance, delivering on our production plans, and increasing the productivity of our mining teams.

FY24 production and capital guidance

	Production	Capital expenditure[1]	Life-of-mine
Operation	(oz)	(Rm)	(years)
Moab Khotsong	187 600 - 195 600	1 285	21
Mponeng	232 900 - 245 200	932	7
Tshepong North	99 300 - 104 500	494	7
Tshepong South	95 600 - 100 600	540	7
Doornkop	111 900 - 117 800	754	15
Joel	60 000 - 63 200	236	7
Target 1	65 200 - 68 900	575	6
Kusasalethu	119 600 - 124 700	266	3
Masimong	62 900 - 66 200	87	2
Underground operations – total2	1 035 000 - 1 086 700	5 169
South African surface operations (tailings and waste rock dumps)	~102 400	323	12+
Mine Waste Solutions (MWS)	99 100 - 104 400	1 548	16
Kalgold	40 400 - 42 100	58	9
Hidden Valley[3]	146 500 - 152 800	2 432	5
Total	~1 380 000 – 1 480 000	9 530
1    Excludes Eva Copper and Wafi-Golpu.
2    At an underground recovered grade of ~5.60g/t to 5.75g/t.
3    Includes capitalised stripping costs.

Forecast capital expenditure to FY26 and capital expenditure by operation for FY24

Capital guidance* (R million)
10000
9000
8000
7000
6000
5000
4000
3000
2000
1000
0
7 598
9530
8457
5459
1 514
407
2 049
3 628
1 277
1 155
2 733
4 365
1 425
844
2 236
3 952
957
224
1 385
2 893
FY23
FY24 FC
FY25 FC
FY26 FC
Sustaining capital (SA)
Growth capital (SA)
Hidden Valley capital (PNG)
Capitalised stripping
FY24 guidance

*    Excludes renewables, Eva Copper and Wafi-Golpu.
#    Includes: on-going capital development, shaft capital and plant capital.

FY24 capital guidance per operation (R million)
2600
2400
2200
2000
1800
1600
1400
1200
1000
800
600
400
200
0
1277
370
578
207
1396
152
732
272
281
90
389
453
256
170
328
18
369
187
92
140
309
56
152
287
88
236
0
142
124
7
96
133
87
58
Hidden Valley
MWS
Moab operations
Mponeng
Doornkop
Target 1
Tshepong South
Tshepong North
Other surface
Kusasalethu
Joel
Masimong
Kalgold
Ore reserve development
Other sustaining capital
Major/growth capital*
Capitalised stripping

*    Excluded from all-in sustaining cost.
#    Excluding renewables, Eva Copper and Wafi-Golpu.

PERFORMANCE BY OPERATION

South Africa – underground operations
Our high-grade mines, Mponeng and Moab Khotsong, had a strong full year performance driven by improved recovered grades. The recovered grade for these operations increased by 12% from 7.00g/t in FY22 to 7.83g/t in FY23 leading to a 12% increase in gold production at 14 117kg (453 871oz) (FY22: 12 594kg (404 906oz)) as ore milled remained flat year on year. These operations contributed 57% or R3.4 billion (US$194 million) towards the group operating free cash for FY23 (FY22: R1.3 billion, US$83 million).

Our optimised operations delivered good results for FY23 with the successful unbundling of the Tshepong Operations and Joel delivering on plan after the completion of the decline project. Gold production for these operations at 19 641kg (631 474oz) was 3% lower than the previous year (FY22: 20 299kg, 652 627oz) mainly due to disappointing performances by Target 1 and Kusasalethu. With the Target 1 infrastructure project nearing completion, production is expected to improve towards the second half of FY24. The optimised operations delivered operating free cash flows of R1.1 billion (US$63 million) in FY23 (FY22: R198 million, US$13 million).

South Africa – surface operations
Production at these operations decreased by 8% to 7 523kg (241 872oz) in FY23 from 8 203kg (263 730oz) in FY22 mainly due to the depletion of waste rock ore to be treated at the available plants. Surface dump operations produced 1 541kg (49 544oz) for FY23, 34% less than in the previous year (FY22: 2 319kg, 74 557oz). The tailings retreatment operations, which includes Mine Waste Solutions, delivered stable results for the year while Kalgold delivered another marginal improvement year on year. The South African surface operations generated operating free cash flows of R835 million (US$47 million), 40% lower than the R1.4 billion (US$91 million) in FY22.

Papua New Guinea – opencast operations
Hidden Valley’s production for FY23 improved 18% to 4 370kg (140 498oz) from 3 707kg (119 182oz) in FY22 as the overland conveyor failure had a major impact on production for the previous financial year. Silver production increased 41% to 78 386kg (2 520 163oz) from 55 687kg (1 790 378oz) in FY22. Production profit was 132% higher at R2 404 million (US$135 million) from R1 036 million (US$68 million) in FY22 while operating free cash flow improved from a negative R46 million (US$3 million) to R615 million (US$35 million) in FY23.

South Africa – underground operation
Moab Khotsong

		FY23	FY22	FY21
Number of employees
– Permanent		5 739	5 562	5 369
– Contractors		974	956	840
Total		6 713	6 518	6 209
Operational
Volumes milled	(000t) (metric)	920	959	903
	(000t) (imperial)	1 015	1 059	995
Gold produced	(kg)	6 668	6 508	7 166
	(oz)	214 381	209 237	230 391
Gold sold	(kg)	6 715	6 393	7 095
	(oz)	215 892	205 539	228 109
Grade	(g/t)	7.25	6.79	7.94
	(oz/t)	0.211	0.198	0.232
Productivity	(g/TEC)	101.54	97.26	109.73
Development results
– Total metres (excluding capital metres)		6 738	7 755	6 981
– Reef metres		1 026	1 424	1 144
– Capital metres		3 510	2 668	2 070
Financial
Revenue	(Rm)	7 036	5 779	6 048
	(US$m)	396	380	393
Average gold price received	(R/kg)	1 047 845	903 905	852 392
	(US$/oz)	1 835	1 848	1 722
Cash operating cost	(Rm)	4 561	4 134	3 846
	(US$m)	257	272	250
Production profit	(Rm)	2 522	1 740	2 206
	(US$m)	142	114	144
Capital expenditure	(Rm)	1 167	894	633
	(US$m)	66	59	41
Operating free cash flow[1]	(Rm)	1 309	752	1 569
	(US$m)	74	49	102
Cash operating cost	(R/kg)	683 995	635 146	536 710
	(US$/oz)	1 198	1 299	1 084
All-in sustaining cost	(R/kg)	782 441	739 870	626 795
	(US$/oz)	1 370	1 513	1 266
Average exchange rate	(R/US$)	17.76	15.21	15.40
Safety
Loss of life		1	1	1
Lost-time injury frequency rate	per million hours worked	6.03	5.65	7.92
Environment[2]
Electricity consumption	(GWh)	749	745	757
Water consumption – primary activities	(Ml)	5 932	6 406	6 191
Greenhouse gas emissions	(000tCO2e)	780	804	903
Intensity data per tonne treated
– Energy		0.81	0.78	0.84
– Water		6.45	6.69	6.86
– Greenhouse gas emissions		0.85	0.84	0.87
Number of reportable environmental incidents[3]		—	1	1
Community
Local economic development	(Rm)	49	23	10
Training and development	(Rm)	124	85	58
1    Operating free cash flow = revenue – cash operating cost – capital expenditure as per operating results.
2    Figures include Nufcor.
3    Figures include reportable incidents in Zaaiplaats.

Moab Khotsong continued

Other salient features
Status of operation	Steady-state operation. Focus on Zaaiplaats and Great Noligwa pillar capital projects
Life-of-mine	21 years (including Zaaiplaats)
Nameplate hoisting capacity (per month)	160 000 tonnes (176 000 tons)
Compliance and certification	•New order mining right •ISO 14001.

Mineral Reserve estimates at 30 June 2023

	Proved			Probable			Total
Reserves (metric)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)
	3.9	7.80	30	9.4	8.90	84	13.3	8.58	115
Reserves (imperial)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)
	4.3	0.227	977	10.4	0.260	2 704	14.7	0.250	3 681

Overview of operations
Moab Khotsong is a deep-level mine near the towns of Orkney and Klerksdorp, some 180km south-west of Johannesburg. The mine, which began producing in 2003, was acquired from AngloGold Ashanti Limited in March 2018.

Mining is based on a scattered mining method, together with an integrated backfill support system that incorporates bracket pillars. The geology at Moab Khotsong is structurally complex, with large fault-loss areas between the three mining areas (top mine (Great Noligwa), middle mine and lower mine (growth project and Zaaiplaats project in execution phase). The mine exploits the Vaal Reef as its primary orebody. The economic reef horizons are mined between 1 791m and 3 052m below surface. Ore mined is processed at the Noligwa gold plant. The plant uses the reverse gold leach method, with gold and uranium being recovered through gold cyanide and acid uranium leaching.

Operating performance FY23
Regrettably, there was one loss-of-life incident at Moab Khotsong in FY23. The lost-time injury frequency rate deteriorated to 6.03 per million hours worked in FY23 (FY22: 5.65). The management team remains committed to improving the safety performance.

The operation recorded a steady performance for FY23, affected by seismicity and other operational challenges. Gold production rose marginally to 6 668kg (214 381oz), 2% higher than the 6 508kg (209 237oz) produced in FY22. The recovered grade for FY23 increased by 7% to 7.25g/t compared to 6.79g/t in FY22 but was partially offset by lower tonnes milled. Tonnes milled for FY23 at 920 000 tonnes was 4% lower than the 959 000 tonnes recorded in FY22.

The mine is the group’s second-largest gold operation, contributing 15% of total production. Revenue increased 22% to R7 036 million (FY22: R5 779 million), mainly due to a higher gold price received. The average gold price received increased by 16% to R1 047 845/kg (FY22: R903 905/kg). Cash operating costs were 10% higher at R4 561 million (FY22: R4 134 million), mainly due to annual wage and electricity tariff increases as well as inflationary increases on consumables and other costs. MPRDA royalties increased by 56% to R142 million in FY23 (FY22: R91 million) Capital expenditure rose 31% to R1 167 million (FY22: R894 million), mainly as a result of capital expenditure for the Zaaiplaats project as well as the Great Noligwa pillar extraction accounting for 53% of the total spent. A total of R365 million was spent in respect of ongoing development.

Moab Khotsong was the second biggest contributor to operating free cash flow at R1 309 million in FY23, a significant increase over the R752 million recorded in FY22.

Our focus areas in FY24

Focus on starting decline sinking operations at Zaaiplaats during the second half of FY24. Planned project capital expenditure for FY24 related to the Great Noligwa pillars and Zaaiplaats project is forecast at R732 million.

South Africa – underground operation
Mponeng

		FY23	FY22	FY21
Number of employees
– Permanent		4 598	4 692	4 650
– Contractors		558	595	658
Total		5 156	5 287	5 308
Operational
Volumes milled	(000t) (metric)	884	840	683
	(000t) (imperial)	975	926	753
Gold produced	(kg)	7 449	6 086	5 446
	(oz)	239 490	195 669	175 092
Gold sold	(kg)	7 480	6 041	5 299
	(oz)	240 487	194 222	170 367
Grade	(g/t)	8.43	7.25	7.97
	(oz/t)	0.246	0.211	0.233
Productivity	(g/TEC)	136.73	105.62	124.95
Development results
– Total metres (excluding capital metres)		8 000	8 331	6 299
– Reef metres		1 500	1 249	815
– Capital metres		—	—	—
Financial
Revenue	(Rm)	7 845	5 620	4 750
	(US$m)	442	369	308
Average gold price received	(R/kg)	1 048 824	930 257	896 474
	(US$/oz)	1 836	1 902	1 811
Cash operating cost	(Rm)	5 002	4 498	2 902
	(US$m)	282	296	188
Production profit	(Rm)	2 848	1 133	1 812
	(US$m)	160	74	117
Capital expenditure	(Rm)	704	605	493
	(US$m)	40	40	32
Operating free cash flow[1]	(Rm)	2 139	517	1 356
	(US$m)	120	34	88
Cash operating cost	(R/kg)	671 474	739 026	532 812
	(US$/oz)	1 176	1 511	1 076
All-in sustaining cost	(R/kg)	784 093	865 976	659 760
	(US$/oz)	1 373	1 771	1 333
Average exchange rate	(R/US$)	17.76	15.21	15.40
Safety
Loss of life		—	1	—
Lost-time injury frequency rate	per million hours worked	8.57	8.71	8.09
Environment
Electricity consumption	(GWh)	938	908	680
Water consumption – primary activities	(Ml)	2 858	2 798	2 250
Greenhouse gas emissions	(000tCO2e)	976	980	708
Intensity data per tonne treated
– Energy		1.06	1.08	1.00
– Water		3.23	3.33	3.29
– Greenhouse gas emissions		1.10	1.17	1.04
Number of reportable environmental incidents		—	—	—
Community
Local economic development	(Rm)	39	31	1
Training and development	(Rm)	78	65	11
1    Operating free cash flow = revenue – cash operating cost – capital expenditure as per operating results.

The results and figures for FY21 in the table above are for the nine months from 1 October 2020 to 30 June 2021.

Mponeng continued

Other salient features
Status of operation	Steady-state operation: development continues
Life-of-mine	7 years
Nameplate hoisting capacity (per month)	165 000 tonnes (182 000 tons)
Compliance and certification	•New order mining right •ISO 14001.

Mineral Reserve estimates at 30 June 2023

	Proved			Probable			Total
Reserves (metric)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)
	2.7	9.68	26	3.3	8.87	29	6.0	9.23	55
Reserves (imperial)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)
	3.0	0.282	834	3.7	0.259	946	6.6	0.269	1 779

Overview of operations
Mponeng is a deep-level mine near the town of Carletonville, some 90km south-west of Johannesburg. The mine, which began producing in 1986, was acquired from AngloGold Ashanti Limited in October 2020.

The orebody is extracted mostly by breast-mining methods with associated waste mining in addition to the reef being extracted. The dilution from these waste sources is captured and incorporated in the tonnage calculation, with historical performance being the benchmark. The mine exploits the Ventersdorp Contact Reef as its primary orebody. The economic reef horizons are mined between 3 160m and 3 740m below surface. Ore mined is processed at the Mponeng gold plant. The plant uses the conventional gold leach method, with gold recovered through carbon-in-pulp technology.

Operating performance FY23
Mponeng achieved 2 000 000 loss-of-life free shifts during the year under review. The operation recorded a 2% improvement in the lost-time injury frequency rate at 8.57 per million hours worked for FY23 (FY22: 8.71).

Mponeng was the group’s largest gold producer, contributing 16% of total production. In FY23, Mponeng produced 7 449kg (239 490oz) of gold, a significant 22% improvement over the 6 086kg (195 669oz) produced in FY22. This was mainly due to higher than anticipated average mining grades as well as good clean mining practices that resulted in a 16% improvement in the recovery grade to 8.43g/t for FY23 (FY22: 7.25g/t). Volumes of ore milled was 5% higher in FY23 at 884 000 tonnes (FY22: 840 000t).

Revenue increased 40% to R7 845 million (FY22: R5 620 million), mainly due to the increase in gold production supported by a higher average gold price received. The average gold price received increased 13% to R1 048 824/kg (FY22: R930 257/kg). Cash operating cost increased by 11% to R5 002 million (FY22: R4 498 million) and was mainly due to annual wage and electricity tariff increases as well as significantly higher MPRDA royalties. Capital expenditure rose 16% to R704 million (FY22: R605 million). A total of R454 million was spent in respect of ongoing development.

Mponeng was the largest contributor to operating free cash flow at R2 139 million in FY23, considerably higher than the R517 million in FY22.

Our focus areas in FY24

Continued focus on improving safety performance as well as achieving planned production. Study underway to determine life-of-mine extension.

South Africa – underground operation
Tshepong North

		FY23	FY22	FY21
Number of employees
– Permanent		3 398	4 920	4 937
– Contractors		308	533	492
Total		3 706	5 453	5 429
Operational
Volumes milled	(000t) (metric)	795	988	944
	(000t) (imperial)	876	1 090	1 041
Gold produced	(kg)	3 354	3 793	4 237
	(oz)	107 834	121 949	136 222
Gold sold	(kg)	3 391	3 799	4 198
	(oz)	109 022	122 141	134 968
Grade	(g/t)	4.22	3.84	4.49
	(oz/t)	0.123	0.112	0.131
Productivity	(g/TEC)	76.95	66.00	74.09
Development results
– Total metres (excluding capital metres)		8 835	14 374	13 303
– Reef metres		1 654	1 567	1 319
– Capital metres		—	1 126	1 000
Financial
Revenue	(Rm)	3 530	3 429	3 540
	(US$m)	199	226	230
Average gold price received	(R/kg)	1 041 078	902 645	843 287
	(US$/oz)	1 823	1 846	1 703
Cash operating cost	(Rm)	2 673	2 894	2 809
	(US$m)	150	190	182
Production profit	(Rm)	829	535	763
	(US$m)	47	36	50
Capital expenditure	(Rm)	553	1 038	746
	(US$m)	31	68	48
Operating free cash flow[1]	(Rm)	303	(503)	(14)
	(US$m)	17	(33)	(1)
Cash operating cost	(R/kg)	797 069	763 163	662 877
	(US$/oz)	1 396	1 561	1 339
All-in sustaining cost	(R/kg)	975 498	994 235	827 334
	(US$/oz)	1 708	2 033	1 671
Average exchange rate	(R/US$)	17.76	15.21	15.40
Safety
Loss of life		2	—	2
Lost-time injury frequency rate	per million hours worked	4.63	5.10	5.44
Environment
Electricity consumption	(GWh)	269	301	299
Water consumption – primary activities	(Ml)	894	1 106	1 031
Greenhouse gas emissions	(000tCO2e)	280	326	311
Intensity data per tonne treated
– Energy		0.34	0.30	0.32
– Water		1.12	1.12	1.09
– Greenhouse gas emissions		0.35	0.33	0.33
Number of reportable environmental incidents		—	—	—
Community
Local economic development	(Rm)	16	15	15
Training and development	(Rm)	79	77	51
1    Operating free cash flow = revenue – cash operating cost – capital expenditure as per operating results.

Tshepong North continued

Other salient features
Status of operation	Steady-state operation: restructuring successfully completed
Life-of-mine	7 years
Nameplate hoisting capacity (per month)	192 000 tonnes (212 000 tons)
Compliance and certification	•New order mining right – December 2007 •ISO 14001 •ISO 9001.

Mineral Reserve estimates at 30 June 2023

	Proved			Probable			Total
Reserves (metric)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)
	3.0	4.79	14	0.8	5.73	4	3.8	4.98	19
Reserves (imperial)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)
	3.3	0.140	461	0.8	0.167	141	4.1	0.145	602

Overview of operations
Tshepong North is a deep-level underground mining operation in the Free State, near the town of Welkom, some 250km from Johannesburg. Tshepong North is a mature underground operation that uses conventional undercut mining in the Basal Reef while the B Reef is exploited as a high-grade secondary reef. Ore mined is processed at the Harmony One plant, with gold recovered using the gold cyanide leaching process.

Operating performance FY23
Regrettably, there were two loss-of-life incidents at Tshepong North in FY23. The lost-time injury frequency rate improved 9% to
4.63 per million hours worked (FY22: 5.10). The management team remains committed to improving the safety performance of the operation.

In FY23, Tshepong North completed the planned restructuring process successfully and managed a turnaround in operating free cash that resulted in a positive of R303 million being recorded for FY23 compared to a negative of R503 million in FY22.

As a result of the restructuring of the operation and in line with planning, the operation produced 3 354kg (107 834oz) compared to 3 793kg (121 949oz) in FY22. Tonnes milled for the operation was lower at 795 000 tonnes in FY23 (FY22: 988 0000t) but has however been partially offset by the expected improvement in recovered grade, rising 10% to 4.22g/t (FY22: 3.84g/t).

Despite the lower gold production, revenue rose 3% to R3 530 million (FY22: R3 429 million) due to a 15% increase in the average gold price to R1 041 078/kg (FY22: R902 645/kg). Cash operating costs were down 8% to R2 673 million (FY22: R2 894 million), mainly due to the restructuring of the operation. Capital expenditure decreased 47% to R553 million (FY22: R1 038 million), mainly due to the suspension of the Sub 75 decline project as well as lower expenditure for ongoing development. A total of R386 million was spent in respect of ongoing development.

Our focus areas in FY24

The management team’s main focus will be to continue building on the successful split of the operations and deliver safe profitable production in line with FY24 planning.

South Africa – underground operation
Tshepong South

		FY23	FY22	FY21
Number of employees
– Permanent		3 052	3 266	3 355
– Contractors		334	355	380
Total		3 386	3 621	3 735
Operational
Volumes milled	(000t) (metric)	506	573	614
	(000t) (imperial)	557	631	677
Gold produced	(kg)	3 431	3 229	3 182
	(oz)	110 310	103 814	102 304
Gold sold	(kg)	3 458	3 231	3 155
	(oz)	111 177	103 878	101 436
Grade	(g/t)	6.78	5.64	5.18
	(oz/t)	0.198	0.165	0.151
Productivity	(g/TEC)	93.84	79.93	75.23
Development results
– Total metres (excluding capital metres)		6 655	7 331	7 510
– Reef metres		1 198	996	1 066
– Capital metres		1 119	—	—
Financial
Revenue	(Rm)	3 607	2 922	2 674
	(US$m)	203	192	173
Average gold price received	(R/kg)	1 043 180	904 303	847 351
	(US$/oz)	1 826	1 849	1 711
Cash operating cost	(Rm)	2 374	2 190	2 111
	(US$m)	134	144	137
Production profit	(Rm)	1 212	732	585
	(US$m)	68	48	38
Capital expenditure	(Rm)	514	476	366
	(US$m)	29	32	24
Operating free cash flow[1]	(Rm)	719	253	197
	(US$m)	40	17	13
Cash operating cost	(R/kg)	691 925	679 169	663 304
	(US$/oz)	1 211	1 389	1 340
All-in sustaining cost	(R/kg)	841 983	843 688	799 352
	(US$/oz)	1 474	1 725	1 614
Average exchange rate	(R/US$)	17.76	15.21	15.40
Safety
Loss of life		—	1	1
Lost-time injury frequency rate	per million hours worked	5.24	7.15	8.07
Environment
Electricity consumption	(GWh)	279	292	267
Water consumption – primary activities	(Ml)	1 669	1 850	1 910
Greenhouse gas emissions	(000tCO2e)	290	316	278
Intensity data per tonne treated
– Energy		0.55	0.51	0.43
– Water		3.29	3.23	3.11
– Greenhouse gas emissions		0.57	0.55	0.45
Number of reportable environmental incidents		—	—	—
Community
Local economic development	(Rm)	10	11	10
Training and development	(Rm)	64	51	35
1    Operating free cash flow = revenue – cash operating cost – capital expenditure as per operating results.

Tshepong South continued

Other salient features
Status of operation	Steady-state operation: development continues
Life-of-mine	7 years
Nameplate hoisting capacity (per month)	91 000 tonnes (101 000 tons)
Compliance and certification	•New order mining right – December 2007 •ISO 14001 •ISO 9001.

Mineral Reserve estimates at 30 June 2023

	Proved			Probable			Total
Reserves (metric)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)
	2.9	7.79	22	0.6	7.06	4	3.4	7.67	26
Reserves (imperial)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)
	3.2	0.227	722	0.6	0.206	128	3.8	0.224	850

Overview of operations
Tshepong South is located in the Free State, near the town of Welkom, some 250km from Johannesburg. Tshepong South exploits the Basal reef with the B Reef mined as a high-grade secondary reef. and uses the conventional undercut and opencut mining method. Rock from Tshepong South is transported via a railveyor system to Nyala shaft, from where it is hoisted to surface. Mining is conducted at depths of 1 500m to 2 300m. Ore mined is processed at the Harmony One plant, with gold recovered using the gold cyanide leaching process.

Operating performance FY23
The lost-time injury frequency rate improved 27% to 5.24 per million hours worked (FY22: 7.15).

FY23 was the first year for Tshepong South being managed as a separate unit after the split of Tshepong Operations. The shaft produced 3 431kg (110 310oz) of gold, a 6% increase over the 3 229kg (103 814oz) produced in FY22. This was due to a 20% increase in the recovered grade to 6.78g/t (FY22: 5.64g/t) which is in line with the reserve grade for the operation. Ore milled for FY23 was 12% lower at 506 000 tonnes (FY22: 573 000t).

Revenue rose 23% to R3 607 million (FY22: R2 922 million) due to a 15% increase in the average gold price to R1 043 180/kg (FY22: R904 303/kg) as well as higher production. Cash operating costs were up 8% to R2 374 million (FY22: R2 193 million), mainly due to annual wage and electricity tariff increases. Capital expenditure increased 8% to R514 million (FY22: R476 million), mainly for ongoing development. Operating free cash flow of R719 million was significantly higher than the R253 million recorded in FY22, reflecting the improved production results as well as higher gold price.

Our focus areas in FY24

The management team’s main focus will be to continue building on the successful split of the Tshepong operations and deliver safe profitable production in line with FY24 planning.

South Africa – underground operation
Doornkop

		FY23	FY22	FY21
Number of employees
– Permanent		3 612	3 322	3 374
– Contractors		746	771	772
Total		4 358	4 093	4 146
Operational
Volumes milled	(000t) (metric)	898	874	851
	(000t) (imperial)	990	963	938
Gold produced	(kg)	4 213	3 444	3 670
	(oz)	135 451	110 726	117 993
Gold sold	(kg)	4 233	3 464	3 603
	(oz)	136 094	111 370	115 839
Grade	(g/t)	4.69	3.94	4.31
	(oz/t)	0.137	0.115	0.126
Productivity	(g/TEC)	97.50	81.17	89.14
Development results
– Total metres (excluding capital metres)		7 455	6 500	6 271
– Reef metres		1 435	1 449	1 713
– Capital metres		2 737	2 708	1 149
Financial
Revenue	(Rm)	4 384	3 106	3 077
	(US$m)	247	204	200
Average gold price received	(R/kg)	1 035 665	896 779	853 957
	(US$/oz)	1 813	1 834	1 725
Cash operating cost	(Rm)	2 987	2 514	2 186
	(US$m)	168	165	142
Production profit	(Rm)	1 375	654	937
	(US$m)	77	43	61
Capital expenditure	(Rm)	716	491	425
	(US$m)	40	32	28
Operating free cash flow[1]	(Rm)	682	102	466
	(US$m)	38	7	30
Cash operating cost	(R/kg)	708 908	729 965	595 550
	(US$/oz)	1 241	1 493	1 203
All-in sustaining cost	(R/kg)	831 553	823 966	680 524
	(US$/oz)	1 456	1 685	1 374
Average exchange rate	(R/US$)	17.76	15.21	15.40
Safety
Loss of life		—	2	1
Lost-time injury frequency rate	per million hours worked	5.94	5.59	6.89
Environment
Electricity consumption	(GWh)	223	214	212
Water consumption – primary activities	(Ml)	1 840	1 011	787
Greenhouse gas emissions	(000tCO2e)	240	231	222
Intensity data per tonne treated
– Energy		0.25	0.25	0.25
– Water		2.05	1.16	0.92
– Greenhouse gas emissions		0.27	0.27	0.26
Number of reportable environmental incidents		1	—	—
Community
Local economic development	(Rm)	7	10	6
Training and development	(Rm)	73	75	53
1    Operating free cash flow = revenue – cash operating cost – capital expenditure as per operating results.

Doornkop continued

Other salient features
Status of operation	Steady-state operations with development of 207/212 level continuing
Life-of-mine	15 years
Nameplate hoisting capacity (per month)	103 000 tonnes (113 000 tons)
Compliance and certification	•New order mining right – October 2008 •ISO 14001 •ISO 9001 •OHSAS 18001 •Cyanide code certified.

Mineral Reserve estimates at 30 June 2023

	Proved			Probable			Total
Reserves (metric)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)
	5.2	4.35	23	8.2	4.44	36	13.4	4.41	59
Reserves (imperial)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)
	5.7	0.127	728	9.1	0.130	1 172	14.8	0.129	1 901

Overview of operations
Doornkop is a deep-level single-shaft operation in Gauteng, some 30km west of Johannesburg, on the northern rim of the Witwatersrand Basin. While a mature operation, it still has 15 years life-of-mine remaining.

The operation focuses on narrow-reef conventional mining of the South Reef gold-bearing conglomerate reef. Mining is undertaken to a depth of 2 219m below surface. Ore is processed at the Doornkop plant, which uses the carbon-in-pulp process to extract gold.

Operating performance FY23
Doornkop achieved 1 000 000 loss-of-life free shifts in the year under review. The lost-time injury frequency rate however deteriorated 6% to 5.94 per million hours worked in FY23 (FY22: 5.59). The management team remains committed to improving safety performance.

Doornkop delivered much improved results for FY23 producing 4 213kg (135 451oz) compared to 3 444kg (110 726oz), a 22% improvement over FY22. This was mainly due to a notable increase in the recovered grade to 4.69g/t (FY22: 3.94g/t) on the back of improved mining grades in the latter part of the year as well as mill clean-up operations in the first half. Ore milled increased by 3% to 898 000 tonnes (FY22: 874 000 tonnes).

Significantly higher production results reflected in revenue of R4 384 million (FY22: R3 106 million), 41% higher than the previous year, supported by a 15% rise in the gold price to R1 035 665/kg (FY22: R896 779/kg). Cash operating costs were 19% higher at R2 987 million (FY22: R2 514 million) mainly due to annual wage increases and higher cost of consumables. Additional cost relating to compressed air generation amounted to approximately R57 million and R31 million related to higher diesel expenditure. Capital expenditure increased 46% to R716 million from R491 million in FY22, mainly towards major project capital as well as on ongoing development.

Operating free cash flow of R682 million was recorded in FY23 compared to R102 million in FY22, reflecting the improved production results as well as a higher gold price.

Our focus areas in FY24

Continued focus on safety remains a top priority. Business improvement initiatives to deliver much needed productivity improvements in mining disciplines and restore mining flexibility.

South Africa – underground operation
Joel

		FY23	FY22	FY21
Number of employees
– Permanent		1 871	1 839	1 823
– Contractors		191	224	209
Total		2 062	2 063	2 032
Operational
Volumes milled	(000t) (metric)	435	434	359
	(000t) (imperial)	481	478	396
Gold produced	(kg)	1 947	1 556	1 424
	(oz)	62 598	50 026	45 783
Gold sold	(kg)	1 964	1 555	1 414
	(oz)	63 144	49 994	45 461
Grade	(g/t)	4.48	3.59	3.97
	(oz/t)	0.130	0.105	0.116
Productivity	(g/TEC)	86.49	71.05	63.97
Development results
– Total metres (excluding capital metres)		3 221	3 364	3 397
– Reef metres		847	1 104	1 806
– Capital metres		—	—	—
Financial
Revenue	(Rm)	2 044	1 411	1 199
	(US$m)	115	93	78
Average gold price received	(R/kg)	1 040 581	907 660	848 131
	(US$/oz)	1 822	1 856	1 713
Cash operating cost	(Rm)	1 603	1 316	1 135
	(US$m)	90	87	74
Production profit	(Rm)	427	103	75
	(US$m)	24	7	5
Capital expenditure	(Rm)	231	225	172
	(US$m)	13	15	11
Operating free cash flow[1]	(Rm)	210	(129)	(108)
	(US$m)	12	(9)	(7)
Cash operating cost	(R/kg)	823 291	845 931	796 982
	(US$/oz)	1 441	1 730	1 610
All-in sustaining cost	(R/kg)	950 713	983 593	936 296
	(US$/oz)	1 665	2 011	1 891
Average exchange rate	(R/US$)	17.76	15.21	15.40
Safety
Loss of life		—	—	—
Lost-time injury frequency rate	per million hours worked	1.27	4.62	3.42
Environment
Electricity consumption	(GWh)	99	94	88
Water consumption – primary activities	(Ml)	897	979	907
Greenhouse gas emissions	(000tCO2e)	103	101	92
Intensity data per tonne treated
– Energy		0.23	0.22	0.25
– Water		2.06	2.25	0.92
– Greenhouse gas emissions		0.24	0.23	0.26
Number of reportable environmental incidents		—	—	—
Community
Local economic development	(Rm)	7	6	4
Training and development	(Rm)	29	24	19
1 Operating free cash flow = revenue – cash operating cost – capital expenditure as per operating results.

Joel continued

Other salient features
Status of operation	Steady state
Life-of-mine	7 years
Nameplate hoisting capacity (per month)	60 000 tonnes (83 000 tons)
Compliance and certification	•New order mining right – December 2007 •ISO 14001 •ISO 9001 •SAS 18001.

Mineral Reserve estimates at 30 June 2023

	Proved			Probable			Total
Reserves (metric)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)
	2.9	4.87	14	0.5	4.33	2	3.5	4.79	17
Reserves (imperial)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)
	3.2	0.142	459	0.6	0.126	76	3.8	0.140	535

Overview of operations
Joel is a twin-shaft mining operation in the Free State, some 290km south-west of Johannesburg, on the southern edge of the Witwatersrand Basin.

A pre-developed scattered mining system is used. This enables unpay and geologically complex areas to be left unmined, while considering the overall panel configuration and stability of footwall development. This allows for mining to be selective, based on the proven Ore Reserve during the development phase. The primary economic reef mined is the narrow tabular Beatrix Reef deposit, accessed via conventional grid development. Mining is currently being conducted to a depth of 1 379m below collar. As the Joel plant was decommissioned in FY19, ore mined is now processed at the Harmony One plant.

Operating performance FY23
Joel achieved 2 500 000 loss-of-life free shifts during the year under review. The lost-time injury frequency rate of 1.27 per million hours worked was also the lowest among all underground operations and a 73% improvement over the previous year (FY22: 4.62).

In FY23, Joel continued to build on the previous year’s results and recorded a 25% increase in gold production to 1 947kg (62 598oz) (FY22: 1 556kg, 50 026oz). The recovered grade improved 25% to 4.48g/t in FY23 (FY22: 3.59g/t) mainly as a result of higher mining grades achieved during the year. Volume of ore milled remained flat at 435 000 tonnes (FY22: 434 000 tonnes).

The increase in gold production combined with a 15% rise in the gold price to R1 040 581/kg (FY22: R907 660/kg) resulted in a notable 45% increase in revenue to R2 044 million (FY22: R1 411 million). Cash operating costs rose 22% to R1 603 million (FY22: R1 316 million), mainly due to annual wage and electricity tariff increases as well as higher production. Capital expenditure was 3% higher at R231 million (FY22: R225 million), mainly for ongoing development.

Operating free cash flow of R210 million was recorded for FY23, a turnaround from the negative R129 million in FY22.

Our focus areas in FY24

The main focus in FY24 will be managing the roll out of hydropower drilling machines and maintaining volumes at planned grades.

South Africa – underground operation
Target 1

		FY23	FY22	FY21
Number of employees
– Permanent		1 571	1 516	1 550
– Contractors		430	343	315
Total		2 001	1 859	1 865
Operational
Volumes milled	(000t) (metric)	365	455	488
	(000t) (imperial)	402	501	537
Gold produced	(kg)	1 275	1 800	1 603
	(oz)	40 992	57 872	51 536
Gold sold	(kg)	1 256	1 821	1 619
	(oz)	40 381	58 547	52 052
Grade	(g/t)	3.49	3.96	3.28
	(oz/t)	0.102	0.116	0.096
Productivity	(g/TEC)	60.67	90.42	76.55
Development results
– Total metres (excluding capital metres)		1 387	1 544	2 211
– Reef metres		47	55	368
– Capital metres		—	194	96
Financial
Revenue	(Rm)	1 308	1 648	1 410
	(US$m)	74	108	92
Average gold price received	(R/kg)	1 041 564	904 992	870 640
	(US$/oz)	1 824	1 851	1 758
Cash operating cost	(Rm)	2 033	1 794	1 662
	(US$m)	114	118	108
Production profit	(Rm)	(701)	(164)	(257)
	(US$m)	(39)	(11)	(16)
Capital expenditure	(Rm)	428	384	368
	(US$m)	24	25	24
Operating free cash flow[1]	(Rm)	(1 153)	(530)	(621)
	(US$m)	(65)	(35)	(40)
Cash operating cost	(R/kg)	1 594 661	996 938	1 037 115
	(US$/oz)	2 792	2 039	2 095
All-in sustaining cost	(R/kg)	1 903 111	1 210 404	1 232 098
	(US$/oz)	3 332	2 475	2 488
Average exchange rate	(R/US$)	17.76	15.21	15.40
Safety
Loss of life		—	—	1
Lost-time injury frequency rate	per million hours worked	9.54	10.08	9.99
Environment
Electricity consumption	(GWh)	212	206	219
Water consumption – primary activities	(Ml)	804	871	597
Greenhouse gas emissions	(000tCO2e)	223	222	232
Intensity data per tonne treated
– Energy		0.58	0.45	0.45
– Water		2.20	1.92	1.22
– Greenhouse gas emissions		0.61	0.50	0.48
Number of reportable environmental incidents		1	—	—
Community
Local economic development	(Rm)	8	5	4
Training and development	(Rm)	53	43	40
1    Operating free cash flow = revenue – cash operating cost – capital expenditure as per operating results.

Target 1 continued

Other salient features
Status of operation	Optimisation project completion expected in first half of the 2024 financial year.
Life-of-mine	6 years
Nameplate hoisting capacity (per month)	97 000 tonnes (107 000 tons)
Compliance and certification	•New order mining right – December 2007 •ISO 14001 •ISO 9001 •OHSAS 18001 •Cyanide code certified.

Mineral Reserve estimates at 30 June 2023

	Proved			Probable			Total
Reserves (metric)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)
	2.6	4.38	11	1.2	4.46	6	3.8	4.40	17
Reserves (imperial)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)
	2.8	0.128	361	1.4	0.130	178	4.2	0.128	539

Overview of operations
Target 1 is an advanced, single-shaft, deep-level mine in the Free State, some 270km south-west of Johannesburg. It has a planned life-of-mine of six years.

While most of the ore extracted comes from mechanised mining (massive mining techniques), conventional stoping is still employed primarily to destress areas ahead of mechanised mining. The gold mineralisation currently exploited is contained in a succession of Elsburg and Dreyerskuil quartz pebble conglomerate reefs. These reefs are mined to a depth of around 2 300m below surface. Ore mined is milled and processed at the Target plant, with gold recovered by means of gold cyanide leaching.

Operating performance FY23
Target 1 achieved 1 000 000 loss-of-life free shifts during the year under review. The lost-time injury frequency rate improved 5% to 9.54 per million hours worked in FY23 (FY22: 10.08).

Target 1 had a challenging year affected by pillar failures in the high grade massive stopes, trackless vehicle availability as well as several power failures ultimately resulting in the flooding of certain areas of the operation. Ventilation constraints further compounded the challenges for the operation.

As a result, gold production was down 29% to 1 275kg (40 992oz) from 1 800kg (57 872oz) in FY22. Challenging mining conditions reflected in the ore milled at 365 000 tonnes, 20% lower than the previous year (FY22: 455 000 tonnes) and a lower recovered grade of 3.49g/t (FY22: 3.96g/t).

The substantial decrease in production is reflected in the revenue at R1 308 million, 21% lower than the R1 648 million recorded in FY22. This despite a 15% rise in the gold price to R1 041 564/kg (FY22: R904 992/kg). Cash operating costs rose 13% to R2 033 million (FY22: R1 794 million), mainly due to annual wage and electricity tariff increases as well as an increase in the cost of consumables.

Capital expenditure increased 11% to R428 million (FY22: R384 million), mainly for ongoing development and major project capital.

Our focus areas in FY24

Deliver the optimisation project timeously to ensure the planned production build-up for the second half of the financial year is achieved. Deliver improved ounces in line with FY24 guidance.

South Africa – underground operation
Kusasalethu

		FY23	FY22	FY21
Number of employees
– Permanent		3 502	3 648	3 764
– Contractors		468	479	496
Total		3 970	4 127	4 260
Operational
Volumes milled	(000t) (metric)	567	607	708
	(000t) (imperial)	626	669	780
Gold produced	(kg)	3 460	4 567	3 999
	(oz)	111 242	146 833	128 570
Gold sold	(kg)	3 481	4 586	3 980
	(oz)	111 917	147 444	127 959
Grade	(g/t)	6.10	7.52	5.65
	(oz/t)	0.178	0.219	0.165
Productivity	(g/TEC)	78.76	98.93	81.32
Development results
– Total metres (excluding capital metres)		2 822	2 817	2 202
– Reef metres		992	1 025	282
– Capital metres		—	—	—
Financial
Revenue	(Rm)	3 621	4 139	3 400
	(US$m)	204	272	221
Average gold price received	(R/kg)	1 040 274	902 634	854 201
	(US$/oz)	1 821	1 846	1 725
Cash operating cost	(Rm)	3 311	3 098	2 969
	(US$m)	186	204	193
Production profit	(Rm)	278	1 053	445
	(US$m)	16	69	29
Capital expenditure	(Rm)	253	210	205
	(US$m)	14	14	13
Operating free cash flow[1]	(Rm)	57	831	226
	(US$m)	3	55	15
Cash operating cost	(R/kg)	956 938	678 403	742 452
	(US$/oz)	1 675	1 387	1 500
All-in sustaining cost	(R/kg)	1 068 851	739 681	814 048
	(US$/oz)	1 871	1 513	1 644
Average exchange rate	(R/US$)	17.76	15.21	15.40
Safety
Loss of life		3	8	2
Lost-time injury frequency rate	per million hours worked	7.71	8.11	9.83
Environment
Electricity consumption	(GWh)	591	612	636
Water consumption – primary activities	(Ml)	2 734	2 877	2 832
Greenhouse gas emissions	(000tCO2e)	616	661	661
Intensity data per tonne treated
– Energy		1.04	1.01	0.90
– Water		4.82	4.74	4.00
– Greenhouse gas emissions		1.09	1.09	0.93
Number of reportable environmental incidents		2	2	2
Community
Local economic development	(Rm)	25	8	8
Training and development	(Rm)	18	16	14
1    Operating free cash flow = revenue – cash operating cost – capital expenditure as per operating results.

Kusasalethu continued

Other salient features
Status of operation	Mature, steady-state operation: development continues
Life-of-mine	3 years
Nameplate hoisting capacity (per month)	172 000 tonnes (190 000 tons)
Compliance and certification	•New order mining right – December 2007 •ISO 14001 •ISO 9001 •Cyanide code certified.

Mineral Reserve estimates at 30 June 2023

	Proved			Probable			Total
Reserves (metric)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)
	1.7	7.44	12	0.1	5.04	0.3	1.7	7.36	13
Reserves (imperial)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)
	1.9	0.217	402	0.1	0.147	10	1.9	0.215	412

Overview of operations
Kusasalethu is a mature, deep-level mine 90km west of Johannesburg, near the border of Gauteng and North West provinces. Mining is at a depth of 3 388m with three years’ life-of-mine remaining.

The mine comprises twin vertical and twin sub-vertical shaft systems and uses conventional mining methods in a sequential grid layout. It exploits the Ventersdorp Contact Reef as its primary orebody. Ore mined is treated at the Mponeng plant.

Operating performance FY23
Regrettably, three lives were lost at Kusasalethu during FY23. The management team remains committed to improving safety performance.

Kusasalethu was affected by lower than anticipated grades in some of its very high grade mining areas as well as numerous mining-related challenges that reflected in the recovered grade. The operation achieved a recovered grade of 6.10g/t for FY23 some 19% lower than the 7.52g/t recorded in FY22. Tonnes milled was also lower by 7% at 567 000 tonnes (FY22: 607 000 tonnes) and ultimately reflected in the gold produced for FY23 at 3 460kg (111 242 oz), 24% lower than the 4 567kg (146 833 oz) achieved in FY22.

The lower production reflected in the revenue, being down 13% to R3 621 million from R4 139 million in FY22. The effect of the lower gold was however partially offset by a 15% rise in the gold price received to R1 040 274/kg in FY23 (FY22: R902 634/kg).

Cash operating costs were 7% higher at R3 311 million (FY22: R3 098 million), mainly due to annual wage and electricity tariff increases. Capital expenditure rose 20% to R253 million (FY22: R210 million), mainly for ongoing development. Operating free cash flow dropped 93% to R57 million mainly reflecting the lower production and was disappointing when compared to the R831 million achieved in FY22.

Our focus areas in FY24

Continued focus on improving safety performance while achieving production targets. Exploration work underway to firm up the orebody.

South Africa – underground operation
Masimong

		FY23	FY22	FY21
Number of employees
– Permanent		1 938	1 907	1 943
– Contractors		126	126	121
Total		2 064	2 033	2 064
Operational
Volumes milled	(000t) (metric)	470	486	510
	(000t) (imperial)	519	536	563
Gold produced	(kg)	1 961	1 910	2 012
	(oz)	63 047	61 407	64 687
Gold sold	(kg)	1 980	1 911	1 993
	(oz)	63 659	61 440	64 076
Grade	(g/t)	4.17	3.93	3.95
	(oz/t)	0.121	0.115	0.115
Productivity	(g/TEC)	88.77	83.86	81.23
Development results
– Total metres (excluding capital metres)		2 921	3 321	2 833
– Reef metres		1 129	723	1 044
– Capital metres		—	—	—
Financial
Revenue	(Rm)	2 053	1 733	1 636
	(US$m)	116	114	106
Average gold price received	(R/kg)	1 036 670	906 822	820 780
	(US$/oz)	1 815	1 854	1 658
Cash operating cost	(Rm)	1 709	1 509	1 440
	(US$m)	96	99	94
Production profit	(Rm)	329	229	209
	(US$m)	19	15	13
Capital expenditure	(Rm)	47	49	29
	(US$m)	3	3	2
Operating free cash flow[1]	(Rm)	297	176	166
	(US$m)	17	12	11
Cash operating cost	(R/kg)	871 508	789 912	715 835
	(US$/oz)	1 526	1 615	1 446
All-in sustaining cost	(R/kg)	925 703	845 299	764 577
	(US$/oz)	1 621	1 729	1 544
Average exchange rate	(R/US$)	17.76	15.21	15.40
Safety
Loss of life		—	—	—
Lost-time injury frequency rate	per million hours worked	3.89	4.18	2.86
Environment
Electricity consumption	(GWh)	134	132	133
Water consumption – primary activities	(Ml)	1 217	805	383
Greenhouse gas emissions	(000tCO2e)	139	142	139
Intensity data per tonne treated
– Energy		0.28	0.27	0.26
– Water		2.59	1.66	0.75
– Greenhouse gas emissions		0.30	0.29	0.27
Number of reportable environmental incidents		—	1	1
Community
Local economic development	(Rm)	9	8	5
Training and development	(Rm)	32	25	23
1    Operating free cash flow = revenue – cash operating cost – capital expenditure as per operating results.

Masimong continued

Other salient features
Status of operation	Mature, single-shaft operation nearing the end of its life
Life-of-mine	2 years
Nameplate hoisting capacity (per month)	112 000 tonnes (124 000 tons)
Compliance and certification	•New order mining right – December 2007 •ISO 14001 •ISO 9001 •OHSAS 18001.

Mineral Reserve estimates at 30 June 2023

	Proved			Probable			Total
Reserves (metric)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)
	0.9	4.77	4	0.1	4.27	1	1.0	4.71	5
Reserves (imperial)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)
	0.9	0.139	132	0.1	0.125	18	1.1	0.137	150

Overview of operations
Masimong is a deep-level mine in the Free State, near Welkom, some 260km from Johannesburg. The operation is close to the end of its mine life, with two years of mining left. Masimong is a mine that reflects the effectiveness of Harmony’s business model.

The Masimong complex comprises two shafts with 5 shaft used as the operating shaft and 4 shaft for ventilation, pumping and a second escape outlet. Masimong exploits the Basal Reef and B Reef, using a conventional tabular narrow-reef stoping method. Mining is conducted at a depth of 1 650m to 2 010m below collar. Ore mined is processed at the nearby Harmony One plant.

Operating performance FY23
Masimong recorded three million loss-of-life free shifts during FY23. The lost-time injury frequency rate improved 7% to 3.89 per million hours worked in FY23 (FY22: 4.18).

Gold production increased by 3% to 1 961kg (63 047oz) (FY22: 1 910kg, 61 407oz), mainly due to a 6% improvement in the recovered grade to 4.17g/t (FY22: 3.93g/t). Tonnes milled was 3% lower at 470 000 tonnes (FY22: 486 000 tonnes).

A 14% increase in gold price received to R1 036 670/kg (FY22: R906 822/kg) contributed to the 18% rise in revenue to R2 053 million (FY22: R1 733 million).

Cash operating costs rose 13% to R1 709 million (FY22: R1 509 million), mainly due to annual wage increases and electricity tariff increases as well as significant increases in consumables. Capital expenditure remained flat at R47 million (FY22: R49 million).

Our focus areas in FY24

The Masimong management team will continue to focus on maintaining the safety and production performance as planned.

South Africa – underground operation
Bambanani

		FY23	FY22	FY21
Number of employees
– Permanent		1	1 070	1 508
– Contractors		—	50	131
Total		1	1 120	1 639
Operational
Volumes milled	(000t) (metric)	—	176	227
	(000t) (imperial)	—	194	250
Gold produced	(kg)	—	1 433	1 992
	(oz)	—	46 072	64 044
Gold sold	(kg)	19	1 437	1 975
	(oz)	611	46 201	63 498
Grade	(g/t)	—	8.14	8.78
	(oz/t)	—	0.237	0.256
Productivity	(g/TEC)	—	86.53	107.37
Development results
– Total metres (excluding capital metres)		—	911	1 414
– Reef metres		—	—	—
– Capital metres		—	—	—
Financial
Revenue	(Rm)	18	1 286	1 687
	(US$m)	1	85	110
Average gold price received	(R/kg)	962 579	895 101	854 392
	(US$/oz)	1 686	1 830	1 726
Cash operating cost	(Rm)	—	1 157	1 168
	(US$m)	—	76	76
Production profit	(Rm)	3	123	531
	(US$m)	—	8	35
Capital expenditure	(Rm)	—	25	71
	(US$m)	—	2	5
Operating free cash flow[1]	(Rm)	18	103	448
	(US$m)	1	7	29
Cash operating cost	(R/kg)	—	807 652	586 588
	(US$/oz)	—	1 652	1 185
All-in sustaining cost	(R/kg)	827 789	851 977	641 426
	(US$/oz)	1 448	1 742	1 295
Average exchange rate	(R/US$)	17.76	15.21	15.40
Safety
Loss of life		—	—	2
Lost-time injury frequency rate	per million hours worked	—	2.97	2.70
Environment
Electricity consumption	(GWh)	14	134	133
Water consumption – primary activities	(Ml)	148	811	1 024
Greenhouse gas emissions	(000tCO2e)	14	144	138
Intensity data per tonne treated
– Energy		—	0.76	0.58
– Water		—	4.59	4.51
– Greenhouse gas emissions		—	0.82	0.61
Number of reportable environmental incidents		—	—	—
Community
Local economic development	(Rm)	—	6	4
Training and development	(Rm)	—	18	22
1    Operating free cash flow = revenue – cash operating cost – capital expenditure as per operating results.

The operation closed during June 2022. The transactions for FY23 relate to the inventory at June 2022.

Bambanani continued

Other salient features
Status of operation	Mature operation closed in FY22 (June 2022)
Life-of-mine	Closed
Nameplate hoisting capacity (per month)	32 000 tonnes (35 000 tons)
Compliance and certification	•New order mining right – December 2007 •ISO 14001 – not certified but operates according to standard’s requirements •ISO 9001.
Mineral Reserve estimates at 30 June 2023

	Proved			Probable			Total
Reserves (metric)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)
	—	—	—	—	—	—	—	—	—
Reserves (imperial)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)
	—	—	—	—	—	—	—	—	—

Overview of operations
Bambanani is a deep-level mine in the Free State, near Welkom and some 260km south of Johannesburg. It comprises two surface shafts, with the East shaft used to convey employees and West shaft used to hoist ore to the surface. Bambanani has been one of Harmony’s most successful and profitable mines.

Bambanani has reached the end of its life, and was closed at the end of FY22. This segment has been included for comparative purposes only.

South Africa – underground operation
Unisel

		FY23	FY22	FY21
Number of employees
– Permanent		—	—	—
– Contractors		—	—	—
Total		—	—	—
Operational
Volumes milled	(000t) (metric)	—	—	57
	(000t) (imperial)	—	—	63
Gold produced	(kg)	—	—	247
	(oz)	—	—	7 941
Gold sold	(kg)	—	—	242
	(oz)	—	—	7 780
Grade	(g/t)	—	—	4.33
	(oz/t)	—	—	0.126
Productivity	(g/TEC)	—	—	80.40
Development results
– Total metres (excluding capital metres)		—	—	—
– Reef metres		—	—	—
– Capital metres		—	—	—
Financial
Revenue	(Rm)	—	—	224
	(US$m)	—	—	15
Average gold price received	(R/kg)	—	—	925 979
	(US$/oz)	—	—	1 870
Cash operating cost	(Rm)	—	—	178
	(US$m)	—	—	12
Production profit	(Rm)	—	—	42
	(US$m)	—	—	3
Capital expenditure	(Rm)	—	—	—
	(US$m)	—	—	—
Operating free cash flow[1]	(Rm)	—	—	46
	(US$m)	—	—	3
Cash operating cost	(R/kg)	—	—	721 271
	(US$/oz)	—	—	1 457
All-in sustaining cost	(R/kg)	—	—	782 126
	(US$/oz)	—	—	1 580
Average exchange rate	(R/US$)	—	—	15.40
Safety
Loss of life		—	—	—
Lost-time injury frequency rate	per million hours worked	—	—	1.88
Environment
Electricity consumption	(GWh)	—	—	18
Water consumption – primary activities*	(Ml)	2	43	269
Greenhouse gas emissions	(000tCO2e)	—	—	18
Intensity data per tonne treated
– Energy		—	—	0.31
– Water		—	—	4.72
– Greenhouse gas emissions		—	—	0.32
Number of reportable environmental incidents		—	—	—
Community
Local economic development	(Rm)	—	—	—
Training and development	(Rm)	—	—	3
1    Operating free cash flow = revenue – cash operating cost – capital expenditure as per operating results.
*    FY22 figure updated to reflect final audited information.

The FY21 results and figures in the table above are for the four months until 31 October 2020.

Unisel continued

Other salient features
Status of operation	Mature operation closed in FY21 (October 2020)
Life-of-mine	Closed
Nameplate hoisting capacity (per month)	63 000 tonnes (69 000 tons)
Compliance and certification	•New order mining right – December 2007 •ISO 9001.

Overview of operations
Unisel is a single-shaft, intermediate-depth mine in the Free State, near Virginia, some 270km south-west of Johannesburg. Having been in production since 1979, Unisel has reached the end of its life, and was closed in the first half of FY21. This mine served a myriad of stakeholders in the province well over its 40-year life. This segment has been included for comparative purposes only.

South Africa – surface operation
Mine Waste Solutions (tailings retreatment)

		FY23	FY22	FY21
Number of employees
– Permanent		493	487	479
– Contractors		1 692	938	797
Total		2 185	1 425	1 276
Operational
Volumes milled	(000t) (metric)	23 067	23 443	17 665
	(000t) (imperial)	25 437	25 851	19 479
Gold produced	(kg)	2 804	2 899	2 057
	(oz)	90 150	93 205	66 133
Gold sold	(kg)	2 781	2 879	2 043
	(oz)	89 412	92 563	65 684
Grade	(g/t)	0.122	0.124	0.116
	(oz/t)	0.004	0.004	0.003
Productivity	(g/TEC)	362.96	350.68	302.38
Financial
Revenue	(Rm)	2 689	2 642	1 889
	(US$m)	151	174	123
Average gold price received	(R/kg)	845 341	753 912	729 882
	(US$/oz)	1 480	1 542	1 474
Cash operating cost	(Rm)	1 821	1 593	1 036
	(US$m)	102	105	67
Production profit	(Rm)	879	1 054	751
	(US$m)	50	69	49
Capital expenditure	(Rm)	932	264	70
	(US$m)	52	17	5
Operating free cash flow[1]	(Rm)	(402)	314	385
	(US$m)	(23)	21	25
Cash operating cost	(R/kg)	649 264	549 621	503 635
	(US$/oz)	1 137	1 124	1 017
All-in sustaining cost	(R/kg)	721 034	608 952	601 978
	(US$/oz)	1 262	1 245	1 216
Average exchange rate	(R/US$)	17.76	15.21	15.40
Safety
Loss of life		—	—	—
Lost-time injury frequency rate	per million hours worked	4.55	3.21	4.04
Environment
Electricity consumption	(GWh)	205	205	142
Water consumption – primary activities	(Ml)	5 714	6 704	6 222
Greenhouse gas emissions	(000tCO2e)	222	222	154
Intensity data per tonne treated
– Energy		0.01	0.01	0.01
– Water		0.25	0.29	0.35
– Greenhouse gas emissions		0.01	0.01	0.01
Number of reportable environmental incidents		—	1	1
Community
Local economic development	(Rm)	—	—	—
Training and development	(Rm)	11	7	1
1    Operating free cash flow = revenue – Franco-Nevada non-cash consideration – cash operating cost – capital expenditure as per operating results.

The results and figures for FY21 in the table above are for the nine months from 1 October 2020 to 30 June 2021.

Mine Waste Solutions (tailings retreatment) continued

Other salient features
Status of operation	Hydro-mining, tailings retreatment
Life-of-mine	16 years

Mineral Reserve estimates at 30 June 2023

	Proved			Probable			Total
Reserves (metric)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)
	14.2	0.27	4	165.1	0.25	41	179.3	0.25	45
Reserves (imperial)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)
	15.7	0.008	123	182.0	0.007	1 308	197.7	0.007	1 431

Overview of operations
Mine Waste Solutions is a tailings retreatment operation near Klerksdorp in the North West province. It reprocesses low-grade material from tailing storage facilities scattered across the Vaal River and Stilfontein area to reduce the tailings footprint.

The operation was acquired from AngloGold Ashanti Limited in October 2020.

Harmony's subsidiary Chemwes Proprietary Limited, the owner of Mine Waste Solutions, has a contract with Franco-Nevada Barbados (Franco-Nevada) where Franco-Nevada is entitled to receive 25% of all the gold produced through Mine Waste Solutions.

As at 30 June 2022, the balance of gold ounces to be delivered to Franco-Nevada amounted to 61 157oz. For the year ended 30 June 2023, 22 269 has been delivered to Franco-Nevada, bringing the remaining balance of gold ounces to be delivered as at year end to 38 888oz.

Operating performance FY23
The lost-time injury frequency rate at Mine Waste Solutions deteriorated to 4.55 per million hours worked in FY23 (FY22: 3.21). The management team remains committed to improving the safety performance.

Production at Mine Waste Solutions was marginally lower at 23.1 million tonnes processed in FY23 compared with 23.4 million tonnes in FY22. The average recovered grade for FY23 was 2% lower at 0.122g/t (FY22: 0.124g/t), resulting in gold production decreasing 3% to 2 804kg (90 150oz) from 2 899kg (93 205oz) in the previous year.

Despite the marginal decrease in production revenue rose 2% to R2 689 million (FY22: R2 642 million) due to a higher gold price. The average gold price received increased 12% to R845 341/kg (FY22: R753 912/kg). Cash operating cost increased 14% to R1 821 million (FY22: R1 593 million) mainly due to the higher cost of chemicals, most notably cyanide.

Capital expenditure of R932 million was incurred in FY23. This was significantly higher than the R264 million spent in FY22 and was mainly for the Kareerand expansion project as well as the West Complex pump station.

Our focus areas in FY24

The successful execution of all major projects that are earmarked to extend the life-of-mine of the operation as well as the successful commissioning of the West Complex pump station to replenish depleted sources.

South Africa – surface operation
Kalgold

		FY23	FY22	FY21
Number of employees
– Permanent		255	257	270
– Contractors		470	427	430
Total		725	684	700
Operational
Volumes milled	(000t) (metric)	1 377	1 432	1 507
	(000t) (imperial)	1 519	1 579	1 662
Gold produced	(kg)	1 175	1 137	1 109
	(oz)	37 778	36 555	35 655
Gold sold	(kg)	1 163	1 142	1 112
	(oz)	37 392	36 717	35 752
Grade	(g/t)	0.85	0.79	0.74
	(oz/t)	0.025	0.023	0.021
Productivity	(g/TEC)	106.90	102.32	121.92
Financial
Revenue	(Rm)	1 212	1 029	955
	(US$m)	68	68	62
Average gold price received	(R/kg)	1 041 891	900 713	859 070
	(US$/oz)	1 824	1 842	1 735
Cash operating cost	(Rm)	915	867	776
	(US$m)	52	57	50
Production profit	(Rm)	313	159	179
	(US$m)	18	10	12
Capital expenditure	(Rm)	219	203	208
	(US$m)	12	13	14
Operating free cash flow[1]	(Rm)	68	(41)	(36)
	(US$m)	4	(3)	(2)
Cash operating cost	(R/kg)	778 997	762 547	699 546
	(US$/oz)	1 364	1 559	1 413
All-in sustaining cost	(R/kg)	986 677	964 678	905 253
	(US$/oz)	1 728	1 973	1 828
Average exchange rate	(R/US$)	17.76	15.21	15.40
Safety
Loss of life		—	—	—
Lost-time injury frequency rate	per million hours worked	6.59	8.47	3.21
Environment
Electricity consumption	(GWh)	53	54	53
Water consumption – primary activities	(Ml)	267	376	267
Greenhouse gas emissions	(000tCO2e)	72	58	75
Intensity data per tonne treated
– Energy		0.04	0.04	0.03
– Water		0.19	0.26	0.18
– Greenhouse gas emissions		0.05	0.05	0.05
Number of reportable environmental incidents		1	—	—
Community
Local economic development	(Rm)	3	3	1
Training and development	(Rm)	9	7	6
1    Operating free cash flow = revenue – cash operating cost – capital expenditure ± impact of run-of-mine costs as per operating results.

Kalgold continued

Other salient features
Status of operation	Open-pit mining operation
Life-of-mine	9 years
Nameplate hoisting capacity (per month)	112 000 tonnes (124 000 tons)
Compliance and certification	•New order mining right – August 2008 •ISO 14001 •ISO 9001.

Mineral Reserve estimates at 30 June 2023

	Proved			Probable			Total
Reserves (metric)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)
	5.4	0.93	5	8.5	0.85	7	13.9	0.88	12
Reserves (imperial)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)
	5.9	0.027	160	9.4	0.025	232	15.3	0.026	392

Overview of operations
Kalgold is a long-life, open-pit gold mine on the Kraaipan Greenstone Belt, 55km south-west of Mahikeng in North West province.

Mining takes place from the A-zone pit, Watertank pit as well as Windmill pit. Mined ore is processed at the carbon-in-leach Kalgold plant.

Operating performance FY23
Kalgold maintained its loss-of-life free record in FY23. The lost-time injury frequency rate improved 22% to 6.59 per million hours worked in FY23 (FY22: 8.47).

Gold production increased 3% to 1 175kg (37 778oz) (FY22: 1 137kg, 36 555oz), due to an 8% increase in the recovered grade to 0.85g/t (FY22: 0.79g/t). The increase in grade was, however, partially offset by lower tonnes milled at 1.38 million tonnes, 3% lower than the previous year (FY22: 1.43 million tonnes). Production was impacted by power supply challenges in the first and second quarters of the year.

The increase in production combined with a 16% rise in the gold price to R1 041 891/kg (FY22: R900 713/kg) resulted in a 18% increase in revenue for FY23 to R1 212 million (FY22: R1 029 million). Cash operating costs increased 6% to R915 million (FY22: R867 million), mainly due to the higher cost of consumables, specifically diesel and chemicals as well as annual wage and electricity tariff increases.

Capital expenditure increased by 8% to R219 million (FY22: R203 million), mainly for capitalised stripping costs.

Our focus areas in FY24

The operation will focus on exploring incremental opportunities while sustaining the current milling plan of 130 000 tonnes per month and further access the life-of-mine stripping ratio improvements.

South Africa – surface operation
Phoenix (tailings retreatment)

		FY23	FY22	FY21
Number of employees
– Permanent		85	85	86
– Contractors		265	274	247
Total		350	359	333
Operational
Volumes milled	(000t) (metric)	6 218	6 229	6 190
	(000t) (imperial)	6 857	6 868	6 827
Gold produced	(kg)	833	767	779
	(oz)	26 782	24 659	25 046
Gold sold	(kg)	843	766	777
	(oz)	27 102	24 627	24 982
Grade	(g/t)	0.134	0.123	0.126
	(oz/t)	0.004	0.004	0.004
Productivity	(g/TEC)	416.17	378.21	375.24
Financial
Revenue	(Rm)	889	689	620
	(US$m)	50	45	40
Average gold price received	(R/kg)	1 054 262	899 012	798 310
	(US$/oz)	1 846	1 838	1 612
Cash operating cost	(Rm)	504	441	396
	(US$m)	28	29	26
Production profit	(Rm)	379	249	227
	(US$m)	21	16	15
Capital expenditure	(Rm)	37	28	4
	(US$m)	2	2	—
Operating free cash flow[1]	(Rm)	347	220	221
	(US$m)	20	14	14
Cash operating cost	(R/kg)	605 167	574 438	508 162
	(US$/oz)	1 060	1 175	1 026
All-in sustaining cost	(R/kg)	653 241	611 580	511 946
	(US$/oz)	1 144	1 251	1 034
Average exchange rate	(R/US$)	17.76	15.21	15.40
Safety
Loss of life		—	—	—
Lost-time injury frequency rate	per million hours worked	—	1.64	—
Environment
Electricity consumption	(GWh)	40	40	41
Water consumption – primary activities	(Ml)	34	102	305
Greenhouse gas emissions	(000tCO2e)	41	43	43
Intensity data per tonne treated
– Energy		0.01	0.01	0.01
– Water		0.01	0.02	0.05
– Greenhouse gas emissions		0.01	0.01	0.01
Number of reportable environmental incidents		—	1	1
1    Operating free cash flow = revenue – cash operating cost – capital expenditure as per operating results.

Phoenix (tailings retreatment) continued

Other salient features
Status of operation	Hydro-mining, tailings retreatment
Life-of-mine	5 years

Mineral Reserve estimates at 30 June 2023

	Proved			Probable			Total
Reserves (metric)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)
	30.4	0.28	9	—	—	—	30.4	0.28	9
Reserves (imperial)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)
	33.5	0.008	278	—	—	—	33.5	0.008	278

Overview of operations
Phoenix is a tailings retreatment operation in Virginia, Free State. It retreats tailings from Harmony’s tailings storage facilities in the Free State region to extract any residual gold, using the Saaiplaas plant. It is 100% owned by the black economic empowerment company, Tswelopele Beneficiation Operation Proprietary Limited, of which Harmony is a 76% shareholder.

Operating performance FY23
Phoenix maintained its good safety performance.

Gold production increased 9% to 833kg (26 782oz) from 767kg (24 659oz) in FY22. This was due to a 9% increase in the recovered grade to 0.134g/t (FY22: 0.123g/t). Volumes of ore processed remained constant at 6.2 million tonnes (FY22: 6.2 million tonnes). The higher gold production combined with a 17% rise in average gold price received to R1 054 262/kg (FY22: R899 012/kg) led to a 29% increase in revenue to R889 million (FY22: R689 million).

All-in sustaining cost rose 7% to R653 241/kg, mainly due to a 14% increase in cash operating cost. Cash cost increased mainly due to a significant increase in the cost of chemicals as well as annual labour and electricity increases. Capital expenditure for FY23 increased to R37 million (FY22: R28 million), mainly on the St Helena TSF remediation and carbon regeneration kiln.

Our focus areas in FY24

Continue safe operations and deliver operational excellence through a combination of a good health and safety environment, cost competitiveness and improving process efficiencies.

South Africa – surface operation
Central Plant Reclamation (tailings retreatment)

		FY23	FY22	FY21
Number of employees
– Permanent		95	97	96
– Contractors		170	151	153
Total		265	248	249
Operational
Volumes milled	(000t) (metric)	3 972	4 033	4 020
	(000t) (imperial)	4 380	4 447	4 434
Gold produced	(kg)	577	586	563
	(oz)	18 552	18 840	18 101
Gold sold	(kg)	572	591	566
	(oz)	18 391	19 001	18 197
Grade	(g/t)	0.145	0.145	0.140
	(oz/t)	0.004	0.004	0.004
Productivity	(g/TEC)	289.99	299.58	291.34
Financial
Revenue	(Rm)	599	538	482
	(US$m)	34	35	31
Average gold price received	(R/kg)	1 046 428	911 134	851 505
	(US$/oz)	1 832	1 863	1 720
Cash operating cost	(Rm)	330	290	271
	(US$m)	19	19	18
Production profit	(Rm)	272	246	211
	(US$m)	15	16	14
Capital expenditure	(Rm)	31	18	13
	(US$m)	2	1	1
Operating free cash flow[1]	(Rm)	238	231	198
	(US$m)	13	15	13
Cash operating cost	(R/kg)	572 213	494 060	480 975
	(US$/oz)	1 002	1 010	971
All-in sustaining cost	(R/kg)	633 098	529 591	501 947
	(US$/oz)	1 108	1 083	1 014
Average exchange rate	(R/US$)	17.76	15.21	15.40
Safety
Loss of life		—	—	—
Lost-time injury frequency rate	per million hours worked	2.21	—	—
Environment
Electricity consumption	(GWh)	24	23	23
Water consumption – primary activities	(Ml)	171	220	203
Greenhouse gas emissions	(000tCO2e)	27	25	27
Intensity data per tonne treated
– Energy		0.01	0.01	0.01
– Water		0.04	0.05	0.05
– Greenhouse gas emissions		0.01	0.01	0.01
Number of reportable environmental incidents		—	—	—
1    Operating free cash flow = revenue – cash operating cost – capital expenditure as per operating results.

Central Plant Reclamation (tailings retreatment) continued

Other salient features
Status of operation	Hydro-mining, tailings retreatment
Life-of-mine	12 years

Mineral Reserve estimates at 30 June 2023

	Proved			Probable			Total
Reserves (metric)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)
	—	—	—	45.1	0.27	12	45.1	0.27	12
Reserves (imperial)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)
	—	—	—	49.7	0.008	385	49.7	0.008	385

Overview of operations
Central Plant Reclamation is a tailings retreatment operation near Welkom in the Free State. Originally built to process waste-rock dumps, it was converted into a tailings retreatment facility in FY17.

Operating performance FY23
Central plant maintains a good safety record with an LTIFR of 2.21 per million hours worked recorded in FY23.

The operation had another steady production year maintaining the recovered grade at 0.145g/t for FY23 (FY22: 0.145g/t), combined with marginally lower tonnes processed at 3.97 million tonnes (FY22: 4.03 million tonnes) resulting in gold produced decreasing 2% to 577kg (18 552oz) (FY22: 586kg, 18 840oz). Revenue however increased to R599 million for FY23, 11% higher than the R538 million recorded for FY22, due to a 15% rise in the gold price received to R1 046 428/kg (FY22: R911 134/kg).

All-in sustaining cost increased 20% to R633 098/kg (FY22: R529 591/kg), mainly driven by higher cost of chemicals as well as annual wage and electricity tariff increases. Capital expenditure for FY23 rose 72% to R31 million (FY22: R18 million) mainly on higher dam maintenance costs.

Our focus areas in FY24

Continue safe operations and deliver operational excellence through a combination of a good health and safety environment, cost competitiveness and improving process efficiencies.

South Africa – surface operation
Savuka (tailings retreatment)

		FY23	FY22	FY21
Number of employees
– Permanent		96	107	189
– Contractors		107	136	25
Total		203	243	214
Operational
Volumes milled	(000t) (metric)	3 880	3 230	1 696
	(000t) (imperial)	4 278	3 563	1 870
Gold produced	(kg)	593	495	285
	(oz)	19 066	15 914	9 172
Gold sold	(kg)	591	509	275
	(oz)	19 001	16 365	8 827
Grade	(g/t)	0.153	0.153	0.168
	(oz/t)	0.004	0.004	0.005
Productivity	(g/TEC)	199.25	220.65	147.91
Financial
Revenue	(Rm)	614	475	245
	(US$m)	35	31	16
Average gold price received	(R/kg)	1 038 531	932 619	892 309
	(US$/oz)	1 818	1 907	1 805
Cash operating cost	(Rm)	319	275	129
	(US$m)	18	18	8
Production profit	(Rm)	296	189	117
	(US$m)	17	12	8
Capital expenditure	(Rm)	16	28	—
	(US$m)	1	2	—
Operating free cash flow[1]	(Rm)	278	173	117
	(US$m)	16	11	8
Cash operating cost	(R/kg)	538 202	554 669	451 547
	(US$/oz)	942	1 134	911
All-in sustaining cost	(R/kg)	564 738	615 137	467 905
	(US$/oz)	989	1 258	945
Average exchange rate	(R/US$)	17.76	15.21	15.40
Safety
Loss of life		—	—	—
Lost-time injury frequency rate	per million hours worked	—	—	—
1    Operating free cash flow = revenue – cash operating cost – capital expenditure as per operating results.

Savuka Tailings was previously included with the waste rock dumps and will in future be reported as a separate operation.

The results and figures for FY21 in the table above are for the nine months from 1 October 2020 to 30 June 2021.

Savuka (tailings retreatment) continued

Other salient features
Status of operation	Tailings retreatment
Life-of-mine	5 years

Mineral Reserve estimates at 30 June 2023

	Proved			Probable			Total
Reserves (metric)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)
	—	—	—	17.4	0.32	5	17.4	0.32	5
Reserves (imperial)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)
	—	—	—	19.1	0.009	176	19.1	0.009	176

Overview of operations
Savuka plant is situated near the town of Carletonville and was acquired from AngloGold Ashanti Limited in October 2020. The plant originally treated both waste rock and tailings but was converted to a tailings treatment facility only in October 2021 when the milling section of the plant was decommissioned.

Operating performance FY23
The operation processed 3.88 million tonnes in FY23, 20% more than the 3.23 million tonnes processed in FY22. The recovered grade remained constant at 0.153g/t in FY23 (FY22: 0.153g/t). The higher tonnes processed resulted in a 20% increase in gold produced to 593kg (19 066oz) from 495kg (15 914oz) in FY22.

The increase in gold production combined with an 11% increase in the gold price to R1 038 531/kg (FY22: 932 619/kg) resulted in a 29% rise in revenue to R614 million (FY22: R475 million).

The increase in production also offset higher year-on-year cash operating cost for the operation with the all-in sustaining cost decreasing 8% to R564 738/kg (FY22: R615 137/kg). Capital expenditure for FY23 at R16 million was 43% lower than the previous year (FY22: R28 million), mainly for plant maintenance.

Our focus areas in FY24

Continue safe operations and deliver operational excellence through a combination of a good health and safety environment, cost competitiveness and improving process efficiencies.

South Africa – surface operation
Waste rock dumps

		FY23	FY22	FY21
Operational
Volumes milled	(000t) (metric)	3 935	5 813	8 411
	(000t) (imperial)	4 339	6 409	9 275
Gold produced	(kg)	1 541	2 319	3 295
	(oz)	49 544	74 557	105 927
Gold sold	(kg)	1 549	2 366	3 252
	(oz)	49 801	76 068	104 568
Grade	(g/t)	0.392	0.399	0.392
	(oz/t)	0.011	0.012	0.011
Financial
Revenue	(Rm)	1 631	2 138	2 834
	(US$m)	92	141	184
Average gold price received	(R/kg)	1 052 903	903 464	871 323
	(US$/oz)	1 844	1 847	1 760
Cash operating cost	(Rm)	1 313	1 647	1 998
	(US$m)	74	108	130
Production profit	(Rm)	311	474	816
	(US$m)	18	31	53
Capital expenditure	(Rm)	12	7	39
	(US$m)	1	—	3
Operating free cash flow[1]	(Rm)	306	484	796
	(US$m)	17	32	52
Cash operating cost	(R/kg)	852 146	710 022	606 358
	(US$/oz)	1 492	1 452	1 225
All-in sustaining cost	(R/kg)	859 974	705 642	632 528
	(US$/oz)	1 506	1 443	1 278
Average exchange rate	(R/US$)	17.76	15.21	15.40
Safety
Loss of life		—	—	—
Lost-time injury frequency rate	per million hours worked	—	—	—
Environment
Electricity consumption	(GWh)	*	*	*
Water consumption – primary activities	(Ml)	*	*	*
Greenhouse gas emissions	(000tCO2e)	*	*	*
Intensity data per tonne treated
– Energy		*	*	*
– Water		*	*	*
– Greenhouse gas emissions		*	*	*
Number of reportable environmental incidents		—	—	—
*    Electricity and water consumption and related emission and intensity data for the respective plants at which the waste rock dumps are processed are accounted for as part of the primary operation’s environmental results.
1    Operating free cash flow = revenue – cash operating cost – capital expenditure as per operating results.

Figures for FY21 and FY22 has been adjusted to exclude Savuka Tailings which has been included as a separate operation.

Waste rock dumps continued

Other salient features
Status of operation	Processing waste-rock dumps depends on the availability of spare plant capacity and plant requirements for grinding material
Life-of-mine	±1 year

Mineral Reserve estimates at 30 June 2023

	Proved			Probable			Total
Reserves (metric)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)
	—	—	—	—	—	—	—	—	—
Reserves (imperial)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)
	—	—	—	—	—	—	—	—	—

Overview of operations
Production from processing surface rock dumps, situated across Harmony’s operations, depends entirely on the availability of spare mill capacity at the various operational plants. Waste and waste rock dump deliveries to Kusasalethu plant (near the border of Gauteng and North West provinces) supplement mining volumes to secure sufficient backfill to use as support in stoping areas. Waste rock dumps near Orkney (acquired with Moab Khotsong operations) are treated at the Noligwa and Mispah plants. Milling of waste rock dumps at the Doornkop plant in Gauteng began in FY18. Waste rock dumps and tailings facilities acquired with Mponeng are treated at Mponeng and Kusasalethu plants. Surface ore treated at Kopanang plant was unprofitable and closed during the first quarter of FY22. The plant is currently on care and maintenance.

Operating performance FY23
The diminishing levels of waste rock available to be treated in certain areas has resulted in lower tonnes milled for these operations in FY23, decreasing 32% to 3.9 million tonnes (FY22: 5.8 million tonnes). The recovered grade for FY23 decreased to 0.392g/t, 2% lower than the 0.399g/t recorded in FY22. This resulted in lower gold production at 1 541kg (49 544oz) in FY23 and was 34% lower than the 2 319kg (74 557oz) recorded in FY22. Revenue for these operations was 24% lower at R1 631 million (FY22: R2 138 million) partially offset by a higher gold price of R1 052 903/kg for FY23 (FY22: R903 464/kg).

All-in sustaining cost rose 22% to R859 974/kg due to lower production. Capital expenditure for FY23 increased to R12 million (FY22: R7 million), mainly related to planned maintenance.

Our focus areas in FY24

The priority for FY24 will be to continue safe, profitable production by maintaining costs and improving mining efficiencies.

Papua New Guinea
Hidden Valley

		FY23	FY22	FY21
Number of employees
– Permanent		1 422	1 478	1 474
– Contractors		767	713	754
Total		2 189	2 191	2 228
Operational
Volumes milled	(000t) (metric)	3 846	3 229	3 420
	(000t) (imperial)	4 240	3 561	3 772
Gold produced	(kg)	4 370	3 707	4 689
	(oz)	140 498	119 182	150 755
Gold sold	(kg)	4 214	3 662	4 755
	(oz)	135 483	117 736	152 876
Grade	(g/t)	1.14	1.15	1.37
	(oz/t)	0.033	0.033	0.040
Financial
Revenue	(Rm)	4 440	3 158	4 028
	(US$m)	250	208	262
Average gold price received	(R/kg)	1 053 611	862 505	847 027
	(US$/oz)	1 845	1 764	1 711
Cash operating cost	(Rm)	2 127	2 193	1 670
	(US$m)	120	144	108
Production profit	(Rm)	2 404	1 036	2 309
	(US$m)	135	68	150
Capital expenditure	(Rm)	1 737	1 249	1 260
	(US$m)	98	82	82
Operating free cash flow[1]	(Rm)	615	(46)	1 117
	(US$m)	35	(3)	73
Cash operating cost	(R/kg)	486 754	591 551	356 233
	(US$/oz)	852	1 210	719
All-in sustaining cost	(R/kg)	1 014 228	1 007 986	677 659
	(US$/oz)	1 785	2 067	1 383
Average exchange rate	(R/US$)	17.76	15.21	15.40
Safety
Loss of life		—	—	—
Lost-time injury frequency rate	per million hours worked	0.35	0.21	—
Environment
Purchased electricity consumption[2]	(GWh)	55	63	103
Water consumption – primary activities	(Ml)	2 186	1 930	1 983
Greenhouse gas emissions	(000tCO2e)	186	171*	158
Intensity data per tonne treated
– Energy		0.01	0.02	0.03
– Water		0.57	0.60	0.58
– Greenhouse gas emissions		0.05	0.05	0.05
Number of reportable environmental incidents		—	—	—
1    Operating free cash flow = revenue – cash operating cost – capital expenditure ± impact of run-of-mine costs as per operating results.
2 Electricity consumption for FY23 represents consumption from the grid only.
*Figure restated

Hidden Valley continued

Other salient features
Status of operation	Open-pit mining operation producing gold and silver (by-product)
Life-of-mine	5 years

Mineral Reserve estimates at 30 June 2023

	Proved			Probable			Total
Reserves (metric)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)
	1.6	0.97	2	17.8	1.78	32	19.4	1.71	33
Reserves (imperial)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)
	1.8	0.028	51	19.6	0.052	1 017	21.4	0.050	1 068

Overview of operations
The Hidden Valley Mine is an open-pit gold and silver operation in Morobe Province, Papua New Guinea, some 210km north-west of Port Moresby. The mine is located at elevations of 1 700m to 2 800m above sea level in steep mountainous and forested terrain that receives around 3m of rainfall per year. The major gold and silver deposits of Hidden Valley are in the Morobe Granodiorite of the Wau Graben.

Crushed ore is conveyed from the pit via a 5.5km overland pipe conveyor and treated at the Hidden Valley processing plant, using a two-stage crushing circuit followed by a semi-autogenous grinding mill, gravity, counter current decantation/ Merrill Crowe circuit for silver and a carbon-in-leach circuit for gold.

Operating performance FY23
Hidden Valley’s safety performance is among the best in the industry, with a seventh consecutive year of zero loss-of-life incidents and, as of FY23, has achieved over 3.6 million loss-of-life free shifts. This is testament to the culture of zero harm, safety coaching and leadership, as well as the use of critical control management that has been embedded operationally to drive safety.

Hidden Valley had a challenging start to the year as operations were affected by a shortage of blasted rock to process resulting in a slower than planned mining rate and dilution factor ultimately affecting recovered grades. The recovered grade for FY23 was marginally lower at 1.14g/t compared to 1.15g/t in FY22. The recovered grade for the final quarter was 1.58g/t, significantly higher than the preceding quarters. Tonnes milled for FY23 at 3.8 million tonnes was 19% higher than the previous year (FY22: 3.2 million tonnes). As a result, gold production increased 18% to 4 370kg (140 498oz) from 3 707kg (119 182oz) in FY22.

Revenue increased 41% to R4 440 million (FY22: R3 158 million) on the back of higher gold production as well as a rise in the gold price. The average gold price received increased 22% to R1 053 611/kg (FY22: R862 505/kg). All-in sustaining cost for FY23 was largely flat at R1 014 228/kg (US$1 785/oz) when compared to the R1 007 986/kg (US$2 067/oz) recorded in the previous year.

Our focus areas in FY24

The key focus in FY24 will be to safely produce between 146 500oz and 152 800oz of gold as well as the construction of the engineered tailing storage facilities supporting the life-of-mine extension.

EXPLORATION AND PROJECTS

Optimal mix of investments to create value
CAPITAL PRIORITISATION	VALUE REALISATION	MAJOR PROJECTS	EXPLORATION
Safety and production optimisation: ZERO loss-of-life and S300[1]	Lower risk profile All ESG factors considered especially safety and climate change	Hidden Valley extension	Regional Eva portfolio drilling
Debt repayment: <1x net debt/EBITDA[2]	Improving margins targeting acquisitions with AISC* <$1 400/oz	Moab Khotsong – Zaaiplaats	Target North
Organic growth and investment:focus on increasing grade and margins	Generating returns targeting an IRR[4] of 15.% and higher	MWS – Kareerand	Kalgold drilling
Inorganic growth: Value accretive mergers and acquisitions	Improve production profile: 10-year life-of-mine at 100-200koz per annum in gold or gold equivalents	Doornkop expansion	Savuka and Tau-Tona pillar
Returning capital to shareholders: Paying a consistent dividend consistent with policy and overall growth strategy	Affordability: Capital intensity vs cash flows to be manageable	Eva Copper Project	Mponeng deepening
		Renewables	Kalgold expansion
Kerimenge Heap leach project
Savuka TSFs
Eva Copper
Wafi-Golpu

1 S300: safety and productivity programme
2 EBITDA: earnings before interest, taxes, depreciation and amortisation
3 AISC: All-in sustaining cost.
4 IRR: Internal rate of return.

Exploration
Our exploration strategy is to predominantly pursue brownfields exploration targets close to existing infrastructure. This will drive short to medium-term organic Mineral Reserve replacement and growth to support our current strategy of increasing quality ounces and to mitigate the risk of a depleting Mineral Reserve base.

Key work streams underpinning the FY23 exploration programme include:
•Exploration at Eva Copper
•Brownfield exploration at Hidden Valley, Kerimenge and Kalgold to optimise existing open-pit operations and extend mine life
•Brownfield exploration at our underground operations in South Africa
•Greenfield exploration at Target North
•Reviewing exploration opportunities as part of our new business strategy.

Eva Copper Drilling
Since acquiring the project in December 2022, drilling has comprised 123 holes for 17 044m. The work programme forms part of major drill programme designed to validate or test various study elements including resource definition, infrastructure sterilisation, metallurgical, geotechnical aspects, construction material characterisation and water borefield exploration and development. Drilling continues.

Target North
The exploration drilling programme from surface advanced and a total of 5 823 metres was drilled
Mal22 drill hole was completed and a deflection programme produced nine reef intersections
At a second drill hole Mal23, two long directional deflections were completed, to produce 10 reef intersections
Drilling continues. The Resource model of Target North will be updated once Mal23 is completed.

Kalgold
Resource extension drilling was carried out at the Spanover and Windmill North. A total of 34 boreholes were drilled (3 590 metres of RC drilling). Drilling returned very encouraging initial results. A Spanover and Windmill North Resource model update is planned once all assay results are obtained and verified. Exploration aimed at improving understanding of the potential to develop the Kraaipan Greenstone Belt into a new mineralised province with multiple mining centres.

Major projects
We have identified substantial opportunities in our existing portfolio through exploration and brownfield projects which will extend the life of some of our larger and higher-grade assets, adding lower-risk, higher-margin ounces to Harmony’s portfolio. Each project brings multiple benefits to Harmony and exceeds all our minimum criteria for allocating capital. We will continue to focus on ensuring all our mines operate safely and optimally and will continue to invest across all our operations to ensure optimal production.

Well sequenced and manageable project capital1

1 Based on FY24 planning.
2 Subject to completion of Eva Copper feasibility studies, permitting and investment approval.
3 Funding solutions to be considered once special mining lease in place.

The salient features of our key projects are:

Papua New Guinea

Hidden Valley brownfield exploration
Kerimenge prospect – The Kerimenge prospect is located approximately 8km to the east of the Hidden Valley Mine. Drilling to support a prefeasibility study was completed during the year. Review of existing drill data commenced with the aim of developing a new Resource estimate. Kerimenge is a historic gold deposit outlined by previous explorers that contains components of refractory and free milling oxide gold mineralisation.

Hidden Valley life-of-mine extension
The Hidden Valley life-of-mine (LoM) extension project concept study / prefeasibility study considers the potential to convert both the 0.6M Au oz Kerimenge Resource and the 1.6 M Au oz remaining in the Hidden Valley Mineral Resource outside the current LoM to convert to a viable, low risk, high-margin mining operation. The project will assess the application of conventional Carbon-In-Leach and Heap Leach technologies for the Mineral Resources and investigate technologies to increase the tailings storage capacity, which is the current mine life constraint at Hidden Valley.

An extension of the mining lease and the amendment to the environmental permit will be required to continue operations beyond 2030.

Australia

Eva Copper Project
The Eva Copper Project is in a feasibility update phase, project is located 75Km north east of Cloncurry in the highly prospective Mt Isa Inlier region and will involve mining native copper and copper sulphide ore from six open pits and processing through a copper concentrator. The projected mine life is predicted to extend beyond 15 years, providing a stable platform for continued growth.

South Africa

Moab -Zaaiplaats project
Implementation of the project commenced in October 2021 and the project progressed with limited detailed design requirements. Development and project construction have commenced in order to support project deliverables on the 101 level to 114 level. Three new declines and associated infrastructure must be developed, equipped and commissioned below 101 level to allow the safe and economic mining of the Zaaiplaats orebody.

Further implementation of productivity improvement initiatives and project controls systems for FY24 in order to facilitate project build up and meet FY’24 requirements.

Mponeng Deepening pre-works
The depth extension project study considers the feasibility of extending the Mponeng LOM by exploiting both the VCR and CLR orebodies below infrastructure. Mining of the VCR reef below infrastructure requires the extension of existing infrastructure from 126 level. The CLR extension will require new infrastructure below 120 level.

MWS – Kareerand
Mine Waste Solutions (MWS) is a reclamation operation in the Stilfontein/Orkney area treating 2.2 million tonnes per month from historical tailings facilities through the MWS plant. The residue is deposited on the existing Kareerand TSF. Kareerand TSF is a cyclone facility on a 560ha footprint and based on the current production plan will reach its authorised height of 80 metres in 2025. The existing Kareerand TSF was sized to receive the reprocessed tailings from the MWS sources. The inclusion of additional sources into the MWS business in 2012 required additional deposition facilities. The study to select the suitable site for the replacement TSF was initiated in 2016. The prefeasibility study investigated seven options and the outcome was to extend the current footprint by 340ha while increasing the height of the combined complex. The project progressed through feasibility study and detailed design.

Tshepong South (Phakisa) B Reef and Sub 75 pre-works
Exploration drilling is in progress to determine areas of economic value in the down-dip extensions of the B Reef channels being mined in the west-south area of Tshepong North shaft. There is significant potential to mine B Reef at Tshepong South shaft. A Capital drilling project has been approved to explore the area between 69 and 71 level. Capital has been approved to conduct a prefeasibility study on the block of ground below 75 level, this could potentially increase the Mineral Reserves and extend the life-of-mine of the operation.

Doornkop expansion
Exploration drilling is set to continue in the coming financial year. Focus will be on targeting areas with limited geological information and those that are potentially high grade in order to increase the geological confidence and payable ounces.

Renewables
In order to achieve the renewable energy targets as set out in the Harmony Energy Efficiency and Climate Change Strategy document, it became necessary to implement a number of renewable energy technologies, including built PV plants, wheeling of wind renewable energy, syngas (or LNG) generated electricity as well as small scale solar PV plants.

ENVIRONMENT

ENVIRONMENTAL MANAGEMENT AND STEWARDSHIP

We are committed to being environmental stewardship advocates through pollution prevention, prudent use of natural resources, maximising the circular economy and a transition to a low-carbon future therefore remediating the impacts of our operations on the environment.

In South Africa, our activities are primarily regulated by the Mineral and Petroleum Resources Development Act and related environmental laws such as the National Environmental Management Act (and its supporting suite of Acts and regulations), the National Water Act and the National Nuclear Regulatory Act.

Our activities in Papua New Guinea are regulated by the Environment Act 2000 (administered by the Conservation and Environment Protection Authority) to ensure that we do not cause environmental harm, including through water extraction and wastewater discharge.

In Australia, Eva Copper has secured environmental authorisation under Queensland’s Environmental Protection Act 1994.

GRI Standards	Related SDGs
Prepared in accordance with 3-3, 301-1, 301-2, 301-3, 302-1, 302-2, 302-3, 302-4, 302-5, 303-1, 304-1, 304-2, 304-3, 304-4, 305-1, 305-2, 305-3, 305-4, 305-5, 305-6, 305-7, 306-1, 306-2, 306-3, 306-4 and 306-5.

Capitals affected
    Natural capital

Our approach
Harmony’s environmental strategy and related policies and procedures aim to mitigate the impacts of our mining activities by focusing on:

Emissions reduction through energy efficiency and improved energy mix	à	Climate change mitigation and adaptation	à	Water conservation	à	Tailings and waste management
á						â
Environmental conservation	ß	Value creation	ß	Land restoration	ß	Pollution prevention and resource protection

Our environmental stewardship policies are underpinned by the following commitments, as set out in Harmony’s sustainable development framework:
•Prevent pollution or minimise, mitigate and remediate our harmful environmental impacts and a transition to a low carbon future
•Compliance with all applicable host country environmental laws and regulations as a minimum
•Actively partner with governments, communities, labour and NGOs in environmental protection and conservation programmes at international, national, regional and local levels
•Continuously improve environmental management systems with:
–Targets that promote efficient use of resources and reduce environmental exposure
–Progress reporting to internal and external stakeholders
–Responsible management of hazardous substances
•Protect biodiversity by considering ecological values and land use in investment, operational and closure decisions
•Transparent engagements with host communities about environmental matters
•Good governance and transparent reporting

Our material KPIs are independently assured every year. Technical and performance standards, incorporated into environmental management systems, and implemented according to International Organization for Standardization (ISO) 14001 (2015), guide our operations. All our operations have approved environmental management programmes with closure objectives. We compile detailed closure plans prior to closure to expedite beneficial post-mining land use where possible, and undertake activities that promote sustainable community livelihoods.

Harmony’s assets range from development projects to long and short-life operational, decommissioned and closed operations. Assets which at the beginning of FY23 had greater than five years remaining life of mine are ISO-certified. Short-life assets and decommissioned assets are compliant but not certified.

We record improvements annually.

We subscribe to global best practice. Although Harmony is not a member of the World Gold Council, we implement its Responsible Gold Mining Principles. Harmony has concluded its third year of alignment to the World Gold Council's Responsible Gold Mining

Principles (RGMPs). Subsequent to our third year on-site verification audit, Harmony can demonstrate that our operations conform to the RGMPs. The conformance was independently assured by RSM South Africa Inc.

Environmental strategy
In line with Harmony’s strategic priorities and to support our positive contribution to the SDGs, we measure our key environmental deliverables against targets.

Responsible stewardship: suppliers and market
Environmental impact consideration in our supply chain

We take a cradle to grave approach in terms of our environmental impacts, having to assess it from inputs, being our suppliers (including services and utilities). We also assess our own operational assets performance. Lastly, we have oversight of the refineries and end users, being predominantly financial institutions.

Suppliers
In compliance with our code of ethics, suppliers adhere to our environmental management policies and standards, and observe laws and regulations governing water and air quality, among others.

As our extensive supply chain indirectly contributes to scope 3 GHG emissions, we encourage our top 20 suppliers to manage their carbon and water footprints to reduce emissions and associated climate change impacts. We conducted a supplier survey to determine our suppliers’ approach and response to various environmental matters. Completed by some of our major suppliers, the survey indicated the following:
•Water security – 61.5% scored above average due to their related business activities, including the quantification of water usage and water targets being in place
•Plastics – 30.7% have mapped the use of plastics in the value chain as well as having reduction targets in place
•Climate change – 38.4% have determined their carbon footprint as the beginning of a climate change mitigation journey (irrespective of goods or services supplied).
In the next financial year, we plan to extend this survey to 80% of our supplier spend.

Market
Harmony has a 10.4% stake in Rand Refinery. The company smelts, evaluates, refines and fabricates gold for investment and retail clients. The certified gold chain of custody is independently audited as required by independent bodies and legislation.

Rand Refinery shares Harmony’s commitment to excellent environmental performance and compliance as well as internationally accepted responsible sourcing – specifically, guided by the London Bullion Market Association and the Organisation for Economic Cooperation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas.

Harmony’s board oversees and influences Rand Refinery’s ESG strategy and performance – one of our executive directors is a non-executive director and chair of Rand Refinery’s social and ethics committee. Our collaborative cradle-to-grave approach to environmental management, with best practice in our downstream value chain, enables us to deliver gold ethically and responsibly.

Mitigating environmental risks
Our environmental risk matrix, included in our corporate risk register, underscores the importance of our natural capital and environmental strategy. This matrix details the most significant threats to our business, employees and communities over the medium to long term. Related risks could affect future operating costs, infrastructure requirements, operations and operating conditions, host communities and the supply chain.

Details on climate change as a risk
Material climate-related risks, with potential financial impacts include safety (due to excessive heat and heavy rainfall), regulatory changes such as South Africa’s Carbon Tax Act, Papua New Guinea’s Climate Change (Management) Act and Australia’s National Greenhouse and Energy Reporting Act 2007 as well as major infrastructure incidents such as those caused by flash flooding.

We estimate that the impact of the carbon tax to our South African operations will be in the range of R500 million (US$26.6 million) to R800 million (US$42.5 million) by 2030 based on government’s intent to increase the price of carbon and reduce allowances.
We have a pipeline of renewables projects that we are advancing with urgency to derisk this for the company whilst we continue to engage with National Treasury about reviewing their carbon pricing strategy.

We continue to add value to the business through our ESG-linked financial transactions concluded in FY22. The KPIs of this sustainability-linked funding focus on energy and associated GHG emissions and water (two major environmental concerns for Harmony and South Africa).

Water availability remains a risk to us when considering operational use and continuity of sites into the future. Future greenfields and brownfields projects require a secure water supply, and our reclamation programme is known to be water intensive. Securing adequate water supply and having access to the right quality of water is key to growing our business at Harmony. Coupled to this, ensuring that our use of water does not impact on ecosystem wellbeing in environments around us remains an important deliverable in our decision making processes.

The KPIs reflect an absolute reduction in GHG emissions, an increase in renewable energy consumption as a percentage of the total energy mix and reduction in absolute potable water consumption. These KPIs also address four of the six material environmental sustainability issues in the metals and mining industry, according to the Sustainability Accounting Standards Board materiality map: GHG emissions, air quality, energy management, water and wastewater management, waste and hazardous materials management, and ecological impacts.

Our environmental risk matrix shows how these KPIs address risks with a high business impact and a medium to high sustainability impact.

Another consideration in our environmental risk matrix is land degradation as a significant contributor to climate change. Land degradation is generally loss of CO2 absorbing plants. This loss increases the likelihood of soil erosion during rain and dust storms (particularly detrimental to high arable land) and impacts biodiversity.

Setting environmental targets
In FY23, we implemented our next set of five-year group environmental performance targets. These targets for FY23 to FY27 focus on our strategic imperatives and material risks (energy, water, waste, land and biodiversity) and are aligned with our adoption of science-based targets to achieve net zero emissions by 2045.

We committed to increase the reliance on renewable energy and to reduce absolute emissions to reach net zero by 2045. This will fundamentally improve our carbon intensity. With both organic and greenfield growth and potential mergers and acquisitions, we anticipate our absolute electricity and energy consumption to increase. Nonetheless, we still drive to ensure that much of this energy and electricity usage would be green electrons, and that intensities are still managed as a priority.

We recorded 12 months for all our assets. While consumption increased, our intensities and efficiencies improved in this reporting year.

Group environmental targets
KPIs	Five-year baseline (FY18-22)	Five-year target (FY23 to FY27)		Year 1 (FY23)
	Cumulative actual	Year 3[1] (FY25)	Year 5 (FY27)	Target	Actual	Achieved
Energy
Renewable energy group (% of total electricity consumption)	—	20	25	2¹	0.87	✗
Renewable energy[2] (% of total electricity consumption)	n/a	20	25	2¹	0.1	✗
SBTi: Absolute carbon emissions (Mt CO2)[3]	n/a		4	4.49¹	4.45	✓
Water
Water intensity improvement (% kl/tonne treated)	34		10	2	9	✓
Water recycling (Water recycled % of total water)	103		50	10	77	✓
Reduction in potable water consumption (% of total water used)	n/a		10	2¹	5	✓
Waste
Non-hazardous waste recycled[4] (%)	40		70	14	44	✓
Land and biodiversity
Reduce impacted land available for rehabilitation (%)	—		1	0.2	0.5	✓
Implement biodiversity action plans (%)	70		100	76	70	✗
Compliance
Environmental fines (number)	—	—	—	—	—	✓
1    These sustainability-linked KPIs are green loan bank targets.
2    Sources that produce electricity for Harmony’s consumption. Renewable sources are based on actual consumption, only applicable in South Africa and is an assured KPI.
3    Absolute carbon emissions included for Scope 1 and 2 only.
4    Timber, steel and plastic.

Legislative framework
The legislative frameworks regulating the mining industry in South Africa, Papua New Guinea and Australia remain in flux with several new and amended Bills and draft policies before the respective parliaments. The associated implications for our business are outlined below.

South Africa	Papua New Guinea	Australia
•Financial provision regulations
The mining industry continues to engage with the Department of Forestry, Fisheries and the Environment (DFFE) on financial provisioning for mitigation and rehabilitation of environmental damage caused by reconnaissance, prospecting, exploration, mining or production operations. Following draft reviews, implementation of these regulations is expected in February 2024. Harmony is concerned that some implications for our industry have not been addressed, and we have raised these issues again through our platforms with the regulators.

Proposed changes to the Carbon Tax Act include regulations that could substantially increase the base rate of the emission levy in phase 1 of carbon tax implementation (mentioned by the Minister of Finance in February 2022). In 2023, National Treasury gazetted the carbon tax rates up to 2030, but also expressed an intent to increase rates to US$120 by 2050. This will have a significant financial impact on our business and here too we remain engaged with our regulators on more relevant pricing strategies.

•Climate Change Bill
Promulgation of this legislation is expected in 2023. It will enforce mandatory carbon budgets. Harmony will have a mandatory budget for scope 1 GHG emissions. We continue to engage with DFFE and National Treasury in this regard.

We further plan to use the solar power tax incentive for businesses announced by government in February 2023.

•Policy changes
While the principal environmental legislation in Papua New Guinea (the Environment Act 2000) remains applicable, the authority continues to consider various national policy changes, including additional taxes and levies on resources industries.

•Mine closure
Revised mine closure policy and guidelines include provision for financial assurance as security for closure costs. Until such time legislation is amended, financial assurance is included as a condition of approval for new mining leases, or for mining lease extensions of term.

•Climate change taxes
Fees supporting the country’s Climate Change (Management) Act include taxes on carbon in fuel products and a proposed green fee (departure tax for non-residents exiting the country). We are taxed on carbon in fuel through our bulk fuel supplier at a nominal rate per litre.

•Protected Areas Bill
In March 2022, the latest draft of the proposed Protected Areas Bill was tabled in the Papua New Guinea parliament. It aims to:
–Provide for conservation and replenishment of the environment, biodiversity, land and its sacred, scenic and historical qualities
–Regulate protected area management
–Fund national biodiversity offsets.

The Papua New Guinea Chamber of Mines and Petroleum working group has engaged with the regulator about the Bill since the first draft was released in 2016. Although this remains critical, engagements were limited in FY23.

•Critical minerals policy
At state level, we are following the development of The Queensland Critical Minerals Strategy, which aims to support mining of critical minerals – including copper – needed for the global economic and energy transition. At Commonwealth level, the Australian Government has announced a review of its critical minerals list which, as it currently stands, does not include copper. Inclusion on the list means stronger government support. We are preparing a submission through the Association of Mining and Exploration Companies advocating for inclusion of copper on the list.

•Minerals exploration policy
In a move to stimulate minerals exploration, the Queensland Government has announced a waiver of exploration permit rents for five years commencing 1 September 2023, from which Harmony will benefit.

•Climate legislation – Safeguard mechanism
We have recently commenced a study to further our understanding of Eva Copper’s GHG gas emissions, the trajectory of these emissions over the life-of-mine, improvement opportunities, and any potential financial implications of the Safeguard Mechanism under the Australian National Greenhouse and Energy Reporting System (NGERS). Changes to the Safeguard Mechanism were introduced on 1 July 2023 which require Safeguard facilities (facilities with over 100 000 tCO2e per annum of Scope 1 emissions) to reduce their emissions in line with Australia’s climate targets.

Our response to South Africa’s carbon tax requirement
Accounting for our direct and indirect carbon tax liability
In South Africa, carbon tax is levied on operations exceeding the regulated emissions threshold. These operations must also report annual emissions to DFFE.

Harmony’s reported scope 1 GHG emissions liable for carbon tax are derived from:
•Combustion of diesel and jet fuel by generators
•Fuel combustion by boilers
•Railway diesel combustion
•Wastewater treatment and managed waste disposal sites.

Phased approach to carbon tax and allowances
Phase 1 of carbon tax implementation is due to end in 2025 until when tax-free allowances will remain applicable in calculating the carbon tax liability. Basic tax-free allowances (60.0%) will reduce and likely fall away from 2026 to 2030 (phase 2).

In phase 2, the carbon offsets allowance will increase by 5%, the trade exposure is planned to stay the same and the carbon budget allowance could fall away. Changes to the tax-free allowances may affect the direct carbon tax liability and associated pass-through from Eskom.

Decarbonisation strategy
Our carbon tax considerations align with the successful implementation of our decarbonisation strategy. Carbon is priced into our business models as is the benefits from the implementation of energy efficiency and renewable solar energy (including wheeling) projects. We are also exploring the viability of natural gas, replacing diesel in our mining vehicles and electricity in heating applications.

The decarbonisation strategy aims to address carbon tax, GHG emissions and energy security, whilst reducing energy costs.

FY23 focus areas and performance

Annual expenditure on our environmental portfolio	FY23		FY22		FY21
	Rm	US$m	Rm	US$m	Rm	US$m
South Africa
Environmental compliance	349	19.6	249	16.4	198	12.9
Mine rehabilitation projects	82	4.6	52	3.4	49	3.2
Total	431	24.2	301	19.8	247	16.1
Papua New Guinea
Environmental compliance	31	1.7	27	1.8	26	1.7
Harmony total	462	25.9	328	21.6	273	17.8

Compliance and certification

South Africa	Papua New Guinea
Compliance
No fines or penalties were recorded in this reporting period

The regulator issued a directive for discharging fissure water into Voëlpan from Target mine. Harmony successfully installed two water treatment plants at the facility, in response to the directive and completely ceased any further discharge to Voëlpan. In a separate incident, Doornkop Mine requested the DWS to issue a directive to assist the municipality with pumping its sewage away from the tailings facility and to enable them to access the pump station.

Certification
•All South African operations are ISO 14001-compliant (including Mponeng plants and Mine Waste Solutions)
•Bambanani and Unisel are not certified as both are in closure
•Central and Saaiplaas plants were certified in FY22
•Mponeng shaft’s recertification was completed in FY23.

Compliance
There were no formal regulatory inspections or audits undertaken at Hidden Valley during the year, and although the regulator was invited to site on a number of occasions, they were unable to attend.

Elevated manganese levels in seepage from the Hidden Valley mine waste rock dumps continues to result in non-compliance with the site’s Environment Permit water quality criteria for manganese. In response, the regulator has been notified and an investigation, which included a detailed kinetic test work programme of the sites waste rock, has been completed. An amended waste rock management strategy informed by the outcomes of the investigation and test work is being implemented to address the non-compliance. The overarching waste rock management strategy remains effective in limiting AMD, and manganese is not considered a significant environmental hazard at the current levels detected in the receiving environment.

Hidden Valley continues to operate in accordance with the conditions of its environmental permit, last amended in March 2021, and the supporting environmental management plan.

Certification
Hidden Valley’s environmental management system is aligned with the ISO 14001 standard.

Reportable environmental incidents
Harmony reports environmental incidents in terms of a risk matrix (below) that evaluates the severity of the incident against the financial and reputational implications for the group. The matrix shows levels of severity, incident descriptions, financial and legal implications, and aligns with Harmony’s enterprise risk matrix.

Severity level	Mitigation costs	Environmental impact	Reputation impact	Legal impact
5	>R10 million	Irreversible damage to habitat or ecosystem	International condemnation	Potential director liability
4	<R10 million	Significant impact on habitat or ecosystem	National and international concern (NGO involved)	Very significant fines or prosecutions
3	<R5 million	Longer-term impacts and ecosystem compromised	Adverse media attention (locally and nationally)	Breach of legislation and likely consequences from the regulator
2	<R1 million	Moderate short-term effects but do not affect ecosystem function	Unresolved local complaints and possible local media attention	Minor breach of legislation
1	<R500 000	Localised affected area of low impact	Local complaints	No major breaches of legislation

South Africa experienced more frequent water-related incidents due to exceptionally high rainfall in FY23. All incidents were short and corrected immediately with limited impact on the receiving environments. Harmony recorded five level 3 (moderate) reportable environmental incidents in South Africa and zero in Papua New Guinea. We implemented appropriate remedial action in all instances.

Reportable (level 3) environmental incidents in South Africa are summarised below.

South Africa
Location	Incident and description	Environmental impact

Target
Due to exceptionally high rainfall, Target intercepted more underground fissure water than usual, which could not be contained in its holding facilities. The operation had to discharge excess water into Voëlpan as an intermediate measure for safety measures. Harmony successfully built two water treatment plants to eliminate the discharge within the timeframes committed to the department.

Our contribution was of small volumes over a set period of time. Albeit that we are no longer contributing to the volumes in the pan, the flooding issues may not resolve until a solution is implemented for all water inputs into the pan. We continue to monitor quality impacts and will remediate the mining fingerprint if identified and required.

Doornkop
Exceptionally high rainfall and a non-functional municipal wastewater treatment plant caused a pan adjacent to our tailings dam to fill up, inundating properties of nearby communities. With permission from the regulator, Harmony has assisted the municipality in draining the pan to allow access to the inundated pumpstation for repairs to take place.
Excess water inundating surrounding communities and impacting surface water environments, and may have an impact on the tailings dam if left unabated.

Kalgold
A leaking residue pipeline led to the spillage of mine waste material into the nearby Morokwa Spruit, a non-perennial river. The extent of the spillage into the river was localised, as the river was dry at the time. Clean up of the spillage was immediate and completed timeously.
No significant environmental damage albeit that it is a non-compliance. The incident was reported to DWS whilst clean up ensued.

Kusasalethu
Two level 3 incidents were reported at the return water dam which overflowed into the Loopspruit on 31 May and 19 June 2023 respectively. The root cause identified was the extremely high rainfall event that occurred, coupled with the failure of the main pump station. Pumping infrastructure has been repaired with additional infrastructure built to prevent recurrences.
Water quality monitoring confirmed that there was no major impact to the receiving environment.

There were no environment-related lost production days during the year.

LAND REHABILITATION AND MANAGEMENT

We offset the impact of our mining activities by restoring sustainable value to disturbed land with respect for local ecosystems and people.

Harmony aims to reduce the group-wide environmental footprint through concurrent and final rehabilitation. We are committed to our environmental management programme, reducing our environmental liability and mitigating the risk of illegal mining by, where feasible, repurposing infrastructure for alternative use by communities, and demolishing and rehabilitating decommissioned infrastructure where it is no longer needed.

Most disturbed areas at Hidden Valley actively support ongoing operations. Progressive rehabilitation mainly intends to stabilise exposed areas, prevent ground movement near critical infrastructure and limit off-site sediment transportation.

GRI Standards	Related SDGs
Prepared in accordance with 3-3, 304-1, 304-2, 304-3 and 304-4.

Our approach
Our rehabilitation strategy objectives are to:
•Reduce our environmental liability and impacted footprint
•Utilise land for socio-economic activities
•Promote ecological value add
•Compile a rehabilitation and closure programme with an ecologically sound focus

REHABILITATION STRATEGY

Responsible stewardship
• Responsible environmental impact management is a priority:
– Demolition and rehabilitation of mining sites
– Carbon sinks/offsets
– Biodiversity offsets where necessary
•Enhance socio-economic benefits for host communities through holistic closure planning
•Strive to create and share value through resource inputs (human, financial, natural, manufactured, and social and relationship capitals).

Supporting a green economy
•Use rehabilitated mine land for generating alter native energy sources and reducing carbon emissions
•Plant vegetation to create a carbon sink.

Revegetation
•Identify revegetation requirements to support post-mining land uses and ecosystems
•Manage alien invasive species.

Socio-economic benefits
•Develop local host community entrepreneurs in rehabilitation and restoration.

Final land use
•Support carbon removal programmes
•Conservation and biodiversity protection
•Create a net positive biodiversity gain.

FY23 focus areas and performance
The undiscounted value of land rehabilitation liabilities amounted to R7.6 billion (US$402.8 million) in FY23 (FY22: R7.1 billion/US$437.9 million). The increase was due to higher diesel prices, rising inflation, and accommodating the footprint of the Eva Copper acquisition.

Cost-effective rehabilitation of our TSFs aligns with our decarbonisation strategy. By planting trees on TSFs to mitigate nuisance dust fallout and the risk of dam failure, we also offset residual GHG emissions from our operations.

Land rehabilitation liabilities	FY23	FY22	FY21	FY20	FY19
(Rm)
South Africa	6 104	5 752	5 559¹	3 038	2 884
Papua New Guinea	1 474	1 374	1 306	1 378	1 039
Group	7 583	7 126	6 865	4 416	3 923
Total (US$m)	402.8	437.9	438.0	244.0	278.0
1    Following the acquisition of Mponeng and related assets.

South Africa
Harmony’s environmental liability for its mining operations was R4.4 billion in FY23, but our total environmental liability in SA including surface operations is R6.1 billion as determined by the closure cost assessment completed in June 2023. We are fully funded as it relates to our environmental obligations in terms of the Minerals and Petroleum Resources Development Act.

Total land under our management is 88 157ha. Of this, 13 259ha is impacted by our mining-related infrastructure, services and activities, and as such, only 117ha was available for rehabilitation. In FY23, we successfully rehabilitated 72ha of the 117ha.

For over more than a decade, we have decommissioned and sealed shafts, removed headgear and demolished hostels. In FY23, we demolished buildings and concrete bases at Deelkraal plant and hostel and the security barracks in Gauteng and North West respectively. Once the demolition work was completed, the area was then profiled to ensure that it blends into the surrounding topography.

The closure and rehabilitation of our mine shafts has emerged as a crucial strategy in the ongoing battle against illegal mining activities in the regions we operate in. To date, we have demolished 46 shafts while rehabilitating broader footprints (former plants and ancillary service infrastructure). After the methane explosion, we have restated the number of closed shafts to 45 in FY23. In further effort to prevent illegal access to our underground workings, two shafts in the Free State have been sealed by a mass concrete cap. With the closure of these shafts, we don’t only get the benefit of protecting the environment from further degradation but we also safeguard our host communities from the criminal elements associated with illegal mining. Through our security patrols and arrests made from 2019, it is evident that illegal mining underground has decreased as a result of our rehabilitation efforts. It is however important to note that despite this progress, dealing with illegal mining requires a concerted effort between SAPS, government authorities and local communities to ensure its success.

In addition, and as part of our decarbonisation strategy we are continuously rehabilitating our decommissioned TSFs in the North West and Free State. To date, we have planted 84 835 trees at the toes and top of the TSFs whilst indigenous vegetation which includes turf and Rhodes grass were also planted at the top surface. The vegetating of TSFs is vital to prevent water pollution and wind erosion and should allow for the creation of sustainable basal cover that prevents both water and wind erosion. Additionally, vegetation and planting of trees also has a variety of other benefits such as the sequestration of carbon, improved visual impact, dust suppression, the potential removal of metals from the tailings material and biodiversity enhancement. Our mission remains to rehabilitate land and reduce our emissions by 2045, through the repurposing of mining land into tree plantations to sequester carbon emissions.

Rehabilitation and socio-economic development in South Africa
Integrating our environmental stewardship and socio-economic development imperatives
We integrate our environmental stewardship and socio-economic development imperatives in rehabilitating and reclaiming land, TSFs and waste rock dumps by:
•Seeking opportunities for entrepreneurs to use waste rock dumps after relevant radiation clearances
•Donating waste rock dumps with commercial quantities of recoverable gold to local communities (as per our shared ownership principle)
•Conducting extensive due diligence of community partners and providing protection against criminal groups involved in illegal mining
•Ensuring the success of these small businesses by assisting in building their technical and financial capacity.

It remains incumbent on us to contain our impacted footprint and seek responsible practices that avoid, mitigate and remediate negative impacts to create healthy ecosystems and societies. Our rehabilitation programme has already created 256 jobs, supported numerous local small businesses and decreased illegal mining activity.

Socio-economic development projects underway on rehabilitated land include:
•Labour-intensive removal of 6 655ha of invasive alien vegetation near Kusasalethu, Moab Khotsong, Kalgold and Mine Waste Solutions
•Establishing commercially viable agri-businesses as well as subsistence agriculture on rehabilitated mine-impacted land in our host provinces, focusing on small-scale and commercial production in Welkom (Free State) and Orkney (North West).

Harmony has established an innovation platform in collaboration with Institute for Technology and Society to identify sustainable socio-economic development projects at scale that will unlock the full economic value of Harmony’s land, water and redundant infrastructure. The projects aim to address Harmony’s challenges associated with contaminated land and excess fissure water while creating socio-economic benefits for host communities, including opportunities for local farmers. The institute, through its network of innovation, academic and business partners, gives Harmony access to a unique suite of innovative solutions and possible external partnerships and funding. In addition to the projects already initiated, our main focus remains on expanding feasibility of these pilot projects to a scale that can significantly offset the financial impact of Harmony’s expensive fissure water pumping costs albeit through the agriculture and food production initiative for further development on beneficiation of biomass from rehabilitation.

We also continue to support local communities generating income from waste rock reclamation near our Kusasalethu, Doornkop, Moab Khotsong and Free State operations – including a growing number of entrants to this sector in Welkom and Klerksdorp (North West).

Our approach to repurposing infrastructure and land considers:
•Sale of land for sustainable human settlement and social and enterprise development purposes
•Applications for purchase of land or non-residential properties from entities or organisations (not individuals) registered in South Africa with majority black ownership of not less than 51%
•Assessments of land and non-residential properties earmarked for sale or donation for possible contamination and, where required, rehabilitation prior to the sale transaction or donation
•Donations primarily for land redistribution purposes to the relevant national, provincial or local government department.

We also provide social responsibility property leasing at nominal rates for our host community establishments (church groups, schools, daycare centres, welfare organisations and recreational facilities) with measures that prevent theft and vandalism and minimise security and maintenance costs.

Papua New Guinea
We have always driven mine closure as an iterative and dynamic process that considers the environmental and social conditions as well as the economic wellbeing of the community. The Hidden Valley Mine closure-planning project progressed according to schedule in support of the submission of a final rehabilitation and mine closure plan to the state of Papua New Guinea, per statutory obligations. We pride ourselves on our efforts to engage all stakeholders and in building an understanding of our intent and design for closure. These communications lend to heightened trust between ourselves and landowners, earning us our licence to operate. In developing our closure plan, we strive to remediate our impacts and leave a productive and sustainable after use of the land. Our progress during FY23 included:
•Completing geotechnical drilling campaign and site investigations to support feasibility-level biophysical closure design
•Conducting a series of workshops, including a site visit, with the Mineral Resources Authority and Conservation and Environmental Protection Authority to consider biophysical closure risks and issues, and the associated work programmes underway to address these
•Engaging an independent peer reviewer to support the programme
•Holding the first round of engagements with landowner, local level government, district administration and provincial government representatives
•Undertaking a socio-economic survey of mine landowner villages for critical insights into closure risks and issues and community aspirations.

Future focus areas

Across the group, we are committed to reducing our impacted footprint year on year by liberating and restoring land for alternative use through our rehabilitation programme that aims for environmental dust mitigation and carbon sequestration with revegetation and related social benefits.

We will be setting five-year targets to monitor our progress.
In Papua New Guinea, alongside our rehabilitation activities to safeguard infrastructure, we are progressing our closure planning project, including further stakeholder engagement, to advance our understanding and readiness for eventual mine closure. In line with the country’s mine closure guidelines, our planning is focused on rehabilitated land that is physically and chemically stable and reasonably safe and healthy for humans, wildlife and the environment, and promoting a smooth socio-economic transition.	In Australia, Queensland regulation requires all holders of mining project environmental authorisations to submit a progressive rehabilitation and mine closure plan for government approval. In compliance with these requirements, concurrently with our Eva Copper feasibility study review, we are advancing Eva Copper’s progressive rehabilitation and closure plan for submission in early 2024. The objective of this process is to plan how and where activities are carried out on the land in order to maximise progressive rehabilitation of land to a stable condition.
In South Africa, we are pursuing an opportunity for local communities to participate in our rehabilitation activities who will collaborate with us through our tailings management rehabilitation programme. We could thus relieve unemployment in local municipalities hosting our sites in Gauteng, North West and Free State – and contribute a considerable amount to the GDP of these provinces. To this end, we intend to finalise donation of our Scott and Kopanang waste rock dumps to communities in the coming financial year.

Our rehabilitation strategy will support our decarbonisation strategy in the coming financial year by focusing on our tailings dam footprint. The decarbonisation plan includes employing local people to reintroduce biodiversity by planting trees on our TSFs as well as repurposing land for agricultural and other projects. We will thus rehabilitate land while striving to achieve net zero emissions by 2045.

CLIMATE CHANGE, ENERGY AND EMISSIONS MANAGEMENT

Our decarbonisation strategy is moving us towards a sustainable future by reducing our fossil fuel-based energy consumption and related costs.

Our current assets are predominantly deep underground mining operations, which are more energy intensive than surface mines, and in FY23 accounted for 89% of the group’s total electricity consumption. Energy accounts for around 19% of our SA operating costs.

Electricity supply security, GHG emissions, climate change and carbon tax liabilities are material risks as we mainly consume energy from South Africa’s coal-based grid. Eskom’s erratic supply and above-inflation tariff increases in South Africa significantly impact our sustainability. The Hidden Valley Mine in Papua New Guinea also experienced energy supply challenges in FY23 when drought constrained the predominately hydropower Ramu grid.

GRI Standards	Related SDGs
Prepared in accordance with 3-3, 302-1, 302-2, 302-3, 302-4, 302-5, 305-1, 305-2, 305-3, 305-4, 305-5, 305-6 and 305-7.

Our approach
Harmony’s policies and strategies acknowledge the impacts of climate change on gold mining, society, the environment and the global economy and we appreciate the urgency to be deliberate with our actions. To achieve the United Nations Framework Convention on Climate Change objectives, we are pursuing the Paris Agreement’s goal to limit global warming to 1.5°C by the end of the century with science-based targets and KPIs linked to our sustainability targets.

The group’s climate change and energy policy statement responds to our current context and future ambitions. It is based on the following commitments:
•Integrate risks and opportunities associated with climate change and energy management into Harmony’s business strategy
•Continue reducing our operations’ carbon intensity by implementing emission reduction activities over time
•Keep tracking, managing, optimising and diversifying our energy use and minimising our reliance on fossil fuel-based energy sources
•Advocate for measures that promote technological innovation, address emission reduction challenges and advance the low-carbon transition of our sector
•Prioritise capital investment in emission reduction, energy and climate adaptation projects
•Proactively integrate climate change adaptation measures into Harmony to increase the resilience of our business and communities in the face of climate change impacts
•Maintain monitoring, tracking and reporting of Harmony’s climate change impacts, actions and resilience.

Meeting the requirements of our sustainability-linked and green loan facilities
Funding for our decarbonisation strategy is facilitated by Rand Merchant Bank, African Clean Energy Developments, African Infrastructure Investment Managers, Mahlako Energy Fund, Absa and Nedbank. The facilities amount to R4 billion and include:
•R1.5 billion green loan for phase 2 of our renewable energy programme
•Sustainability-linked R2.5 billion (US$132.8 million) and US$300 million revolving credit facilities and US$100 million term loan.

The green loan will largely fund Phase 2 of our solar photovoltaic (PV) initiatives at our South African mining operations. The sustainability-linked facilities, aligned with our ESG and sustainable development targets, include the energy-related KPIs.

Our targets are independently assured by a service provider who applies the sustainability-linked loan principles issued by, among others, the Loan Market Association. When we achieve our KPIs, we will receive meaningful interest savings. If we miss our targets, we will pay penalties.

Decarbonisation strategy
Our decarbonisation strategy is an integral aspect of our environmental management approach. It acknowledges the global shift towards a low-carbon economy and transformation of our assets from high-energy to low-carbon consumers by:
•Advancing our surface reclamation programme to produce ounces at lower energy intensity
•Decommissioning energy-intensive and low-margin assets to avoid generating high emissions for low returns
•Driving efficiency programmes and enhancing our energy mix with a strong renewable and low-carbon energy pipeline.

In the short to medium term (FY23 to FY26), we remain focused on renewable energy sources needed for renewable electrification and transportation, ensuring we are well positioned to support the transition to a clean energy future.

We are also focused on growing our critical future metals and minerals portfolio. These sources also include our silver output from Hidden Valley and future copper output from Eva Copper and Wafi-Golpu.

Our progress and plans are summarised below.

Decarbonising Harmony
Our decarbonisation strategy for South Africa aims to improve efficiencies and reduce our reliance on electricity suppliers through a substitution programme while we continue lobbying regulators to contain electricity tariff increases. Our cost and energy indicators and controls are reviewed by management and independently audited. In FY23, 41 energy optimisation projects were implemented resulting in an estimated saving of 295Gwh and a cost saving of R394 million (US$22.2 million). Over 240 energy efficiency projects have been implemented since 2016 cumulatively saving over R1.7 billion (US$114 million) in energy costs to date, equating to around 1.8Mt of CO2 saved.

Climate change report
Transparent disclosure of quantitative and qualitative financial and non-financial data on our journey to a low-carbon economy
Our climate change report aligns with TCFD, South African carbon tax and related National Treasury requirements included in our financial modelling to enhance our understanding of the likely impact of climate change on our business. We also include carbon pricing in our strategic and operational plans.

In line with global best practice, we publish a separate report on our carbon-related performance and associated risks, concerns and opportunities. To assess climate change risks, we conduct comprehensive scenario analyses in line with TCFD recommendations. Our analyses encompass physical and transition risks, considering factors such as chronic and acute weather outcomes, policy changes, technological advancements and market shifts.

Our scenario analyses consider Intergovernmental Panel on Climate Change (IPCC) reports, including representative concentration pathways and shared socio-economic pathways so that our scenarios project global socio-economic changes up to 2100 and link physical risks from the representative concentration pathways to global climate policies and potential transition risks.

We continue to submit annual water performance reports to CDP.

As Harmony is committed to achieving net zero by 2045 in line with the Paris Agreement’s aim to limit global warming to 1.5ºC, our emission reduction targets (reducing absolute scope 1 and 2 GHG emissions by 63% by FY36 from an FY21 baseline) have been approved by the SBTi.

FY23 focus areas and performance
Energy consumption remains a significant financial and environmental concern for Harmony. Mining and extractive processes are highly energy intensive with a considerable impact on operating costs. In FY23, total electricity consumption due to underground mining was 3.6% lower.

We reduced our electricity intensity by 46% over the past 10 years with our commitments to optimise energy efficiency and climate change mitigation. The graph below illustrates the success of our energy management programme, supported by our service provider, ETA Operations.

Mponeng and Mine Waste Solutions positively impact our performance. Although Mponeng is a deep-level mine, Mine Waste Solutions is less energy intensive as a high-volume surface tailings retreatment operation. In tandem, these operations decrease energy intensity per tonne of ore treated.

Phase 1 of our renewables programmes is fully implemented and Phase 2 has been approved by the board. We have also implemented small scale solar projects at Nufcor and our Randfontein offices.

Improving energy efficiency by reducing consumption
FY23 was the first year of our SBTi-approved, five-year group environmental performance target cycle. We are on track to meet the target of 3.8Mt by FY27. In FY23, we reduced absolute carbon emissions by 0.44Mt (9%). We achieved this with ongoing investment in energy efficiency initiatives despite an 11.3% increase in scope 1 emissions as a result of greater reliance on diesel generators at Hidden Valley due to the drought constrained Ramu grid supply. Our scope 2 emissions decreased by 6.9% as a result of a lower energy consumption, as well as a 3.7% reduction in South Africa’s coal-powered grid emission factor (CO2) emissions per unit of electricity supplied.

Group energy consumption (000MWh)[1]	FY23	FY22	FY21²	FY20	FY19
Electricity	4 111	4 254	4 123	3 171	3 326
Diesel[3]	686	605	448	462	488
Other sources (petrol and heating oil)[4]	64	66	60	5	5
Total	4 861	4 925	4 631	3 638	3 819
Energy consumption intensity (MWh per tonnes treated)	0.09	0.09	0.09	0.14	0.15
1    Annual UK government Department for Environment, Food and Rural Affairs conversion factors are used in Papua New Guinea to report GHG emissions. Technical guidelines for monitoring, reporting and verification of GHG emissions by industry are used in South Africa.
2    Acquisition of Mponeng and Mine Waste Solutions operations from October 2020 (nine months reported in FY21).
3    In Papua New Guinea, self-generated energy consumption is accounted for under diesel.
4    Heating oil reported from FY21.

Electricity consumption (000MWh)	FY23	FY22	FY21[1]	FY20	FY19
South Africa	4 056	4 191	4 020	3 051	3 209
Papua New Guinea[2]	55	63	103	120	117
Total	4 111	4 254	4 123	3 171	3 326
Consumption intensity (MWh per tonnes treated)	0.08	0.08	0.08	0.12	0.13
1    Acquisition of Mponeng and Mine Waste Solutions operations from October 2020 (nine months reported in FY21).
2    Papua New Guinea values updated to only reflect electricity purchases from bulk suppliers.

South Africa
Despite delays in commissioning solar plants, we accelerated our renewable energy roll-out plan after the South African Revenue Service announced tax incentives for solar installations. Materials could not reach site due to community protests, excessive rainfall, underground fires and transportation constraints. In addition, the high-priced input materials such as solar panels, were not readily available.

Additional challenges included Eskom’s load curtailment (frequent requests to reduce power consumption) and tariff increases, which heightened the urgency to implement renewable energy projects. From 2006 to 20232, Eskom increased electricity tariffs by 22.1% while inflation over this period increased by 25%.

The tariff increase in FY23 was 18.7%, which translates to around R1 billion in additional operating costs. Therefore we continue to focus on reducing our electricity consumption and dependence on Eskom’s energy. We reduced reliance on Eskom by 134GWh by using 3.1% less grid electricity and adding 5.5GWh more solar power although this is not reflected in our consumption intensity as solar projects reduce carbon (not electricity) intensity. We will report the reduction in carbon intensity in FY24 as our solar projects have not yet operated for a full financial year.

While we pursue renewable energy options to reduce our dependence on fossil fuels and improve margins, we are aware of the need for more efficient energy consumption. Our energy efficiency initiatives focus on mine cooling, compressed air, water management and ventilation. We saved R395 million with these initiatives in FY23.

To date, we have implemented over 200 energy efficiency initiatives at our operations. Energy management projects generating the most significant annual savings include the following:

FY23 energy-saving projects
Operation	Project description	Description	Annual cost savings (Rm)

Kusasalethu	IGVs on main fans	IGV control implemented to improve ventilation supply.	8
	Deelkraal fan optimisation	Improved ventilation supply through main fan control.	10
	Optimised compressor control	Optimisation of underground users (leak fixing and compressed air valve control).	3
	Optimised refrigeration and dewatering control	Water system optimisation initiatives, eg services audits, water control valves and improved utilisation of available dam capacities.	7
Moab Khotsong	Optimised compressor control	Optimisation of underground users (leak fixing and compressed air valve control).	3
	Optimised control of refrigeration units	Improved refrigeration network control and monitoring at Great Noligwa.	2
	Inlet Guide Vanes (IGVs) on main fans	IGV control implemented to improve ventilation supply at Great Noligwa.	3
Phakisa and Nyala	Optimised compressor control	Implemented compressed air valve control and synchronised it with the Missing Person Locator (MPL) system.	1
	Nyala fan optimisation	Seasonal ventilation control based on ventilation requirements.	3
Tshepong	Optimised refrigeration and dewatering control	Improved refrigeration and dewatering network control and monitoring. Water system optimisation initiatives.	13
	Tshepong fan optimisation	Optimised fan running combinations according to downscaling management plan.	7
Mponeng	Reverse running pump generation	Successful implementation of Mponeng 110L reverse running pump.	3
	IGVs on main fans	IGV control implemented to improve ventilation supply at Tau Tona.	1
General	Power Factor Correction	Improved control and monitoring of power factor correction banks at the operations.	7
	Small Scale Solar	Nufcor and Office Park solar installations.	1
Papua New Guinea
We used 41% (FY22: 52%) grid power and 59% (FY22: 48%) diesel-generated electricity at Hidden Valley. The increase in total energy consumption was attributed to increased tonnes milled and harder ore mined from the Big Red vein, which also increased the milling index (meaning more power was required to crush harder rock to the required size). Diesel-generated electricity increased when La Niña-influenced drought constrained PNG Power’s hydropower capacity. Water in Yonki Dam, serving the Ramu hydropower station, was critically low for most of the year. Smaller run-of-river hydropower plants were also restricted to approximately 30% of normal supply to the Ramu grid. This led to intense load shedding until these conditions eased and the hydropower generation recovered. Commissioning of the PNG Forest Products-owned 11.6MW Baime hydropower plant in March augmented PNG Power supply.

These events led to reconsideration of our plans to isolate Hidden Valley from the Ramu grid and receive power directly from the nearby Baime hydropower station on account of broader provincial and community energy needs. We continue monitoring this opportunity.

Australia
The May 2020 Eva Copper feasibility study and December 2021 update, prepared before we acquired the asset, proposed gas-fired power as the life-of-mine solution for the project. In keeping with our climate change commitments, we are revisiting our power source and energy mix as part of our detailed review and optimisation study. We are assessing alternative power supply options and mixes, including integration of renewables into project design and future opportunities related to the Queensland government’s CopperString project. We are working with various stakeholders, including the government-owned Powerlink Queensland, which will construct and manage CopperString, to understand future power supply options.

We expect our optimised study to present a life-of-mine strategy that provides reliable power supply to Eva Copper and advances our decarbonisation goals.

Reducing GHG emissions with renewable energy initiatives
Most of Harmony’s emissions are scope 2 as South Africa uses fossil fuel-generated electricity (evident in the graphs below). Energy efficiency initiatives ensured the reduction in our GHG emissions. Whilst we are seeing a downward trend in energy intensity since FY20, the upward climb in total emmissions since FY20 is due to the recent acquisition of the AngloGold Ashanti (AGA) assets. The AGA assets were a quality acquisition for all facets of our business, including our environmental performance. That said, the step down of total emissions in FY23 is a function of our aggressive renewable energy and efficiency programmes.

Total emissions (CO2e tonnes vs intensity CO2e tonnes/ tonnes treated)
6 000
5 000
4 000
3 000
2 000
1 000
0
0.50
0.45
0.40
0.35
0.30
0.25
0.20
0.15
0.10
0.05
0.00
3 859
4 012
5 258
5 813
5 456
3 193
3 316
4 251
4 568
4 252
0.149
0.157
0.107
0.108
0.105
FY19
FY20
FY21
FY22
FY23
Scope 2
Total emissions - Scope 1 and 3
Total energy Intensity

1    Scope 3 emissions for FY21 are restated from 748 016 to 870 851 as we updated the calculation methodology for sodium cyanide and caustic soda at Mine Waste Solutions.

Driving decarbonisation through renewables
We have been building and commissioning renewable energy projects at our South African operations since May 2022 to reduce Harmony’s carbon footprint. Our progress in the phased roll-out of these projects is outlined below.

Phase 1	Phase 2	Phase 3
30MW solar power (commissioned in May 2023) •Cost saving over 15 years: R340 million (US$21 million) •Carbon reduction: 62 000t a year •Capital investment: R5 million (US$0.3 million).
137MW solar power (by FY25)
•Estimated net present value (NPV) over 15 years: R2.5 billion (US$154.1 million)
•Carbon reduction over 25 years: 4.6Mt
•Capital investment: R1.7 billion (US$92 million) for the first 100MW, and the remaining 37MW allocated to an independent power producer.
56MW solar power (by FY25) •Estimated NPV over 15 years: R716 million (US$44.1 million) •Carbon reduction: 1.17Mt •Capital investment: None as plants will be built and operated by IPPs.
Harmony has effectively added 30MW of installed capacity behind-the-meter solutions. As one of the first IPP projects to close under recently amended legislation, this facilitates the growth of the private power industry in South Africa. It also paves the way for companies to become more power-independent, reduce emissions and procure predictably priced power. Procurement of private power helps to diversify our energy sources and addresses the energy shortage in South Africa.

IPPs sell renewable energy through long-term power purchase agreements, at cost-effective tariffs that escalate predictably over 15 years, while generating an acceptable return for their shareholders.
An additional 137MW of renewable PV energy, to generate 318GWh of clean power, will be installed at one of our longer-life mines (Moab Khotsong), to deliver R425 million (US$26.2 million) a year in electricity cost savings at first production. The feasibility study was completed as planned at the end of December 2022. A gatekeeping review on 30 January 2023 approved construction of a 100MW solar PV plant (Moab Khotsong, Great Noligwa and Noligwa gold plant). All required Environmental Approvals were received. Detailed designs and procurement process is in progress. Harmony will begin this project in December 2023. The balance (37MW) will be built under a power purchase agreement (PPA).

Request for Proposal (RFP) to purchase 56MW of solar power for Harmony (under the PPA) is in progress. Negotiations are also underway with preferred service providers about wheeling (over the Eskom network) another 140MW of wind-generated energy to augment the phase 1 and 2 initiatives with 194GWh of clean power.

Total cumulative savings over 15 years once phase 3 is operational is estimated at a NPV of R3.6 billion (US$222 million*).
* At a future estimated exchange rate of R16.22.

Future focus areas

The group will work towards delivering its approved SBTi target. This includes our commitment to reducing absolute scope 1 and 2 GHG emissions by 63% by FY36 from a 2021 base year.
In South Africa we focus on delivering our phase 2 and 3 solar projects timeously; we continue to enhance our energy efficiency initiatives. We will be working with our suppliers to co-create a plan for their decarbonisation journeys and we should have completed studies on decarbonising our transportation pathways.
In Papua New Guinea, we continue to stabilise supply of hydropower and reduce our dependency on diesel.
In Australia, we are assessing alternative power supply options and mixes as part of our review and optimisation of the Eva Copper Project design to arrive at a life-of-mine strategy aligned with advancing our decarbonisation goals.

WATER USE

Potable water is crucial for our mining and processing activities, employees and host communities as well as our growth and development.

Harmony faces water scarcity in South Africa and Australia but a positive water balance in typically high-rainfall Papua New Guinea.

GRI Standards	Related SDGs
Prepared in accordance with 3-3, 303-1, 303-2, 303-3, 303-4 and 303-5.

Our approach
It is a business imperative to manage water consumption and secure water supply. To maintain our social licence to operate, acknowledging climate change, we manage and mitigate our impact on catchments by protecting water quality and the volume of potable water available to surrounding areas.

Our water management policy guides the group’s approach with water management strategies adapted to the different climatic conditions of each region. This understanding of water management and related risks is embedded across our operations. Water security and risks are integrated into managing long-term strategic business objectives and financial planning, driven from executive level, having evolved from a strategy to practical and relevant actions across the group.

Complying with legislation in our host countries where we return water to source, we aim to ensure responsible water treatment and discharge into the receiving environment.

Potable water consumption
As water is a vital natural resource in mining and processing activities, our objectives are to:
•Mitigate the impact of water scarcity with improved efficiencies, substitution of potable supplies and maximising recycling
•Ensure compliance with regulations
•Reduce costs and increase revenue through the establishment of water treatment plants
•Ensure that this water becomes available for our communities’ basic needs.

Absolute potable water consumption is one of the KPIs of our sustainability-linked funding agreement concluded in June 2022. This KPI is material to our core sustainability and business strategy, and addresses a relevant socio-environmental challenge in our industry.

We focus on reducing potable water demand at our operations to reduce supply pressure on constrained local water utilities. We thus also improve local municipal systems’ climate change resilience. In addition, our integrated water management and social investment strategies support our water, sanitation and hygiene programmes. Our successful water recycling initiatives drive these efforts.

FY23 focus areas and performance
Harmony’s operations measure volumes of water used and recycled at least monthly. Our focus areas for the year included:
•Proactive water risk management
•Stakeholder engagement and collaboration, including engagements about constructing additional water treatment plants
•Managing and mitigating water discharge
•Water recycling and reducing potable water intake
•Beneficiating water in partnership with our peers and utilities.

Group targets
Water KPIs	Five-year baseline target (FY23 to FY27)	Year 1 (FY23)
	Year 5 (FY27)	Target	Actual		Achieved
Water intensity improvement (% kl/tonne treated)	10.0	2.0	9.0		✓
Water recycling (Water recycled % of total water)	50.0	10.0	77.0		✓
Reduction in potable water consumption (% of total water used)	10.0	2.0	5.0	¹	✓
1    On track to achieve sustainability-linked loans target of 19 436Ml reduction in potable water consumption by FY25 from a baseline of 21 083Ml in FY21.

In the past year:
•Water withdrawal from municipal sources was 68% and 32% from surface and groundwater sources
•Water discharge decreased by 5% mainly due to the increased production at Hidden Valley and the operation of the RO plants at Harmony One plant and Target thus increasing water recycled
•We recycled 77% of our water mainly due to the increased production quantities at Hidden Valley, the RO plants that came into operation, and improved monitoring at the operations
•Water intensity decreased by 9% as potable and non-potable water consumption decreased group-wide despite production increases and Bambanani and Kopanang plant closures.

* Mponeng and Mine Waste Solutions acquired in FY21.

South Africa
We often depend on municipal water, exposing the group to tariff increases and supply shortages. Water availability is unpredictable in some parts of the water-stressed country where it is critical for our current and future operations, particularly hydraulic tailings.

Water-stressed areas are determined by the World Resources Institute’s aqueduct tool that plots water-related risks on an atlas. The baseline is the ratio of total water withdrawals (domestic, industrial, irrigation, and livestock consumptive and non-consumptive uses) to available renewable surface and groundwater supplies. Renewable water supply availability impacts upstream users and large downstream dams.

Water management strategy
Our water management strategy, committed to climate change mitigation and adaptation, supports water conservation and demand management, including optimisation to secure supply during a protracted drought. It also considers the sustainable development of businesses and host communities.

Harmony’s climate change scenario analysis indicates water security is a risk due to extreme storm and drought events and higher temperatures that could affect the underground environment and food security. We manage this risk through various initiatives and water use monitoring across our operations.

In FY23, we embarked on a proactive risk management strategy, aligned with our group water management strategy, covering three key areas:
•Water balances optimisation at all our South African operations ensuring applicability and relevance for effective strategic planning
•Digitisation (real-time data, agile responses and geographic information system and plume monitoring)
–Plume monitoring led to the recommissioning of 13 interception boreholes to intercept a possible plume towards the Vaal River, and promote reuse of this water within our processing facilities
–We intercepted approximately 4Ml/day and aim to reuse at least 8Ml of intercepted water from December 2023
•Data assurance (monthly and quarterly reviews and external audits).

Water use, treatment and discharge
Three plants treat our process water to potable quality for many of our underground operations. Recycling our process water reduces our potable water consumption and operating costs. In line with our zero discharge aspiration, we use more of our own mine water liberating fresh water for other users.

In FY23, we continued feasibility studies, and engagements with water specialists on the construction of three additional water treatment plants in the North West and Free State provinces. These plants will:
•Ensure water security and reduce pumping costs for our operations
•Treat excess water to potable standard for our operations and water suppliers (Rand Water and Midvaal)
•Provide economically viable irrigation for high-income crop cultivation in adjacent communities
•Reduce our overall potable water consumption at our operations.

In water-scarce regions such as Gauteng and the North West, our two water companies (Covalent and Margaret) add strategic value by de-risking the climate change impact on our business and communities in future.

Covalent and Margaret remain valuable assets with beneficiation and commercialisation opportunities. Harmony acquired these water companies to manage dewatering from adjacent historical mine voids. Covalent pumps an average of 20Ml/day to avoid flooding at Mponeng (5Ml/day is reused by the mine and the rest is discharged into the nearby Wonderfonteinspruit). Margaret pumps an average of 23Ml/day, mostly recycled in the Moab Khotsong and Mine Waste Solutions reticulation circuits.

Local farmers also use high-quality dolomitic water discharged by our water companies. This positively impacts the adjacent Vaal River and secures water quality for downstream users.

We ensure our water use positively impacts upstream and downstream users by engaging with stakeholders through regional water management agencies, including the Far West Rand Technical Working Group, KOSH (Klerksdorp, Orkney, Stilfontein and Hartbeesfontein) mine water forum and the Free State government task team. As orebodies are contiguous, many mines are in the same water-scarce catchments. This warrants a collaborative, coordinated approach, particularly in the KOSH area where underground fissure water increases as mines downscale.

In the western basin, we collaborate with Sibanye-Stillwater through its Cooke shafts closure programme to prevent water ingress into our Doornkop operation. High rainfall, theft and vandalism of water pipelines and electric cables thwart our efforts. This negatively impacts local reticulation systems and holding capacities, causing spillages and non-compliances.

As part of the directive received, Doornkop committed to monitoring the discharge water quality on a weekly basis, which included pH, electrical conductivity, total dissolved solids, chloride and sulphate.

During the most recent discharge that occurred, pH, electrical conductivity, chloride, sulphate, and nitrate was monitored and measured to determine if mine affected water impacted the quality of the pan. Since the Voëlpan was affected by other sources of pollution not related to Harmony’s discharge, the impact on the pan from mine affected water was considered negligible.

While striving for zero discharge, Kusasalethu discharges fissure water (an average of 1.5Ml/day). The water is treated underground before it is sent to the surface for safe discharge. Our Joel operation is also authorised to discharge purified sewage effluent into the Theronspruit (187 610m3/annum). The discharge water quality is checked on a regular basis to ensure that it meets the authorised quality parameters as stipulated in the relevant authorisation permits, especially for the following chemical parameters pH: electrical conductivity, absorbed oxygen, chemical oxygen demand, free and saline ammonia, phosphates, nitrates and faecal coliforms.

Delays in water use licence approvals by the regulator impede our strategic plans to construct infrastructure that will uphold compliance and DWS audit requirements.

Water use categorised by water quality (Ml)[1]
		FY23	FY22	FY21	FY20	FY19
Water withdrawal
Potable water from external sources[2]	Fresh water	20 029	21 190	19 467	14 576	15 933
	Other water	—	—	—	—	—
Surface water	Fresh water	2 252	2 144	2 695	2 570	3 252
	Other water	225	612	89	118	798
Groundwater[3]	Fresh water	223	304	218	191	337
	Other water	6 620	9 166	7 836	2 238	2 838
Water discharged[3,4]
Surface source	Fresh water	2 643	2 160	891	246	547
	Other water	2 418	3 138	2 896	2 918	2 130
1 Harmony’s moisture-in-ore data is part of our water disclosure project (WDP) reports.
2 Decrease due to the operation of the Reverse Osmosis Plants at Target and Harmony One Plant, as well as the newly installed sand filters at Saaiplaas.
3 Restating FY21 water discharge figures for surface source and FY22 figures for water withdrawal from groundwater and water discharged to surface water to be aligned with the WDP reported figures.
4 Increased production at Hidden Valley and the operation of the Reverse Osmosis Plants at Target and Harmony One Plant

Water use categorised by water-stressed areas (Ml)[1]
		FY23	FY22	FY21	FY20	FY19
Water withdrawal
Potable water from external sources	Arid and low water use	—	—	—	—	—
	Low	12 641	14 553	13 669	11 289	12 597
	Low-medium	1 776	945	716	601	177
	High	5 612	5 692	5 083	2 686	3 159
Surface water	Arid and low water use	—	61	89	113	207
	Low	2 477	2 695	2 695	2 575	3 843
	Low-medium	—	—	—	—	—
	High	—	—	—	—	—
Groundwater[2]	Arid and low water use	267	315	178	194	376
	Low	6 512	9 090	7 789	2 120	2 642
	Low-medium	64	65	71	64	89
	High	—	—	16	52	68
Water discharged[2,3]
Surface water	Arid and low water use	—	—	—	—	—
	Low	2 521	3 278	3 031	3 008	2 130
	Low-medium	309	392	—	—	—
	High	2 231	1 628	756	156	547
1 Harmony’s moisture-in-ore data is part of our WDP water disclosure project reports.
2 Restating FY21 water discharge figures for surface source and FY22 figures for water withdrawal from groundwater and water discharged to surface water to be aligned with the WDP reported figures..
3 Increased production at Hidden Valley and the operation of the Reverse Osmosis Plants at Target and Harmony One Plant

Fresh water use intensity (Ml/tonnes treated)
	FY23	FY22	FY21	FY20	FY19
Potable water from external sources	0.384	0.394	0.395	0.573	0.613
Surface water	0.048	0.051	0.057	0.106	0.156
Groundwater	0.131	0.176	0.164	0.096	0.122

Water companies’ water use (Ml)[1,2]
		FY23	FY22	FY21	FY20	FY19
Water sold	Covalent	—	—	37	n/a	n/a
	Margaret	2 055	3 259	4 020	3 231	3 100
Water pumped	Covalent	4 730	5 688	6 948	n/a	n/a
	Margaret	5 900	6 411	5 447	4 339	3 684
Water discharged to surface source	Covalent	4 730	5 688	6 948	n/a	n/a
	Margaret	2 528	3 245	1 072	737	584
1 Harmony has a 66% share in Margaret Water Company.
2 Covalent was acquired in FY21, therefore no information is available for FY19 and FY20.

Papua New Guinea
At Hidden Valley, steep topography, high rainfall and low evaporation create a year-round positive water balance. This presents significant environmental challenges, particularly in managing water discharge from the mining site into the surrounding environment.

Water management strategy
Our management approach includes:
•Controlling rainfall run-off to prevent erosion and sediment entering the Watut River system
•Recycling site water to limit water stored in the TSF and reduce extraction from surface water sources
•Treating wastewater before discharge where necessary.

Water use, treatment and discharge
Higher production at Hidden Valley in FY23 saw a corresponding 17% increase in total water usage over the year. Per tonne of ore milled, our water use in FY23 and FY22 remained constant.

We primarily extract water from Pihema Creek, a tributary of the Watut River, and prioritise process water recycling to limit extracted volumes at Hidden Valley. A cyanide detoxification plant, beside our TSF, treats wastewater before discharge to Pihema Creek or the Upper Watut River. We measure the quality of our discharges and the potential impact of our operations at the compliance point in Nauti village, 18km downstream of Hidden Valley, in accordance with our environmental permit. This compliance monitoring continued to detect low-level exceedances of dissolved manganese during FY23. We manage this by amending our waste rock management practices to reduce manganese levels released from our waste rock dumps. Other metals remain below water quality criteria.

Verified by independent Australian consultants, the objectives of Hidden Valley’s acid and metalliferous drainage management plan, and waste rock dumping strategy, remain appropriate to limit acid and most soluble metals discharge from landforms to the Watut River system. Manganese at current levels detected in the river is unlikely to significantly impact the river system as recorded concentrations remain well below conservative international ecosystem protection guidelines. We routinely provide updates to the regulator, outlining the ongoing monitoring programme, results and potential remedial actions.

We also addressed non-compliance of permitted sewage treatment plant effluent quality criteria at the Ridgeline camp site with various initiatives to improve its performance.

Australia
We are evaluating options to secure a sustainable water supply for the Eva Copper Project where site conditions are analogous to the water-scarcity challenges experienced in South Africa. Water conservation and recycling initiatives are planned to be critical components of the water balance for developing and operating this asset. While water deficits are a challenge in this region, the project site will also be subject to extreme rainfall events and periods of flooding which pose challenges to a zero discharge philosophy. Optimising water management infrastructure is a key component of the in-progress engineering design focus for Eva Copper.

Future focus areas

In South Africa, to offset potable water consumption and reduce reliance on municipal supply, we will continue building water treatment plants at various operations (Mponeng and Covalent in FY24 and Margaret in FY25). We will also increase our water recycling ratio and reduce potable water intake, particularly at Doornkop, to meet efficiency targets.

We will continue to support our local government on its WaSH initiatives for doorstep communities.
In Papua New Guinea, to reduce manganese levels in seepage from the waste rock dumps, we will implement a number of amendments to waste rock management, dump construction, material verification, placement and monitoring. This will in turn minimise the potential for impacts to the local river system.	In Australia, we continue to evaluate multiple water supply options as part of the Eva Copper Feasibility Study Update to define a sustainable solution for the project. We are committed to engaging with stakeholders on this matter to understand partnership and mutually beneficial opportunities for water supply within the broader region.
The group will remain committed to significant capital investment in increasing our water recycling ratio and reducing potable water intake by materially adjusting our water sourcing profile in line with industry best practice and local sustainable development objectives.

TAILINGS AND WASTE MANAGEMENT

Gold mining companies worldwide acknowledge the potential harmfulness of tailings and waste, and understand the imperative to proactively mitigate associated risks to communities and the environment within our sphere of influence. We also know the inherent opportunity to reprocess this material with substantive competitive advantages including maximised benefits for the environment. It is technically low risk, non-labour intensive, non-energy intensive, safer and a lower cost option to conventional mining.

Globally, we are the largest producer of gold from the retreatment of old tailings dams, making us a major player in the circular economy. Harmony’s tailings retreatment presents a fantastic opportunity, given the abundance of resources in old gold tailings dams in the Free State, North West and Gauteng regions. We continue to invest in these low-risk, high-margin operations through our Kareerand tailing storage facility extension at Mine Waste Solutions. Construction is now fully underway following permitting delays. We are also conducting studies to determine the feasibility of converting 5.7Moz in resources to reserves in the Free State region.

Harmony manages 84 TSFs in South Africa and one in Papua New Guinea as part of the mining process, which includes deposition of waste material in TSFs.

GRI Standards	Related SDGs
Prepared in accordance with 3-3, 301-1, 301-2, 301-3, 306-1, 306-2, 306-3, 306-4 and 306-5.

Our approach
Robust and meticulous engineering and dam design, continuous risk management, and layered assurance and oversight provide integrity, stability, environmental and legal compliance for our TSFs. Responsible and effective waste management is also a priority to reduce our environmental impacts and mitigate associated liabilities. We include guidelines on mineral, non-mineral and hazardous waste materials in operations’ environmental management systems.

Tailings management
Our good standing is verified by:
•International Mining Industry Underwriters (IMIU) annual audits of operating TSFs
•International Cyanide Management Institute (ICMI) audits every 18 months
•Mine residue deposit updates to the Department of Mineral Resources and Energy every two years
•Quarterly reports by accredited consulting engineers in South Africa and Papua New Guinea
•Third party audits and Independent Tailings Review Board oversight in Papua New Guinea.

Global tailings management standard

Integrating social, environmental and technical considerations
Aspects of the Global Industry Standard on Tailings Management (GISTM) augment our protocols for optimal stabilisation of TSFs. Harmony will revisit this when the GISTM releases supporting technical guidelines. We expect the updated South African National Standard (SANS) 10286 on tailings dam design to be revised accordingly. Our final decision on GISTM implementation depends on publication of the revised SANS 10286 standard.

In the meantime, as per the GISTM’s integrated tailings management approach, published in 2020, we continue enforcing exemplary tailings dam design, engineering, operation and decommissioning standards with controls dictated by the terrain. This includes construction of buttresses around our tailings dams to improve integrity, at a cost of R200 million (US$10.6 million) over the past two years, as well as surface water management, reclamation and recycling. We increase our factors of safety to ensure that we protect downstream communities and the ecosystems.

In South Africa, we also apply ISO 14001:2015 environmental standards to our tailings facility management.

Waste management
Waste management includes generation, handling, storage and transport as well as recycling, retreatment and/or disposal.

Understanding the cost of waste management enables effective planning for new projects and mine closure. Pragmatically, we maximise recycling and waste reduction during life-of-mine, and design waste minimisation and reclamation plans (including mineral waste rock used as an aggregate in construction and infrastructure development) to curtail our total mining footprint.

Cyanide Code

Voluntary industry programme for safe management of cyanide, and cyanidation of mill tailings and leach solutions

Our plants uphold the International Cyanide Management Code for the Manufacture, Transport and Use of Cyanide in the Production of Gold (the Cyanide Code). The outcomes of audits by an independent third party are outlined in the table below.

Plant	Cyanide Code status	✓ Compliant ✗ Non-compliant ☒ Not registered
Harmony One	✓
Target	✓
Noligwa	✓
Kusasalethu	✓
Doornkop	✓
Savuka[1,2]	✓
Mponeng	✓
Central[1,3]	✗
Saaiplaas[4]	☒
Kalgold [4]	☒
Mine Waste Solutions[1,4]	☒
Hidden Valley[4]	☒
1 TSF reclamation.
[2] The only compliant reclamation site.
[3] Not deregistered (quarterly update submitted to the ICMI).
[4] Our Kalgold, Saaiplaas and Mine Waste Solutions plants in South Africa, are not registered as these plants do not meet all Cyanide Code certification requirements however still operate under the principles of responsible cyanide management as envisioned by the cyanide code. Recertification of the Hidden Valley plant in Papua New Guinea is in progress.

FY23 focus areas and performance
Tailings management
Of the 84 tailings facilities under management, there are 18 operational, 11 remining, and 55 dormant and inactive facilities in South Africa – all operational facilities use upstream deposition, incorporating day wall and basin or upstream cyclone deposition.

Hidden Valley’s TSF is designed and operated in accordance with the Australian National Committee on Large Dams (ANCOLD) guidelines. The facility comprises two cross-valley embankments (main and saddle dams) constructed in terms of the downstream build methodology. It is the first large facility of this kind to operate successfully in Papua New Guinea.

Daily tailings management focus areas

Overtopping/Slope failure	Foundation failure	Progressive failure	Liquefaction	Operational status
•Lack of freeboard •Penstock status •Basin shape/profile	•IMIU annual audits and monthly inspections	•Seepage and sloughing •Erosion	•Seismic events •Pore water •Pressure	•Infrastructure management •Controlled/authorised deposition

Our interventions include, among others:
•Freeboard control
•Water management
•Maintaining stability and safety (as advised by the engineer of record)
•Erosion controls
•Monitoring and control measures implemented to ensure compliance
•Dust fallout management
•Emergency preparedness, response training and awareness sessions for communities near Harmony’s TSFs.

We conduct regular inspections, audits and meetings at various intervals with subsequent actions and reports ensuring we deliver the desired outcomes. Areas of concern are addressed and resolved by management, the appointed experienced deposition contractor and specialist consulting engineer who assist with operation, maintenance and management of the facilities to ensure global best practice.

Freeboard management (safe water levels on top of TSFs) remains critical for legal compliance at operational facilities as part of a long-term strategy. Excessive water should not accumulate on facilities except at night for controlled decant during the day. Kareerand continues to decant without ceasing as this facility holds a specific volume of water. Drone technology supports monthly freeboard surveillance. Despite extremely high rainfall in South Africa over the past two years, we maintain freeboard and stability at our TSFs.

At Hidden Valley, continuous compliance in maintaining sufficient freeboard is an important element of overall mine operating conditions as is minimising free water on the facility surface given the high annual rainfall in the area and the site’s positive water balance. Water drawn from the TSF is either recirculated to the process plant for reuse or passed through a treatment system before controlled discharge.

Our remined facilities focus on accurate water control through effective management and establishment of containment paddocks in general and mined-out areas. We remine most facilities from the top to the bottom of the face to minimise the risk of sloughing and inundation. To maintain a stable slope face, we have stopping limits on the angle-controlling monitoring gun.

On dormant and inactive facilities, we primarily use containment paddocks in the basins and berms to lower groundwater levels and dry out the tailings dam. In addition, we repair side slopes after rains while ensuring safe and proper access routes to the top of tailings facilities. We also maintain solution trenches around the tailings facilities and monitor return water to the plants.

South Africa
Internal compliance audits conducted confirmed our satisfactory tailings dam performance. In addition, independent audits by an external assurance provider concluded that 97.6% of material recommendations were closed or in the process of being closed-out. In most cases, our standards exceed legal requirements, and our surveillance and investigative work is comparable with international standards.
Remedial work was done on these TSFs:
•St Helena 123 (Saaiplaas plant): A slime buttressing programme is being implemented
•Target 1 plant: Drainage and stability improvements was completed on the eastern flank
•Dam 23 (Central plant): enhanced our drainage and rock cladded for erosion control and planned a rock buttress in FY24
•Brand D (Central plant): plan to improve drainage and build a rock buttress for overall stability.

Our TSFs comply with codes of best practice. This was evident during abnormally high rainfall in FY23 when our tailings dams remained safe and without noticeable risk. We maintained legal freeboard at all times.

International Mining Industry Underwriters (IMIU) provides annual audits on all TSFs to provide assurance that these facilities are in good condition and aligned with global practices. IMIU’s risk ratings confirmed our commitment to proactive risk management and business continuity management for the calendar year 2023. Our tailings dams are assessed against the most conservative measures to assure industry-leading stability and to align with our company strategy which includes responsible stewardship and operational excellence.

Tailings management strategy
TSF status	Operation	Inspection	Monitoring	Periodic review
Operating (18)	✓	✓	✓	✓
Remined (11)	✓	✓
Dormant (55)		✓		✓

Papua New Guinea
Independent review of the Hidden Valley TSF was conducted on 6 June 2023 by GHD in accordance with ANCOLD standards. GHD found that the safety status of the Hamata TSF1 is assessed as satisfactory subject to continued review of overall stability during raising. This will ensure downstream zones are raised appropriately, while the focus remains on crest raising, and the current level of construction monitoring, surveillance and operational control is maintained.

Works on TSF2 at Hidden Valley are progressing with TSF1 reaching the final designed height at 2017mRL. TSF2, which repurposes the Hamata open pit for tailings storage, will also be compliant with ANCOLD guidelines. The new facility will have a single cross-valley embankment. Early warning systems have been installed to safeguard downstream communities in the event of an emergency.

Wafi-Golpu Project deep-sea tailings placement

We remain confident that deep-sea tailings placement is the safest, and most environmentally and socially responsible tailings management solution for the project.

The Wafi-Golpu environmental permit, secured in 2020, approves construction and operation of a deep-sea tailings placement system as the preferred solution after investigating on-land and submarine options.

Submarine tailings placement is used in six countries and at three operations in Papua New Guinea. Terrestrial tailings sites examined for the project present significant risks and constraints, given high seismicity, rainfall, topography and soil type. A surface tailings facility would severely impact heritage sites, communities, and productive and ecologically sensitive land. Alternatively, tailings deposition in the Huon Gulf, from an outfall at some 200m depth, would mix with natural sediments from various rivers as they flow down the submarine Markham Canyon and settle on its floor. The tailings would represent only a small percentage (less than 20%) of the total sediment flow in the area. Markham Canyon does not have clear water suitable for most fish life and lacks biodiversity due to significant volumes of natural sediment.

Wafi-Golpu expects to place over 360Mt of tailings over its 28-year life. After mine closure, natural sediment loads will continue and eventually bury deposited tailings. Tailings placement would occur well below the productive ocean surface layers and is not predicted to affect the coastal environment, biologically productive surface waters, community health or fisheries. At the boundary of the proposed mixing zone in the Huon Gulf, tailings discharges would be diluted to levels that meet Papua New Guinea water quality criteria as well as Australian and New Zealand water quality guidelines for marine aquatic ecosystem protection.

We continued stakeholder engagement on the Wafi-Golpu Project, including the deep-sea tailings placement method, throughout FY23.

Waste management
Our mining and extractive processes generate mineral and non-mineral waste. Mineral waste comprises tailings and overburden, often viewed as a Resource in waiting. Non-mineral waste is classified as hazardous and non-hazardous, and managed by recycling or reuse, off-site treatment or disposal to on-site landfills.

Group targets
Waste KPIs	Five-year baseline target (FY18-22)	Five-year baseline target (FY23-27)	Year 1 (FY23)
	Cumulative actual	Year 5 (FY27)	Target	Actual	Achieved
Non-hazardous waste recycled[1] (%)	40	70	14	68	✓
1 Includes timber, plastic and steel.

Mineral waste
Effective mineral waste management reduces our aesthetic and land use challenges, particularly during mine closure, as well as potential water and air pollution while maximising recovery of ore, minerals and metals with significant cost and energy savings. Although waste rock is not as valuable as a gold mineral resource, it is useful as plant grinding media and backfill plant feed. It is also a resource in the aggregate industry.

Meeting our internal five-year target to reclaim at least 10% of our total available mineral waste footprint depends on the market, provincial infrastructural needs, and capacity to support repurposing activities.

In the past year:
•Waste rock recycled decreased by 14.1% due to load curtailment at Mispah gold plant
•Slimes recycled increased by 0.6% due to increased processing at Savuka plant
•Rock mined (41.5Mt) decreased by 3.9%.

Percentage waste rock recycled

35 000
30 000
25 000
20 000
15 000
10 000
5 000
0
000t
75%
50%
25%
—%
Percentage
29 000
28 000
24 000
24 829
27 611
23%
23%
43%
31%
24%
6 575
6 383
10 405
7 683
6 599
FY19
FY20
FY21
FY22
FY23
Waste rock deposited
Waste rock recycled
Waste rock recycled (%)

Our year-on-year increase in mineral waste is due to waste stripping in cutbacks at Hidden Valley.

Compliance at Hidden Valley
Tests confirmed that manganese in waste rock dump seepages originates from co-disposal of oxidised (weathered) and potentially acid-forming material. To limit this, we isolate high-risk material in separate waste rock dumps. This revised waste rock management practice will inform refinements to operational waste management practices and landform designs for closure.

We are also in the process of updating our acid and metalliferous drainage management plan, which identifies several additional improvements to waste rock management, dump construction and monitoring. The overarching acid and metalliferous drainage management strategy at Hidden Valley remains appropriate to limit acid and most soluble metals released from the dumps to the Watut River.

Manganese is not considered a significant environmental hazard at the current concentrations detected in the receiving environment based on scientific literature which suggests that the acute and chronic toxicity of manganese to many freshwater biota is low at these levels.

Committed to inclusive mining and our social purpose, we ring-fence some of our waste rock generated from our underground operations for local businesses and entrepreneurs in South Africa. This supports our relationships with legitimate licensed artisanal and small-scale operators in our host communities as follows:

Gauteng	We continue to investigate the feasibility of waste rock dumps creating employment through aggregate initiatives. This would enable local participation in economic development and make economical use of a liability.

Additionally, the land is available for rehabilitation when waste rock dumps are cleared.
North West	We are engaging with host communities in Orkney on the reclamation of the Scott rock dump, which will be donated to the local municipality to benefit residents.
Free State	In a commercially sustainable venture, in Welkom surplus waste rock has been processed by local aggregate producers for over a decade.

We continue to explore opportunities to work with local community representatives from Allanridge and a black economic empowerment entrepreneur to establish additional aggregate producers.

We plan, build and operate our waste management assets at Hidden Valley in a manner that maintains rigorous governance and stakeholder support.

Non-mineral waste
We ensure responsible storage, treatment and disposal of non-mineral waste in line with group environmental standards integrated into ISO 14001 systems.

We aim to minimise hazardous waste disposal by directing our waste streams, mainly hydrocarbons, to accredited repurposing institutions, such as the Recycling Oil Saves the Environment (ROSE) Foundation, or appropriate landfills.

Other initiatives reduce, reuse and recycle effluent from our operations. This is part of our effluent management process, which monitors, measures and reports our effluent discharges to prevent pollution or minimise, mitigate and remediate its harmful impacts.

Actively promoting waste stream recycling, our reclamation programme repurposes used underground equipment and infrastructure in our salvage yards for use within our operations. We also achieve our transformation objectives by including emerging local entrepreneurs in this initiative.

Group waste generated	FY23	FY22	FY21[1]	FY20	FY19
Oils and grease
Grease used (t)	475	524	552	424	506
Lubricating and hydraulic oil used (Ml)	2.7	3.0	3.0	2.5	3.2
Recycled oil – repurposing hydrocarbons to landfill (000l)	742	698	527	813	978
Hazardous waste
Tailings (Mt)	51	52	47	24	24
Waste rock deposited (Mt)	28	25	24	28	29
Hazardous waste to landfill (t)	1 501	803	524	250	399
Recycled waste
Waste rock recycled (000t)	6 599	7 683	10 405	6 383	6 575
Timber (t)	3 251	2 727	3 121	1 868	2 377
Steel (t)	13 781	8 889	8 739	5 863	7 765
Plastic (t)	489	591	625	509	479
Total recycled waste (000t)	6 617	7 695	10 417	6 391	6 586

Total general waste generated from operational salvage yards	25 644	20 470	12 485	8 241	10 621
Mineral waste intensity (tonne/tonne treated)	1.52	1.43	1.44	2.05	2.05
General waste intensity (tonne/000tonne treated)	0.49	0.38	0.25	0.32	0.41
1 Includes Mponeng and related assets.

Future focus areas

In South Africa, we will maintain our successful approach to TSF management as this delivers the desired results to ensure that our dams are safe, stable and compliant. Harmony is further driving beyond compliance and this philosophy will be carried into the next financial year.	In Papua New Guinea, we will be closely monitoring the effectiveness of our waste rock management strategy to minimise the potential for impacts to the local river system.
In Australia, we are considering best practice in the design and future construction of our tailings dams. This presents a huge opportunity to plan for eventual closure, and we assimilate closure principles from planning to design construction and deposition.

The group remains focused on managing our factors of safety to beyond compliance levels, coupled together with responsible rehabilitation of tailings dams that show no further prospects in remining. Looking for opportunities to beneficiate these dams as part of our recycling initiatives, remains top of our agenda as we complete our feasibility studies in the Free State and Carletonville areas. Part of our intention is to consolidate tailings dams for ease of management and risk mitigation. As an added bonus, land becomes available for social development opportunities.

AIR QUALITY

Our mitigation measures aim to reduce atmospheric emissions from our gold plants and operations.

Primary atmospheric emissions from our gold plants are sulphur oxides, nitrous oxides (NOₓ) and particulate matter (PM) as well as dust fallout from our operations (including TSFs). We manage these air pollutants with an environmental strategy that aims to protect our host communities and the environment.

GRI Standards	Related SDGs
Prepared in accordance with 3-3 and 305-1, 305-2, 305-3, 305-4, 305-6 and 305-7.

Our approach
We measure our primary atmospheric emissions against the conditions of our licences for each plant, and our formal complaints system addresses public concerns with immediate investigation and corrective action.

Our gold plants meet legislated thresholds with occasional PM exceedances. We address these exceedances by ensuring we use high-quality carbon as part of our multidisciplinary risk management process, which includes GHG emission reduction programmes. We thus identify, monitor and mitigate all emissions at company and asset levels.

Our South African operations apply the American Standard for Testing and Materials method (D1739) in dust fallout monitoring and mitigation at our operations and TSFs across the group. These operations also comply with the National Environmental Management: Air Quality Act’s national dust control regulations in collecting and analysing dust fallout.

Monitoring often indicates other fugitive dust sources with tailings fallout. We record exceedances as non-compliance and implement remedial measures when exceedances are due to our mining activities. Other sources include algal growth in wet seasons as well as soil and other organics that may contaminate samples.

At our Hidden Valley operation, and Wafi-Golpu and Eva Copper Projects, we conduct monitoring programmes commensurate with our activities and informed by compliance requirements. The location of these assets affords some separation from sensitive receptors. For the Wafi-Golpu and Eva Copper assets, the respective environment permit under Papua New Guinea regulation, and environmental authority under Queensland regulation, stipulate further PM and dust deposition requirements that will come into effect when mining activities commence.

FY23 focus areas and performance
This year, our focus areas included an increase in dust suppression and an accelerated tailings rehabilitation programme to prevent fugitive dust from creating a nuisance factor for our communities.

Over the past five years:
•PM intensity decreased due to improved management practices and understanding of plant processes, refinements in sampling methodologies for more accurate results and upgrades to both the abatement equipment as well as the processes could further reduce the amount of particulate matter that is recorded. In regard to dust fallout management, vegetation of more than 21 000 trees have been planted and 25.3ha of dryland grassing on six TSFs
•Sulphur dioxide (SO2) Intensity increased in FY22 due to increased concentration at one of the processing plants although it did not exceed the Section 21 limits in terms of National Environment Management: Air Quality Act (Act 39 of 2004). In FY23, a significant decrease is noted due to the successful plant upgrades to reduce SO2 concentrations
•NOₓ intensity generally increased in the past five years as a result of the new acquisitions of operations including Mponeng and Mine Waste Solutions in FY21 that added to the group’s NOₓ accountability. However, for the past three years since FY21, there has been a steady decrease due to the improved management practices and optimising plant processes at Mponeng and Mine Waste Solutions.

South Africa
In FY23, the regulator approved all required annual national atmospheric emission reports submitted by our operations. Our Mponeng gold plant also received recognition from the Gauteng Department of Agriculture, Rural Development and Environment for its NOₓ reduction programme.

Although there were no reportable exceedances, we continued implementing our prevention interventions which included chemical suppression, netting, grassing, trees, irrigation and controlled maintenance in windy seasons. We continued to address concerns despite costly equipment theft and vandalism:
•Kusasalethu reduced the dust fallout from its TSF and improved air quality in the West Wits area with irrigation and indigenous woodland land based initiatives as part of land rehabilitation
•Mine Waste Solutions (including the Kareerand TSF extension), Moab Khotsong and Kalgold addressed PM and dust fallout exceedances through the use of better quality activated carbon (for point source emissions) as well as irrigation, chemical suppression, dust netting and vegetation initiatives being employed (for dust fallout exceedances)
•Mponeng improved NOₓ emission intensity from 35% to 25% by repairing an extractor fan in the smelter house

•Doornkop’s TSF revegetation project and dust reduction on gravel haul roads were delayed by community unrests. Work is scheduled to start imminently
•Free State operations installed or moved 25 000m of netting (wind barriers) as well as having planted vegetation on top of TSFs to reduce dust emissions, in accordance with its dust management plan
•Noligwa gold plant reduced PM emissions with higher-quality activated carbon – we are extending this practice to Mine Waste Solutions.

Papua New Guinea
At Hidden Valley Mine, dust emissions at our monitoring sites remained below permitted compliance limits and in line with historical trends. Average dust deposition levels were highest in October 2022 due to drier weather conditions experienced in the area at this time.

* Nufcor is excluded from the emission totals. Totals for SO2 and PM was restated for FY19 and FY20.

Future focus areas

In South Africa, we will continue rolling out mitigating measures (installing barriers such as artificial netting or trees, dust suppressants and rehabilitative vegetation). The success of these measures depends on communities’ cooperation in preventing theft and vandalism of equipment, including R6 million (US$0.3 million) irrigation to be installed at Doornkop in the coming year.

We will also review our dust monitoring programme to ensure it is appropriate. This will include reducing PM exceedances at operations by improving process controls, upgrading equipment where necessary and implementing preventive maintenance programmes.
In Papua New Guinea, our focus remains on implementing our monitoring programmes, commensurate with project phase, site activities and informed by compliance requirements.	In Australia, our focus is on establishing our baseline monitoring programme at Eva Copper.
Improvements in Particulate Matter emissions will continue to receive priority at our gold plants, through better operational control, the use of improved quality activated carbon and changes to more efficient abatement equipment where necessary.

BIODIVERSITY AND CONSERVATION

Sustainable natural resource management policies govern our biodiversity impact assessments and progressive rehabilitation.

Operating in vulnerable ecosystems with various endangered and threatened species, we acknowledge the impact of our mining activities on the biodiversity and ecology of our host environments throughout life-of-mine and beyond. To limit this footprint, and mitigate and offset our impacts, we implement appropriate management systems and processes.

GRI Standards	Related SDGs
Prepared in accordance with 3-3, 304-1, 304-2, 304-3 and 304-4.

Our approach
For net positive biodiversity gain in ecologically sensitive environments, as stipulated in our biodiversity and rehabilitation statement, our approach focuses on protecting, restoring and promoting sustainable use of terrestrial ecosystems while arresting and reversing land degradation. Our environmental impact assessments identify and map sensitive and protected species and ecosystems. This approach includes:
•Developing and implementing biodiversity management and action plans
•Eradicating invasive alien plants
•Identifying and implementing conservation programmes and offset opportunities.

We consider land degradation in our environmental risk matrix as a significant contributor to climate change. Land degradation generally refers to poor vegetation cover undermining plants’ CO2 absorption, increasing the likelihood of soil erosion during rain and dust storms (particularly on high arable land) and causing biodiversity loss. We mitigate this with biodiversity assessments (part of the environmental authorisation process) when we begin new projects or identify critical biodiversity and environmentally sensitive areas. We avoid these areas, where feasible, or mitigate unavoidable impacts with specialist recommendations such as continuous invasive alien plant eradication.

FY23 focus areas and performance
We aspire to go beyond compliance with stringent environmental authorisation conditions and align our approach with our decarbonisation strategy. We cleared 6 655.5ha of invasive alien plants across the group (Kalgold: 740.0ha, Vaal River: 5 013.0ha, Moab Khotsong: 216.5ha, Kusasalethu: 610.0ha and West Wits: 76.0ha) in FY23. We replaced these plants with 13 000 trees at the toes and tops of our TSFs to manage seepage and nuisance dust fallout. Another 45 indigenous trees planted at our operations will improve air quality and address climate change.

Other ongoing activities include demolishing and sealing disused infrastructure, and rehabilitating our tailings dams, to continuously reduce our mining footprint, liberate and restore land for alternative use, and prevent illegal mining.

Challenges include illegal gold, sand and sandstone mining at Doornkop, and livestock overgrazing in local communities. This negatively impacts habitat and indigenous grasslands, and encourages invasive alien species growth. In other host communities across South Africa, untreated sewage released into the environment, including the mining area, also affects biodiversity and the conservation value of properties and pans.

In the coming year, Harmony in collaboration with the Endangered Wildlife Trust (EWT) is embarking on a journey to undertake an assessment of our biodiversity footprint, in accordance with the Biodiversity Protocol. This work will involve a gap analysis of existing data, a biodiversity footprint assessment, and target setting and scenario modelling thereafter. The ultimate goal would be to ensure that Harmony is able to implement net positive gains in the biodiversity sphere, including the consolidation of all net impact on ecosystems and material species, spatially over time.

South Africa
Implementation of our approach is summarised below.

Biodiversity management and action plans	Invasive alien plant eradication	Conservation programme
•Revisited our policy and strategy
•Conducted a gap analysis
•Working on management and action plans which will include:
–Sensitive habitats (such as riverine systems along the Vaal River)
–Wetland delineations
–World Heritage sites and/or protected areas
•Establishing partnerships to progress our intent in respect of conversation and protection.
	•Programmes developed and implemented at Kusasalethu, West Wits, Moab Khotsong, Kalgold and Vaal River.	Biodiversity offsets and trade-offs	Land rehabilitation
		•Develop one offset project in each region to ensure net zero impact during life-of-mine •Investigate carbon trading.	•Continue demolition and rehabilitation programmes •Determine land use in terms of capability •Revegetate areas with indigenous grasses or create alternative, economically viable post-closure land use.

Biodiversity management and action plans
Our long-life South African sites implement biodiversity management plans through mine closure and environmental management plans. These plans are based on assessments and align with biodiversity disclosure projects implemented across our operations. We plan to include biodiversity offsets for each area surrounding our operations as part of project planning.

In the North West, our Moab Khotsong operation is beside the Vaal River, the main tributary of South Africa’s largest river, the Orange River. This is a critical biodiversity area with sandy and rocky grasslands, riverine and valley bottom wetlands, and endangered, vulnerable ecosystems (including endemic vegetation such as the critically endangered Brachystelma canum and Aloe braamvanwykii). Habitat loss in this province is due to agricultural activity in recent decades. According to the International Union for Conservation of Nature Red List of Threatened Species (Red List), the only critically endangered fauna is the white-backed vulture (Gyps africanus).

Our Free State operations are in the endangered Vaal-Vet sandy grassland conservation area and the western Free State clay grassland ecosystem, with one species of conservation concern living in these habitats.

In peri-urban Gauteng, our operations are not in critically endangered, endangered or vulnerable biodiversity areas but we protect near-threatened ecosystems and species.

Invasive alien plant eradication
We map identified invasive alien plants and divide infested areas into prioritised management units. We began in FY16 at Kusasalethu (some 5 000ha of the surface mining right area cleared to date) with annual assessments and indigenous species conservation. We use the same approach at Vaal River, Moab Khotsong, Kalgold and West Wits. We plan to extend this programme to Doornkop where we preserve sensitive wetlands and rocky outcrops.

Papua New Guinea
With the third largest block of unbroken tropical forest and the largest tract of primary forest remaining in the Asia-Pacific region, Papua New Guinea supports over 5% of the world's plant and animal species. Some two thirds of flora and fauna are endemic. Morobe Province, where our Hidden Valley and Wafi-Golpu assets are located, hosts various habitats and flora and fauna communities. The Huon Peninsula, forming most of the province, has moderate to high species richness with various threatened mammal fauna. Of the province’s 3.3 million hectares, two-thirds is forest, and lowland forests are heavily deforested or degraded.

Over a long period, human activities have disturbed the area around Hidden Valley. The area is home to several mammal and bird species protected under Papua New Guinea’s Fauna (Protection and Control) Act 1976, the Red List and the Convention on International Trade in Endangered Species of Wild Fauna and Flora. Vulnerable or endangered fauna includes two tree kangaroo species (Dendrolagus dorianus and Dendrolagus goodfellowi), the long-snouted or giant echidna (Zaglossus bruijni), the rare nectar bat (Syconycteris hobbit) and the New Guinea harpy eagle (Harpyopsis novaeguineae).

Hidden Valley operations remained within a confined footprint in FY23 and for many prior years.

At Wafi-Golpu, as part of baseline characterisation, three ecological subdivisions have been used to assess the national conservation status of principal forest types across the project area:
•Floodplain forest vegetation is assessed as Vulnerable, as it has reduced by more than 30% over the past 50 years due to ongoing commercial logging across Papua New Guinea
•Mixed hill forest is not assessed as threatened, as it has an estimated occurrence of 13.3 million hectares across Papua New Guinea, and its reduction is estimated to be less than 30% over the past 50 years
•Swamp forest is not assessed as threatened, due to its difficulty to access and because drainage and clearing of swamps for agriculture is not widespread in Papua New Guinea.

We have recorded seven fauna species of conservation significance as part of ecological studies. One is classified as critically endangered, three as vulnerable, another as near-threatened and the rest as data-deficient. Two other near-threatened species,

Doria's goshawk (Megatriorchis doriae) and forest bittern (Zonerodius heliosylus), are likely or potentially located in the terrestrial ecology study area.

Wafi-Golpu Project design includes extensive efforts to avoid potential biodiversity impacts, minimising unavoidable impacts, and considering restoration and offset opportunities. We will assess these findings as the project advances beyond permitting stage.

Australia
The project site for Eva Copper is located in the Cloncurry region of north-west Queensland. The project site and immediate surrounding area is comprises of native Australian vegetation communities that are commonly found within this region. The project site does not host any flora species of International or Australian national conservation significance.

The site is gently undulating across the entire tenement, with occasional sharp hilly outcrops of the Knapdale Range. The most prominent geological feature on site is the discrete north-south ridgeline rising to approximately 285m above sea level and characterised by ridges of exposed silicified rock, comprising what is known as Mount Rose Bee and Green Hills. Geological features of the Knapdale Range provide habitat for many mammal and reptile species, including the Queensland (State) listed Vulnerable purple-necked rock wallaby. Other mammal and bird species of Queensland conservation significance that are known to or may occur at the project site include Troughton’s Sheathtail Bat (Taphozous troughtoni), Black-necked Stork (Ephippiorhynchus asiaticus), Black Bittern (Ixobrachus flavicollis), Black-chinned Honeyeater (Melithreptus gularis), Pictorella Mannikin (Heteromunia pectoralis) and Square-tailed Kite (Lophoictinia isura).

Future focus areas

In South Africa, we will continue to focus on rehabilitation especially the eradication of the invasive alien plants. We will complete biodiversity assessments for new projects with potentially negative impacts whilst conserving protected areas. Our efforts are also channelled to building our partnerships to support the biodiversity impact offset objective.
In Papua New Guinea, our focus is on advancing our revegetation management plan as part of Hidden Valley closure planning project activities. This, together with associated rehabilitation trials, will help to guide successful future revegetation and rehabilitation of mine disturbance areas.
In Australia, our focus is to further enhance our baseline understanding of the ecological composition at the Eva Copper site. This will stand us in good to stead to monitor the impacts of our activities as the project moves to the next phase.

The group will continue focusing on planning and designing biodiversity and climate change offset programmes. We will also accelerate our rehabilitation and mine closure programmes.

CLIMATE-RELATED FINANCIAL DISCLOSURES (TCFD) REPORT
INTRODUCTION
Harmony Gold Mining Company Limited (Harmony, the group, or the company) is a leading global gold producer with a growing copper footprint.

Our embedded commitment to sustainable development drives integrated risk-based decision making, which creates shared value for all our stakeholders. We recognise the importance of our role in contributing towards the transition to a low-carbon economy, in the context of the mining and minerals industry. Responsible stewardship is our first strategic pillar, and decarbonisation principles are fundamental to our strategy, business processes and decision making. As a testament to this, Harmony began decarbonising its operations in 2008. We pre-empted regulations and started our journey proactively.

As part of our comprehensive strategy, we are dedicated to decarbonising our direct footprint (scope 1 and 2 emissions) and actively supporting the global low-carbon transition. Our approach involves providing essential minerals and metals to facilitate the growth of renewable energy technologies while mitigating the physical and transitional risks associated with climate change. We also extend our commitment to sustainability beyond our operations by assisting and supporting our suppliers in their decarbonisation efforts. Moreover, we aim to build resilient communities and contribute to the economic development of the countries in which we operate. With our ambitious climate agenda, we strive to achieve net-zero emissions by 2045, contributing to a greener and more sustainable world.

Our journey to bolster our climate change policies and strategy intensified in 2021 following board approval of our decarbonisation strategy. In January 2022, we submitted a science-based target (SBT) to the Science Based Targets Initiative (SBTi) for validation. We set a robust emission reduction target by joining the Business Ambition for the 1.5°C campaign.

Harmony supports the climate change commitments of our host countries, South Africa, Papua New Guinea and Australia. We also align with the South African Minerals Council of South Africa’s Climate Change Position Statement. The first step of our net-zero strategy is to reduce GHG emissions through operational efficiency initiatives and, recently, our switch to renewable energy. To address latent or residual emissions reductions that may not be feasibly achievable through other means, our approach at Harmony is to utilise land under our control for carbon removals, effectively achieving the neutralisation of our carbon footprint.

Part of the Harmony strategy is to re-engineer our portfolio through value-accretive acquisitions.

We acquired Mine Waste Solutions – a reclamation business that is high volume with low energy consumption. This coupled with the acquisition of Moab Khotsong and Mponeng operations in 2018 and 2020 respectively, led to the GHG intensity of gold production to increase by approximately 14% in those years. Despite these recent acquisitions, the overall GHG intensity of our operations is decreasing, on a milling of ore basis. The implementation of our decarbonisation strategy will facilitate Harmony’s net-zero journey while we pursue growth objectives.

We initiated Phase 1 of our renewable energy programme in 2016.

Our renewable energy and efficiency rollout plan

2016 – 2045 → Implementing energy mix and portfolio re-engineering initiatives to **reduce GHG emissions** to be net zero by 2045 (including carbon removal, agriculture, forestation and water beneficiation) → **A phased strategy** that includes solar PV, wheeling wind energy and hydropower and energy-efficiency projects

Our renewable energy plan:

Decarbonising Harmony while reducing our electricity costs

FY23 Phase 1: 30MW	FY25 – FY26 Phase 2: 137MW	FY26 Phase 3: 56MW	FY26 Phase 4: 140MW
Energy generated per annum: 70GWh Carbon reduction of 62 000tpa	**Energy generated per annum: 316GWh**	**Energy generated per annum: 130GWh**	**Energy generated per annum: 510GWh** Additional wind renewable energy project to augment phases 1, 2 and 3

Our journey to net zero

- **2026** – **First interim target:** 20.0% CO_2e reduction **3.92MtCO_2e** →
- **2031** – **Second interim target:** 40.0% CO_2e reduction **2.94MtCO_2e** →
- **2036** – **Third interim target:** 60.0% CO_2e reduction **1.9MtCO_2e** →
- **2045** – **Carbon net zero** **0MtCO_2e**

Cost savings – Decarbonising Harmony

FY23 Phase 1

- **Cost saving over 15 years:** R340 million (US$21.0 million)
- **Capital investment:** R5 million (US$0.3 million) funded by power purchase agreement.

FY25 – FY26 Phase 2

- **Estimated NPV over 15 years:** R3 billion (US$159.4 million)
- **Capital investment:** R1.7 billion (US$114 million) on own build component
- **Cost saving:** R425 million (US$26.2 million) per annum for phase 1 and 2.

FY26 Phase 3 and 4

- **Capital investment:** Funded by power purchase agreement
- **Cost saving:** R171 million (US$10.5 million).

Our energy efficiency plan:

2008 – 2023

- **Ventilation** optimisation
- **Compressed air network** optimisation
- **Time of use** optimisation
- **Excess capacity** utilisation
- **Closed** deep-level and energy-intensive shafts
- **Increased portfolio** of surface assets
- Secured **hydropower increase** at Hidden Valley
- **Eva Copper** acquired to supply vital metal for low-carbon economy.

2023

Reduction 1.6TWh

Investment R220 million (US$11.7 million)

Cumulative savings: R1.7 billion (US$114 million) and 1.8Mt$CO_2$

2023 – 2026

Planned energy reduction: 1.5% per annum

Estimated investment: R73.4 million (US$4.5 million) per annum

Estimated savings: R70 million (US$4.3 million) per annum

***Note:** US dollar figures for forward looking information converted at R16.22/US$.*

STRATEGY
Corporate strategy
Climate change has presented a significant business opportunity for Harmony because we have the metal portfolio to supply the growing demand for critical minerals shown in Figure 2. Our growth strategy has been focused on bolstering our copper portfolio through the acquisition of the Eva Copper Mine Project. This adds to the resources of our existing Wafi-Golpu Tier 1 copper-gold asset.

Figure 1: Metals portfolio
*    Ore bodies include gold.

Figure 2: Critical materials in the transition to cleaner energy

Asset portfolio balance
From FY08 to FY23, we closed some of our energy-intensive shafts that reached the end of life-of-mine due to resource depletion or economic non-viability. Our increased focus on copper with the acquisition of the Eva Copper Mine Project, and processing uranium as a general by-product of gold mining, strengthens and diversifies our portfolio and can supplement the global transition to a low-carbon economy.
Our Mponeng operation, which has a better energy emission intensity when compared to our existing portfolios, have certainly enabled us to bank better performances overall. Mine Waste Solutions, our surface reclamation operation in the North West province in South Africa, and has a very low demand for energy and a much better intensity profile. The impact of these acquisitions form part of our overall strategy, as presented in Figure 3.

Decarbonisation strategy
Harmony has proactively positioned itself to address climate change since 2008. The company has taken significant strides in lowering its emissions and managing energy and water use across its operations. We decided to redirect capital towards projects that will progress our objectives of decarbonising our portfolio and addressing climate change.

In October 2021, we updated our climate change and energy policy and our climate change policy and energy efficiency strategy. Achieving the objectives of the Paris Agreement necessitates physical changes to our societal and economic mobilisation. While much progress was made through to the end of FY21, FY22 was a significant year in the evolution of Harmony’s policy and corporate commitments. These were formalised in the validation of our SBTs by the SBTi in FY23.

Policy statement and strategy
Harmony’s energy efficiency and climate change policy statement evolved in response to the physical and transition risks and impacts of climate change. The strategy to implement the policy statement focuses on the following key areas:

Figure 3: Strategy focus key areas

Our strategy considers climate change-related risks and opportunities, rebalancing our asset portfolio, driving energy efficiency, improving the reliability and sustainability of our energy mix, as well as adaptation to climate change. These points outline the background to the key performance indicators, which in turn set out the targets and their implementation at an operational level, as shown in Figure 5. We seek perpetual improvement at the meeting point of climate change and technological innovation. Our timeline of continuous improvement is shown in Figure 6.

Harmony’s transition pathway is founded on five pillars, reflecting our comprehensive approach to navigating the challenges and opportunities presented by the global shift towards a low-carbon economy.

Figure 4: The five pillars representing Harmony’s transition pathway

Figure 5: Strategy to implement policy

A top-down business intent to manage and address climate-related risks	à	Recognition of opportunities related to operational efficiencies and GHG emission reduction	à	Dedicated climate adaption programmes including: Biogas energy production and agricultural projects in South Africa Solar lighting and water, sanitation and hygiene projects in Papua New Guinea	à	The move towards and continuous drive of, mining ore using methods with lower energy requirements

Figure 6: Timeline of continuous improvement

2008
Decarbonising operations began through efficiency management

2016
Phase 1 of our renewable energy programme was initiated

2018
Acquired Moab Khotsong operation

2020
Strategic acquisition of Mine Waste Solutions

2022
Submitted an SBT to the SBTi for verification

December 2022
Eva Copper acquisition

January 2023
The SBT target was approved

March 2023
Phase 1 achieved beneficial operation

2025
Phase 2 will reach commercial operation in Q1

2024 – 2045
Plans for a pipeline of decarbonisation projects

2045
Achieve net-zero GHG emissions

* The years indicated in this figure are calender, not for our financial year ended 30 June.

GOVERNANCE
Historically, we focused on low-cost gold production. However, over the past decade, the energy intensity of production has played an important role in our strategy.

This shift in focus allowed us to achieve a 28% reduction in GHG intensity (against ore treated) over the past six years.
Harmony is led by a unitary board of directors that subscribes to the principles of good corporate governance. Our duty to be a responsible corporate citizen is fully supported by our directors and their commitment to ethical leadership.

The group executive management team, headed by the chief executive officer (CEO), is responsible for executing our board-approved strategy, policy and operational planning. The following table shows the different areas of governance relating to climate change:

Table 1: Governance

Governance
The board of directors is responsible for aligning our business strategy with our climate change objectives. The board recognises that achieving our target of net-zero GHG emissions by 2045 is mission-critical.

The board's social and ethics committee has strategic oversight regarding climate change within the group. The committee is primarily guided by our overarching responsibility to mine responsibly. In developing our strategy, the committee is guided by relevant and developing environmental legislation and our host countries’ international climate change commitments. Our strategy also considers internationally peer-reviewed science.

The CEO is responsible for strategy implementation. He takes ownership of Harmony’s climate change policy and strategy. The CEO leadership role includes being responsible for all day-to-day management decisions, and for implementing the group’s long and short-term plan.

The CEO is supported by the senior executive for sustainable development, who is responsible for the climate change policy and environmental strategy’s execution. South Africa and South-east Asia executives are responsible for this strategy’s engineering, operational delivery and project management.
The audit and risk committee assists in the assessment of emerging climate change risks, their financial impacts and their mitigation.	The investment committee reviews investments in energy efficiency and capital programmes contributing to climate change mitigation.

Harmony has integrated the recommendations of the TCFD into the corporate reporting approach. Transparent reporting on our climate change strategies and actions informed our approach to repositioning our business as a climate-resilient operation.

RISK MANAGEMENT
Harmony places a high priority on risk management through an integrated approach to risk-based decision making. We continuously monitor risks and opportunities, with a specific focus on climate change risks at both company and asset levels. Our risk management aligns with ISO 14001, ISO 31000, and ISO 50000 standards, ensuring that we identify and manage climate and energy initiatives according to international standards.

To assess climate change risks, we have conducted a comprehensive scenario analysis in line with TCFD recommendations. This analysis encompasses both physical and transition risks, considering factors such as chronic and acute weather outcomes, policy changes, technological advancements and market shifts.

We considered the Intergovernmental Panel on Climate Change (IPCC) reports, including Representative Concentration Pathways (RCPs) in our 2020 scenario analysis. In the update to our scenario analysis this year we considered the more recent Shared Socioeconomic Pathways (SSPs) from the IPCC's Sixth Assessment Report (AR6). These scenarios project global socio-economic changes up to 2100 and link physical risks from the RCPs to global climate policies and potential transition risks. Our approach to the scenario analysis is summarised in Figure 7.

Figure 7: The main steps applied in the climate change scenario analysis	è	Select reference scenarios	è	Identify risks	è	Determine risk materiality	è	Risk responses

Scenarios used to assess climate risks
Reference scenarios 1, 2 and 3 capture different possible pathways based on the associated SSPs, RCPs, radiative forcing by 2100, average global temperature increase, shell scenarios, and others where applicable (Table 2).

Table 2: Scenario summary

Scenario	Scenario 1	Scenario 2	Scenario 3
IPCC RCP	RCP8.5	RCP6.0	RCP2.6
Radiative forcing by 2100	8.5W/m2	6.0W/m²	2.6W/m²
Average global temperature increase	over 4°C	2.7 to 3.7°C	below 2°C (B2DS)
SSP	SSP5 (Fossil-Led Development)	SSP3 (Regional Rivalry)	SSP1 (Sustainability)
Shell scenario	Island	Waves	Sky
Other	Unmitigated scenario	Nationally Determined Contributions (NDCs)	High mitigation scenario

Scenario 1 is unmitigated, characterised by the high emissions trajectory of IPCC's RCP8.5, and represents a future where GHG emissions continue to increase without significant mitigation efforts. It depicts a world in which radiative forcing reaches 8.5W/m2 by the end of the century, resulting in an average global temperature increase of over 4°C. This scenario includes the Island scenario from the Shell scenarios. In terms of the SSPs, the unmitigated scenario aligns with SSP5 (Fossil-Led Development). SSP5 portrays a future where socio-economic development is heavily reliant on fossil fuel-based energy sources, with limited emphasis on climate change mitigation measures. This scenario encompasses high population growth, slow technological advancements and fragmented global co-operation on climate issues.

Scenario 2 is described by outcomes of the NDCs which represent emission reduction targets under the UN Paris Agreement. If achieved, radiative forcing might stabilise at 6.0W/m² by 2100. The current policy scenario falls short of the 1.5°C global warming target, leading to 2.7 to 3.7°C warming. These conditions relate to the outcomes of SSP3 (Regional Rivalry) and the 'Waves' Shell scenario.

Scenario 3 relates to high mitigation conditions, which aim to limit global warming to below 2°C (B2DS) based on the alignment of climate change mitigation goals. B2DS represents a best-case scenario from a climate perspective and considers revised and more ambitious NDC and technological advancements to achieve the 1.5°C target. The high mitigation scenario and B2DS are associated with RCP2.6, which represents a low GHG emissions trajectory also aimed at limiting global warming to below 2°C. In terms of the SSP, the high mitigation scenario and the B2DS are linked to SSP1 (Sustainability). SSP1 portrays a future characterised by sustainable development, strong global co-operation, socio-economic equality and environmentally friendly practices. This shared linkage to SSP1 implies that both scenarios envision a world where sustainable practices and global co-operation play a significant role in achieving climate goals and transitioning to a low-carbon economy. Furthermore, this scenario also aligns with the Sky 1.5 scenario as described by the Shell scenarios.

Implications of scenarios for Harmony
As a mining entity operating in varied regulatory settings, Harmony is exposed to multiple transition risks and opportunities across different sectors such as labour, consumables, and energy and water management. The proactive management of these risks, coupled with capitalising on the opportunities embedded within the SSP reference scenarios, can bolster Harmony's long-term sustainability, enhancing its reputation as a responsible mining operation.

Harmony has identified key physical climate risks in its operations, including increased temperatures, water scarcity and extreme weather events. Tackling these risks necessitates resilient storage facilities, proactive water management and robust contingency plans. These risks echo those found in the energy and water sectors, highlighting the need for collaboration, regulatory compliance and climate resilience measures. We have identified physical and transition risks as part of the scenario analysis, which are presented in Figure 8 and Figure 9. These figures outline material climate-related risks, intermediate drivers, and their potential financial impact.

The vulnerability of Harmony's labour force to climate change is crucial to evaluate and address. Health issues and decreased productivity can stem from chronic risks such as heatwaves, rising temperatures, water scarcity and elevated dust levels. Immediate threats to workers and their safety are posed by acute risks such as wildfires and flooding, underlining the importance of resilient infrastructure, effective contingency plans, and robust water management practices. Labour vulnerability is further aggravated by insufficient global co-operation. Although some protection is offered by the high mitigation scenario, also known as scenario 3, addressing climate-related risks remains crucial. Regarding transition risks in the labour domain, Harmony understands the importance of upskilling and reskilling its workforce to adjust to new technologies, the integration of renewable energy, and shifting market dynamics. By investing in comprehensive employee development programmes, Harmony can alleviate potential labour-related risks and present itself as a desirable employer in the evolving green economy.

The implications of physical climate risks are significant for the revenue and cost aspects of mines, particularly in relation to consumables. Chronic issues such as droughts, water scarcity and increased temperatures can hinder the availability and performance of consumables. Furthermore, acute risks like extreme weather events, wildfires and landslides can disrupt supply chains and damage infrastructure. Harmony recognises the need to reassess consumption patterns and place greater emphasis on the sustainable sourcing and usage of materials to mitigate transition risk to consumables. While initial challenges may arise, embracing sustainable consumables can lead to long-term benefits including reduced resource dependencies, cost savings, and an enhanced reputation as an environmental responsible mining company.

Harmony acknowledges the importance of proactively managing risks related to the availability and use of energy and water. Harmony can bolster operational resilience, lessen environmental impacts, and contribute to climate change mitigation by investing in energy-efficient technologies, optimising water management practices, and embracing the integration of renewable energy. It is vital for Harmony to modify its practices and engage in meaningful dialogue with stakeholders to navigate transition risks to energy and water effectively and capitalise on associated opportunities. By aligning its operations with evolving regulations, investing in responsible resource management, and collaborating with local communities, Harmony can reinforce its reputation as a socially responsible mining entity.

Lastly, in terms of capitalising on opportunities, Harmony can leverage its gold and copper reserves during the transition to a low-carbon economy. This strategic positioning allows Harmony to contribute to the global shift towards clean energy, thanks to the growing demand for copper in renewable energy technologies.

Figure 8: Material climate-related risks

Figure 9: Climate change risks identified during the climate change scenario analysis

Climate change risks

Physical

- Increased temperatures
- Changes in precipitation patterns and extreme variability in weather patterns: overall drier conditions interspersed by heavy rainfall events/extreme weather events

Transitional

- Regulatory (eg carbon tax)
- Markets and technology changes
- Reputation
- Socio-economic conditions

Intermediate drivers

Physical

- Vulnerability of labour force
- Vulnerability of migrant labour pool areas
- Sensitivity and adaptive capacity of host communities
- Reliance of operations on key commodities such as timber
- Water reliance of operations

Transitional

- Consumption of fossil fuels and water
- Mining of minerals

Financial impact

Physical

- Reduced revenue from decreased production capacity (eg transport difficulties and supply chain interruptions)

Transitional

- Increased operating costs due to carbon tax.

Overall, recognising and proactively managing climate-related risks and opportunities is of paramount importance for Harmony's long-term growth, resilience and sustainability efforts. Diversifying operations, enhancing data collection, and investing in new technologies can reduce risks and create avenues for growth and resilience. By aligning with low-carbon regulations and strategies, and seizing clean energy opportunities, Harmony can effectively navigate the challenges posed by climate change while positioning itself as a forward-thinking and responsible mining company.

PERFORMANCE AND TARGETS
FY23 emissions
Harmony’s total GHG emissions for FY23 were 5.57MtCO2e, showing a 5% reduction since FY22. The largest portion of emissions is attributed to scope 2 (77%), as shown in Figure 10. Scope 1 GHG emissions are affected by increased diesel consumption in backup generators due to limited hydroelectricity in Papua New Guinea and loadshedding in South Africa.

Figure 10: Harmony’s total GHG emissions in FY23
The emission intensity for FY23 was 0.103tCO2e per tonne treated for scope 1, 2 and 3, which is a 4.6% improvement from FY22. This is good progress against our absolute emissions target to achieve a 20% reduction by FY26.

SBTs
Our proposed long-term target is to reach net-zero emissions by 2045. Our near-term target 2021 to 2036 was approved by the SBTi in 2023. This target aims to decrease Harmony’s total emissions by 206ktCO2e annually, based on an annual reduction of 4.2% starting FY21 against FY21 as the base year. This conforms to SBTi requirements for a target aligned with Business Ambition for 1.5°C.

Figure 11: Emissions forecast against our target by 2045. South African, Papua New Guinea and Australian operations emissions are shown as stacked areas. The total emissions for all Harmony operations and our 2045 target trajectory are plotted as lines

6 000
5 000
4 000
3 000
2 000
1 000
0
Emissions (ktCO2e)
2026: First interim target: 3.9MtCO2e
Projected actual: 2.7MtCO2e
2031: Second interim target: 2.8MtCO2e
Projected actual: 1.0MtCO2e
2036: Target: 1.8MtCO2e
Projected actual: 1.0MtCO2e
2021
2023
2025
2027
2029
2031
2033
2035
2037
2039
2041
2043
2045
2047
2049
SA Operations
PNG Operations
Aus Operations
Total Operations
Target Trajectory

Table 3: SBTi emission targets

	Emission target MtCO2e	Projected emissions MtCO2e
FY26	3.9	2.7
FY31	2.8	1.0
FY36	1.8	1.0

From FY38 onward the projections are less ideal, and our net-zero target for 2045 requires further initiatives to be achieved. Our emissions forecast for our South African operations and Wafi-Golpu are key drivers of emissions around FY38. The remaining emissions will be offset using land-based carbon sequestration and purchased carbon credits.

Our SBTi emission targets are shown in Table 3. The projected actual emissions are well below the SBTi targets at FY26, FY31 and FY36. These targets can be met, provided Harmony implements its planned initiatives..

Land-based carbon sequestration
We are planning to neutralise unavoidable emissions through carbon sequestration. One of these methods includes sequestering carbon by planting trees. Tree planting has begun at some of our closed tailings storage facilities, also assisting with mining impacted land rehabilitation. The viability of such a strategy is dependent on several factors, such as tree species, tree growth rate and carbon content.

We would need to plant up to a total of approximately 15 000 hectares of trees between 2021 and 2030 to achieve this. If 1 540 hectares are planted per year to 2030, then enough carbon will be sequestered to negate the target overshoots, 20 years later. This has been costed and we are preparing to establish a nursery that will employ local people to grow and plant the trees. We will thus rehabilitate land and reduce our emissions by 2045. The net emissions from the land-based emissions sequestration are shown in Figure 12.

Figure 12: Emissions forecast against and planned sequestration to achieve net-zero emissions

Energy efficiency
Harmony has been optimising energy use since 2016 to help reduce emissions. Through the energy efficiency programme, Harmony effected cumulative energy savings of R1.72 billion (Figure 13) up to the end of FY23. We implemented and maintained multiple energy optimisation projects throughout our operational systems in FY23. This resulted in an estimated energy saving of 295GWh and a cost saving of R394 million. Of these savings, 42GWh or R46 million originated from new projects initiated in FY23.

Figure 13: Energy efficiency milestones up to FY23
Our energy efficiency initiatives focus on mine cooling, refrigeration, compressed air, water management and ventilation. To date, we have implemented over 240 energy efficiency initiatives at our operations. The energy efficiency programme approach considers the following:
•Energy management teams at South Africa operations
•Infrastructure to enable energy metering and management
•Baseline electricity consumption at all operations
•Exploration, identification and investigation of optimisation opportunities
•Implementation of optimisation strategies and capital projects
•Maintenance of implemented initiatives
•Reporting and management controls
•Awareness programmes to encourage energy conservation.

Energy mix
Our energy mix (Figure 14) is heavily dependent on emissions related to electricity supplied by Eskom in South Africa. The outlook is to drastically reduce reliance and even start pushing electricity into the Eskom grid from FY42 to FY50. A large concern is our current and projected use of diesel. If grid electricity becomes less reliable, we need to be wary of growing dependence on diesel generators to supplement electricity needs. The same can be considered for Intermediate Fuel Oil (IFO) and liquefied natural gas (LNG). We are investigating alternatives to replace these fuels with renewable sources in the future.

Figure 14: Total annual energy supply for Harmony operations

Energy diversification
Since target approval, Harmony’s energy mix has been updated to include three main changes in energy sourcing. These include:
•Additional energy requirements associated with the Eva Copper Project in Australia, which assumes 30% renewable energy for the project initially
•An assumed later start date for the Wafi-Golpu Project on account of ongoing negotiations for the grant of the special mining lease
•In the case of FY23, limited hydroelectricity production due to drought conditions, resulting in significant reliance on diesel power generation to supplement Hidden Valley operations during the year.

Papua New Guinea
Most of the electricity for Morobe Province is sourced from the Ramu grid (60% hydropower). During FY23, La Niña-influenced drought constrained PNG Power’s hydropower capacity. Water in Yonki Dam, serving the Ramu hydropower station, was critically low for most of the year. Smaller run-of-river hydropower plants, such as the 9.4MW Upper Bauine hydropower station, were also restricted to approximately 30% of normal supply. This led to intense load shedding until these conditions eased and the hydropower generation recovered. Commissioning of the PNG Forest Products-owned 11.4MW Baime hydropower plant in March 2023 augmented PNG Power supply. These events led to reconsideration of our plans to isolate Hidden Valley from the Ramu grid and receive power directly from the nearby Bauine hydropower station on account of broader provincial and community energy needs. We continue monitoring this opportunity.

South Africa
In South Africa, our energy mix portfolio includes Eskom grid electricity which mainly relies on coal-fired power stations, and energy from independent power producers of solar, wind and natural gas energy. These projects are either under feasibility or in the build stage.

Harmony is working toward diversifying the energy mix portfolio through small-scale and large-scale projects. We decided to invest in small-scale solar projects to expedite our renewable energy drive. Projects include rooftop solar projects at our offices and administrative buildings across Harmony’s footprint. In July 2022, the threshold for exemption from licence requirements for self-generation projects was removed. This provides an opportunity for Harmony to reduce our GHG emissions and pursue renewable energy more aggressively in South Africa.

Our solar photovoltaic (PV) energy initiative is planned in three phases (Table 4). The first two phases are underway, for 30MW and 137MW of installed capacity respectively. Additional 20 MW for Phase 2 is pending Doornkop site identification. Off the back of Phase 1 of the renewable energy programme, Harmony secured a R1.5 billion green loan for Phase 2 rollout. Phase 2 is currently in the feasibility stage. Phase 2 is planned to reach commercial operation by Q3 FY25.

Harmony is exploring options for LNG or synthesis gas. Although not renewable, we are considering LNG in the mix to lower the emission intensity of our power requirements relative to the predominantly coal-fired South African electricity grid.

Table 4: Harmony planned energy diversification pipeline (South African operations)

Parameter	Phase 1 PV	Phase 2 PV	Phase 3 PV	Wind wheeling	LNG*
Size of plant (MW)	30	137	56	1	60
Energy generated per year (GWh)	75	343	139	250	525
First production year	FY23	FY25	FY26	FY26	FY25
*    LNG is a key consideration but we are still working on sourcing thereof.

Water
Reliable water supply is critical for developing our assets, the mining process and realising our growth prospects. We have a thorough understanding of water management and water risks across the operational spectrum. We have integrated water security management and other water-related risks into our long-term business objectives, business strategy and financial plan. Harmony’s commitment to responsible water management is driven from an executive level and has evolved from a strategy into practical and relevant actions across the group.

Harmony’s water strategy sets out objectives related to water conservation, efficient water use, and the necessities surrounding water supply in the context of its host communities, including:
•Acknowledging water-related risks regarding climate change
•Recognising water as a critical resource for local communities
•Integrating efficient water management
•Planning for water management at mine closure.

Harmony can reduce its operating costs and alleviate water shortage pressures in our host communities through recycling process water. Harmony’s water strategy supports the shift towards self-generation and zero discharge of water where practical to do so. This will encourage the group’s water conservation and demand management objectives. Harmony prioritises the conservation of potable water, especially considering the potential worsening drought conditions in the regions in which we operate. Self-generating water will ensure consumption offsets and offer water supplements to host communities.

Harmony adopted a group-wide campaign to reuse process water and reduce our dependency on potable water from water utilities. In support of this, we set long-term targets to reduce potable water consumption by 10% and increase water recycled by 50% by FY27. To achieve these targets, Harmony implemented various water conservation initiatives. Progress against water usage targets is reported below:
•FY23 total potable water usage was 20Gℓ, down 5% from FY22, which totalled 21Gℓ. This is great progress against a reduction target of 10% by FY27
•FY23 average water usage intensity of potable water used per tonne milled was 0.378kℓ/t, down 4% from FY22, which averaged 0.394kℓ/t. This is great progress against the target to reduce this metric by 10% by FY27
•The absolute volume of water recycled in FY23 has increased by 11Gℓ, which is 13% up since FY22. This is great progress against our 40% target by FY27.

Harmony’s three water treatment plants in South Africa assist in securing water supply to our operations while reducing water consumption and assisting with water conservation initiatives. The water treatment plants save Harmony R5.6 million in operating costs per year.

Harmony continues to pump water out of our Margaret and Covalent shafts, some of which is used in treatment processes, with the remaining being discharged. This surplus water could provide Harmony with water resources to adapt to future water-stressed conditions. With the physical impacts of climate change posing potential threats to water security in South Africa, water from Covalent and Margaret became strategic assets for community upliftment and operational growth and development.

In 2018, the Wafi-Golpu joint venture initiated a water, sanitation and hygiene (WaSH) programme to progressively deliver 19 projects in the proposed special mining lease (SML) and Demakwa access road area, which is home to over 5 000 people. Seven projects have been completed to date; noting that the project was suspended for over two years on account of the Covid-19 pandemic. In FY23, our focus included new water supply systems to support 450 residences and school students in Papas and Wongkins communities. Further projects are planned for FY24.

STRATEGIC DIRECTION
Harmony is committed to achieving net-zero by 2045 and therefore submitted SBTi targets to be verified. These targets were approved by the SBTi and confirmed that the targets are in line with a 1.5˚C trajectory. The SBT states: “Harmony commits to reduce absolute scope 1 and 2 GHG emissions (63%) by FY36 from a FY21 baseline. By aiming to achieve these targets we will align with our goal of achieving net-zero by 2045".

FY23 was a challenging year in terms of unplanned emissions due to shortages in energy supply. The outcome of these scenarios is insights into how to drive resilience against energy insecurities and implement changes to reduce emissions. We have progressed significantly in implementing some of these changes and have started to reap the benefits of investments. We participate in business and mining industry initiatives that support decarbonisation. In the community development space, we embarked on initiatives to support our host communities’ climate resilience.

OUTLOOK
The IFRS Foundation will assume the work of TCFD work starting in 2024, marking the transition of responsibilities to the International Sustainability Standards Board (ISSB). The ISSB has introduced its first standards, IFRS S1 and IFRS S2, that incorporate TCFD recommendations and set a global benchmark for sustainability-related disclosures. We will remain committed to the target set in 2022 and will report progress against these standards. Harmony’s various strategies will enable meaningful change, and we are confident in our ability to meet our targets. Our commitment to net-zero drives our ambitions and enables the transition to a low-carbon economy. Our progress to date and commitment to strategic decision making ensure that we are well placed to continue our journey. We will continue our strategic path, and we look forward to the challenges ahead.

SOCIAL
As social partners, we commit to ensuring that we build trust which is the cornerstone for enduring relationships with our communities and employees, suppliers, labour and government. Critical to our impact is our approach to trust, collaboration and cooperation in delivering shared benefits.

We operate in a broader social context and believe our presence in our host countries is the bedrock of economic and socio-economic development. Harmony’s host communities have relevant needs and expectations that we aim to understand and address through meaningful contributions, including labour and job creation, socio-economic development and economic empowerment. Establishing more conducive communities that are healthier and safer for our people, and uplifting broader society, enables us to improve on our social compact.

We contribute meaningfully to socio-economic advancement through co-created solutions, as articulated in our social strategies outlined in this report.
This chapter details how we have performed against our social commitments, and future focus areas.

OUR HUMANISTIC APPROACH

Harmony’s policies and principles support sustainable development, reflecting our commitment to make a positive and lasting contribution in the regions where we operate.

Our safety and health policy focuses on:
•Leadership affirmation that safety and health are non-negotiable and must always be employee and contractors’ first priority
•Robust risk-based systems and processes driving ongoing safety and health improvements
•Exemplary workplace practices and critical controls to prevent fatalities, minimise injuries and eliminate occupational diseases as we advance towards our goal of zero harm
•Promoting employee wellness and delivering proactive healthcare with suitable facilities near the workplace
•Managing community health exposures and promoting wellbeing within our host communities.

Our human resources policies, charters and engagement contracts aim to:
•Maintain fairness and employment equity
•Recognise and capitalise on the richness of our diversity to promote inclusivity
•Foster respect for cultures, customs and practices through personalised development and training that empowers individuals to uphold local communities’ values and meet their needs
•Return benefits through impactful programmes such as employee shareholder schemes and job retention programmes
•Ensure freedom of association while recognising the value that organised labour brings.

Our socio-economic development programme delivers broader impact by:
•Contributing to education, skills and entrepreneurial development as well as job creation in host communities
•Enhancing broad-based local economic empowerment and enterprise development
•Collaborating openly, honestly and transparently with key stakeholders
•Building trust with our host communities through transparent dialogue and delivering on the commitments we make
•Working with communities and government to deliver valued social investment projects, such as in the areas of health, sanitation, infrastructure and roads.

Principal social imperatives

Creating a safe working environment to prevent loss of life	Articulating human rights in our human resources policies, charters and engagement contracts	Systematically embedding innovative safety risk management and promoting safe behaviours in our operations	Building resilient communities through meaningful and sustainable socio-economic development	Distributing R37.6 billion (US$2.1 billion) total economic value to employees, investors, suppliers, communities and government stakeholders

Capitals affected Directly Human capital Social and relationship capital Indirectly Financial capital Intellectual capital Manufactured capital	Stakeholders affected •Employees and unions •Communities, traditional leaders and NGOs •Governments and regulators •Suppliers	Link to strategy Responsible stewardship Operational excellence

Governance and management
Safety and health
The board's technical committee approves and monitors compliance with our safety and health policy and legislation while the social and ethics committee oversees safety and health aspects of sustainability and ESG criteria. Our CEO regularly reports safety incidents and achievements to the technical committee and board. At every board meeting, the technical committee chairperson provides feedback on safety performance. Management also considers safety as a KPI in determining remuneration.

Our chief operating officer (receiving reports from our regional executive operating officers for South Africa and South-east Asia) and chief operating officer: business development and growth report on safety to the group executive committee weekly and quarterly, and quarterly to the technical committee. Demonstrating our inclusive approach in South Africa, management, unions, Minerals Council South Africa and government representatives participate in structures focused on safety and eliminating loss of life. We also collaborate in external safety initiatives and leading best practice through the Mining Industry Occupational Safety and Health (MOSH) community-of-practice adoption process.

Safety and occupational health champions attend industry meetings and disseminate information to operations and new business divisions. Safety and health committees ensure employee participation in safety management. In FY23, we had 74 (FY22: 76) full-time safety and health representatives at operations.

Human resources and community engagement
Aligned with the International Labour Organization guidelines, our employment policies and practices comply with labour legislation in South Africa, Papua New Guinea and Australia. Recruitment initiatives for our mine workforces focus on local communities in each country. We regularly review related procedures and policies, including remuneration and incentive schemes.

Reporting to the board’s social and ethics committee, our human resources function and community engagement managers closely monitor human rights performance at operations.

The social and ethics committee oversees socio-economic development, corporate social responsibility, and public safety policy and strategies. Our management and executive teams implement sustainable development policies. Guidelines and standards informing site-specific management systems, aligned with our sustainable development framework, support discipline-specific policies.

To entrench processes and systems, social investment governance is formalised with a local economic development strategy, supported by operating procedures and a mine community development investment strategy. We thus roll out projects responsibly, successfully and sustainably.

Related SDGs

•Our employees support dependants, local businesses and municipalities in their home communities
•Harmony’s socio-economic development initiatives seek to uplift our host and labour sending communities by promoting sustainable income-generating opportunities
•Promoting preferential local procurement as well as enterprise and supplier development uplifts and economically sustains communities.

•We implement broad-based agriculture and viable commercial agricultural ventures to promote food security, sustain livelihoods and contribute to alternative sustainable post-mining economic activities.

•Our employees’ health and wellness are essential for full, productive lives
•We focus on employees’ comprehensive wellbeing through proactive healthcare and mental wellness programmes
•We embed our proactive safety and health approach with lessons learnt during the Covid-19 pandemic.

•Education is a key aspect of our strategy:
–We support primary schools especially through infrastructure development
–In secondary schools, we promote mathematics, science and technology
–In tertiary institutions and communities, we develop entrepreneurial and portable skills, especially in information and communication technology, focusing on mining-related fields (engineering, surveying and environmental science, among others).

•Gender equality is an essential aspect of our human resources policies, charters and engagement contracts •Our gender diversity targets aim to actively increase the number of women in mining.
•As a responsible employer, providing decent work includes ensuring safe workplaces so that our employees return home without harm every day
•Employees have the right to refuse to work in an unsafe workplace
•We encourage safe behaviour with training and other support systems.

•Our employment equity, diversity and inclusivity strategy aims to provide equal employment opportunities for citizens of our host countries.
•Our socio-economic development strategy, supported by preferential and local procurement as well as enterprise and supplier development, focuses on agricultural, infrastructure and sustainable energy projects with potential to deliver sustainable benefits to communities.

•Collaborating with government and our peers in infrastructure projects (roads, water and sanitation) enhances community resilience and functionality.

GRI Standards
We list the relevant GRI Standards in each section of this chapter and will include the GRI Sector Standards for Mining when published.

Related material themes and matters

Employee health and safety	Supporting our people	Partnering for thriving, sustainable communities and our social licence to operate
Ensuring employee safety Our employees are our most important stakeholder and a vital asset to our business. Ensuring their safety is a moral and business imperative.
Maintaining sound labour relations
Harmony’s deep-level gold mines are labour-intensive and unionised. As such, the company must be able to navigate the challenges of multi-stakeholder labour relations to reduce the risk of labour-related stoppages or strike action.

We respect our employees’ right to freedom of association, and recognise that organised labour benefits our business, employees and contractors.

Stakeholder engagement and partnerships for sustainable communities
We secure our social licence to operate by addressing and responding to our stakeholders’ needs and concerns identified through fostering meaningful relationships and proactive engagements.

Harmony partners and collaborates with communities, local municipalities, small businesses and various levels of government in achieving our strategic objectives while delivering broader positive impact.

Protecting employee health and mental wellbeing
Harmony is committed to ensuring our people live healthy, productive lives, which contributes to a motivated, engaged and productive workforce. This enables us to deliver on our business strategy and create sustained and shared value for our stakeholders.

Driving equity, inclusion and diversity
We believe our South African workforce must represent the country’s diversity and ensure that opportunities are available to the most marginalised in our society.

In Papua New Guinea, we attract and retain locally recruited employees, particularly landowners and citizens, in alignment with our commitments under our Hidden Valley MoA and the prime minister’s aim to increase employment particularly in the mining sector.

In Australia, we will continue to drive our initiatives around Equity, Diversity and Inclusion.

Supply chain transformation and preferential procurement
Strategic procurement facilitates job creation and entrepreneurial development. This supports the sustainable socio-economic development of the communities and the regions where we operate – pillars supporting and maintaining healthy and robust social capital. Positive social capital reinforces a thriving ecosystem in which our business and stakeholders can thrive.

Respecting cultural heritage
Harmony is mindful of and respects the different cultures and their cultural heritage in the regions where we operate.

As part of our impact assessment approach for exploration activities, new projects and expansion activities, we conduct cultural heritage investigations, and work with relevant stakeholders to devise appropriate heritage management measures.

We avoid operating in World Heritage sites.

SAFETY

Keeping our employees safe is unequivocal. As our foremost value, safety is embedded in everything we do.

We apply the most stringent safety principles to offset the risks associated with the complexity of mining activities. These principles aim to eliminate loss of life and injuries in our exploration activities, underground, surface and open-pit operations.

Guiding principles	People management	Culture and attitude	Innovation

•Our policies and practices align with the Mine Health and Safety Act in South Africa, the Mining (Safety) Act in Papua New Guinea and the Mining and Quarrying Safety and Health Act in Australia
•We ensure critical control management is consistent with the ICMM guidelines and principles
•Harmony collaborates in leading practice development and implementation through the MOSH community-of-practice adoption process.

•Our executive team drives strategic priorities and safety-related KPIs
•Visible felt safety leadership and behavioural interventions uphold MineSafe conference outcomes
•We employ full-time, well-trained safety and health stewards group-wide
•Work stops when our workplaces or actions are unsafe
•Harmony empowers employees to recognise positive and negative safety behaviour.

•Proactive risk assessment is a way of life for Harmony
•We implement lessons learnt from incidents
•Clear communication (in local languages) spreads our safety culture transformation messages
•Harmony hosts two national safety days annually.

•We continuously modernise our safety systems and processes to effectively communicate critical information to the workplace
•Our systems monitor and manage mining-related seismicity through short-term hazard assessments and long-term plans.

GRI Standards	Related SDGs
Prepared in accordance with 3-3, 403-1, 403-2, 403-4, 403-5, 403-6, 403-7, 403-8 and 403-9.
Our approach
Our journey towards zero harm and preventing injuries is supported by:

Our humanistic culture transformation programme (also known as the Thibakotsi journey)	Three key drivers for culture transformation, being the improvement of leadership maturity, leaders developing others and high levels of employee engagement	Introducing and adopting industry leading practices	A defined safety strategy that enables a proactive safety culture and uses digitisation and modernisation while adopting an embedded risk management approach

Humanistic proactive safety culture transformation programme

To enable a culture of zero harm and eliminate loss of life, our Thibakotsi (Sesotho for “prevent harm”) journey empowers employees and contractors to embrace a proactive safety culture and live Harmony’s values.
Our leaders drive Harmony’s safety culture, guided by a culture transformation framework (outlined below), with three key focus areas:
1. How leaders show up, develop themselves and adopt a collaborative leadership style aligned with the company values	2. How leaders engage, empower and develop middle management and supervisors
3. How leaders empower and engage frontline employees to ensure a bottom-up approach to culture change

The Thibakotsi journey unpacked
Proactive culture/Live longer (2016 to 2023)

Leader	Initiative	Business improvement	Optimisation
Develop myself	Visible felt leadership (approach, training, coaching and feedback)	Established visible felt leadership at all operations	Embed new way of work - linked to our values
	Leadership assessments and leadership development programme	Effective and efficient leadership	
Develop others	Engagement and tactics for middle management and supervisors	Engaged and competent middle management and supervisors	
	Risk propensity assessments and training	Improved employee risk profile of employees at operations	
	Learning from incidents (LFI) process closing the loop with organisational learning	Established LFI processes for learning from incidents	
Take people along	Bottom-up interventions (safety transformation with training and impact measurement)	Improved operational safety and productivity indicators	
	Employee engagement tactics	Engaged employees at all operations	

LIVELONGER

Change management (stakeholder engagement, communication, evaluation and audit of key action items)

Employee engagement and development

We are implementing our safety strategy in phases to ensure we embed risk management as part of our company culture. Thibakotsi positively influences employees’ safety behaviour.
•The humanistic transformation charter guided the implementation of the culture transformation which included Thibakotsi team training as a bottom-up culture change initiative for frontline employees and their supervisors
Employee feedback is incorporated into actions taken by management to support crews in achieving safe production.
•Reinforcement of the transformation programme from 2022 to 2023 focused on sustaining Thibakotsi initiatives into operational work routines
•The organisational effectiveness and improvement follow-up officer visit crews post training to observe behavioural changes in the workplace (noting unplanned absenteeism and achievement of S300*, among other KPIs). Initially, we focused on management visibility and formalising feedback on issues raised by crews in training

* S300 is a strategic objective of crews achieving an average of 300m² per month safely, without incident.

Our critical control monitoring tools included the Thibakotsi programme, which reached the halfway mark on 1 September 2022 with varying degrees of maturity at operations. Our focus shifted to impact, sustainability and integration. Stock-take engagements with management teams supported culture transformation change processes by enabling managers to voice their experiences. We thus identified the following themes:
•Humanistic focus on leadership quality
•Systemic integration of risk management into existing systems
•Health and wellness interventions.

We developed a detailed communication plan with Thibakotsi Tuesday as a central platform to convey consistent messages that raise awareness about these themes supporting Harmony’s zero harm objectives.

Industry leading practices

Harmony has a formal industry leading practice adoption process to address safety risks. We also contribute to industry forums by sharing our innovations.	We are involved in the following initiatives:	Installation of permanent steel netting in stopes and development areas emanated from one of these industry forums last year.
•A fall-of-ground action plan forum with our peers
•Advancing our proactive safety culture goal through a tripartite steering committee with an independent facilitator ensuring respectful engagements
•The change management blueprint for new technology adoption at Harmony’s Central Plant with the Mandela Mining Precinct guiding the industry in implementing appropriate technology considering MOSH leading practice, successful change and risk management models, prevailing legislation and practical application throughout mine life (including ore accounting and mobile inspection technology in the digitisation of our metallurgical operations to improve reporting speed and action triggering for management to make quick decisions about safety and production risks).

Harmony also remains committed to implementing the eight fatality-eliminating interventions emanating from a special Minerals Council meeting of mining CEOs in 2021:

Minerals Council members’ commitments	Harmony’s interventions
1. Increase visible felt leadership at operations.	•Provide visible felt leadership training for senior and middle management
2. Stop unauthorised and uncontrolled access to old mining areas (including risk assessments and controls where work continues in previously mined areas).	•Monitor mined not planned workplaces (mining without planning) •Monitor and measure multidisciplinary start-up risk assessments and the pre-planning process
3. Implement proactive maintenance programmes.	•Monitor engineering work planning compliance
4. Deploy competent employees in high-risk areas for adequate supervision, oversight and risk assessment.	•Monitor critical skills absenteeism
5. Undertake scheduled critical control monitoring and assurance to prevent falls of ground, transport-related accidents and working area inundation.	•Monitor critical control reporting
6. Ensure employee incentives and bonuses do not compromise the right to stop or refuse unsafe work.	•Recognise positive behaviour •Monitor crew withdrawals from dangerous workplaces
7. Enable and monitor fatigue breaks.	•Monitor overtime
8. Conduct phased onboarding after employee holidays to assess physical and mental health.	•Monitor the health aspects of our return-to-work process.

Tripartite culture transformation task team for zero harm

The Harmony Gold Tripartite is a multi-stakeholder task team consisting of:
Harmony and mining industry employer organisation, the Minerals Council	Various unions and associations, including AMCU, NUM, NUMSA, Solidarity and UASA	Regulators, the DMRE and Mine Health and Safety Council	An independent facilitator, Team Dynamix
Supported by the Minerals Council South Africa, Harmony works with unions and associations and the DMRE to achieve zero harm by co-creating a proactive caring culture that will safeguard employees’ safety, health and wellbeing at work and home.

Our tripartite culture transformation task team is Harmony’s response to government’s call for the South African mining industry to address disappointing health and safety performance in 2016. Harmony’s CEO was among mining principals who signed a public commitment on 17 November 2016, the Mine Health and Safety Council tripartite principals pledge (below), to work together towards zero harm.

Our approach to creating an enabling environment for zero harm is holistic, with a collective strategy mapped to:
Share the common goal of a safe, sustainable and viable business	Embed a culture of trust, mutual care, dignity and respect for all employees	Foster open, honest, respectful and transparent relationships	Support corrective, proactive and creative actions	Embrace collective knowledge of health and safety.
Three working committees report to our tripartite task team, namely culture transformation (chaired by: head of organisational effectiveness and improvement), health and wellbeing (chaired by: clinical manager: medical) and capability and capacity building (chaired by: head of employee relations).

MINE HEALTH AND SAFETY COUNCIL TRIPARTITE PRINCIPALS PLEDGE

Tripartite visible felt leadership and relationship building: Principals and leaders of all stakeholder groups commit to meeting for at least two facilitated sessions on health and safety matters every year.

Trust deficit: All stakeholders will address the trust deficit in the shift from a transactional to transformative occupational health and safety approach.
Communication: All stakeholders will improve communication across all levels to ensure the zero harm message reaches all mine employees and contractors, and thus support and permeate actions intended to improve occupational health and safety throughout the industry.

Empowerment of supervisors and employees: Stakeholders will collectively and collaboratively empower supervisors, health and safety representatives and employees through extended visible felt leadership and empowering conversations. This will be implemented by employers and organised labour, and include challenges experienced by women in mining (safety and security, personal protective equipment and hygiene).

Annual health and safety days: Each mining company will commit to hosting an annual health and safety day tailored to their respective needs as part of their overall health and safety campaigns.

HARMONY’S ACTIONS
Tripartite culture transformation task team strategic pillars
Mutual co-existence and interdependence: Building relationships and providing a safe space for co-development	Best practice exchange: Sharing with others and learning from others	Broadening tripartism*: Sharing the principles and ethos of tripartism, collaboration, trust and commitment
* The Chief Inspector of Mines in South Africa leads tripartite structures established in terms of the Mine Health and Safety Act. Representatives of government, employees and employers serve on these tripartite structures.

Our tripartite task team participates in executive visible felt leadership sessions, known as imbizos (Zulu for “meeting”), and presents milestones on the culture transformation journey at our CEO’s biannual principal dinner.

Engagements at each imbizo ensure that all key stakeholders are included from the start of the culture transformation journey, and change management initiatives are integrated into business processes.

An independent service provider, Team Dynamix, facilitates meetings to ensure objectivity.

Embedded risk management

Harmony applies a four layer risk management approach to identify and mitigate risk
Our integrated risk management approach supports our humanistic safety culture transformation goals by providing the necessary tools, such as our digital business process model, which maps business processes from planning to execution with real-time data.

We thus embed our safety strategy with risk management across all business functions.
Layer 1 Baseline risk assessment - Identification of potential hazards and significant unwanted events
We are guided by our leading indicators, particularly safe declarations, golden control monitoring and LFI.

Automated systems and processes enable continuous workplace and equipment assessments to mitigate risks on surface and underground, and effectively monitor safety-related initiatives at our operations.

Layer 2 Issue-based risk assessment - Bowtie analysis of potential significant unwanted events to identify golden controls and monitoring actions
Layer 3 Task assessment - Evaluation of task-associated risks and mitigating controls that enable safe task completion
Layer 4 Continuous risk assessment - Quality of controls and task application to ensure resilience

Our risk management strategy enables us to identify leading indicators. Leading indicators are more reliable, preventing harm, as opposed to lagging indicators, which monitor past events.
Leading indicators enable frontline employees to: •Proactively address risks •Implement mitigating controls •Decrease the probability of an incident, accident or injury.
The leading indicators are reported daily in the miner’s work note and to relevant supervisory levels for action, thus providing crews and supervisors with information about safety, occupational health and production-related workplace risks.

Our controls are categorised based on the nature of the control; where it lies in the hierarchy of controls and the survivability, availability and reliability rating (SAR rating) of the control and whether it is an act, object or technological system.

The most effective controls are categorised as golden controls, and are monitored and owned by management.
We adopted the ICMM Critical Control Management guideline in support of our strategy of stopping significant unwanted events.
Golden controls are our key safety measures that prevent a significant unwanted event from occurring. If it does occur, these controls help us recover and minimise the impact of the significant unwanted event.

The process was phased to:
•Firstly identify our significant unwanted events through baseline risk assessment
•Secondly identify the critical controls that will either stop the significant unwanted event or will minimise the consequence of the event occurring.

Harmony recognises the value of digitising processes and data collection. We have several digitisation initiatives to enable data collection and analysis to provide leading indicators that inform decision making (both lagging and leading).

Digitisation initiatives supporting a proactive Harmony
The digitisation of our golden control monitoring provided an opportunity to move from a reactive to a proactive response to inadequate control performance.

Through the analysis of data from our integrated systems, we continuously learn and share these learnings across our organisation.

•Multidisciplinary start-up risk assessments and pre-planning of workplaces: The workplace is reviewed by specialist teams to identify risk, ensure the required controls are in place, provide specialist recommendations, ensure adequate people, material and equipment in the workplace to mine safely
•Planned maintenance and high risk work verification
•Risk assessment digitisation: Task assessment and continuous monitoring aligned to baseline risk assessment and Bowtie analysis
•Deficiency response: Control performance or deviation in standards escalated to the responsible supervisor or management structure for action
•Safe declaration, equipment pre-use inspections, planned task observations and planned workplace inspections digitally monitored.

FY23 focus areas and performance

Collaboration
We partner with these stakeholders to strengthen implementation of our strategy:
•MOSH (leading practice development and implementation)
•Minerals Council, Mine Health and Safety Council and unions (tripartite forum)
•Mandela Mining Precinct (public-private partnership between government’s Department of Science and Innovation and the Minerals Council)
•Minerals Council’s mining CEOs interventions.

Extensive employee engagements throughout the year and the Thibakotsi strategic planning session in November 2022 determined the following focus areas:
•Progressing leadership maturity (leaders taking ownership of Thibakotsi, their roles and team development)
•Implementing our employee engagement strategy with a visual route map and empowerment programmes for middle management and supervisors, as champions of the Thibakotsi journey, to support an engaged workforce
•Applying risk propensity operating procedure (proactive management actions) across operations to improve the employee risk profile
•Sustainably embedding Thibakotsi in existing operational routines as the new way of working
•Addressing Thibakotsi team training issues to foster hope, trust and respect between managers and employees while embedding a safe production culture
•Implementing culture improvements action items for each operation
•Impact analysis, change management and sustainability of the Thibakotsi programme to demonstrate value added, stakeholder involvement and commitment.

Our safety risk management strategy significantly increased our white flag (accident-free) days. Our lost-time injury frequency rate (LTIFR) in South Africa improved to 5.74 (FY22: 5.90) per million hours worked and our group LTIFR was 5.49 (FY22: 5.65) per million hours worked at year end. Our South African surface operations celebrated 3.6 million loss-of-life-free shifts (LLFS). Our Hidden Valley operation in Papua New Guinea had no loss of life for the sixth consecutive year.

Despite this progress, we tragically lost six (FY22: 13) colleagues at our South African operations. We continuously strive towards zero harm. All Harmony initiatives are guided by this principle and all learnings are applied to eliminate loss of life at Harmony.

Challenges faced in FY23 include senior management retention, availability and cost of new technology, and amended legislation governing vehicle intervention controls (level 9) for diesel-powered trackless mobile machinery.

FY23 leading indicators
•Golden controls monitored 9 million times across our operations (12% increase from FY22), an average of controls monitored 24 000 times a day across Harmony
•1.8 million line inspections conducted and digitally captured – CAT 4-8, all supervisory levels and middle to senior management
•86 thousand specialist inspections conducted and digitally captured – safety, occupational hygiene and strata control
•44 group verification audits on group and industry learnings – gauging our control performance to prevent a similar event from occurring at Harmony
•74 thousand planned maintenance tasks performed
•829 high risk Engineering tasks verified prior to conducting work
•84% actions closed out prior to escalation period, the remaining closed out after action plan execution
•34 thousand employees underwent refresher training on safety and hazard identification - refresher training runs in an 18-month continuous cycle.

Critical control management
We work continuously to identify new technology and processes to ensure that every Harmonite goes home safely everyday. Since the inception of our digitisation and critical control monitoring, we have gathered over 148 million data points (FY19 to FY23). To date, our digitisation strategy, in conjunction with our humanistic transformation, has proven to be successful in improving our safety performance with a year-on-year LTIFR improvement.

Based on the outcome of our digital monitoring, we analyse control effectiveness to identify improvement opportunities on control performance. Every effort is made to improve our response to control performance to ensure a safe and profitable mine.

As we steer Harmony towards our S300 (safe production of 300m2 of ore per production crew per month) objectives, set for our underground operations, we will continue to learn and improve.

Harmony Underground Mines
S300 Indicators
25 000
20 000
15 000
10 000
5 000
0
8.00
7.50
7.00
6.50
6.00
5.50
5.00
7.19
7.32
7.08
6.58
6.35
FY19
FY20
FY21
FY22
FY23
Specialist A Hazards
OCR A Hazards
LTIFR
m²/crew

Loss of life
Each loss of life is thoroughly investigated to ensure that the event is fully understood and that the lessons learnt are disseminated throughout the organisation to prevent similar future incidents. In addition, we ramped up our business improvement initiatives to identify feasible best practice mitigation measures.

	FY23	FY22	FY21	FY20	FY19
Loss of life (number of people)
Group	6	13	11	6	11
South Africa	6	13	11	6	11
Papua New Guinea	—	—	—	—	—
Loss of life injury frequency rate (per million hours worked)
Group	0.06	0.13	0.11	0.08	0.12
Lost-time injury frequency rate (per million hours worked)
Group	5.49¹	5.65²	6.18²	6.33²	6.16²
South Africa	5.74	5.90	6.46	6.69	6.48
Papua New Guinea	0.34	0.17	—	0.77	0.35
1 Independently assured in the period under review.
2 Independently assured in prior periods.

In memoriam			Cause
13 August 2022	Juliao Antonio Macamo	Moab Khotsong stope team leader	Gravity-related fall of ground
7 November 2022	Ernesto Euseblo Macuacua	Tshepong equipping team leader	Gravity-related fall of ground
15 December 2022	Bongile Mcuntula	Kusasalethu driller	Seismic-induced fall of ground
7 March 2023	Luyanda Nkwane	Tshepong underground assistant	Tools, machinery, equipment
23 March 2023	Tshimane Matabane	Kusasalethu stope team member	Mudrush/inundation
30 April 2023	Matli Bernard Nyama	Kusasalethu night shift team leader	Seismic-induced fall of ground

Understanding causes of injury
In FY23, the top 10 contributors to reportable injuries were:
1.Material handling
2.Slip-and-fall incidents
3.Gravity-induced falls of ground
4.Tools/machinery/equipment
5.Rolling rocks
6.Trucks/tramming/transport
7.Seismic-inducted falls of ground
8.Falling material
9.Scraper winches
10.Foreign bodies

Each incident was investigated in terms of section 11(5) of the Mine Health and Safety Act to determine the causes and contributing factors. Lessons learnt are integrated into our LFI process.

South Africa

LLFS and injury-free days in FY23
Operations and plants	LLFS	Fall-of-ground LLFS	Rail-bound equipment LLFS	Consecutive white flag days
Operations total	2 000 000	10 000 000	13 000 000
Underground operations	2 000 000
Masimong	3 000 000	3 000 000	5 000 000
Masimong/Joel unit	3 000 000	3 000 000	11 000 000
Tshepong	2 500 000		10 000 000
Tshepong Operations	2 500 000	4 000 000	14 000 000
Tshepong/Target/Phakisa unit	3 500 000	4 000 000	17 000 000
Joel	2 500 000		3 000 000	100
Target	1 000 000	1 000 000	10 000 000
Phakisa	1 500 000		6 000 000
Doornkop	1 000 000	4 000 000	1 000 000
Kusasalethu	500 000	1 000 000	3 000 000
Kusasalethu/Mponeng unit	1 000 000	2 000 000	7 000 000
Moab Khotsong	1 500 000	1 000 000	7 000 000

LLFS and injury-free days in FY23
Operations and plants	LLFS	Fall-of-ground LLFS	Rail-bound equipment LLFS	Consecutive white flag days
Moab Khotsong/Doornkop unit	2 000 000	2 000 000	3 000 000
Mponeng	2 000 000	2 000 000	3 000 000
Asset Management Forum				400

Operations and plants	LLFS	Production LLFS		Consecutive white flag days
Surface operations	3 500 000
Moab Khotsong Central Services	2 500 000			1 100
Mponeng gold plant	1 500 000	41 000		600
Kusasalethu plant	500 000	34 000		500
Doornkop plant				200
Target plant	500 000	34 000		300
Central plant				1 000
Saaiplaas plant	1 500 000	24 000		500
Harmony One Plant	2 000 000	34 000		200
Free State laboratory/Prep Plant	500 000			400
Free State surface operations				600
Free State Commercial Services/Transport	1 500 000			2 800
Randfontein surface operations	5 000 000			900
Randfontein Commercial Services and Transport	1 500 000			2 000
Vaal River surface sources				800
Vaal River Commercial Services and Transport				1 800
West Wits surface operations	500 000			200
Mine Waste Solutions remining and deposition		18 000		100
Mine Waste Solutions gold plant		18 000		100
Savuka gold plant	4 000 000	68 000		300
Kalgold pit	2 000 000	23 000		200
Kalgold plant	1 500 000	23 000		200
Kopanang gold plant	3 000 000	43 000
South Uranium plant	5 500 000	34 000		400
Noligwa gold plant	5 000 000	34 000		900
Nufcor plant	500 000	34 000		3 200

Loss of life and serious injury compensation
Acknowledging the devastating impact of every loss of life and serious injury, our compensation seeks to support employees and their families.

Bereaved families receive compensation as soon as possible after the loss of an employee’s life at our operations. Compensation includes:
•Condolence letters
•Coffins, funeral services and mourner transportation
•Senior management, union and other fellow employee representatives at the funeral
•An on-mine memorial service with accommodation while attending to the deceased person’s affairs
•R30 000 Mineworkers Provident Fund advance
•R30 000 Rand Mutual Assurance funeral policy payout
•R20 000 Harmony donation
•Unlimited enrolment of children in the Harmony Education Fund
•Offer of employment at underground entry level to a family member.

Compensation for serious injury on duty includes:
•Lump sum or monthly payments (based on the Compensation for Occupational Injuries and Diseases Act disability rating)
•Alternative employment (if available)
•Two weeks’ termination payment (minimum R70 000) R75 000 as from 1 July 2023, per completed consecutive year of service (if alternative work is not available)
•Employment offer, based on available underground vacancies at entry level, to an immediate family member
•TEBA home-based care for medically incapacitated employees
•An additional termination package for paraplegic injury (including home renovation for wheelchair accessibility).

We reduced our fall-of-ground LTIFR in South Africa to 1.09 (FY22: 1.36) per million hours worked. Contributors to the improvement in fall-of-ground LTIFR:
•Robust critical control management plan on ground control
•Proactively addressing inadequate control performance
•Best practice adoption through the MOSH process at Harmony operations
•Apply learnings from the analysis of our leading and lagging indicators
•Safety culture transformation
•Dedicated focus on seismic early warning system
•Focused campaigns, communication and engagements on fall-of-ground golden controls
•Support technical specification review and optimisation process through Harmony procurement.
Papua New Guinea

Hidden Valley maintains a world-class safety record without a loss of life since 2015, equating to 3.6 million LLFS. The operation implements our safety risk management strategy with critical controls and has a proactive safety culture. Visible felt leadership and regular, focused safety training reinforce positive behaviour.

The operation is also highly mechanised so vehicle interaction is the most significant safety risk, followed by fatigue and uncontrolled energy release (hydraulic and compressed) in workshops. Mining vehicle monitors mitigate driver fatigue, prevent collisions, observe driver behaviour and track productivity. Our safety, health, security and risk manager oversees these interventions. By focusing on behaviour, controls and psychological factors, we are reducing our injuries and high potential incidents.

At our Wafi-Golpu Project, we similarly ensure proactive safety risk management with critical risk monitoring and visible felt leadership.

Radiation protection
Harmony has 17 certificates of registration (CoRs) from the National Nuclear Regulator (NNR)
The CoRs are managed by eight legally appointed radiation protection officers (RPOs) assisted by two permanently employed radiation protection monitors (RPMs).

No overexposure of Occupational Exposed Persons (OEPs) was reported within the Harmony group in FY23 although we have seen an increase in employee doses at Moab Khotsong over the past five years. We monitor current and projected doses monthly for early intervention, which includes moving high-risk employees to surface operations.

In FY23, we achieved:
•Average quarterly self-inspection compliance: 99%
•Average internal audit compliance: 99% (internal audits are conducted annually)
•NNR compliance: 12 inspections and audits, and only eight non-conformances were raised and these were closed out timeously with no material risk to our operations’ CoRs.(timing and the number of inspections are conducted at the NNR’s discretion).

Future focus areas

The group will continue to sustain the Thibakotsi programme as part of our DNA. Surveys will rank leadership maturity, living our values and employee engagement in terms of lessons learnt and support as we strive to become mine safety leaders.
In South Africa, progress on our Thibakotsi journey will be mapped by operational stock-take feedback to our executive committee. Employee engagements will include robust discussions about authentic ownership of the programme to enable development of a Thibakotsi sustainability framework for the next three years.	In Papua New Guinea, as part of our focus on behavioural risk awareness, controls and psychological factors, we are focused on the delivery of risk awareness and perception coaching across all mining operations, processing, site services and environment teams over the next 12 months.	In Australia, we are preparing and implementing our safety and health management system, initially focusing on exploration activities and associated documentation. We are also in the process of procuring site emergency response equipment and ambulance.

HEALTH AND WELLNESS

In line with the company’s commitment to ensuring our people live healthy, productive lives, we aim to meet our targets for occupational health through the adoption of and aligning with industry leading practices.

We safeguard our employees’ health and wellbeing through our preventive approach by providing safe and healthy workplaces with accessible healthcare services.

GRI Standards	Related SDGs
Prepared in accordance with 3-3, 403-1, 403-2, 403-3, 403-4, 403-5, 403-6, 403-7, 403-8, 403-9 and 403-10.
Our approach
Our proactive, risk-based healthcare service provision aims to ensure employees are fit to work, lead healthy lifestyles and retire at a physiologically appropriate age. Robust medical surveillance enables active case finding, and early disease detection and treatment, in support of our four-pronged healthcare strategy:
1.Education, awareness and health promotion
2.Disease prevention and risk management
3.Clinical intervention (treatment programmes)
4.Continuous employee health risk profiling.

The strategic intent is to build resilience and empower our employees to proactively manage their health and wellbeing. Our electronic integrated health management system is aimed at providing a holistic view of each employee’s health status on a digital platform. This platform collates occupational and non-occupational health data for our management teams to make informed decisions for safe production. It is the foundation of the digital transformation of our health strategy.

Strategic focus areas: 2023 to 2026

Valued leaders enabled to deliver value	Digitised and data-driven healthcare	High quality and standards	Resilient, fit-for-work and fit-for-life employees	Leaders in healthcare and wellness	Collaborative ways of work

Develop a health team with the right people, in the right places, who create and deliver value, and are valued in the process.	Enable transformation of healthcare systems, services and practices through investment in fourth industrial revolution (4IR) technology and data-driven business intelligence.	Ensure high-quality healthcare practices within Harmony go beyond compliance.	Ensure a holistic and proactive approach to wellbeing for resilient employees who proactively drive their own health and wellbeing.	Lead the healthcare and wellness sector by adopting and advancing best practice while maintaining cost effectiveness.	Ensure a collaborative approach to achieving common goals through strategic and aligned internal and sustainable external partnerships.

South Africa
Medical scheme membership is compulsory for officials and management, and voluntary for category 4 to 8 employees who receive free comprehensive on-site healthcare services, including medicine supply in South Africa. We refer employees to external specialist service providers and to private hospitals for secondary and tertiary healthcare. We continue to provide 24-hour health service at all our operations, through our full time occupational medical practitioners, nurses and support staff.

Papua New Guinea
Employees and contractors have access to a fully equipped medical centre (with a smaller clinic at the processing plant), that are operated by Hidden Valley, with external governance and audit support provided by Aspen Medical. Online medical registers track employees’ progress from diagnosis to treatment of occupational and unrelated injuries and illnesses. Employees and contractors at Hidden Valley receive primary healthcare and occupational health surveillance services at our medical centre, which is staffed by full-time doctors and nurses. Employees and their families also receive company-funded medical insurance which provides assistance off-site. Privately owned companies supply medication, consumables and clinical advice.

Occupational hygiene strategy
Legislation in our host countries requires mining companies to monitor and report on occupational hygiene stressors (conditions with potentially adverse health impacts). We go beyond compliance with this legislation to protect our employees from exposure to health hazards such as dust, fibres, chemicals, noise, thermal stress and radiation. We also collaborate with regulators and our peers in developing policies aiming to reduce or eliminate mine employees’ exposure to health hazards.
Capacity building
Providing healthy and safe workplaces: •Ventilation and cooling at underground, surface operations and plants to manage thermal stress.	Managing occupational health hazards: •Risk assessments (fire, explosions, airborne pollutants and noise) •Engineering controls •Compliance with industry milestones.	Employee health risk profiles: •All occupations profiled •Medical surveillance.

FY23 focus areas and performance

Collaboration
We partner with internal and external stakeholders to strengthen the implementation of our strategy:
•Internal stakeholders, government, NGOs, unions and the Minerals Council (addressing HIV/Aids, TB, occupational health risks, gender-based violence and vaccinations)
•The Papua New Guinea Department of Health (registration and certification of our medical centre, radiology facility and outreach health programmes for TB, HIV/Aids, domestic violence, and breast and cervical cancer awareness)
•Aspen Medical (governance and audit of the Hidden Valley medical centre).

To maintain our licence to operate, Harmony’s medical surveillance programme is a prescript of the Mine Health and Safety Act in South Africa and, in Papua New Guinea, the Australian Institute of Occupational Hygienists’ occupational hygiene monitoring and compliance strategies. Dedicated medical hubs at our operations conducted 68 400 (FY22: 66 862) medical examinations in South Africa and 19 969 (FY22: 15 539) in Papua New Guinea.

Across South Africa, we spent R940 million (US$52.9 million) (FY22: R1 100 million/US$72.3 million) on health initiatives.

South Africa: Healthcare expenditure	FY23	FY22	FY21
Total healthcare expenditure (Rm)	940	1 100	1 000
Covid-19-related management (Rm)	49	204	292
Free healthcare benefits:
– Health benefits cost (Rm)	552	560	465
– Employees impacted	25 720	27 707	28 447
Medical aid schemes:
– Medical aid scheme cost (Rm/month)	28	27	26
– Employees impacted	9 493	9 823	9 793

We spent R34 million (PGK6.7 million) (FY22: R16 million/PGK4.4 million) on medical and healthcare expenses in Papua New Guinea.

Papua New Guinea: Healthcare expenditure (Rm)	FY23	FY22	FY21
Total excluding Covid-19	34	16	13
Covid-19-related management	—	238	290

Papua New Guinea: Health statistics	FY23	FY22	FY21	FY20	FY19
Health examinations conducted	19 969	15 539	11 489	20 452	17 601
Number of malaria cases	90	127	***	***	***
Employees treated for respiratory ailments	2 456	1 545	707	1 905	2 191
*** Figures were not monitored.

Occupational medicine and hygiene
We aim to prevent occupational health incidents to protect our employees from serious health implications, and Harmony from financial liability and reputational damage.

South Africa
Our key health concerns are occupational hygiene stressors (silica dust, noise, radon gas, heat, diesel particulate matter, welding fumes and vibrations). Although we have seen a significant decline over the years, noise-induced hearing loss (NIHL), heat-related illnesses, and occupational lung diseases, particularly silicosis, remain our major risks.

Managing airborne pollutants
Our silica dust management’s primary objective is to eliminate occupational lung diseases. We aim for the industry milestone (95% of personal silica dust samples below 0.05mg/m3 by 2024) with annual dust load reduction targets. Our FY23 target was 94% (FY22: 93%) and we achieved 91.8% (FY22: 88.2%). Most metallurgical plants and one-third of our mines exceeded our 94% target. Workplace exposure to silica dust remains a risk, and long-term workplace dust control projects are progressing well at all operations.

Engineering airborne pollutant controls, informed by Mining Industry Occupational Safety and Health (MOSH) leading practice, enable consistent improvements. Harmony’s interventions include reducing exposure to rock breaking at source, in stoping, development and trackless mining. We use extraction units in laboratories and water sprays at our plants, deposition and remining sites.

In FY23, our engineered controls compliance to the planned units were as follows:
•Foggers (97.3%), covers (95%) and filters (96.1%) at main tips
•Airway sprays (95%), spray cars (94.1%), and footwall and sidewall treatment (82.9%) at main intake haulages
•Winch covers (98.4%) and in-stope atomisers (95.1%) at stopes
•Continuous real-time monitors (96.4%).

Addressing occupational lung diseases (silicosis and TB)
Silica dust exposure is a major risk as it causes silicosis, an occupational lung disease that increases susceptibility to TB, particularly among HIV patients. We address this through an integrated HIV/Aids, silicosis and TB (HAST) policy and programmes.

We submitted 115 (FY22: 108) silicosis cases for certification and possible compensation by the Medical Bureau for Occupational Diseases (MBOD). The MBOD certified 62 (FY22: 184) silicosis and silico-TB cases.

We aim to improve our performance towards the 2024 industry milestones on the elimination of occupational lung diseases and reduction, elimination of NIHL and prevention of TB and HIV/Aids. The first milestone requires that no new cases of silicosis should occur among previously unexposed individuals (those who entered the mining industry in 2009). There are two certified cases of silicosis among previously unexposed employees noted at Target Mine in 2013 and 2015. Target Mine is used as a case study to showcase a comprehensive and focused approach to risk, enhanced preventive controls, quality assurance strengthening and improved outcomes since 2019 (see below). No new cases have been noted.

We aim to meet the TB milestone (TB incidence rate should be at or below the national TB incident rate). The number of TB cases diagnosed totalled 262 (FY22: 267) which indicates a TB incidence rate of 604 (FY22: 590) per 100 000 employees tested. Covid-19 had a negative effect on our TB programme hence the slight increase in TB cases for FY23. We have implemented a turn around strategy to address the TB surge in order for us to meet the industry milestone.

Extensive work is put in through the TB/HIV programme to attain the HIV/Aids milestone (100% of employees offered HIV counselling and testing (HCT) annually and all eligible employees linked to an antiretroviral treatment (ART) programme).

Settling occupational lung disease claims
Tshiamiso (Setswana for “to make good” or “to correct”) describes our motivation to settle occupational lung disease claims
The Tshiamiso Trust manages claims for mineworkers who are eligible for compensation due to contracting TB or silicosis from working in certain gold mines during 12 March 1965 and 10 December 2019. The trust was established in a collaborative effort between Harmony and our peers in the Occupational Lung Disease Working Group and lawyers for affected mine employees after the High Court approved the R5.2 billion silicosis and TB class action suit settlement in 2019.

In FY23, the Tshiamiso Trust paid out R304 million to 3 343 current and former Harmony mineworkers, of which R34 million was paid out to current mineworkers. Since 2020, the trust has paid out R1.1 billion to 12 686 mineworkers, 5 941 of whom have service years at a historic Harmony operation.

We also collaborate with our peers and the Department of Health to address challenges in administering occupational lung disease compensation through our ReConnect initiative. ReConnect is used to trace former employees and assist with addressing the backlog of claims.

Through ReConnect, a paperless compensation claims management system (CCMS) was developed to help the MBOD, Compensation Commissioner for Occupational Diseases (CCOD) and the Tshiamiso Trust efficiently settle claims and pay unclaimed benefits. The CCMS reduces the average claim processing time from 500 to 90 days. The Harmony medical hubs have submitted 579 new benefit medical examinations to the MBOD during the year, of which 31% represent former Harmony mineworkers.

In FY23, 1 169 CCOD-related occupational lung disease claims to the value of R54 million were paid to current (155) and former Harmony mineworkers.

Noise management
The primary objective of our noise management programme is to eliminate NIHL. We have set a milestone of ensuring that any equipment’s total operational or process noise does not exceed a sound pressure level of 107dB(A) by December 2024 and every employee’s standard threshold shift (a sensitivity marker that identifies early hearing deterioration) does not to exceed 25dB(A). Our mitigation measures include “buy and maintain quiet” equipment as per MOSH recommendations to reduce vibration noise and reach the 107dB(A) milestone.

No equipment is above 107dB(A) at any of our operations except compressors at two operations. Controls are in place to ensure that employees are not exposed to these high noise levels. The standard threshold shift guides our occupational hygiene team in preventing progressive hearing loss, focusing on controlling noise at source. Where we risk exceeding the legislated 85dB(A) occupational exposure limit, employees wear hearing protection devices (noise clippers). The overall noise clipper usage is above 95% across all operations in South Africa. Investigation done on reportable standard threshold shift cases (exceeding 25dB) highlighted certain improvement areas and serve to strengthen our preventive controls in the workplace. To date, 14 cases were noted at South African operations. There is a continuous drive to enhance quality in the usage of early NIHL leading indicators.

The number of employees with early NIHL decreased to 158 (FY22: 226) and those compensated for NIHL to 98 (FY22:106).
Managing underground temperatures
Thermal stress and heat-related illnesses are serious risks for our operations, given the depth of some of our mines. As part of continuous monitoring of environmental working conditions, our primary focus is minimising exposure to temperatures above 30.5°C*. This is 2.0°C below the legally allowed exposure of 32.5°C*. We address thermal stress due to high underground temperatures, which could cause heat-related illness, with suitable ventilation and cooling, employee heat tolerance screening and acclimatisation programmes, and adequate hydration and support. Based on risk assessments at every mine, lower-risk occupations use natural acclimatisation to minimise the threat, including alcohol testing to avoid dehydration. We addressed underground air intake conditions above 26ºC* with booster fans and bulk air cooling plants on the surface.

We conducted 24 085 (FY22: 17 868) heat tolerance tests as part of medical surveillance and recorded 192 (FY22: 211) cases of heat-related illnesses (mostly at Mponeng and Moab Khotsong).

*    Wet bulb temperature; a measure of heat stress on the human body by a thermometer covered in water-soaked cloth (the water is at ambient temperature).

Radiation protection
Monitoring radiation levels and exposure in South Africa
Our operations go beyond compliance with legislated radon gas dose limits of 30 millisieverts (mSv) a year (Harmony: 20mSv) and 100mSv (Harmony: 95mSv) over five years by including a limit of 50mSv over two years in our radiation protection programmes.

Employees who test above 90mSv are removed from the risk area. At Moab Khotsong, where the average dose has increased by 42% from 4.8mSv to 10.3mSv over the past five years, we test and monitor employees monthly, and our occupational hygiene team is improving air intake quality. In FY23, we moved 136 employees to lower-risk areas and 30 to surface without additional interventions. We await the outcomes of annual National Nuclear Regulator inspections of our radiation protection programmes at each operation and declassification of decommissioned sites.

Papua New Guinea
Significant occupational hygiene stressors at Hidden Valley, where we use large mining and earthmoving equipment, are NIHL, exposure to diesel particulate matter and respirable crystalline silica dust. Our robust noise monitoring programme addresses NIHL by ensuring employees wear appropriate hearing protection devices and masks, while high rainfall is a natural silica dust control in our mining areas.

Hidden Valley has a comprehensive occupational hygiene programme aligned to the health risks across the operation. The programme and work complies with international hygiene standards and practice and is periodically audited by Aspen Medical as part of the Health Governance Programme. Independent consultants also periodically undertake training and third party verification audits.

Non-occupational healthcare
Using our electronic health management system, which enables follow-ups, Harmony’s integrated lifestyle programme addresses communicable diseases such as HIV/Aids, TB and Covid-19, and non-communicable lifestyle diseases, including increasing mental health-related conditions.

In FY23, 2 355 (FY22: 2 494) employees participated in this programme.

Note: If an employee has more than one chronic disease, this is counted against each condition.

South Africa
Non-communicable chronic lifestyle diseases (illustrated below), such as hypertension, heart disease and diabetes, remain significant challenges for our employees. We also manage challenging communicable lifestyle conditions such as HIV/Aids and TB.

HIV/Aids
The scourge of HIV/Aids in South Africa continues to impact our employees and their dependants despite progress in raising awareness and prevention as well as the availability of ART. Harmony is concerned that this disease, and opportunistic infections, contribute to absenteeism and related productivity and skills losses, which negatively impact our sustainability. As motivating employees to disclose their HIV status remains challenging, worsened by the stigma and confidentiality, we focus on encouraging positive behaviour.

In FY23, 29.3% of our permanent workforce was HIV-positive and 8 934 employees (FY22: 9 595) receiving ART participated in our HIV/Aids programme. The prevalence rate in Harmony is higher than the national average due to the Harmony environment being closed and controlled as compared to the rest of the country.

We continue to distribute Dolutegravir based regimen, and other “smart drugs”, which accelerated viral suppression with fewer side effects for 82% (FY22: 78%) of employees. These drugs support South Africa’s achievement of the United Nations Programme on HIV/Aids (UNAids) 95-95-95 targets (illustrated below). Harmony’s HIV/Aids programme aligns with this global campaign. Tshepong was the first of our operations to reach and surpass the new 95% target with Doornkop also reaching the 95% target in this financial year.

Target 95%	Harmony’s HIV status (%)
		FY23	FY22	FY21
	of people living with HIV will know their status	89	85	76
	of people with diagnosed HIV infection to receive sustained ART	90	89	86
	of people receiving ART to have viral suppression	82	78	78
	Employees on voluntary counselling and testing programmes	83	92	***

Harmony’s HIV/Aids programme supports the realisation of the UNAids 2030 targets by creating awareness and offering voluntary counselling and testing. We participate annually in commemoration of World Aids Day with build-up campaigns starting in November in collaboration with government and our Minerals Council peers.

Employees continue to receive pre-test counselling and voluntary testing through ongoing initiatives at our healthcare hubs. In FY23, 71 563 (FY22: 67 035) employees received voluntary counselling and testing, and 59 372 (FY22: 61 565) confirmed their status. TB screening was offered to 7 054 employees and 5 936 were tested. We also identified and began treating 24 new positive cases.

Responding to disease outbreaks
We maintain our precautionary Covid-19 management approach to infectious disease control. Although Covid-19 disruption diminished significantly worldwide, we remain vigilant as new variants and cases continue to emerge. At year end, we recorded zero active cases, 80% of our 43 175 employees were fully vaccinated and 35% had received a booster dose during the financial year.17 employees tested positive and four were hospitalised and recovered. Covid-19 vaccinations were integrated into daily health management.

In collaboration with labour representatives, we encourage employees to receive Covid-19 boosters and influenza (flu) injections, particularly high-risk people. A total of 4 727 employees, 10.8% (FY22: 11%) of our South African workforce, received these vaccinations in FY23.

We are also monitoring national measles, mumps and waterborne cholera outbreaks. With symptoms similar to Covid-19, measles and mumps are highly contagious, airborne diseases common in children and unvaccinated adults. No Harmony employees have been diagnosed with measles, mumps or cholera to date.

Mental health
Enabling a caring culture, employees participated in renaming our mental health and psychosocial programme to Khethimpilo (Zulu for “choose life”). We officially launched the campaign in March 2023, focusing on suicide prevention and substance abuse. We encourage employees and their families to use the service (ongoing hybrid, on-site and telephonic counselling by resident social workers and Reality Wellness therapists). This programme is crucial to mitigate emerging risks, such as disease outbreaks and the economic climate, among others, which induce stress. At year end, we recorded 9 620 consultations addressing substance abuse, family problems, work-related challenges and other mental health concerns.

20 865 employees were reached through awareness and promotion campaigns:
•Zero tolerance to violence at work and home environments (6 900)
•Suicide prevention (3 800)
•Substance abuse prevention (1 779)
•Programme rebranding and awareness on services (8 346).

Papua New Guinea
TB and comorbid HIV/Aids as well as lifestyle diseases, such as hypertension and diabetes, are the main reasons for off-site referral for further checks and failed pre-employment medical examinations.

Given the humid climate, upper respiratory tract infections and TB are our main medical concerns. We effectively manage TB with digital X-ray, GeneXpert and other medical laboratory equipment to accurately diagnose this chronic disease as well as tropical diseases. In FY23, Harmony treated 2 456 (FY22: 1 545) employees for respiratory ailments. Good hygiene practices (regular hand washing, sanitising and wearing masks when experiencing symptoms) are emphasised regularly to reduce contagion.

Responding to disease outbreaks
Vulnerable employees are sent off site for active disease management, including for malaria and other endemic tropical diseases such as typhoid and diphtheria. Outbreaks of dengue, filariasis and Japanese encephalitis did not affect our employees.

Although rampant in Papua New Guinea, malaria does not affect our Hidden Valley operation as it is located at a high altitude. Cases recorded at Hidden Valley are typically contracted off-site with symptoms presenting when personnel return to work. Employees, contractors and communities in lower valleys, and at Wafi-Golpu, are at greater risk of contracting this disease. In FY23, at Hidden Valley, our malaria cases decreased by 29.1% to 90 (FY22: 127). At Wafi-Golpu, our employee and contractor-focused malaria management programme includes awareness and education campaigns, and mosquito net distribution. We encourage both groups to take nets home to their families.

Mental health
Increasing mental health issues are challenging to assess as most patients do not disclose necessary information. Our on-site medical team addresses this issue with continuous health promotion activities, including a topic of the month and campaigns that encourage regular health checks. As exercise is among the recommended treatments for mental health conditions, we have a gym and undercover sports facilities for employees at Hidden Valley.

Managing health-related absenteeism
We address health-related absenteeism with early identification and management of chronic illness or debilitating diseases that may render employees medically incapacitated
Our At Work programme continues to identify employees on extended sick leave, monitors their medical conditions, and ensures appropriate treatment and early return to work with health and productivity as goals.

The main contributing factors in South Africa are injuries, respiratory, musculoskeletal and psychological conditions. In Papua New Guinea, respiratory tract infections, due to cold night-time temperatures, cause health-related absenteeism.

Future focus areas

Across the group, we will advance the digital transformation of our employee healthcare delivery in collaboration with cross-functional teams striving for safe production. This will enable our medical teams to deliver proactive healthcare, based on employees’ individual risk profiles in addition to annual medical examinations, and effectively address specific occupational conditions.
In South Africa, we anticipate challenges presented by pending changes to healthcare provision legislation such as the National Health Insurance (NHI).	In Papua New Guinea, we plan to expand our occupational hygiene programme to address noise and vibration monitoring.	In Australia, we are developing our health and hygiene monitoring plan to address future activities at the site.

CARING FOR OUR EMPLOYEES

Our employees are Harmony’s most valuable asset in mining with purpose. We engage with mutual respect and trust to achieve our strategic goals.

We strive to go beyond compliance with the mining charter in South Africa to create and maintain an employee profile that addresses the country's needs. Our approach includes MoA employment targets in Papua New Guinea and we are progressing well with engagements in Australia about future project opportunities for employment.

South Africa		Papua New Guinea
Human resources development (ring-fenced)	•5% (percentage of the leviable amount excluding mandatory skills development levy) –Mining Transformation and Development Agency: 2% –Essential skills development: 2% –South African historically black academic institutions: 1% (70% of the budget must be spent in South Africa – half of this budget on research and development at these institutions).	Tiers 1 and 2: Local landowners and impacted districts	41%
		Tiers 3 and 4: Morobe Province and the rest of Papua New Guinea	56%
Employment equity	•Historically disadvantaged people (including women, people living with disabilities, and people with core and critical skills) representation in board and management •Career progression aligned with social and labour plans (SLPs).	Tier 5: Expatriates	3%
Housing and living conditions	•Decent housing, home ownership, integrated human settlements and measures to address demand •Affordable, equitable and sustainable healthcare services with proper nutrition.	Women	15%

GRI Standards	Related SDGs
Prepared in accordance with 3-3, 401-1, 401-2, 401-3, 402-1, 404-1, 404-2, 404-3, 405-1, 405-2, 406-1, 407-1, 408-1, 409-1 and 410-1.

Our approach
Our duty of care is our moral and legal obligation borne out of our values to ensure the safety and wellbeing of our people. This starts with our employees and extends to our communities, and aims to go beyond compliance in providing uplifting support and meeting the employment needs of the countries in which we operate.

We aim to place the right people in the right roles, at the right time, with motivation to work safely and productively to create value. Harmony creates an enabling environment, supported by a human resource team focusing on talent management, engagement, diversity, equity and inclusion to benefit employees, the business, host communities and shareholders.

The tenets of our employee relations approach support employees’ wellbeing:
•Upholding equity through empowering individual development programmes
•Embracing our rich diversity with respect for local communities
•Encouraging employees to invest in the company’s success
•Ensuring freedom of association through organised labour structures that promote business improvements.

Employee Safety and Health and wellness are at the heart of our approach to ensure positive employee relations. We collaborate with internal and external stakeholders to advance our proactive safety culture and health goals, supported by industry leading strategies aiming for zero harm.

Details on the tripartite steering committee (which includes our culture transformation, health and wellness, and employee development teams).

Employment equity and human resource development committees (meeting quarterly at a corporate level, and monthly at operational level) are addressing challenges in achieving employment equity targets, particularly at junior management level, by:
•Enrolling suitable candidates in our skills and leadership development programmes
•Filling vacant positions with the correct designated group

•Awarding bursaries, internships and learnerships to historically disadvantaged people (increasing our talent pipeline in various entry-level positions).

FY23 focus areas and performance

Collaboration
We partner with these stakeholders to strengthen implementation of our strategy:
•Minerals Council South Africa, Mine Health and Safety Council and unions (tripartite forum)
•Minerals Council South Africa, Mining Qualifications Authority (MQA) and Department of Education (skills development)
•Minerals Council South Africa (gender-based violence).

Key metrics	South Africa	South-east Asia (Papua New Guinea and Australia)
Total permanent workforce	33 341	1 572
HDPs[1] (South Africa)/local (Papua New Guinea)
Total workforce (%)	74	97
Total management[2] (%)	68	29
Employee remuneration
Wages and benefits (Rm)	16 557	958
Total training spend (Rm)	783	34
1 HDPs include women and exclude white males and foreign nationals.
2 Management includes all junior to top management level employees.

Female versus male employees1    (%)
South Africa

Papua New Guinea

Australia

1    Excludes contractors.

Age profile
Our employee age profile is 57% (FY22: 57%) younger than 45 years in South Africa and 73% (FY22: 74%) in Papua New Guinea. We attribute this to recruiting youths who graduate from our South African community training programme.

Workforce profile

	Permanent employees			Contractors			Employees from local communities (%)
Region	FY23	FY22	FY21	FY23	FY22	FY21	FY23	FY22	FY21
South Africa[1]	33 341	35 989	36 873	9 834	9 013	8 860	83	82	78
Papua New Guinea[2]	1 472	1 527	1 536	795	751	778	98	98	97
Australia	100	65	63	4	0	2	n/a	n/a	n/a
Harmony total	34 913	37 581	38 472	10 633	9 764	9 640
1 Includes South African underground and surface operations.
2 Excludes employees of the Wafi-Golpu Project.

South Africa
Our largest labour-sourcing area employs a permanent workforce of 33 341 (FY22: 35 989) people. Reductions in our permanent workforce are mainly due to natural attrition and voluntary separation packages due to Bambanani mine closure.

1157 new engagements during the period (includes SLP commitments and community learners), (866 males and 291 females).

Our employee turnover increased to 1.3% (FY22: 1.1%).

Employees (%)
	FY23	FY22
South African nationals	83	82
Foreign nationals[1]	17	18
1    Employees from neighbouring countries (primarily Lesotho and Mozambique).

Papua New Guinea
We have a permanent workforce (including contractors) of 2 267 (FY22: 2 278) people at Papua New Guinea.

Resignations continue to decrease as a result of our ongoing retention efforts. Our roster improvements, and focus on quality leadership and employee engagement have all had a positive effect on our overall turnover during a volatile PNG market. This reduced our Hidden Valley employee turnover to 21% (FY22: 28%).

Papua New Guinea: Hidden Valley Employees and contractors (%)	Employees		Contractors
	FY23	FY22	FY23	FY22
PNG National Employees	94.5	93	0	31
Expatriates	5.4	7	0	69

Diversity, equity and inclusion
Our commitment to gender equality is recognised globally with our fifth consecutive inclusion in the Bloomberg Gender-Equality Index, which tracks the performance of public companies committed to supporting gender equality through policy development, representation and transparency.

In the year, we conducted the Gender Survey in South Africa and Papua New Guinea, and the findings of the survey including recommendations have been communicated across the group by our CEO. Action plans and a roll-out plan were developed, covering communication and awareness, cultural leadership and behaviours, targeted interventions and training, policies and practices, facilities and the work environment.

South Africa
We are among corporate citizens redressing historical imbalances, particularly at managerial levels. Our efforts aim to create and maintain a workforce that represents the cultural and gender diversity of the South African population.We have a people development strategy that aims to increase female representation across all levels, particularly management levels. The company has also refocused its uptake in the developmental programmes to increase women, such as graduate development programmes, bursaries, learnerships and internships.

To meet employment equity targets and improve gender diversity, we accelerate HDP representation in managerial positions, which has increased to 68% (FY22: 67%).

Employment equity performance at 30 June 2023	HDPs[1]			Female HDPs
	Target %	Actual FY23	Actual FY22	Target %	Actual FY23	Actual FY22
Board[2]	50	67	57	20	25	21
Executive management	50	60	55	20	25	25
Senior management	60	58	59	25	27	28
Middle management	60	60	57	25	28	27
Junior management	70	70	68	30	21	19
Core and critical skills	60	73	72	n/a	n/a	n/a
People living with disabilities	1.5	0.3	0.1	n/a	n/a	n/a
1    HDPs include women and exclude white males and foreign nationals.
2    Harmony’s three executive directors are included as board members.

Although there were notable improvements in achieving our HDP management targets, we did not achieve our gender diversity objectives at junior management level. Our transformation interventions include creating a conducive working environment for people living with disabilities.

Women in our workforce
40
30
20
10
0
25
20
25
20
27
25
28
25
21
30
Target
Board
Executive management
Senior management
Middle management
Junior management
Actual
Target

Papua New Guinea
The proportion of female employees at leadership levels is 23% (FY22: 11%). To accommodate more female employees, we provide additional, gender-specific accommodation, and run awareness campaigns to promote gender equality and combat gender-based violence.

We support the global 16 days of activism against gender-based violence campaign from 25 November to 10 December every year.

We strive to maintain and enhance our diversity, equity and inclusion programmes across our operations.

Skills development and training
Individual development is a social and business imperative to address skills shortages and historical inequalities in education and training. Our skills development, training and talent management initiatives empower employees to achieve their full potential. Programmes, aligned with our strategic and operational needs, enable employees to acquire the skills, resources and motivation needed to optimise performance and productivity.

South Africa
When using financial year figures to determine HRD spend, we achieved 6% against a mining charter target of 5%. This equates to R783 million (US$44.1 million) (FY22: R661 million/US$43.5 million on training and skills development for 96% (FY22: 93%) of our South African workforce. Included in the 96% were 163 (FY22: 96) employees in critical positions who attended 267 training interventions.

The graph below reflects the total training hours for all employees and contractors, and includes all training types such as initial and refresher training, skills programmes and short courses.

Development pipeline
Our succession plan includes identifying potential employees for our development forums. We onboarded four (FY22: two) new junior engineers, increasing our talent pool to nine.

Of the 440 (FY22: 357) candidates in engineering learnerships, with strong HDP representation, 342 (FY22: 290) remained in the programme as well as eight (FY22: nine) junior engineers. We were also successful in attaining accreditation to offer Minerals Processing learnerships and a total of seven employees have been registered on this learnership.

Mining training
Our mining training programme includes:
•Shift boss development for 32 male and 13 female employees (FY22: 34 male and five female)
•Blasting tickets awarded to 50 learner miners (FY22: 49)
•21 learners from the Ore Reserve Management discipline (FY22:14) were enrolled on the level 2 and 3 mining technical support learnerships.

Adult education and training
The company has a current literacy level of 79%. We continue to encourage employees to enrol in our adult education and training programme. Improvements in our approach includes digitisation of the programme, completed during the year, which now allows for 24/7 access for own-time learning. Own-time registrations increased to 267 (FY22: 166) and full-time based classes increased to 172 (FY22: 151). The average pass rate for own-time AET was 76% (FY22: 63%) with full-time AET decreasing to 62% (FY22: 75%).

Mathematics, science and language enhancement project
In partnership with the Department of Education, Harmony helped 760 (2022: 801) grade 10 to 12 learners and teachers achieve excellent maths, science and english results in the past academic year. Committed to R7 million for the 2022 to 2024 academic years, we provided funding of R3 million to schools in the 2022 academic year with a similar amount expected for the 2023 year (2020 and 2021: R5 million).

Bursary programme
Honouring our SLP commitments, we awarded bursaries to 108 (FY22: 126) students (52 female and 56 male), primarily from our host communities and labour-sending areas, at institutions of higher learning in South Africa. The total cost was R13 million (FY22: R15 million). After completing their studies, students can apply for inclusion in Harmony’s graduate development programme.

Graduate development programme
Aligning current talent development plans with future leadership needs, our graduate development programme sponsored 14 (FY22: 20) students in core disciplines. We had 10 (FY22: 12) in mining and four (FY22: eight) in ore reserve management.

Study assistance programme
Harmony invested R5 million (FY22: R4 million) in 258 (FY22: 117) employees completing various diploma and degree courses as part of our talent development programme. This Harmony study assistance programme augments our people development strategy, which gives employees access to formal education and training.

Leadership development
Since 2018, our leadership development programme has gained traction and continues to improve organisational efficiency and innovation with additional courses for emerging and junior managers, team leaders and supervisors. We have enrolled 451 candidates in FY23 (FY22: 653):
•14 (FY22: 13) senior and executive
•67 (FY22: 51) middle and senior
•197 (FY22: 400) emerging and junior
•173 (FY22: 189) team leaders and supervisors.

In our senior and executive management talent pipeline, as part of succession planning, four candidates began the University of Cape Town Graduate School of Business Executive Master of Business Administration (EMBA) programme in February 2023.

As part of our humanistic transformation programme the Thibakotsi journey, the middle management supervisory empowerment programme was rolled out at Kusasalethu Mine during FY23.

Portable skills training
We provided portable skills training to 489 (FY22: 74) current and retrenched employees and their dependants through our social plan programme. This programme is aligned to the 2003 Social Plan Framework agreement between Harmony and the National Union of Mineworkers (NUM). This enables people to remain economically active beyond mining by cushioning the impact of unavoidable retrenchment or employment loss at the end of mine life.

Trainees, comprising 60% (FY22: 68%) employee dependants, are taught end-user computing, basic electrical competence and basic welding, baking and plumbing.

Financial literacy programme
Launched in 2013, our financial literacy programme provides relief to semi-skilled and skilled employees with a financial management course.

Papua New Guinea
Historical underinvestment in Papua New Guinea's technical training facilities resulted in a shortage of adequate technical skills, particularly in the mining sector. Our workforce training initiatives focus on providing the skills local recruits need for our Hidden Valley operation and career training to advance their skill sets.

Our training initiatives include career path and professional development, production, safety compliance, National Apprenticeship and Training Accreditation Testing Board compliance, and computer software and supervisor skills.

During FY23, 27 employees in our Hidden Valley Mobile Fleet Maintenance Department were supported in obtaining trade certificates, including 19 employees achieving trade testing level 1 and eight employees receiving trade testing level 2.

Online training and skills development for 1 448 (FY22: 1 359) employees cost R33 million (US$1.9 million) (FY22: R4 million/US$0.3 million).

Women empowerment initiatives include training female haul truck operators at Hidden Valley where 32.0% (FY22: 28.0%) of employees are female and small truck operators are now at 46.0%.

The employees dependents education assistance programme has had PGK1.7 million paid out in FY23.

Addressing employee over-indebtedness
Financial over-indebtedness remains a burden for many employees in South Africa with impacts on mental health and productivity. Our financial literacy programme enabled 437 (FY22: 709) semi-skilled and skilled employees to address this scourge. Since the programme's inception in 2013, 26 149 (FY22: 25 712) employees have had financial counselling.

Employees also benefit from our verification of 11 (FY22: 33) emolument attachment (garnishee) orders and restructuring of 95 (FY22: 127) accounts before payroll processing. Our assessments reduced monthly instalments by R556 642 (US$31 342) (FY22: R415 326/US$27 306). We also helped facilitate R157 408 (US$8 863) (FY22: R142 817/US$9 390) prescribed debt write-off by creditors and removed negative listings worth R149 562 (US$8 421) (FY22: R206 666/US$13 588) from credit bureaus. This improved employees’ credit ratings to qualify for mortgages and vehicle finance. Garnishee orders declined to 901 (FY22: 928).

Freedom of association, labour disputes and strikes
Our people are our most valuable asset. We acknowledge our employees' right to freedom of association and fair labour practices. In this regard our employee relations is based on mutual respect and trust, reflecting our firm belief that each person is critical to our business strategy.

South Africa
We strive for honest and open communication with a policy framework formalising union recognition rights at each operation. A multi-union environment promotes coexistence, inclusion and collaboration.

Employee relations remained stable throughout the year. To mitigate the risk of labour disputes, we frequently engage with unions at mine and management levels in addition to direct engagement with employees. We proactively address employee and union queries through established structures and processes. We have quarterly regional meetings with unions, encouraging proactive and robust engagement on specific issues. Our general managers and human resources leaders meet daily with full-time stewards who interact at union branch level and with shaft committees. Our regional managers meet regularly with regional union structures. Recognised unions are listed below.

Recognised unions (%)	FY23	FY22	FY21	FY20	FY19
NUM	52	53	52	58	58
Association of Mineworkers and Construction Union (AMCU)	29	28	28	23	24
United Association of South Africa (UASA)	5	5	5	5	6
Solidarity	2	2	3	2	3
National Union of Metalworkers of South Africa (NUMSA)	7	6	6	5	4
No union	5	6	6	6	5
Coalition (NUM, UASA and Solidarity)	59	60	60	65	67

Our current three-year wage agreement, in respect of wages and conditions of service, is for 1 July 2021 to 30 June 2024, signed by AMCU, NUMSA and the coalition, made up of the NUM, UASA and Solidarity:
•Category 4 to 8 employees receive a wage increase of R1 000 for each year of the wage agreement, which translates to an average increase of 8.4% for these employees
•Miners, artisans and officials receive an increase of the greater of 6% of their basic wage or CPI (average of the previous 12 months) for each year of the agreement.
•98% of Harmony employees are part of the bargaining unit covered by this wage agreement (5% of the 98% are non-unionised), while the remaining 2% is made up by management).

In addition to the basic wage increases above, employees are also entitled to receive increased benefits in relation to the following:
•To promote home ownership, a housing allowance of R2 750 increased to R3 240 over the duration of the agreement, for employees who choose to purchase a residence or have existing bond agreements
•Employees not eligible for the housing allowance an increased living-out allowance from R2 500 in the first year, to R2 700 over the duration of the agreement
•Several non-wage-related and process benefits, including maternity and paternal leave, medical incapacity and medical aid.

A key feature of the wage agreement was establishing a joint task team to evaluate future shift systems, considering operation-specific circumstances, Harmony’s overall viability and sustainability, and compliance with working hour regulations in the Basic Conditions of Employment Act 75 of 1997. Phase 1 (identifying shift arrangements not aligned to occupations) will be completed in FY24 with appropriate shifts for work that requires 24/7 availability of resources.

Papua New Guinea
Hidden Valley does not have union representation but we continuously engage with employees, contractors and government (national, provincial and local), landowners and regulators. The employee representative committee oversees industrial relations and engages with employees about wage increases through a joint management forum.

No work stoppages occurred in PNG in FY23.

Employee benefits
We have a range of employee benefits in South Africa.

Promoting home ownership
We promote home ownership through our housing and living conditions strategy. Employees can buy Harmony-owned properties at prices below market value.. Harmony also sells empty stands in proclaimed municipal areas. Of 279 (FY22: 278) empty stands, 180 (FY22: 66) were sold to employees and 32 (FY22: 212) await purchase applications. In addition, 144 (FY22: 26) employees participate in the pension-backed home loan scheme negotiated by the Minerals Council South Africa for the mining industry.

Access to adequate housing as a universal human right
Managing Harmony’s portfolio of land and properties by reducing running costs and associated liabilities while improving stakeholders’ access to adequate, affordable housing and commercial properties
Supporting South Africa’s land redistribution, sustainable housing and socio-economic development policies, we sell our land and non-residential properties to black-owned companies at preferential rates. We also donate unused land to the South African government.

In addition, our employee home ownership scheme offers a once-off discount of up to 45%, refurbishment, recognition of long service, and a discount on voluntary termination or retrenchment.

Accommodation and living conditions
Provision of adequate housing and decent living conditions is a constitutional right that upholds human dignity. The mining charter also requires mining right holders to improve housing and living conditions for employees, ensuring the accommodation is in line with the industry standard.

None of our employees reside in shared hostel rooms as we have converted this accommodation into single rooms. Harmony provides accommodation for 7 662 (FY22: 8 057) employees and 36 (FY22: 33) contractors while 4 146 (FY22: 6 214) reside in company-owned houses with their families. The R651 million (US$36.7 million) (FY22: R745 million/US$49.0 million) living-out allowance enables employees to choose alternative accommodation.

Respect for and upholding human rights
Harmony’s code of conduct, outlining our core values and our human rights policy guide employees and suppliers to act in line with the highest standards of integrity and ethics in stakeholder engagements. We thus build trust and a culture of individuals working towards the team’s shared goals.

To maintain the highest standards, we subscribe to the Minerals Council’s membership compact (a mandatory code of ethical business conduct with guiding principles). We also uphold International Labour Organization principles with a highly unionised workforce (94%) participating in collective bargaining and an employment policy and established practices prohibiting indirect or direct compulsory, forced or child labour (we do not employ people under the age of 18). In addition, we have policies to prevent sexual harassment and workplace bullying.

Our annual training also reinforces the Voluntary Principles on Security and Human Rights as well as prevailing legislation. In addition, we regularly engage with peers, government and civil society about our policies on ethical conduct and human rights in providing security services to local communities. We will provide human rights training to security personnel from FY24.

We will conduct human rights assessments at our operations in South Africa, Papua New Guinea and Australia, and update our human resources policy accordingly, from FY24.

Despite exposure to dangerous criminals, we avoid use of force in our encounters with illegal miners. As outlined in our human rights policy, we respect the fundamental and universal human rights and freedoms of every person. Harmony’s internal and contracted security services comply with our code of conduct.

Future focus areas

Across the group, we will continue optimising systems and processes with technology that improves management and team cooperation.

We will also roll out our leadership programme from senior leaders to supervisors. This includes a review of our values and culture.

Our bursary programme and student training will extend to international operations.
In South Africa, we will continue to increase our female workforce through an employment equity plan with targets for 2027.

We remain committed to ensuring a culture of gender diversity, equity and inclusion as well as being aware of shifting priorities within our communities.

In Papua New Guinea, we will continue our efforts to increase our female workforce, including leadership positions.

Harmony is committed to operate within the scope of the MOA agreement with the stakeholders of the Hidden Valley operation. A formal review of all parties’ performance against obligations is expected to take place in FY24.
In Australia we will continue to comply with legislative changes at a state level and we will continue to foster principals diversity, equity and inclusion.

EMPOWERING COMMUNITIES

We help our host communities build resilience for posterity by supporting employees, businesses, municipalities and national socio-economic development goals through our programmes and local economic development initiatives.

Acknowledging the constitutional rights of indigenous people in our host countries, Harmony’s socio-economic impact and investments exceed compliance at every operation. At minimum, we implement legislated local economic development initiatives. In South Africa, these initiatives are outlined in SLPs attached to our mining rights. In Papua New Guinea, our commitments are set out in Hidden Valley’s MoA between government, landowners and Harmony. For the Wafi-Golpu Project, which is in permitting stage, we support a range of voluntary health and local economic development programmes, with particular focus on agribusiness.

GRI Standards	Related SDGs
Prepared in accordance with 3-3, 203-1, 203-2, 204-1, 411-1, 413-1, 413-2, 414-1 and 414-2.

Our approach
We strategically implement socio-economic development initiatives aligned with national job creation and poverty alleviation imperatives. Our projects promote and support community empowerment, sustainable development and human dignity.

Harmony’s approach aims to:
•Enhance broad-based economic empowerment and enterprise development through wages, taxes and royalties, contributing to the growth of local economies and country GDPs
•Build relationships of trust through transparent dialogue and delivering on our commitments.

Our socio-economic development strategy

Group

Delivering on our community development commitments	Preferential/local procurement and enterprise and supplier development	Corporate citizenship (beyond compliance)

We honour our commitments to community development (SLPs in South Africa, MoA in Papua New Guinea, and native title agreements in Australia).	Our procurement spend as well as enterprise and supplier development interventions stimulate economic activity (including women and youth empowerment) within communities.	We supplement our commitments and other initiatives for greater good.

South Africa
To varying degrees, legislation and needs communicated by host communities influence the implementation of our socio-economic development strategy. Our projects are primarily dictated by compliance with the Mineral and Petroleum Resources Development Act 28 of 2002 (MPRDA), which requires mining right holders to implement the commitments of the SLP.

Papua New Guinea
Community development initiatives are delivered through several channels in Papua New Guinea. The principal vehicle for our Hidden Valley operation is our MoA, which sets out a range of socio-economic development undertakings for each of the parties.
Hidden Valley	Wafi-Golpu
1. MoA
•Physical and social infrastructure undertaking: Harmony funds a range of interventions: education, training, healthcare (including substance abuse and HIV/Aids awareness), agriculture, water supply and identified sustainable development programmes and projects every year
•Royalty payments: Various stakeholders receive royalty payments according to the percentage distribution set out in the MoA:
–Landowners and local governments
–Future Generations Trust
–Settlers Fund
•Employment and training plan undertaking
•Business development plan undertaking.
2. Hidden Valley Mine Trust: A benefit-sharing agreement established the Hidden Valley Mine Trust in return for Hidden Valley landowners and provincial government forgoing equity interest in the mine as per an entitlement under the MoA. The trust receives quarterly fixed and variable payments for community-initiated and endorsed projects. Harmony is the trustee.
3. Primary and secondary school fees programme: Harmony contributes to school fees for Hidden Valley employees’ dependants.
4. Settlers Fund project facilitation: Harmony assists to deliver social projects, as agreed with state authorities, funded by the Settlers Fund.
5. Donations: Harmony’s ad hoc assistance includes emergency medical transport, and food for bereaved families and community events where needs arise.

1. Community development programme: Harmony supports local economic development initiatives (agri-business, healthcare, education, water and sanitation).
2. Donations: Harmony’s ad hoc assistance includes emergency medical transport, and food for bereaved families and community events where needs arise.

When the special mining lease is granted, Wafi-Golpu will also have an MoA (or similar), as well as workforce development, supply and procurement plans, and related commitments.

Australia
Our acquisition of the Eva Copper Project in December 2022 include obligations to the Kalkadoon native title holders through agreements under Australia’s Native Title Act 1993. These obligations include consultation, employment and training opportunities, production and acreage-linked payments, and cultural heritage management provisions. Eva Copper also requires an Australian industry participation plan, under the Australian Jobs Act 2013, to ensure Australian companies are given opportunities to bid for the supply of goods and services. We are formalising internal processes and strategies to support our delivery of these commitments.

Compliance	Beyond compliance
1. Kalkadoon native title agreements: Harmony is obligated to consult the local community, provide employment and training opportunities, pay acreage and production-linked fees, and fulfil cultural heritage management provisions.
2. Australian industry participation plan: Legislation requires Harmony to provide full, fair and reasonable opportunities for Australian businesses to supply key goods and services.

•Discretionary community investment: Harmony supports targeted community investment around Cloncurry and north-west Queensland. Harmony’s focus during the first six months of owning Eva Copper Project was on local cultural and business events.

FY23 focus areas and performance

Collaboration
We partner with these stakeholders to strengthen implementation of our strategy:
•Local and national government, Unemployment Youth Forum of South Africa, MQA, Enactus South Africa and the South African Agency for Science and Technology Advancement (SAASTA) (youth upliftment and employment)
•Host and labour-sending municipalities, government departments, the Agricultural Sector Education and Training Authority (AgriSETA), Rebafenyi NPO, the Mineworkers Development Agency and Bidvest (agri-entrepreneur and infrastructure development)
•Large companies, funding institutions and original equipment manufacturers (OEMs) (skills transfer for preferential procurement/enterprise and supplier development)
•Cocoa Board of Papua New Guinea (agri-entrepreneur development)
•United States Agency for International Development
•Papua New Guinea Electrification Partnership (female entrepreneur development)
•National Agricultural Research Institute (agricultural development)
•Morobe Provincial Health Authority (healthcare)
•Papua New Guinea National Department of Health (healthcare).

We comply with legislation and go beyond compliance to support meaningful socio-economic impact by establishing partnerships with our suppliers and government while creating and sharing value with our stakeholders.

Our socio-economic development impact

Total group spend: R16.3 billion (US$917.8 million) (FY22: R13.7 billion/US$900.7 million)[1]
South Africa

Delivering on our community development commitments: R114 million (US$6.4 million) (FY22:R93 million/US$6.1 million)	Preferential/local procurement and enterprise and supplier development: R14.0 billion (US$788.1 million) (FY22: R11.2 billion/US$736.3 million)	Corporate citizenship (beyond compliance): R15 million (US$0.9 million) (FY22: R11 million/US$0.7 million)

Total South Africa spend: R14.1 billion (US$793.9 million) (FY22: R11.3 billion/US$742.9 million)

Papua New Guinea

Delivering on our community development commitments: R63 million (US$3.5 million) (FY22: R46 million/US$3.0 million)[1]	Preferential/local procurement and enterprise and supplier development: R2.1 billion (US$118.2 million) (FY22: R2.3 billion/US$153 million)	Corporate citizenship (beyond compliance): R12 million (US$0.7 million) (FY22: R9 million/US$0.6 million)[1]

1 Restated due to changes from Papua New Guinea.

Delivering on our community development commitments
We collaborate in directing funding to transformative projects that address the real needs of communities.

South Africa
Our third-generation SLPs ended on 31 December 2022 with total spend of R349 million through our mine community development programmes over the five-year period of implementation. We spent R114 million (US$6.4 million) (FY22: R235 million/US$15.5 million) on mine community development in FY23 up until we concluded the financial year in June 2023. When reading the Mining Charter section there will be a difference in the expenditure compliance amount due to the Charter report’s year end being December 2022.

Actual investment in third-generation mine community development programmes

1 Includes Mponeng from FY21.

We submitted our fourth-generation SLPs (1 January 2023 to 31 December 2027) to the DMRE. A thorough process was undertaken to develop and design the 4th generation SLPs which included the broad-based stakeholder engagement process – a process that enabled us to better understand the needs and expectations of our people and to co-create opportunities through the SLP to meet some of these needs. With the closure of some or our operations and planned closure of other operations in the near term, our investment profile has changed and is reflected below. Our planned investments will focus on agriculture, water infrastructure and SMME and skills development for meaningful social impact.

Planned investment in fourth-generation mine community development programmes1*

1    The investment in mine community projects for the fourth generation SLPs has decreased in comparison to the third generation SLPs due to the closure of our Bambanani and Unisel operations and reduced life- of-mine for our Kusasalethu and Masimong operations.
*    The investment in mine community projects for the fourth generation SLPs have been converted using an exchange rate of R18.50/US$.

Community engagement forums on SLP progress
We maintain trust and constructive engagement between our host communities and other stakeholders, including government, through inclusive SLP update forums where community members can engage directly with Harmony, municipalities, traditional authorities and local business forum representatives. We share information on project implementation progress, assess needs and expectations, and manage perceptions to effectively address mutual concerns. Our proactive and open communication reduces disruptions and reports of discontent.

Training and development
Investing in community skills is integral in our socio-economic development approach to leaving a positive and lasting legacy for our host communities
We identify youth in our host communities who could benefit from bursaries, work experience, internships and learnerships. Our skills development, education and training programmes for unemployed youth prepare and equip them for the world of work and other income-generating opportunities.

Over the past five years, we have provided core mining skills training to 747 youths (87% absorbed into permanent positions at our operations). This initiative began in the Free State as a partnership between Harmony, Matjhabeng municipality and the Unemployment Youth Forum of South Africa. Supported by MQA grants, it expanded to North West and Gauteng.

Mine community development expenditure
In FY23, we focused on socio-economic development in the regions outlined below as well as our labour-sending areas (Lesotho and the Eastern Cape) to achieve our SLP commitments.

In the last five years, we have made significant investments in our communities:	Agriculture We support agricultural initiatives (broad-based livelihoods and commercial ventures) so that our poorest host communities have nutritious food to consume and sell.
SMMEs and youth
We facilitate income-generating opportunities by providing skills development and resources to youth and female entrepreneurs through SMME incubation hubs, workshops and commercial spaces.

			Infrastructure We collaborate in road, water and sanitation improvement projects to uplift our host communities’ living conditions.	Science, technology, engineering and maths We facilitate STEM courses at secondary schools to prepare learners for academic success and future careers.

Ú	Ú	Ú	Ú	Ú
FREE STATE R149 million	R7 million	R73 million	R69 million	R0 million
GAUTENG R97 million	R35 million	R32 million	R17 million	R13 million
NORTH WEST R52 million	R12 million	R20 million	R20 million	R0 million
LABOUR-SENDING AREAS R51 million	R27 million	R5 million	R19 million	R0 million
TOTAL R349 million	R82 million	R129 million	R125 million	R13 million

Mine community development programmes in FY23	Beneficiaries	Impact	Investment for FY23
AGRICULTURE
Wedela and Rietvallei Agriculture projects: small scale commercial farming in partnership with Mogale City and Merafong Local Municipalities, and the Department of Social Development	44 women and youth	Infrastructure installed for vegetable production to develop enterprises for emerging farmers who sell fresh produce to Food Lover’s Market and local communities	R2 million (US$0.1 million)
Broad-based livelihoods programmes in host and labour sending communities: Support subsistence farmers and micro enterprises	1 841 participants reached including women and youth	Train beneficiaries to cultivate crop for subsistence farming and to develop into small scale local traders	R15 million (US$0.9 million)
Potted trees in Carletonville initiative: fruit farming for agri-processing and manufacturing of condiments.	six jobs created	Introducing agri-processing and value upliftment for grown produce. 3 enterprises are commercially viable	R5 million (US$0.3 million)
SMMEs AND YOUTH DEVELOPMENT
Virginia Sports Academy: Identify and develop rugby and soccer talent	20 jobs, 62 family members and 50 students of Matjhabeng and Masilonyana municipalities as well as local, provincial and national rugby and soccer clubs	Create direct employment and income-generating opportunities, and provide sports scholarships and internship programmes for school leavers (since 2003)	R9 million (US$0.5 million)
Blue Label ICT initiative at Welkom	120 trainee agents	A call centre has been established that has trained 120 youth, giving them accredited qualifications to enable them to be economically active	R5 million (US$0.3 million)
Youth centre refurbishment: Enable training for various sporting codes in partnership with Merafong City municipality in Carletonville	local youth and the municipality 13 temporary jobs created during construction six full time jobs	Construction and re-establishment of sporting facilities for various sporting codes for youth development	R2 million (US$0.1 million)
Matlosana and Merafong Business hubs : Establishment of containerised hubs for local informal business	33 Local SMMEs, the community and local municipality 12 temporary jobs created during construction 22 full time jobs	SMMEs will benefit through occupation of fully equipped containers that are customised for operating different enterprises	R8 million (US$0.5 million)
Honey processing plant: establishing and commercialising honey production in Ngqushwa local municipality	eight full-time local employees 56 Bee keepers	FaciCConstruction of facilities to enable bee keepers to supply honey for processing into products to sell in the provincial markets	R3 million (US$0.1 million)
The Tsolo Broad-Based ED Programme aims to equip entrepreneurs (SMMEs) with business management skills through training and business advisory support.	550 SMMEs	Training and development for local entrepreneurs	R5 million (US$0.3 million)

Mine community development programmes in FY23	Beneficiaries	Impact	Investment for FY23
INFRASTRUCTURE
Witpan wastewater treatment plant: Refurbish, operate and maintain infrastructure to avoid raw sewage discharge into Witpan	Residents of Welkom in Matjhabeng municipality
Improve the quality of water flowing into Witpan, Mostert Canal and the Sand River, and eliminated sewage overflow into communities downstream of the Sand River protecting them from health issues associated with the consumption of poor quality water
R5 million (US$0.3 million)
Witpan water pumping infrastructure: Maintain sustainable water supply from Witpan		Operate and maintain pumping systems conveying 37Ml/day (on average) of water from Witpan to Mostert Canal for local consumption	R2 million (US$0.1 million)
Carletonville wastewater treatment plant: Re-establishing, operating and maintaining the Carletonville Waste Water Treatment Plant	Residents of Carletonville
Refurbishment of the plant will improve the quality of storm water in Carletonville, as well as the quality of water being pumped to the Wonderfonteinspruit which decreases health related risks associated with the consumption of poor quality water by downstream users
R16 million (US$0.9 million
Stilfontein wastewater treatment plant: Re-establishing, operating and maintaining the Stilfontein Waste Water Treatment Plant	Residents within Stilfontein	Eliminate the discharged of raw sewage into the Koekemoerspruit and Vaal River thereby protecting ecosystem and public health	R9 million (US$0.5 million)
Itireleng workshop for disabled people: Refurbish the Morolong centre for a self-help group	Nine people in Madibogo village (Ratlou community)	Develop entrepreneurial skills and a sustainable business model for job creation and income generation to alleviate poverty	R2 million (US$0.1 million)

EDUCATION
Community Human resource development and 4IR initiatives	16 schools - 500 primary and 700 secondary students per annum and 20 teachers trained per annum	Develop technical and information management skills in the academic environment preparing students for opportunities in the digital sector	R8 million (US$0.4 million)
Alabama: Refurbishment and equipping of two science laboratories	630 learners doing science at the school 22 jobs created during the construction phase	The building of science and technology capabilities in rural environments	R1 million (US$0.1 million)
Mavubeza Junior Secondary School: Build an administration block, ablution facilities and eight classrooms	371 learners a year in Ngqeleni	Access to educational facilities in that community	R7 million (US$0.4 million)
Lesotho High School	1570 learners 18 jobs during construction phase	Reduce overcrowded classrooms thus creating a conducive learning environment for students	R2 million (US$0.1 million)

Socio-economic closure planning
Our socio-economic development planning includes mitigating the impact of mine closures on our communities, particularly in the Free State where operations are nearing the end of mine life. We consider establishing alternative income-generating activities that would be sustainable post-mining. This includes SMME development and portable skills training to empower employees and broader communities.

Our land rehabilitation strategy also facilitates sustainable alternative socio-economic development initiatives. We rehabilitate disused land under our control for agricultural and agri-processing initiatives that address food security and poverty alleviation.

Contributing to socio-economic development through Harmony’s innovation platform
In collaboration with the Institute for Science and Technology, Harmony established the innovation platform to address socio-economic challenges while reducing our environmental footprint and negative impacts. Several projects have been implemented to offset the liabilities associated with excess water and to optimise the development of agricultural land. These include:
•Cradock Trees-in-Pots in the Eastern Cape established 3 500 fruit and nut trees with supporting infrastructure as well as mentorship and training by the Institute for Technology and Society in 2021 and 2022 (local black woman-owned beneficiary, Emarikeni, will take ownership of the project to continue local beneficiation and skills development as well as growing the local vendor base after three years as a self-sufficient and sustainable business)
•Mponeng Trees-in-Pots is establishing an orchard of 7 000 fruit and nut trees using treated effluent from the mine’s wastewater treatment plant for irrigation as well as planting under shade netting for adaptation to the local climate and to boost productivity (based on the emerging farmer concept employed in Cradock with ramp up to full production over the next three years while we identify a suitable local black-owned business to take ownership of the project)
•Harmony’s biofuel pellet plant at the old President Steyn rehabilitation site, where giant king grass has been planted to rehabilitate mine-impacted land, is beneficiating biomass generated by our rehabilitation and phytoremediation activities in a customised container (collaborating with Institute for Technology and Society innovation partners to produce alternative fuel for household cooking and industrial boilers as part of our decarbonisation efforts).

We plan to expand these pilot projects to a scale that could significantly offset the financial impact of Harmony’s expensive fissure water pumping costs with socio-economic benefits for our host communities, especially emerging farmers.

Papua New Guinea
Harmony funds physical and social infrastructure projects every year as part of our commitments under the Hidden Valley MoA. Additional projects are also delivered by the Hidden Valley Mine Trust. Our FY23 projects are outlined in the table below.

Mine community development programmes in FY23	Beneficiaries	Impact	Commitment to date FY23
HIDDEN VALLEY MoA PROJECTS
Morobe Province
Police housing: Renovate houses to accommodate additional police	Wau and Bulolo police	Restore 18 houses in Bulolo and 10 duplexes in Wau to habitable condition.	R4 million (PGK778 000)
Nauti Road maintenance: Repair road surface, drains and culverts of 9.25km-long road (Joint MoA and Hidden Valley Mine Trust project)	500 Nauti residents	Improve vehicle access to vital government services and income streams (markets for agricultural produce sales, among others) and reduce travel time from the village from two hours to 20 minutes.	R4 million (PGK800 000)
Minava Road improvement: Maintenance on 14.5km-long road	200 Minava residents	Improve vehicle access to vital government services and income streams (markets for agricultural produce sales, among others).	R1 million (PGK150 000)
Kuembu Road improvements: Maintenance work on the 0.6km-long road	300 Kuembu residents	Improves safety of road for users.	R1 million (PGK100 000)
Winima Road improvements: Maintenance work on the 2.7km-long road	160 Winima residents	Improves safety of road for users.	R0.2 million (PGK100 000)
Akikanda Road improvements: Maintenance work on the 2km-long road	320 Akikanda residents	Improve vehicle access to vital government services and income streams (markets for agricultural produce sales, among others).	R0.2 million (PGK 45 000)
Neranda Bridge repair: Repairs to Neranda Bridge	460 Neranda, Yokua and Minava residents	Improve safety of Neranda Bridge and the associated Minava Road.	R1 million (PGK160 000)
Potato pilot programme: Assist farmers venturing into intensive potato farming and seed supplying businesses	22 Nauti and Winima residents	Support alternative income stream development in the villages, encouraging entrepreneurship; while also increasing village food supply availability and improving food security.	R0.1 million (PGK28 000)

Coffee programme: Provide business support to landowner farmers for coffee sales improvement	70 Kuembu, Nauti and Winima farmers	Support emerging coffee farmers (since 2018) with business skills development that has led to registration of the Hanama Weta Cooperative Society and potential Fairtrade certification.	R1 million (PGK135 000)
Poultry pilot programme: Provide training and resources for intensive poultry farming	Nine Kuembu, Nauti and Winima residents
Assists smallholders to improve their income-generating opportunities with business skills development and poultry farming; while also increasing village food supply availability and improving food security.
R0.1 million (PGK28 000)
Sewing and baking skills programmes: Facilitate training for potential entrepreneurs	100 (60 sewing and 40 baking) Nauti, Kuembu and Winima residents	Support small businesses with training that enables alternative income streams.	R0.1 million (PGK15 000) each
Basic bookkeeping training: Support small business sustainability	66 Kuembu and Winima residents	Provide financial management training for agricultural projects and other businesses.	R0.1 million (PGK10 000)
Tertiary scholarships programme: Merit-based support of students in mining-related fields	Six Morobean residents	Provide financial support, industry experience and employment to promising students.	R1 million (PGK150 000)
Community health outreach programme: Health patrols with the Morobe Provincial Health Authority	800 residents of local villages	Improve healthcare access for rural communities with breast cancer screening and other health checks (including respiratory ailments, malaria and skin diseases).	R0.2 million (PGK32 000)
Tekadu site transit plan: Improve access to markets and services	800 residents of Tekadu villages	Operate a bus service across the Hidden Valley mining lease area to reduce travel time to Wau and Bulolo. This includes establishing bus stops with shipping container shelters.	In kind
HIDDEN VALLEY MINE TRUST PROJECTS
Landowners school fees assistance: Pay school fees for landowner families	35 learners in Nauti, Kuembu and Winima villages	Uplift local family conditions by helping parents with school fees for their dependants.	R2 million (PGK338 000)
Nauti Road maintenance: Repair road surface, drains and culverts of 9.25km-long road (Joint MoA and Hidden Valley Mine Trust project)	500 Nauti residents	Improve vehicle access to vital government services and income streams (markets for agricultural produce sales, among others) and reduce travel time from the village from two hours to 20 minutes.	R2 million (PGK400 000)
Kuembu housing project: Supply materials and equipment for construction, renovation and maintenance of houses	400 Kuembu residents	Empower three villages to build and maintain their homes, and improve living standards.	R2 million (PGK330 000)
Winima community facilities: Renovate and maintain community hall, classroom and clinic	350 Winima residents	Improve local facilities used for education, healthcare and social purposes.	R1 million (PGK153 000)

Corporate citizenship (beyond compliance)
Over and above the regulated requirements for community development, we implement Corporate Social Investment (CSI) initiatives through established partnerships with government and Non-Profit Organisations (NPOs) operating within host communities. These initiatives are informed by varying socio-economic challenges within host communities. The following strategic pillars aimed at achieving the SDGs listed guide our focus areas in South Africa, Papua New Guinea and Australia:
•Quality education and youth development
•Reduction of poverty and hunger
•Health and wellbeing
•Environment and safety
•Sports, arts, culture and tradition.

In South Africa, most of our CSI initiatives are designed to empower the youth through education, skills development, and sport. For the past three years, we have facilitated access to tertiary education through our “missing middle” programme, funding 90 eligible students who otherwise will not access tertiary education, as they cannot secure bursaries or do not qualify for the National Student Financial Aid Scheme. We also help nurture an enabling environment within communities by facilitating social cohesion and supporting efforts to combat crime, gender-based violence and inequality. In FY23, we invested R26 million (US$1.5 million) (FY22: R18 million/US$1.2 million) in CSI projects with positive impacts on the lives of almost 38 000 people in our host communities. This spend includes ad hoc donations from the Harmony Gold Community Trust and R5 million on strategic collaborations with NPOs:
•Enactus South Africa that addresses unemployment, poverty and inequality with entrepreneurial skills development at tertiary education level
•Harmony has been the main sponsor of the South African Agency for Science and Technology Advancement (SAASTA) secondary school National Science Olympiad for the past 14 years.

Furthermore, the company provides for rental of non-residential properties to qualifying community development entities in host communities at nominal rental rates. These leases are categorised as “social leases”. In FY23, 30 properties were leased through this programme mostly by NPOs and education-related institutions (early childhood development centres, schools and libraries, among others). The social lease benefit provided through this programme in FY23 amounted to R8 million.

In Papua New Guinea, we deliver CSI programmes for Wafi-Golpu host communities and supplement our MoA programmes at Hidden Valley with ad hoc assistance as special needs arise, such as emergency medical transport, food and monetary support for bereaved families, and food donations to community events. Employees are also able to apply for school fees assistance for dependents. In FY23, we invested R12 million (US$0.7 million) (FY22: R9 million/US$0.6 million) with positive impacts on the lives of an estimated 20 500 people.

Significant projects and programmes in Papua New Guinea during FY23 included:
•School fees programme benefiting 517 children of 300 Hidden Valley Mine employees
•Cocoa partnership programme assisted 2060 farmers from the Babuaf Farmers’, Lower Watut, Labuta, Wabubu and Nasuapum cooperatives to generate income from cocoa farming and sales
•New water supply systems delivered for 450 residents and school students in Papas and Wongkins communities
•Solar street lights programme established 61 lights in 42 village locations in proximity to the Wafi-Golpu Project footprint, with a combined population of 20 000 people.

Beyond compliance spend
	Harmony Community Trust[1]	CSI[2]	Social leases[3]	Total
Spend (Rm)	11	27	8	46
Lives positively impacted	6 657	54 020	30	60 707
[1] Includes a R3 million special programme that assisted 30 first year university students (R100 000 each) from our host communities, who did not have bursaries or any form of funding to access tertiary education in the 2023 academic year.
[2] Initiatives implemented include those aimed at empowerment and development of the youth through education, sport, and skills development; supporting communities on the fight against crime, gender-based violence, and inequality; and reduction of poverty
[3] Qualifying community development entities rent Harmony-owned commercial properties in host communities at nominal rates. In FY23, 30 properties were leased to such organisations, mostly for education (early childhood development centres, schools and libraries, among others). The social lease rates were R8 million lower than market-related rentals.

Non-mandatory (CSI) spend to achieve SDGs[1]
											Total

South Africa - Lives positively impacted	16	506	15 819	7 846	1 402	620	0	10 230	70	1 071	37 580
Papua New Guinea - Lives positively impacted	—	—	550	517	—	2 060	20 000	—	—	—	23 127
Total - Lives positively impacted	16	506	16 369	8 363	1 402	2 680	20 000	10 230	70	1 071	60 707

South Africa - Spend (Rm)	0	0	5	17	1	0	0	4	0	0	26
Papua New Guinea - Spend (Rm)	0	0	2	9	0	1	0	0	0	0	12
Total - Spend (Rm)	0	0	7	26	1	1	0	4	0	0	38
[1] Donations for funerals, household essentials, health support and water sanitation and hygiene programmes, education and sports (uniform, fees, equipment, toiletries, events, research and skills development), agricultural programmes, electrification, NPOs, tree felling and planting, and used office equipment.

Public safety
Our operations conducted Environmental Community Awareness campaigns in collaboration with the Federation of Sustainable Development (FSE) to promote environmental awareness in our communities. The objectives of the campaigns were to enhance the knowledge and understanding towards the community’s positive contribution to greater sustainable environmental management principles. The audience throughout the year constituted local NGOs, municipality representatives and general community members. During the campaigns, information was shared relating to tailings facility risks, general environmental related risks around our mining operations and how such risks can be managed and where possible mitigated.

Preferential/local procurement and enterprise and supplier development
Our strategic procurement and enterprise development approach empowers entrepreneurs to address the challenges in achieving sustainable socio-economic development.

South Africa

Preferential procurement strategy

Approved by the board in 2019, implementation of this strategy varies for each supplier (as outlined below). Our annual procurement plan identifies opportunities for SMMEs to participate in our enterprise and supplier incubation programme. In addition, our SMME databases identify and match vendors to our supplier value chain and subcontracting opportunities. Preferential procurement is thus embedded in our processes. Tender committees oversee costs, transformation, compliance and supplier audits.

Red flag (one to two-year contract)	Blue ocean (two to three-year contract)	Greenfield (three to five-year contract)	Brownfield (five-year contract)
•Increase black ownership of non-black generic entities •Fewer trusts and more technical black ownership.	•Partnerships with generic large entities •Skills transfer •Value chain integration •Subcontracting.	•Find black-owned qualifying small/exempt micro enterprises (QSE/EME) already in business •Combine QSE/EME to increase black ownership •Capacity and capability •Create new suppliers.	•Shift spend to local QSE/EME •Prioritise shifting to Harmony’s current black-owned suppliers.

•High risk •Few benefits •Should be voluntary •Status quo remains.	•Medium to high risk •Force long-term commitments •Target technical skills •Less financial impact on Harmony •Contract-dependent.	•Low to medium risk •Medium to high impact •High inclusive growth.	•Low risk •High impact on localisation •Increased sustainability.

Our preferential procurement strategy aims to accelerate the transformation of our business while facilitating meaningful transformation in our host communities and the broader economy. We are morally and ethically obligated to build capacity and capability that supports livelihoods. This secures our social licence to operate and develops our social and relationship capital. As such, our strategy focuses on:
•Supporting existing non-compliant suppliers to meet the minimum black ownership targets required by the mining charter or shift procurement spend to compliant suppliers
•Enhancing Harmony’s current supply chain model and ensuring preferential procurement is embedded in the sourcing process
•Promoting partnerships and joint ventures to encourage skills transfer and development of local partners
•Working with generic manufacturers and OEMs to invest in local enterprises, especially local manufacturing units
•Incubation creating a pipeline of SMMEs to harness procurement opportunities in core mining and engineering services, particularly women and youth.

Harmony supports government’s imperative to facilitate sustainable socio-economic development and broader participation in the economy, mainly through procurement and enterprise and supplier development. Full compliance with mining charter targets remains challenging for the mining industry largely due to dependency on multinationals and OEMs as well as limited availability of registered and approved companies producing locally manufactured goods to the required standard. Our annual procurement plan identifies procurement opportunities for SMME participation. Appropriate measures ensure genuine transformation for host communities and previously disadvantaged groups. In the wake of Covid-19, loadshedding was among the challenges in delivering our commitments, particularly procuring goods and services from businesses owned by black women and youth.

Our phased approach, which began in FY20 with 68 suppliers and achieved 97% compliance with mining charter requirement. We had 85 suppliers and achieved 84% compliance in the second phase. We completed the third phase in FY23 with 130 suppliers and achieved 95% compliance. We expect the fourth phase to address our challenges in procurement from black women and youth-owned businesses with procurement committees empowered to advance this transformation imperative through transparent governance processes. We also intend to shift spend across geographical boundaries and secure longer-term contracts with compliant suppliers.

Our progress and impact are tracked annually in terms of actual discretionary spend attributed to suppliers who are more than 25.0% black-owned and more than 50.0% black owned as illustrated in the graphs below.

In FY23, total preferential procurement spend awarded to black-owned vendors was R8.6 billion (US$484.2 million) (FY22: R7.7 billion/US$506.2 million). Although designated group performance continues to improve, this remains marginal for black women and youth-owned suppliers. Total discretionary spend was R16.5 billion (US$889.6 million) (FY22: R14.2 billion/US$933.6 million) of which R15.8 billion was spent with black SMMEs. Of this, we spent 32% (FY22: 23%) with black-owned SMMEs and 12% (FY22: 10%) with black women-owned enterprises.

* R15.8 billion was spent on goods and services and assured by RSM.

Supplier days
We facilitate supplier days through face-to-face forums in our host communities. These engagements introduce our preferential procurement strategy, and enterprise and supplier development framework, to local businesses. The sessions expose SMMEs to procurement opportunities and tendering processes. This is also a platform to discuss partnerships, contracting opportunities and, most importantly, women and youth-owned business participation. In FY23, this enabled us to spend R59 million (US$3.3 million) (FY22: R50 million/US$3.3 million) on new >51% black-owned and controlled enterprises and R12 million (US$0.7 million) (FY22: R26 million/US$1.7 million) with 23 (FY22: 45) new 100% black-owned SMMEs.

Enterprise and supplier development
Our enterprise and supplier development framework supports our preferential procurement strategy.

Enterprise and supplier development framework

Entrepreneur incubation	Integration of local suppliers in Harmony’s supply chain	Funding with external partners and internal support	Partnerships with OEMs and local large companies	Access to market through Harmony’s procurement pipeline and beyond	Supplier development key performance indicators for tenders

Enterprise development			Supplier development

Monitoring and evaluation are the foundation of this framework to ensure transformation gaps are identified and addressed.

Our framework focuses on:
•Enterprise development: Potential suppliers mainly drawn from our host communities with incubation centres in key areas and satellite centres supporting other communities
–209 in incubation programme
–86 assisted with business development
–24 supported through funding and other business support initiatives.
•Supplier development: Procurement opportunities for enterprises graduating from incubation centres and other QSEs
–Direct procurement opportunities and contracting
–Partnering with OEMs as subcontractor or strategic partners across the value chain
–Creating partnerships with funding institutions to support preferential procurement, buying shares in non-compliant companies and creating black industrialists.

Our entrepreneur incubation programme, launched in FY20, aims to assist 100% black, women and youth-owned enterprises to transition to suppliers of key mining and manufacturing commodities and services. Enterprises operating in the following areas are encouraged to apply:
•Mining and related value chain
•Fuel and chemicals
•Metal commodities
•Engineering products and services
•Manufacturers of mining-related products.

At the beginning of the programme, 63 women and youth-owned companies were approved to participate. In addition, we awarded procurement contracts to several enterprises in the incubation programme while others were matched with OEMs for joint ventures and downstream opportunities. As these companies graduate, they are integrated into our supply chain when opportunities arise.

Mining charter procurement requirements
The mining charter III emphasises the need to increase inclusion of historically disadvantaged people, including women and youth, in procurement opportunities in addition to spending on BEE-compliant businesses.

It emphasises the creation of South African manufacturing capability by including local content requirements in procurement targets for mining goods and services. Accordingly, mining companies should purchase mining goods with local content of at least 60% and, after a two-year grace period, goods provided in the mining supply chain should have a local content certificate, issued by accredited service providers or the South African Bureau of Standards. Fuel spend is excluded from calculations, which significantly impacts the scores of large mines and opencast operations.

Our performance improved in FY23:
•Of our R16.5 billion (US$929.1 million) (FY22: R14.3 billion/US$940.1 million) discretionary spend, 85% (FY22: 79%) was preferential procurement
•Total procurement expenditure with BEE entities was R14 billion (US$788.3million) (FY22: R11.2 billion/US$736.4 million) of which R2 billion (US$113 million) (FY22: R1.4 billion/US$92 million) was spent with black women-owned businesses and R8.6 billion (US$484.2 million) (FY22: R7.7 billion/US$506.2 million) with black-owned businesses
•Compliant spend increased by 25% (FY22: 42%).

We expect to reach compliance levels for women and youth-owned businesses by 2025.

* Of the total discretionary spend for FY23, R15.8 billion relates to mining goods and services as assured.

Papua New Guinea
In alignment with our commitments under our Hidden Valley MoA, we maintain business development plans that include preferential procurement provisions for landowner, district, provincial and national suppliers. In accordance with these plans, we track our spending to reflect supplier tiers.

During FY23, our expenditure breakdown included 15% to landowner companies, 17% to suppliers based in Morobe Province, 19% to suppliers based elsewhere in Papua New Guinea, and 49.0% to overseas suppliers.

Landowner companies received R615 million (US$34.7 million /PGK122.4 million) in FY23. Major multi-year contracts held by landowner companies during the year included:
•Hidden Valley Contractors R234 million (US$13.2 million /PGK46.6 million): construction
•Pacific Cargo Transport R110 million (US$6.2 million / PGK22.1 million): in-country transport
•Quest Pacific Services R110 million (US$6.2 million / PGK22.1 million): drilling services
•NKW Holdings R110 million (US$6.2 million / PGK22.1 million): camp services and catering.

Other major services that we contract in Papua New Guinea include:
•Fuels and lubricants R302 million (US$17.1 million / PGK60.1 million)
•Komatsu spare parts R191 million (US$10.8 million / PGK38.1 million)
•Aviation services R168 million (US$9.5 million / PGK33.4 million)
•Cyanide and ammonium nitrate R123 million (US$6.9 million / PGK24.5 million)
•Mining consulting services R85 million (US$4.8 million / PGK17 million)
•Labour hire R52 million (US$2.9 million / PGK10.4 million)
•Laboratory services R28 million (US$1.6 million / PGK5.6 million).

Spending outside of Papua New Guinea typically relates to manufactured mining supplies and critical consumables and technical services that are not available in Papua New Guinea. Our procurement team makes every effort to source locally for off-contract spend goods and services.

THE IMPACTS OF ILLEGAL MINING

Illegal mining is increasing exponentially with deteriorating socio-economic conditions across southern Africa and the associated breakdown in the rule of law without adequate public enforcement resources.

Statistics show that 70% of illegal miners, known colloquially as “zama zamas” (derived from the Nguni word “ukuzama” meaning “to try”), are undocumented immigrants assisted by local communities, mine employees and contractors who receive lucrative payments in return.

Our internal and contracted security services continue to work under severe pressure to address increasing illegal mining activity that threatens our sustainability and licence to operate.
The cost of illegal mining:
•Loss of life and injuries among illegal miners and mine employees
•Production stoppages due to safety incidents and infrastructure damage
•Soil instability and water pollution
•Security expenses
•Waning investor appetite threatening jobs and community development.

Illegal mining is difficult to police as it is highly organised and linked to human trafficking, forced labour, illegal weapons and explosives, tax evasion, money laundering, corruption, gang-related activities, intimidation, murder and other violent crimes. Harmony responds with significant investments in protecting employees, communities, the environment and assets by sealing redundant mines and implementing state-of-the-art security measures. Despite these investments, illegal mining activity (including infrastructure damage and shooting incidents) increased by 108% in FY23 as more criminals accessed underground works through redundant operations and ventilation shafts that connect Harmony’s mines to others. In response, our mine managers and security services (including tactical teams) increased redundant shaft sealing and patrols. For example, H5, a disused shaft that had been rehabilitated and sealed with a concrete plug, recently received media attention when a number of illegal miners (also known as zama zamas) unfortunately lost their lives due to an unforeseen methane explosion which occurred whilst they were conducting illegal mining operations underground. Whilst this incident is one of criminality and not related to Harmony’s mining activities, Harmony is cooperating with the relevant authorities in the matter and will assist where possible. Whilst we as a company fulfill our obligations in managing our own footprint, we need all stakeholders to ensure similar vigor is applied to root out these issues particularly in areas falling outside of our area of responsibility.

Collaboration
To strengthen implementation of our strategy we partner with the South African Police Service (SAPS) and a multidisciplinary national task team, comprising (mining houses, the DMRE, the South African Revenue Service, the Directorate for Priority Crime Investigation, the Department of Home Affairs and the National Prosecuting Authority. The task team is supported by the Mineral and Petroleum Resources Development Act prohibiting mining without statutory authorisation.

Our collaborative efforts resulted in the arrest of 163 (FY22: 78) illegal miners and 94 (FY22: 25) colluders (employees and contractors) in FY23. We also seized 74 330kg (FY22: 316 157kg) of gold-bearing material worth R2 million (FY22: R1.5 million). In total, 82 employees, contractors and illegal miners were arrested in possession of gold bearing material. In addition, 87 illegal miners were sentenced to 696 years in prison while collusion was exposed and syndicate leaders (in possession of 26 vehicles used in the commissioning of a crime worth R30 million) were arrested during the year.

Operation Knockout in the Free State has been particularly successful in arresting 5 554 illegal miners, seizing 956 979kg of gold-bearing material (worth R6 million), and seizing contraband of R5 million and R4 million in cash since 2019. With continuous risk assessment and management, and stakeholder engagement (including the SAPS), the success of this intervention will continue into the future.

Surface illegal mining	Underground illegal mining	Artisanal mining

•Mostly illegal immigrants from Lesotho, Zimbabwe and Mozambique trespassing on mine premises
•Targets are disused plant and shaft areas
•James Tables (extracting gold using carpets, water and gravity) identify or sample suitable mining land
•Illegal miners sell amalgam (liberated by mixing gold ore with mercury) to syndicate boss runners
•Groups from Marashian tribe-controlled areas of Lesotho provide armed protection on surface against other criminal gangs.
•Activities differ at operating and redundant shafts •Highly organised in the Free State •Structured and profitable reporting, gold sales, food supply and logistics chain.
•Mining companies around the world work alongside artisanal miners
•In Papua New Guinea, government encourages alluvial mining downstream of Harmony’s Hidden Valley operation
•Legal artisanal mining outside of formal mining lease areas sustains communities
•Private and public law enforcement on mining leases protects employees and assets
•South African government plans to legalise artisanal mining but this is not viable until illicit gold trading, corruption and territorial battles are addressed.

Our future focus areas

In South Africa, we will focus on creating a solid pipeline of businesses owned by black women and youths through our incubation programme so that we exceed our mining charter targets. At the same time, we will ensure the sustainability of existing empowered suppliers by funding OEM partnerships.

We will also continue to go beyond compliance to address food security, water supply and sanitation, quality education, and health and wellbeing in our host communities through our CSI programme.
In Papua New Guinea, we will continue long-standing contracts with local suppliers to Hidden Valley; while advancement of the Wafi-Golpu Project will afford further opportunities for local business development and new partnerships in Morobe Province.
In Australia, we will be finalising a local capability assessment report for Eva Copper, which will make recommendations and guide local content business engagement and related capacity-building social investment as the project advances.

GOVERNANCE
CORPORATE GOVERNANCE
Our board of directors, committed to ethical leadership, upholds our duty to be a responsible corporate citizen.

Capitals affected	Stakeholders affected	Link to strategy
Directly Human capital Financial capital Manufactured capital Indirectly Intellectual capital Natural capital Social and relationship capital	•Investors and financiers •Employees and unions •Communities, traditional leaders and non-governmental organisations (NGOs) •Governments and regulators •Suppliers.	Responsible stewardship Operational excellence

Related risks	Related opportunities
•Loss of life/safety
•Security of electricity/power supply and the impact of higher electricity costs
•Depleting Ore Reserve base
•Geopolitical risks
•Supply chain disruptions (including supply of goods and increasing costs).

•Mponeng deepening project
•Drive Wafi-Golpu up the value curve
•Productivity improvement projects
•Exploring value-accretive merger and acquisition opportunities
•Unlocking the full potential of our surface source ounces
•Exploring alternative sources of energy to reduce electricity costs to less than 15% of our production costs and reduce the effect of load curtailment.

GRI Standards	Related SDGs
Prepared in accordance with 2-9, 2-10, 2-11, 2-12, 2-13, 2-14, 2-15, 2-16, 2-17, 2-18, 2-19, 2-20, 2-21, 2-22, 2-23, 2-24, 2-25, 2-26, 2-27, 2-28, 2-29, 2-30, 3-3, 205-1, 205-2, 205-3, 206-1, 405-1 and 405-2.

Related material themes and matters

Governance, ethics and accountable leadership
Crisis response and operational resilience
To ensure continued operational resilience, employees’ safety and the security of our assets, it is imperative for Harmony to be able to quickly and effectively manage the impacts and risks of a crisis or business disruption. This relies on our ability to prevent, detect and respond to shocks, which is proactively managed through Harmony’s business continuity management (BCM). BCM contributes to operational resilience by identifying and understanding potential threats and their impact on Harmony’s business operations, enabling the development of business continuity plans and redundancy capability, should one of these threats realise.

Fair and responsible remuneration
We aim to enhance the lives of our employees by enabling them to improve their living conditions, and to have better access to social services, healthcare, education and training through fair and responsible remuneration. We are therefore also able to attract and retain key talent.

Upholding human rights and driving responsible procurement
As a responsible employer, providing decent work includes respecting human rights. We adhere to corporate policies, comply with applicable laws and regulations, have regular dialogue and engagement with our stakeholders and contribute, directly or indirectly, to the general wellbeing of communities where we operate.

Ensuring legal, regulatory and compliance excellence
In South Africa, we face increasing regulatory compliance costs, such as carbon tax, uncertainty on land expropriation, rising social demands and an inhibiting regulatory environment. In Papua New Guinea, growing regulatory uncertainty may jeopardise our existing operation and decision to proceed with future projects. As such, we aim to operate beyond compliance, ensuring we deliver on our commitments and retain our licence to operate.

Cybersecurity
An information security compromise (data breach) could lead to the accidental or unlawful use, destruction, loss, alteration or disclosure of that data. Harmony continues enhancing its cybersecurity abilities by implementing state-of-the-art technologies and processes to identify threats, protect our environment and respond to cyber incidents. We have also introduced cybersecurity training interventions and regular communications to raise cybersecurity awareness across Harmony.

We are guided by the Control Objectives for Information and Related Technologies (COBIT) recommendations in governing and controlling information systems and technology. We implement key interventions such as removing local administrative rights and USB port lockdowns to prevent cyberattacks. To close the gap between the information technology and operational technology domains, we achieved closer alignment with the engineering discipline, enabling a more detailed understanding of their current control environment. Our security operations centre continues to maintain real-time detection and response to cyber threats.

Transparent and ethical business
Good governance is the core of our performance and reporting. Guided by our policies and codes, we aim to do the right thing and disclose honest, transparent and comparable information to the market. The board’s philosophy is to adhere to sound corporate governance principles to enable strong, experienced management teams and promote a culture of shared value for all stakeholders.

Responsible, ethical governance
The board subscribes to the principles of good corporate governance. Accordingly, it supports the definition of corporate governance as being the exercise of ethical and effective leadership to achieve specific governance outcomes, summarised below:

Ethical culture and responsible corporate citizenship	Good performance and value creation	Effective control	Legitimacy

•Ethical leadership •Organisational ethics •Responsible corporate citizenship.	•Strategy and capital allocation •Reporting •Political donations •Executive key performance indicators (KPIs) linked to ESG performance.
•Governing structures and processes
•Role of the board
•Board committees
•Appointment and delegation to management.

Functional areas
•Risk governance
•Technology and information governance
•Compliance governance
•Remuneration governance
•Assurance and internal audit.
•Inclusive stakeholder engagement model and related disclosures.

Underpinned by the principles of King IV

Corporate governance – an overview
The Harmony board’s philosophy is to adhere to sound corporate governance principles to enable strong, experienced management teams and promote a culture of shared value for all stakeholders.

The strong foundation of corporate governance principles continues to steer Harmony’s board and management. The safety and wellbeing of our employees and communities remains the driving force in our approach.

Strategic risk management
The board has oversight of the group’s risk governance process and progress in delivering on its strategy to produce safe, profitable ounces and increase margins. This includes a risk-based and proactive safety culture journey and value-accretive acquisitions.

Sustainable development
Harmony’s sustainable development framework and associated policies consider the SDGs and the group’s role in advancing our communities through preferential procurement, responsible environmental stewardship, employment equity and women-in-mining strategies, among others.

Adding value
The role of the board is key in supporting Harmony’s ability to create sustainable value. The interconnected pillars that drive value creation by the board are strategy, stakeholders, sustainability and ethical and responsible corporate citizenship. All four pillars correspond with the principles of King IV. By exercising ethical and effective leadership, oversight of solid risk and performance management practices as well as commitment to good corporate governance, the board drives the efficient use of resources and ensures sustainability. In addition, the diversity of the board supports a stakeholder-inclusive approach to addressing multi-stakeholder interests.

Transformation and broader diversity of the board
To further demonstrate its commitment to transformation and the promotion of broader diversity in terms of gender, age, expertise, culture, race, field of knowledge, skills and experience, the board (through the nomination committee) had over the past two years, embarked on a board representation transitional plan to strengthen Harmony’s commitment to the four key pillars of King IV for good corporate governance.

The transformation and diversity of the composition of the board is paramount. As such, the board continues to annually evaluate key gaps in terms of composition and plans to close and mitigate against those gaps are implemented. The review of the boards succession plans is an ongoing exercise to ensure that the board is consistently creating value for stakeholders through continuity, sustainability and transparency.

The board at a glance
Our duty to be a responsible corporate citizen is supported by our board of directors and their commitment to ethical leadership.

Overarching principle	Transformation		Representation
Board independence, broader diversity and experience (as at 30 June 2023)	67%	Eight members are historically disadvantaged persons	25%	Three members are women

Tenure, independence and skill areas

Tenure of directors

10
8
6
4
2
0
4
4
4
Between 1 and 5 years
Between 6 and 10 years
More than 10 years

		67% Eight members of the board are independent non-executive directors		Number of directors with skills in the following areas

Independence

25
%
8
67

- Independent non-executives
- Non-executives
- Executive directors

Core skills and experience

20
16
12
8
4
0
12
9
2
12
4
3
6
12
Corporate governance
Entrepreneurship, business development
Mining engineering technical and technology
Mining industry
Sustainable development
International and governance relations
Finance and accounting expertise
Strategy and risk

Governance and compliance policies	•Terms of reference for the board •Terms of reference for board committees •Board delegation of authority •Code of conduct •Behavioural code •Corporate governance and compliance policy and framework		•Internal audit charter •Disclosure required by section 303A.11 of the NYSE listed company manual •Public Access to Information Act manual (PAIA) •Whistleblower policy

Foundation of corporate governance compliance
•Companies Act, JSE Listings Requirements (primary), New York Stock Exchange requirements, memorandum of incorporation, King IV
•Voluntary compliance with the principles of the United Nations Global Compact, International Council on Mining and Metals, GRI Standards and the International Cyanide Management Code For the Manufacture, Transport and Use of Cyanide in the Production of Gold (Cyanide Code)

Compliance policy and framework
Harmony subscribes to the iCraft framework of ethical leadership as recommended by King IV.

With its long-standing commitment to good corporate governance, the Harmony board is satisfied that appropriate practices are in place to promote the company’s reputation as an ethical, reputable and legitimate organisation and a responsible corporate citizen.

Acknowledging the significance of corporate governance and compliance, the board, through the audit and risk committee, has a formal corporate governance and compliance policy and framework that sets out the principles of good corporate governance for the board as well as employees at all operational levels.

In terms of the JSE Listings Requirements, Harmony is required to disclose its application of the principles of King IV. The board, to the best of its knowledge, believes Harmony has satisfactorily applied the principles of King IV.

Annual General Meeting (AGM)
The AGM of the company will be held on Thursday, 4 December 2023 at 11:00 (SA time), to transact the business as stated in the Notice of AGM in the Report to shareholders.

The issued share capital of Harmony comprises of ordinary and preference shares that entitles the holder to vote on any matter to be decided by the shareholders of the company and to one vote in respect of each ordinary and preference share held.

Ethical culture and responsible corporate citizenship
Ethical leadership
The board leads by example. Each director is therefore expected to continually exhibit the characteristics of integrity, competence, responsibility, accountability, fairness and transparency in their conduct. Collectively, the board’s conduct, activities and decisions are characterised by these attributes, which also form part of the regular assessment of the board and individual directors’ performance. The board recognises that ethics is one of the pillars of sustainable business practice.

The board charter elaborates on the standard of conduct expected from members. In addition, the board policy on declaration of interests limits the potential for a conflict of interest and ensures that, in cases where conflict cannot be avoided, it is properly disclosed and proactively managed within the boundaries of the law and principles of good governance.

Organisational ethics
The board sets the group’s approach to ethics. Oversight and monitoring of organisational ethics is the mandated responsibility of the social and ethics committee on behalf of the board.

Ethics department and ethics management committee
Harmony continues to collaborate with the Ethics Institute of South Africa. To embed an ethical culture, Harmony has an ethics department that includes permanent certified ethics officers who ensure the ethics management plan and programme are executed sufficiently and communicated throughout the organisation. Our ethics management committee monitors our ethical culture and integrity, assisted by the ethics officers and the white-collar crime committee. In FY23, the Harmony increased its employee ethics-related training.

The ethics management committee also assesses declarations of interest in terms of the code of conduct and provides feedback to the executive committee, which then reports to the board’s social and ethics committee. As a result, ethics are discussed and examined at every level of management in the company. The Ethics Institute of South Africa is currently assisting management and the social and ethics committee to embed the governance of organisational ethics.

Illegal mining remains a challenge in South Africa and for Harmony.

Responsible corporate citizenship
The mining industry introduces a unique duty and opportunity to the group to be a responsible corporate citizen. Although the board sets the tone and direction for the way in which corporate citizenship should be approached and managed, ongoing oversight and monitoring of the group’s performance against targets is part of the mandate of the social and ethics committee. Additionally, the social and ethics committee, remuneration committee and audit and risk committee are tasked with specific aspects of ESG oversight roles on behalf of the board to align Harmony’s strategy with key ESG considerations.

Extensive detail on the consequences of the group’s activities and outputs, which affect its status as a responsible corporate citizen, with relevant measures and targets are provided elsewhere in this report.

Good performance and value creation
Strategy
The board is responsible for approving the group’s short-, medium- and long-term strategy as developed by management. In doing so, it focuses on critical aspects of the strategy including the legitimate and reasonable needs, interests and expectations of material stakeholders as well as the impact of the group’s activities and output on the various capitals employed in the business process. Risks and opportunities connected to the triple context (economy, society and the environment) in which the group operates are integral to the board’s strategic reviews of the business.

Policies and operational plans supporting the approved strategy are submitted regularly by management for review and formal board approval. The board attends an annual strategy session to confirm and review the company’s strategy.

Strategy is part of the ongoing conversation in the boardroom. Regular oversight of the implementation of Harmony’s strategies and operational plans takes place against agreed performance measures and targets.

Given that the company’s reputation as a responsible corporate citizen is an invaluable attribute and asset, the consequences of activities and outputs, in terms of the capitals employed, are continuously assessed by the board through its committees. This will ensure we are able to respond responsibly and limit any negative consequences of our activities, to the extent reasonably possible. In addition, the board continuously monitors the reliance of the group on these capital inputs – our natural capital (including Mineral Resources and Reserves), employees, financial capital, communities and society at large, our mining infrastructure and our intellectual and technological know-how – as well as the solvency, liquidity and going-concern status of Harmony.

Reporting
In protecting and enhancing the legitimacy and reputation of the group, the board ensures comprehensive reporting takes place on different platforms. The FY23 suite of reports appears on the inside front cover.

The board’s intention is to meet and exceed legal requirements, as well as the legitimate and reasonable information needs of material stakeholders. The board is satisfied with management’s basis for determining the materiality of information to be included in our external reports. The audit and risk committee, assisted by the social and ethics committee, is tasked with reviewing all external reports to verify the integrity of information.

Political donations
Harmony supports the democratic processes in South Africa and Papua New Guinea, and contributes to their political parties. A policy relating to political donations has been adopted by the company. During FY23, there were no substantial donations made by Harmony.

Effective control – governing structures and processes
Role of the board
The board exercises its leadership role by:
•Steering the group and setting its strategic direction
•Approving policy and planning that gives effect to the direction provided
•Overseeing and monitoring implementation and execution by management
•Ensuring accountability for the group’s performance by means of reporting and disclosures.

The role and function of the board, including guidelines on its composition and procedures, are detailed in the board charter. This is reviewed annually (and when necessary) to ensure it remains relevant.

There is a protocol in place should any of the board members or committees need to obtain independent, external professional advice at the cost of the company on matters within the scope of their duties. Non-executive directors are also aware of the protocol for requisitioning documentation from, and setting meetings with, management. Board members have direct and unfettered access to the chief audit executive, group company secretary and members of executive management.

Based on its annual work plan, the board is satisfied that it fulfilled its responsibilities in the review period in line with its charter.

Board committees
The board has delegated particular roles and responsibilities to standing committees, based on legal requirements, what is appropriate for the group and to achieve the objectives of delegation. The board recognises that duties and responsibilities can be delegated, but accountability cannot be abdicated. The board therefore remains ultimately accountable.

The following committees have been established:
•Audit and risk
•Social and ethics
•Remuneration
•Nomination
•Investment
•Technical.

Each committee has formal terms of reference, reviewed annually (and when necessary) to ensure the content remains appropriate. The terms of reference address, the requirements of the JSE Listings Requirements, Companies Act, and the recommended items in King IV.

Effective control – functional areas
Risk governance
The board appreciates that risk is integral to the way it makes decisions and executes its duties. Risk governance encompasses both risks and opportunities as well as a consideration of the potential positive and negative effects of any risks on achieving Harmony’s objectives. The group’s risk appetite and tolerance levels, which support its strategic objectives, are considered annually. The board is supported in this area by the audit and risk committee.

Responsibility for implementing and executing effective risk management is delegated by the board to management. The board acknowledges the need to integrate and embed risk management in the business activities and culture of the group. The audit and risk committee is tasked with ensuring independent assurance on the effectiveness of risk management in the group, when deemed necessary and appropriate.

Technology and information governance
The board, assisted by the audit and risk committee, is responsible for governing technology and information to support the group in setting and achieving its strategic objectives.

A technology and information steering committee has a well-defined charter and is responsible for oversight of technology and information direction, investment and alignment with business strategy and priorities. It is chaired by the financial director and members include the head of information services and group executive committee.

Management adopted COBIT which provides recommended best practices for governance and control processes of information systems and technology to align the Information Services (IS) department with business. This high-level framework has been aligned with more detailed IT standards and good practices.

In addition, internal audit provides assurance to management and the audit and risk committee on the effectiveness of the governance of technology and information.

Compliance governance
Being an ethical and responsible corporate citizen requires zero tolerance for any incidents of legislative non-compliance. In addition, compliance with adopted non-binding rules, codes and standards is essential in achieving strategic business objectives.

The foundation of our corporate governance complies with:
•The Companies Act
•Listings Requirements of the JSE, where we have our primary listing
•Listings Requirements of the New York Stock Exchange, where we have our secondary listing
•King IV and related principles and codes of good corporate governance.

Harmony also complies voluntarily with the principles of:
•United Nations Global Compact
•International Council on Mining and Metals
•GRI Standards
•Cyanide Code.

Code of conduct
Our behavioural code and code of conduct commits Harmony, our employees and our contractors to the highest moral standards, free from conflicts of interest. The board reviews the code at least every second year, while its application in Harmony is continually monitored by management. The code of conduct was reviewed and updated in FY23. Our ethics programme is also subject to independent assurance as part of the internal audit coverage plan. The code of conduct addresses critical issues including respect for human rights, anti-corruption, gifts and entertainment and declarations of interests. It encourages employees and other stakeholders to report any suspected irregularities. This can be done anonymously through a 24-hour hotline (managed independently) and other channels. All incidents reported are investigated and monitored by the white-collar crime committee, which comprises managers representing various disciplines in the company and reporting to the management ethics committee.

Whistleblowing policy
Our whistleblowing policy encourages shareholders, employees, service providers, contractors and members of the public to report practices at any of our workplaces that are in conflict with any law, regulation, legal obligation, ethical codes or governance policies. It also provides a mechanism for our stakeholders to report these practices internally, in confidence, independent of line management, and anonymously if they wish. The whistleblowing policy informs whistleblowers of their rights. Harmony is committed to protecting whistleblowers from any reprisals or victimisation.

The identity of any employee or stakeholder who reports non-compliance with the code of conduct and other irregularities is protected. Our anonymous ethics hotline numbers are widely advertised throughout the organisation:
•South Africa: +27 (0) 800 204 256
•Papua New Guinea: +675 (0) 00 478 5280
•Australia: +61 (1) 800 940 949.

Human rights
At Harmony, we conduct our activities in a way that respects human rights as set out in the laws and constitutions of the countries in which we operate in line with the Human Rights Policy adopted in FY22. Our approach to respecting human rights includes adhering to corporate policies, complying with applicable laws and regulations, regular dialogue and engagement with our stakeholders and contributing, directly or indirectly, to the general wellbeing of communities within which we operate.

Legislative compliance
The compliance function ensures compliance with laws, codes, rules and standards applicable to the company. Compliance information and reports on the status of legislative compliance are presented at audit and risk committee meetings.

The Protection of Personal Information Act 4 2013 (POPIA) came into effect on 1 July 2021. Harmony has effected the necessary measures to adhere to the requirements of this act in support of good governance. Implementation of POPIA compliance, including promoting POPIA awareness in the organisation is ongoing.

In line with POPIA, Harmony’s appointed information officer is registered at the information regulator. This officer is responsible for managing all personal information and ensures compliance with this act.

Dealing in Harmony shares
During price-sensitive periods, our employees and directors are prohibited from dealing in Harmony shares. Written notice of these restricted periods is communicated to them by the group company secretary. In terms of regulatory and governance standards, directors, prescribed officers and the group company secretary are required to disclose any dealings in Harmony shares in line with the JSE Listings Requirements. The clearance procedure for directors, prescribed officers and the group company secretary to deal in Harmony shares is regulated by the company’s policy on trading in shares and insider trading.

Significant fines
Harmony paid no significant fines in any of its areas of operation. No actions were brought against it for anti-competitive behaviour or anti-trust or monopoly practices in FY23.

Foreign private issuers
New York Stock Exchange foreign private issuers, such as Harmony, must highlight any significant ways in which their corporate governance practices differ from those followed by United States domestic companies subject to the listing standards of the New York Stock Exchange.

Remuneration governance
Attracting and retaining the required skills depends largely on the remuneration levels and practices in any business. It is therefore vital to ensure the group remunerates fairly, responsibly and transparently to support the achievement of strategic objectives and positive outcomes in the short, medium and long term. The board is supported in this area by the remuneration committee.

Provision has been made in the notice of the 2023 annual general meeting for a non-binding advisory vote of shareholders on the remuneration policy and remuneration implementation report.

Assurance and internal audit
The audit and risk committee oversees arrangements for assurance services and functions on behalf of the board to ensure these are effective in achieving the objectives of an enabling control environment and supporting the integrity of information for internal decisions and external reporting.

A combined assurance framework effectively covers the group’s significant risks and material matters through a combination of internal functions and external service providers.
Despite the output of the combined assurance framework, board members are expected to apply an enquiring mind, form their own opinion on the integrity of information and reports, and the degree to which an effective control environment has been achieved.

Internal audit plays an important part in the overall assurance approach and effectiveness of the assurance framework. The audit and risk committee oversees the internal audit function on behalf of the board.

External independent quality assessment
In FY19, the internal audit function underwent an independent quality review conducted by the Institute of Internal Auditors South Africa. The function was found to generally conform with international standards for the professional practice of internal auditing. No material findings were noted. The external quality assessment is performed every five years. The internal audit function will be subjected to an external independent quality assessment in FY24.

Legitimacy
Inclusive stakeholder engagement model
The board sets the direction for the group’s approach to stakeholder relationships. An inclusive stakeholder engagement approach considers whether the legitimate needs, interests and expectations of all material stakeholders have been adopted.

Group organisational structure
The group is led and directed by a unitary board of directors that is guided by ethical leadership practices, supported by board and committee charters that are reviewed regularly. The group executive management team, headed by the chief executive officer, is responsible for leading implementation and execution of the board-approved strategy, policy and operational planning and governed appropriately in line with a formal delegation of authority framework.

Board of directors
The board exercises its leadership role over the group by:
•Steering its strategic direction
•Approving policy and planning that gives effect to the strategy
•Overseeing and monitoring implementation and execution by management
•Ensuring accountability for performance through reporting and disclosure.

Board committees
The board has delegated particular roles and responsibilities to standing committees, but remains ultimately accountable. The board committees’ primary functions include the consideration, oversight and monitoring of strategies, policies, practices, performance and recommendations to the board for final approval related to:

Audit and risk	Social and ethics	Remuneration	Nomination	Investment	Technical
•Operating an adequate system of internal control and control processes
•Accurate and appropriate reporting of financial statements
•Governance of information technology
•Risk management and overall risk governance.

•Occupational health and employee wellbeing, environmental management, corporate social responsibility, human resources, public safety and ethics management
•Compliance with relevant regulations
•Sustainability-related key performance indicators and levels of assurance, including ESG.

•Fair reward of directors and executive management for their contribution to Harmony’s performance
•Harmony’s compensation policies and practices; administration of its share incentive schemes
•Group remuneration policy.
			•Formal and transparent procedures on board appointments •Succession planning for directors and members of executive management •Board self-assessment process.	•Potential projects, acquisitions and disposals in line with Harmony’s strategy; ensures due-diligence procedures are followed.	•Safety, strategy and operational performance •Review of strategic plans •Technical guidance and support to management.

Group executive committee
Led by the chief executive officer, in charge of executing board approved strategy as well as the day-to-day management of all operations.

Board composition, chairman, independence and meeting attendance
Board broader diversity
Diversity and transformation are key focus areas for the board. Harmony has adopted a promotion of broader diversity policy at board level, specifically focused on promoting the diversity attributes of gender, race, culture, age, field of knowledge, skills and experience.

The board is satisfied that its composition reflects the appropriate mix of knowledge, skills, gender, race, culture, age, experience and independence. In addition, the composition of the board and its leadership structure ensures there is a balance of power in the boardroom and that no one director has unfettered authority of decision making.

Board composition
The board has 12 highly experienced and reputable members: nine are non-executive directors of whom eight are independent; three are executive directors; three are female and eight are historically disadvantaged persons.

The role and function of the board, including guidelines on its composition and procedures, are detailed in the board charter. This is reviewed regularly to ensure it remains relevant.

Role of chairman
The chairman of the board, Dr Patrice Motsepe is a non-executive director but is not classified as independent. The board is satisfied that, following an assessment that was undertaken during the year under review, that the lead independent director, Dr Mavuso Msimang, meets the requirements for an independent director under the Companies Act, JSE Listings Requirements, King IV, and any other criteria evidencing objectivity and independence established by the board.

The duties of the chairman and lead independent director have been included in the board charter and are based on the recommendations of King IV. The roles of the chief executive officer and chairman are separate. In addition to the chairman and lead independent director, the board also has an independent non-executive deputy chairman, Ms Karabo Nondumo.

These appointments are reviewed annually and form part of the board’s succession plan for the position of chairman, deputy chairman and lead independent director.

Guidance provided by King IV on the chairman’s membership of board committees has been applied. The board chairman is only a member of the nomination committee, which is chaired by the lead independent director.

Assessing independence of directors with tenure of over nine years
The majority of non-executive directors are classified as independent and their independence has been reviewed by the nomination committee. The board appreciates that independence is primarily a state of mind and all board members, despite their categorisation, are expected to act independently and with unfettered discretion at all times. This expectation is confirmed in the board charter.

Following an assessment undertaken by the nomination committee of Dr Mavuso Msimang who has served on the board for 12 years, Mr John Wetton (12 years), Ms Karabo Nondumo (10 years) and Mr Vishnu Pillay (10 years), during the year under review, the committee is satisfied that these individuals do not have any relationships that may impair, or appear to impair, their ability to apply independent judgement. In addition, there are no interests, positions, associations or relationships which, from the perspective of a reasonable and informed third party, are likely to influence the members unduly or cause bias in their decision making.

The board thus concluded that the members demonstrated they were independent of mind and judgement, and had objectively fulfilled their roles as independent non-executive directors, despite their tenure on the board. The wealth of experience of these members, in addition to their standing as reputable individuals of integrity and character, makes their ongoing input and contribution an invaluable asset to the board and the group.

In line with the board composition transitional plan, the board (with the assistance of its nomination committee) continued to consider its composition, structure, size and independence, to align with best practice and with the board’s broader diversity policy. As such, Mr Joaquim Chissano and Mr Andre Wilkens retired by rotation and did not seek re-election (although eligible) as of the conclusion of the 2022 annual general meeting.

Nomination, election and appointment
The nomination committee is tasked with identifying potential candidates for appointment to the board, while actual appointment is a matter for the board as a whole. The collective knowledge, skills and experience required by the board, as well as broader diversity, are all aspects considered by the board before appropriate candidates are identified for nomination. The nomination committee conducts the necessary independence checks and investigations on potential candidates, as recommended by King IV.

All new board members receive formal letters of appointment. In addition, they participate in an extensive induction programme to enable them to make the maximum contribution in the shortest possible time, and further receive, from Harmony’s appointed JSE Sponsor, a formal explanation on the nature of their responsibilities and obligations arising from the JSE Listings Requirements. Ongoing mentorship is provided to members with no or limited governance experience and they are encouraged to undergo appropriate training. Provision has also been made in the board’s annual work plan for regular briefings on legal and corporate governance developments, as well as risks and changes in the external environment of the group.

As required by the provisions of Harmony’s memorandum of incorporation, a third of the non-executive directors are expected to retire by rotation at each annual general meeting of the company. The board is comfortable in recommending their reappointment to shareholders.

The role and function of the board, including guidelines on its composition and procedures, are detailed in the board charter, which is reviewed regularly to ensure it remains relevant and applicable.

Board performance evaluations
The board fully supports the thinking that an appropriate evaluation of the board and its structures is a strategic value-adding exercise that facilitates continual improvement of its performance and effectiveness. An independent formal self-evaluation process was undertaken in FY23. This included an assessment of the performance of the board, its chairman and individual members as well as committees, chief executive officer and group company secretary.

Overall, the self-evaluation reconfirmed that the board and its committees were considered:
•Highly effective
•Appropriately positioned to discharge their governance responsibilities

•Well supported by its committees
•Working as a cohesive unit and that the highest ethical standards are applied in deliberations and decision making, enabling the board to provide effective leadership from an ethical foundation.

The consensus among board members is that the chief executive officer:
•Communicates consistently and effectively with all Harmony’s stakeholders
•Created and implemented an effective strategy, supported by management
•Demonstrates ethical and transparent leadership by living the company’s culture and reinforcing its values.

Considering the outcome of the evaluation process, the board is satisfied that the process is improving its performance and effectiveness.

Conflicts of interest
Each member of the board is required to submit a general declaration of financial, economic and other relevant interests and to update these declarations as necessary. In addition, the declaration of interests in any matter on the agenda of a board or committee meeting is a standard item at the start of every meeting. In the event of a potential conflict being declared, the board proactively manages this conflict within the boundaries of the law.

Appointment and delegation to management
The board is responsible for appointing the chief executive officer on recommendation by the nomination committee. Harmony’s chief executive officer, Mr Peter Steenkamp, is responsible for leading implementation and execution of the board-approved strategy, policy and operational planning, and serves as a link between the board and management.

He is accountable and reports to the board. He is not a member of the remuneration, audit or nomination committees. He does attend meetings of these committees as required to contribute insights and information.

Succession planning for this position forms part of the executive succession plan that is monitored on behalf of the board by the nomination committee. An emergency succession plan is also in place and reviewed annually.

A formal delegation-of-authority framework is in place and reviewed regularly by the board to ensure its appropriateness to the business. The delegation-of-authority addresses the authority to appoint executives who may serve as ex officio executive members of the board and to make other executive appointments.

Group company secretary
The group company secretary, Ms Shela Mohatla, is a full-time employee of Harmony who was appointed by the board on 14 August 2020. She is a chartered secretary by profession.

The board has direct access to the group company secretary who provides professional and independent guidance to the board as a whole and to members individually on corporate governance and legal duties. She also supports the board in coordinating the effective and efficient functioning of the board and its committees.

The group company secretary has unrestricted access to the board and, at all times, retains an arm’s-length relationship to enhance the independence of the position. She is not a member of the board but, being accountable to the board, reports to the board via the chairman on all statutory duties and related functions.

To facilitate and enhance the independence and effectiveness of the group company secretary, the board ensures the office of the group company secretary is empowered and the position carries the necessary authority. The remuneration committee considers and approves the remuneration of the group company secretary on behalf of the board.

Following the assessment of the group company secretary by the board in August 2023, the board is satisfied that the group company secretary has the necessary competence, qualifications, experience, gravitas and objectivity to provide independent guidance and support at the highest level of decision making in the group.

The board is therefore satisfied that arrangements in place for accessing professional corporate governance services are effective.

Discharge of responsibilities
The board is satisfied that the committees properly discharged their responsibilities over the past year.

Furthermore, the board complies, to the best of its knowledge, with the Companies Act and its memorandum of incorporation, monitors such compliance on an ongoing basis and operates in conformity with its memorandum of incorporation.

Board and committee attendance

				Attendance at committee meetings
Name	Age	Appointed director	Independent	Audit and risk*	Social and ethics*	Technical*	Investment*	Remuneration*	Nomination*	Attendance at board meetings*
Non-executive directors
Dr Patrice Motsepe (chairman)	61	2003**							2/4	5/5	100%
Ms Karabo Nondumo (deputy chairman)	45	2013	✓	6/6	7/7		6/7		4/4	5/5	100%
Dr Mavuso Msimang (lead independent)	82	2011	✓		6/7				4/4	5/5	100%
Mr John Wetton	74	2011	✓	6/6	7/7		7/7	4/4		5/5	100%
Mr Vishnu Pillay	66	2013	✓			5/7	5/7	4/4	4/4	5/5	100%
Ms Given Sibiya	55	2019	✓	6/6	7/7					4/5	80%
Mr Peter Turner	67	2021	✓			7/7	7/7			5/5	100%
Mr Bongani Nqwababa	57	2022	✓	5/6			6/6^	3/3^		5/5	100%
Mr Martin Prinsloo	54	2022	✓	6/6		5/6^	5/6^			5/5	100%
Mr Joaquim Chissano***	84	2005	✓		3/4***		2/3***			2/2***	100%
Mr André Wilkens***	74	2007				3/3***	2/3***	2/2***		2/2***	100%
Executive directors
Mr Peter Steenkamp	63	2016								5/5	100%
Ms Boipelo Lekubo	40	2020								5/5	100%
Mr Harry Mashego	59	2010								5/5	100%

as at 30 June 2023
*    Includes ad-hoc meetings for the year.
**    Appointed chairman in 2004.
*** On 29 November 2022, Harmony announced the retirement of Mr Joaquim Chissano and Mr Andre Wilkens as directors from 29 November 2022.
^ On 18 August 2022, Mr Bongani Nqwababa was appointed as chairperson of the investment committee and member of the remuneration committee. Mr Martin Prinsloo was appointed member of the technical and investment committees.

BOARD COMMITTEES

The board has delegated particular roles and responsibilities to standing committees based on relevant legal requirements and what is appropriate for the group to achieve the objectives of delegation. The board recognises that duties and responsibilities can be delegated but accountability cannot be abdicated. The board, therefore, remains ultimately accountable.

The following committees have been established:
•Audit and risk
•Social and ethics
•Remuneration
•Nomination
•Investment
•Technical.

A brief description of each committee, its functions and key activities and actions in FY23 appears on the following pages.

Terms of reference
Formal terms of reference have been adopted for each board committee and are reviewed annually (and when necessary) to ensure the content remains relevant. The terms of reference address, as a minimum, the recommended items in King IV.

Committee membership
In considering committee membership, the board, assisted by the nomination committee, is mindful of the need for effective collaboration through cross-membership between committees, where required. The timing of committee meetings is coordinated to facilitate and enhance the effective functioning and contribution of each committee. Duties and responsibilities are documented to clearly define the specific role and positioning of each committee on topics that may be within the mandate of more than one committee. Committee membership has also been addressed to ensure a balanced distribution of power across committees so that no person has the ability to dominate decision making and no undue reliance is placed on any one person.

The board is satisfied that each committee, as a whole, has the necessary knowledge, skills, experience and capacity to execute its duties effectively and with reasonable care and diligence. Each committee has a minimum of three members. Members of executive and senior management are invited to attend committee meetings as deemed appropriate and necessary for the effective functioning of the committee.

In FY23, the majority of members of all board committees remained independent non-executive directors. All board committees were chaired by an independent non-executive director, except for the technical committee, chaired by André Wilkens (prior to 29 November 2022), being a non-independent and non-executive directors. The board remains confident that his leadership as chair of the technical committee (prior to 29 November 2022) was in the best interests of the company, based on his extensive knowledge of the specific areas of responsibilities of the committee.

Committee meetings
Any director who is not a member of a specific committee is entitled to attend meetings as an observer, but not entitled to participate without the consent of the committee chairperson. Such directors have no vote in meetings and will not be entitled to fees for attendance, unless specifically agreed by the board and provided for in the board fee structure as approved by shareholders. As part of the board induction process, Mr Bongani Nqwababa and Mr Martin Prinsloo (accompanied by Ms Karabo Nondumo and Mr Peter Turner) attended a site visit in for the Eva Copper Project in Australia to further acclimate them to the Harmony board.

The board considers recommendations from its committees in matters requiring its approval, but remains responsible for applying its collective mind to the information, opinions, recommendations, reports and statements presented by the committees.

Audit and risk committee

Member	Committee tenure
J Wetton (chairperson)*	12 years
Karabo Nondumo	10 years
Given Sibiya	4 years
Bongani Nqwababa	1 year
Martin Prinsloo	1 year
* Appointed as chairperson on 15 December 2021.

Primary functions
•Monitors operation of an adequate system of internal control and control processes
•Monitors preparation of accurate financial reporting and statements in compliance with all applicable legal and corporate governance requirements and accounting standards
•Monitors risk management, ensures significant risks identified are appropriately addressed and supports the board in overall governance of risk.

Social and ethics committee

Member	Committee tenure
Karabo Nondumo (chairperson)*	1.5 years
John Wetton	12 years
Mavuso Msimang	12 years
Given Sibiya	1.5 years
Joaquim Chissano**	16 years
*    Appointed as chairperson on 15 December 2021.
**    Retired as member and director on 29 November 2022.

Primary functions
•Oversees policy and strategies on occupational health and employee wellbeing, environmental management, corporate social responsibility, human resources, public safety and ethics management
•Monitors implementation of policies and strategies by executives and their management teams for each discipline noted above
•Assesses Harmony’s compliance against relevant regulations
•Reviews material issues in each of the above disciplines to evaluate their relevance in the reporting period, and to identify additional material issues that warrant reporting, including sustainability-related key performance indicators and levels of assurance.

Key activities and actions in FY23
•Reviewed and recommended the social and ethics committee report to be included in the integrated annual report
•Reviewed and considered the social, economic, human capital, environmental, health and safety issues affecting the company’s business and stakeholders
•Reviewed and considered the effect of the company’s operations on the economic, social and environmental wellbeing of communities, as well as significant risks within the ambit of its responsibilities
•Considered its oversight role in terms of ESG and monitored ESG risks and opportunities
•Approved material elements of sustainability reporting and key performance indicators that were externally assured
•Considered and monitored the company’s internal and external stakeholder relations
•Considered and approved Harmony’s sustainable development framework and policy
•Considered and approved the Harmony’s health and safety policy
•Considered and approved the Harmony’s human rights policy
•Considered and approved the Harmony’s whistleblowing policy
•Considered the governance of ethics and ethical leadership
•Reviewed and recommended the committee’s terms of reference to the board for approval
•Considered the company’s overall people development strategy
•Considered the company’s overall water management strategy
•Discussed the company’s gender survey results with recommendations for implementation by management
•Reviewed and recommended the company group behavioural code and code of conduct
•Attended a site visit for a detailed update on the Zaaiplaats major capital project – focusing on environmental and social matters.

Remuneration committee

Member	Committee tenure
Vishnu Pillay (chairperson)*	6 years
John Wetton	12 years
Bongani Nqwababa	1 year
André Wilkens**	14 years
*    Appointed as chairperson on 11 May 2017.
**    Retired as member and director on 29 November 2022.

Primary functions
•Ensures directors and executive management are fairly rewarded for their contribution to Harmony’s performance
•Assists the board in monitoring, reviewing and approving Harmony’s compensation policies and practices, and administration of its share incentive schemes
•Operates as an independent overseer of the group remuneration policy and makes recommendations to the board for final approval.

Key activities and actions in FY23
•Reviewed benefits and remuneration principles for Harmony executive management
•Received and discussed a summary of the suite of Harmony executive management incentive schemes to obtain a holistic view
•Reviewed and recommended the committee’s terms of reference to the board for approval
•Reviewed and recommended the company’s incentive plan policy to the board for approval
•Reviewed the company’s overall retention strategy and policy based on global trends on staff retention
•Considered and recommended the remuneration policy and implementation report to the board for inclusion in the notice of annual general meeting for consideration by shareholders as non-binding advisory resolutions
•Reviewed executive directors and executive management’s remuneration benchmarks and recommended their annual salary increases to the board for approval

•Reviewed the annual salary increases of the group company secretary and chief audit executive
•Reviewed non-executive director fees with the assistance of an independent service provider
•Considered and recommended the company’s total incentive plan balanced scorecard for FY24 for board approval
•Received training on trends in sustainable remuneration.

Nomination committee

Member	Committee tenure
Mavuso Msimang (chairperson)*	11 years
Dr Patrice Motsepe	20 years
Vishnu Pillay	4 years
Karabo Nondumo	1.5 years
*    Appointed as chairperson on 10 May 2018.

Primary functions
•Ensures procedures governing board appointments are formal and transparent
•Makes recommendations to the board on all new board appointments
•Reviews succession planning for directors and other members of the executive team and oversees the board’s self-assessment process.

Key activities and actions in FY23
•Reviewed succession planning for directors and other members of the executive team and oversaw the board’s self-assessment process
•Reviewed and recommended the committee’s terms of reference to the board for approval
•Reviewed and recommended for re-election directors who retire by rotation in terms of the company’s memorandum of incorporation
•Reviewed and made recommendations on the composition, structure and size of the board and its committees, in line with the board’s policy on gender and race diversity
•Considered the positions of the chairman and deputy chairperson of the board and lead independent director and made recommendations to the board
•Reviewed and recommended the independence of non-executive directors (especially independent non-executives serving on the board for longer than nine years)
•Reviewed and recommended immediate and long-term succession plans for the board, chairman of the board, chief executive officer, executive management and the group company secretary
•Considered the programme in place for the professional development of directors and regular briefings on legal and corporate governance developments, risks and changes in the external operating environment of the organisation
•Considered the policy on the promotion of broader diversity at board level, specifically focusing on the promotion attributes of gender, race, culture, age, field of knowledge, skills and experience.

Investment committee

Member	Committee tenure
Bongani Nqwababa (chairperson)*	1 year
John Wetton	12 years
Karabo Nondumo	10 years
Vishnu Pillay	10 years
Peter Turner	3 years
Martin Prinsloo	1 year
André Wilkens**	15 years
Joaquim Chissano**	3 years
*    Appointed as chairperson on 17 August 2022.
**    Retired as member and director on 29 November 2022.

Primary functions
•Considers projects, acquisitions and disposals in line with Harmony’s strategy and ensures due diligence procedures are followed
•Conducts other investment-related functions designated by the board.

Key activities and actions in FY23
•Considered investments, proposals, projects and proposed acquisitions in line with the board’s approved strategy and delegation of authority as well as the committee’s terms of reference
•Considered the company’s exploration expenditure
•Reviewed and recommended the budget and business plans for FY24
•Reviewed and recommended the committee’s terms of reference to the board for approval
•Post-investment monitoring of recent acquisitions
•Attended a site visit for a detailed update on the Zaaiplaats major capital project.

Technical committee

Member	Committee tenure
Peter Turner (chairperson)*	3 years
Vishnu Pillay	10 years
Martin Prinsloo	1 year
André Wilkens**	14 years
*    Appointed as chairperson on 23 February 2023.
**    Retired as member and director on 29 November 2022.

Primary functions
•Provides a platform to discuss strategy, performance against targets, operational results, projects and safety
•Informs the board of key developments, progress against objectives and challenges facing operations
•Reviews strategic plans before recommending to the board for approval
•Provides technical guidance and support to management.

Key activities and actions in FY23
•Monitored safety across all operations
•Monitored exploration and Ore Reserves in South Africa and Papua New Guinea
•Monitored all South African and Papua New Guinean operations
•Considered and approved the company’s health and safety policy
•Evaluated and considered Harmony’s risks, and measures taken to mitigate those risks
•Reviewed and recommended to the board the company’s annual budget and business plans for FY24
•Considered investments, proposals, projects and proposed acquisitions from a technical viewpoint
•Reviewed and recommended the committee’s terms of reference to the board for approval
•Attended a site visit for a detailed update on the Zaaiplaats major capital project.

REMUNERATION REPORT

‘’The appropriate human resource driven by diversity and appropriate pay remains the key focus of this committee.”

Dear shareholder
It gives me great pleasure to present the 2023 remuneration report on behalf of the remuneration committee (Remco).

Through the Remco, the board continues to make strides in sustaining remuneration policies and practices that are aligned with Harmony’s strategic objectives. This is outlined throughout Harmony’s integrated reporting suite.

Despite a challenging local and global macro-economic environment, the rising costs of living (driven by post pandemic inflation rates), as well as the energy crisis exacerbated by the conflict in Europe, Harmony remains committed to its growth strategy through appropriate investments to reduce its all-in sustaining costs, increase safe production and ensure operational continuity. To enable this, the appropriate human resource driven by diversity and appropriate pay remains the key focus of this committee. This is further supported by ensuring that Harmony pays a living wage to its workforce.

2023 focus areas
We have updated the measurement approach for two measures on the total incentive plan scorecard proposed for FY24 for practical reasons which we believe retains the degree of stretch in the targets for these measures.

•The Total Shareholder Return (TSR) will be measured on a trailing three-year basis as before but will be measured on 30 June of the performance year from FY24 onwards, rather than at the end of August. The reason for this change is for practical reasons, so that the measurement period is aligned with that of the other measures, and that the TSR measure can be signed off and approved earlier in the year-end governance process. This change in measurement date is unlikely to systemically advantage or disadvantage employees.
•Additions to Reserves will be measured on a three-year trailing basis rather than a year-on year basis. Again, this is unlikely to advantage or disadvantage employees on average over the medium term. Reserve additions tend to be irregular, this change will smooth the measurement process and will avoid “feast or famine” outcomes.

We have noted that the market positioning of the total on-target remuneration of our executive management, particularly the long-term incentive portion, has declined over time despite the increase in the global complexity of our business and the increase in competition for scarce mining skills. We have therefore implemented a moderate increase in the total incentive awards as a percentage of Guaranteed Package to enhance our market positioning and reflect the increased complexity of our senior executives’ roles.

We note that our incentive percentages have remained static for many years – the Total incentive percentage maintained the combined on-target values of the cash incentives and performance share awards that it replaced. The increased incentive awards remain well within market norms, are 100% subject to company performance and will assist in maintaining our competitive value proposition to attract, reward and retain people to deliver our strategy.

We continue to monitor the implementation of the multi term wage agreement, as introduced in 2021.

In the spirit of applying fair and responsible pay principles in FY23, an average increase of 6% in guaranteed remuneration packages for non-bargaining-unit employees was awarded and 7.08% for bargaining-unit employees, in line with collective bargaining agreements.

We had previously reported on the Palma Ratio of our employees’ remuneration as the measure of our “pay gap”, however the ratio of the total remuneration of the top paid 5% of our employees compared to that of the lowest paid 5% was introduced into the Companies Amendment bill that has been circulated for public comment, and so we have reported our pay gap on this basis in this report.

Growth strategy and performance highlights
In line with our strategic objectives of transitioning into a low-cost gold and copper mining company, Harmony entered into an agreement to acquire Eva Copper Project and a package of regional exploration tenements from Copper Mountain Mining Corporation on 6 October 2022. In addition, significant strides to securing the special mining lease for Wafi-Golpu Project was obtained with the signing of a framework memorandum of understanding by the Wafi-Golpu Joint Venture (to which Harmony is a partner) and the independent State of Papua New Guinea. Over and above this, the past four years saw Harmony add gold ounces by acquiring Moab Khotsong, reinvesting in Hidden Valley (Papua New Guinea), and acquiring Mponeng and related assets. We continue to demonstrate our ability to successfully integrate our new acquisitions to increase our production profile in South Africa and Papua New Guinea while sustaining communities around our mining operations and preserving jobs.

Safety
The remuneration committee acknowledges and mourns the tragic loss of six employees in the course of duty at our South African operations in FY23.

The nature of our business places an emphasis on safe production as our number one priority. To that end, we continue to follow an integrated risk management approach, which includes safety training, awareness campaigns, safety days at each operation and equipping our employees with the necessary skills to identify hazards and act safely. Safe production is a responsibility that we take very seriously. Every person has the right to withdraw from an unsafe area and employees are encouraged to report unsafe working conditions. With each accident, a thorough investigation is conducted, and lessons learnt are shared throughout the company.

Harmony recognises that the number of loss-of-life incidents across the group is unacceptable and that every effort is continuously being made to achieve a state of reduced harm. To this end, a comprehensive broad-based strategy is being implemented across the organisation that covers medical care and wellness, risk management and individual assessment of risk propensity and a leadership learning and training programme.

It is envisaged that this intervention will take between five to seven years to fully embed and complete. We are currently in year 7 of its implementation. Initial benefits of the programme are beginning to be recorded at individual operations.

Additionally, employees are held accountable for not complying with safety regulations. Initiatives to improve safety cannot, however, focus solely on discipline and training. They also include mining practice and the use of monitoring technology. The desired safety outcomes are therefore pivotal and reinforced in our remuneration policy.

Safety carries a weighting of 15% of the total score on the balanced scorecard. A score of 14.77% was awarded in the FY23 balanced scorecard for lost-time injury frequency rate (LTIFR) as a final outcome in accordance with the policy regarding loss-of-life incidents.

Changes to the Remuneration policy for FY24
Harmony ESOP
Harmony established the Harmony Employee Share Ownership Scheme (also known as the Sisonke share scheme or ESOP) on 15 January 2019 to provide employees with an ownership interest in Harmony and to empower and create potential wealth for employees. The Harmony ESOP had a lock-in three-year period that expired on 15 January 2022.

All permanent employees in Category 4-8, Miners and Artisans, and Officials Bargaining Unit that were in service on 11 February 2019 received a once-off allocation of 225 units (shares), while new appointments from 9 May 2019 received a pro rata allocation based on the number of months these employees participated in the ESOP up to its expiry on 15 January 2022.

A new ESOP is being considered in collaboration with all stakeholders to further create and enhance shared value for all beneficiaries and will be implemented in 2024, subject to shareholder approval.

King IV principles
The remuneration committee continues to compare local and global remuneration trends with our remuneration strategy. At the 2022 annual general meeting, the non-binding advisory vote on the remuneration policy was supported by 97.69% of the votes exercised on the resolution. The implementation of the remuneration report was supported by 98.10%.

As required by the Companies Act and King IV, in the event that either the remuneration policy or the implementation report, or both, are voted against by 25% or more, the board will engage with shareholders to understand concerns raised. This engagement may be done by virtual meeting or in writing and will be implemented at a time after the release of the voting results. Where possible and prudent, objections are taken into consideration when formulating any amendments to the company’s remuneration policy and implementation report in the following financial year.

The committee is also satisfied that the remuneration policy has achieved its stated objectives for the year.

Use of consultants and their independence
During the year, we employed the services of RemChannel (Old Mutual) and Bowmans for advice on remuneration matters. The committee is satisfied that their advice was independent and objective.

Statement on effectiveness of policy
We are satisfied that our policy has generally achieved its objectives, although much room exists for improvement of our safe production performance. We remain confident that the total incentive plan will further enhance our company performance,ability to attract and retain critical skills, deliver returns to shareholders and support our growth objectives.

In closing
I remain grateful to the board, remuneration committee members and executive management for their support and commitment in FY23. The committee is confident that it has discharged its duties with diligence, ensuring that fair and responsible remuneration practices are executed equitably.

No member of the committee has a personal interest in the outcome of decisions made in the review period, and all three members are independent non-executive directors. The chairman of the board is not a member of the committee.

Vishnu Pillay
Chairperson: remuneration committee

25 October 2023

PART 1: REMUNERATION POLICY
Harmony’s reward strategy underpins our business strategy of safely producing profitable ounces, increasing our margins and expanding our Reserves and Resources through organic growth and acquisitions.

To sustain this growth, we rely on experienced, skilled teams who live our values and maintain stakeholder relationships to grow profits safely and support a sustainable company.

Our remuneration policy has been designed with our business strategy in mind – to attract and retain these experienced, skilled teams, and to motivate them to achieve our key business goals. To ensure this happens, we need to be certain that all elements of our remuneration and wider reward offerings are aligned, fair and competitive. In determining remuneration, the remuneration committee considers shareholders’ interests as well as the financial health and future of the company.

Gender and race equality
Harmony’s remuneration policy is to remunerate based on an individual’s ability, skills, knowledge and experience. Men and women, irrespective of their race or any other arbitrary factor, are paid equally for equivalent roles.

Fair and responsible pay
Harmony is committed to the concept of a living wage, which is based on the philosophy of fair and responsible pay. It embodies our initiatives to enhance the lives of our employees by enabling them to improve their living conditions, and to have better access to social services, healthcare, education and training.

Total incentive plan
The total incentive is determined every year on the following basis:

Total incentive (R)	=	Guaranteed pay (R)	X	On-target factor (%)	X	Balanced scorecard result (%)

The formula above has been updated so that the outcome is based on the “On-target” factor (%), rather than the maximum Participation Factor, where the On-target factor is equal to 60% of the maximum Participation Factor, and the Balanced Scorecard outcome is recalibrated to 100% for On-target performance, 67% for Threshold performance and to 167% for Stretch performance. This has no mathematical impact on the outcomes of the total incentive awards but enables more realistic communication of expected outcomes. The maximum Participation outcome is unlikely due to the low probability of reaching stretch performance for all measures simultaneously, whereas the On-target factor correctly expresses the appropriate reward for target performance. For FY23 total On-target factor for the CEO is therefore 60% of 250%, equalling 150% for Guaranteed pay, with 40% of this settled in cash (60% of guaranteed package) and 60% in deferred shares (90% of guaranteed package). For FY23 total On-target factor for the Financial director, other executive directors and prescribed officers is therefore 60% of 230%, equalling 138% for Guaranteed pay, with 40% of this settled in cash (55.2% of guaranteed package) and 60% in deferred shares (82.8% of guaranteed package).

For the reasons explained in the background statement to this report, for FY24 a moderate increase in the On-target total incentive factors has been implemented, with the CEO’s total On-target factor increasing from 150% to 180% of Guaranteed package (72% in cash and 108% in deferred shares) and the total On-target factor for the Financial director, other executive directors and prescribed officers increasing from 138% to 150% of Guaranteed package (60% in cash and 90% in deferred shares).

The balanced scorecard result includes a number of key short- and long-term company performance measures (to be measured over trailing three- and one-year periods). The measures are reviewed and defined annually with appropriate weightings.

A portion of the total incentive is paid immediately in cash and the balance is settled by means of deferred shares, which vest at a rate of 20% per annum over the next five years for executive directors and prescribed officers, and 33.33% per annum over the next three years for management.

In the event of fault termination of employment, including resignation and termination for disciplinary reasons, all unvested deferred shares are forfeited.

A provision for no fault terminations has been approved. This means that the awards of executives and management employees who leave the company in good standing, do not vest early (on a time-prorated basis) on termination of employment but will continue in force to vest on the original vesting dates.

Each element of the total incentive plan is described below.

Element		Description
Guaranteed pay excludes short- and long-term incentives. To compete effectively for skills in a challenging employment market, we identify the target market to use in benchmarking guaranteed pay. This target market includes organisations or companies that employ similar skills sets to those we require. Comparisons are made predominantly within the South African mining sector to ensure that Harmony remains competitive. The median of the target market is used as the basis of our pay ranges. This same philosophy is applied to our South-east Asia operations.
Total On-target factor (as explained more fully above)		Employee	% guaranteed pay
		Chief executive officer	150% for FY23, increased to 180% in FY24
		Financial director, other executive directors and prescribed officers	138% for FY23 increased to 150% for FY24
Balanced scorecard result	Cash portion of total incentive (40%)	A portion of the total incentive is settled in cash immediately when the balanced scorecard results for the financial year have been determined and approved by the board.
		Cash portion (balance settled in deferred shares)	% of incentive
		Chief executive officer	40%
		Financial director, other executive directors and prescribed officers	40%
Deferred share portion of total incentive (60%)
The balance of the total incentive is settled in deferred shares, vesting at a rate of 20% per annum over the next five years for executive directors and prescribed officers, and 33.33% per annum over the next three years for management.

FY24 balanced scorecard

	Scorecard component	Group (%)	South Africa operations (%)	South-east Asia operations (%)
Shareholder value	Total shareholder return (absolute)	8.34	6.67	6.67
	Total shareholder return (relative to SA JSE-listed gold-mining comparators)	8.33	6.67	6.67
	Total shareholder return (relative to FTSE Gold Mines Index)	8.33	6.66	6.66
Financial and operational	Production	20.00	35.00	35.00
	Total production cost	15.00	20.00	20.00
	Free cash flow	10.00	—	—
Growth	Development	—	10.00	10.00
	Additions to Mineral Reserves	10.00	—	—
	Project execution (for future measurement)	—	—	—
Sustainability	Safety performance: Lost-time injury frequency rate (LTIFR)	15.00	15.00	15.00
	Environmental, Social and Governance (ESG)	5.00	—	—
Total		100.00	100.00	100.00

Applicable Balanced score card for Eligible operations/divisions	Functions	% Participation
Group
CEO Office, Prescribed Officers, Group COO – Operations, Group COO – Business development & Growth, New Business Development & Growth Managers and Corporate Services Managers exclusively allocated to a Group and Corporate function
100% Group
SA Operations
Executive Operating Officer, Executive Managers, all on-shaft SA Ops Managers and off-shaft Services Managers exclusively allocated to SA Ops Services (Free State Services, Moab Khotsong Services, Mponeng Services and Randfontein Office Services)
100% SA
SEA* Operations	Executive Operating Officer, Executive Managers, all on-mine and off-mine SEA Ops Managers and SEA Managers exclusively allocated to SEA Ops	100% SEA
SEA* - Shared Service resources	Specific sub-functions of Finance and commercial services, HR and other	% Split to be determined by time spent on each function respectively between SEA and Group divisions.
*South-east Asia

Scorecard components
Total shareholder return
Shareholder value is measured as total shareholder return (TSR) over a three-year period ending in August (for the FY23 scorecard) and ending in June of each year from FY24 onwards.
It comprises two components:
•Absolute performance over the measurement period, compared to the company’s cost of equity (COE), taking into account the growth in the company’s share price and the value of dividends paid, and
•Relative performance of the company versus SA JSE-listed gold-mining comparators and FTSE Gold Mines Index over the measurement period.

The threshold, target and stretch performance criteria for TSR (with the recalibrated scorecard outcomes as explained above) are set out below:

	Scorecard component	Principle	Threshold 67%	Target 100%	Stretch 167%
Shareholder value	TSR (absolute)	To be measured over a three-year period ending in June of each year	COE + 0% per year	COE + 3% per year	COE + 6% per year
	TSR (relative)	To be measured over a three-year period relative to South African JSE-listed gold-mining comparators	On index	Index plus 10%	Index plus 20%
	TSR (relative)	To be measured over a three-year period relative to the FTSE Gold Mines Index	On index	Index plus 10%	Index plus 20%

Financial and operational performance
Financial and operational performance comprises gold production and cost management for the financial year measured against the board-approved business plan.
•Production
–Total gold production against board-approved business plan for the year
•Total production cost(SA) and (SEA)
–Total cash operating cost and total capital expenditure for the year
•Free cash flow
–Cash flow generated by operations adjusted for exploration capital, dividends and the effect of commodity price and exchange rate changes in excess of 10% (higher or lower).

The threshold, target and stretch performance criteria are set out below:

	Scorecard component	Principle	Threshold 67%	Target 100%	Stretch 167%
Financial and operational	Production	To be measured against board-approved plan	(5)%	Plan	5%
	Total production cost (SA) and (SEA)	To be measured against board-approved plan	(5)%	Plan	5%
	Free cash flow	To be measured against board-approved plan	(30)%	Plan	30%

Growth
Growth comprises three areas:
•Development
–Development is measured against the board-approved business plan of ongoing capital development – the development of reef and waste metres (South Africa) and waste tonnes (South-east Asia) for the financial year.
•Addition to Mineral Reserves
–Addition to Mineral Reserves through acquisitions and major capital projects which will be calculated on a three-year period rolling average starting from FY24.
•Project execution.

The threshold, target and stretch performance criteria are set out below:

	Scorecard component	Principle	Threshold 67%	Target 100%	Stretch 167%
Growth	Development	To be measured against board-approved plan as a leading indicator of medium-to long-term sustainability	(5)%	Plan	5%
	Addition to Mineral Reserves	Will measure Ore Reserve addition on a three-year period rolling average on pre-depletion basis excluding asset sales	+1.5Moz	+2Moz	+2.5Moz
	Project execution	For future measurement

Sustainability
Sustainability comprises two components:
•Safety performance: LTIFR
–LTIFR will be measured against the board-approved plan
•ESG
–ESG will be measured on the basis of continued inclusion in the FTSE4Good Index as verified by FTSE Russell.

The threshold, target and stretch performance criteria are set out below:

	Scorecard component	Principle	Threshold 67%	Target 100%	Stretch 167%
Growth	LTIFR	To be measured against board-approved plan	(5)%	Plan	5%
	ESG	To be measured on the basis of continued inclusion in the FTSE4Good Index as verified by FTSE Russell	Yes		No
			5%		N/a

Minimum shareholding requirement
We have encouraged executive directors and prescribed officers to retain performance shares when they vest and a minimum shareholding requirement (MSR) was again confirmed in the new total incentive plan to achieve this. The requirement provides that:
•50% of the shares that will vest to an executive director or prescribed officer will, immediately prior to the applicable vesting date, be automatically locked up on the terms and in accordance with the MSR
•The lock-up will apply for as long as the relevant target MSR applicable to the executive director or prescribed officer has not been met
•Once the relevant target MSR has been met, any deferred shares that subsequently vest in and are settled to an executive director or prescribed officer will vest and be settled in accordance with the terms of the deferred share plan
•An executive director or prescribed officer may elect to voluntarily lock-up shares that vest in terms of the deferred share plan even if it results in locked-up shares exceeding the target MSR – if the locked-up shares exceed the target MSR, the excess shares will remain in lock-up until the next vesting date (in terms of any relevant Harmony share incentive plans applicable at the time) at which point the excess shares will be released from lock-up and settled in accordance with the terms of the deferred share plan.

The minimum shareholding requirement will continue to apply to an executive director or prescribed officer as long as they remain an executive director or prescribed officer.

If an executive director or prescribed officer ceases to be employed by the group for any reason, their locked-up shares will be released from the lock-up on the date of terminating employment.

Target MSR
The target MSR is the relevant target minimum shareholding value (expressed in South African Rand) that is required to be held by an executive director or prescribed officer from time to time pursuant to this MSR being a minimum of 100% of their respective cost to company.

Measurement of target MSR
Each tranche of locked-up shares will be deemed to have a value for the purposes of determining whether the target MSR has been met, equal to the one-day volume-weighted average price (VWAP) of a share in South African Rand (ZAR) at the date of such lock up, multiplied by the number of shares to be locked up in such tranche. This value will be increased yearly by the applicable consumer price index (CPI) rate for the year.

Trading restriction
Appropriate entries in the relevant registers will be made to record that all the executive director or prescribed officer’s shares, which are subject to the lock-up, will be noted by the relevant central securities depository participant in terms of section 39 of the Financial Markets Act and the appropriate flag placed on the relevant securities account.

Voting and dividends
An executive director or prescribed officer will, in respect of vested shares that are subject to the lock-up:
•Exercise all voting rights in respect of such shares
•Receive all distributions payable in respect of such shares.

Application to foreign prescribed officer
The target MSR of the foreign prescribed officer will be determined on the date on which this MSR is adopted or first applies to the foreign prescribed officer (whichever occurs first). In calculating the target MSR of the foreign prescribed officer, the company will use the cost to company (in ZAR) of the Group Chief Operating Officer-Operations.

The ZAR value of any shares that are to be locked up (in terms of this MSR) will be determined on the applicable vesting date with reference to the share price on that date.

To determine whether the target MSR has been satisfied, the pre-tax value of the locked-up shares will be taken into account.

Deferred share plan limit
The overall limit for deferred shares, issued under the 2018 deferred share plan, is 5% of the shares in issue at the time the plan was approved, amounting to 25 000 000 shares. The individual limit is 0.6%, amounting to 3 000 000 shares.

Pay mix for prescribed officers
The tables below illustrate the pay mix for prescribed officers, based on achieving minimum, on-target and stretch performance. The composition of total remuneration outcomes for FY23 and FY24 is illustrated below.

Chief executive officer
FY23 pay mix

	Minimum (%)	On-target (%)	Stretch (%)
Salary benefits	85	85	85
Retirement savings and contributions	15	15	15
Guaranteed pay	100	100	100
Short-term incentive	—	60	100
Long-term incentive	—	90	150
Total remuneration	100	250	350

Chief executive officer
FY24 pay mix

	Minimum (%)	On-target (%)	Stretch (%)
Salary benefits	85	85	85
Retirement savings and contributions	15	15	15
Guaranteed pay	100	100	100
Short-term incentive	—	72	120
Long-term incentive	—	108	180
Total Remuneration	100	280	400

Other executives (financial director, other executive directors and prescribed officers)
FY23 pay mix

	Minimum (%)	On-target (%)	Stretch (%)
Salary benefits	90	90	90
Retirement savings and contributions	10	10	10
Guaranteed pay	100	100	100
Short-term incentive	—	55	92
Long-term incentive	—	83	138
Total remuneration	100	238	330

Other executives (financial director, other executive directors and prescribed officers)
FY24 pay mix

	Minimum (%)	On-target (%)	Stretch (%)
Salary benefits	90	90	90
Retirement savings and contributions	10	10	10
Guaranteed pay	100	100	100
Short-term incentive	—	60	100
Long-term incentive	—	90	150
Total Remuneration	100	250	350

Average monthly wages and benefits underground
FY23 policy

Total remuneration	Category 4 (%)	Category 8 (%)
Fixed earnings	64	62
Company benefits	14	12
Guaranteed pay	78	74
Variable pay	22	26
Total remuneration	100	100

Each component includes:
•Fixed earning: Basic pay, service increment, 13th cheque, living-out allowance
•Variable income: Average overtime, shift allowance, average bonus, meal allowance, unemployment insurance fund/skills development levy, insurance benefit
•Company benefits: Employer provident/pension fund and medical aid.

Non-executive director fees
Market comparisons, the fiduciary risks carried by non-executive directors, their workload, time commitments, expertise and preparation expected of each non-executive director role are considered when reviewing our non-executive director fees.

Harmony’s philosophy on remunerating non-executive directors is to ensure that they are fairly rewarded for their contribution to the company’s governance. Non-executive directors’ fees are reviewed annually and compared to the market median of companies of comparable size and complexity to ensure they remain fair and competitive.

The Non-executive director fees were benchmarked against a comparator group of JSE listed mining companies and the current fee levels are reasonably aligned to the median of the comparator group. Based on this analysis an inflationary increase of 5.5% is proposed in FY24 for non-executive director fees. This is consistent with executive increases.

In line with the recommendations of King IV, our non-executive directors are paid a retainer for board meetings and attendance fee for every board meeting attended. Non-executive directors also receive a retainer for serving on a committee. In addition, a per-day ad hoc fee is paid for site visits, special meetings or attending to company business. This fee is reduced commensurately to reflect time actually spent in this regard which is shorter than a full day.

Non-executive directors do not receive share options or other incentive awards correlated with the share price or group performance, as these may impair their ability to provide impartial oversight and advice.

Performance of management
The personal performance of employees will not be taken into account in determining the total incentive plan outcome. Harmony follows a team-based balanced scorecard approach in determining incentive awards. All management employees are assessed every year against set key performance indicators which are used to guide the development and promotion of such employees.

Contracts, severance and termination
Executive directors and executive managers have employment contracts with Harmony that include notice periods of up to
90 days. There are no balloon payments on termination, automatic entitlement to bonuses or automatic entitlement to share-based payments other than in terms of the company’s approved share incentive plans.

Malus and clawback
Malus is the forfeiture of a variable pay award before it vests or is settled, and clawback refers to a requirement to repay some or all of an award after it has vested or is settled.

The remuneration committee has the discretion to determine that a prescribed officer or executive manager’s total share plan award is subject to reduction, forfeiture or clawback (in whole or in part) if:

•There is reasonable evidence of misbehaviour or material error by a prescribed officer or executive manager
•The financial performance of the group, company, employer company or relevant business unit for any financial year, used to determine an award, have subsequently appeared to be materially inaccurate
•The group, company, employer company or relevant business unit suffers a material downturn in its financial performance for which the prescribed officer or executive manager can be seen to have some liability
•The group, company, employer company or relevant business unit suffers a material failure of risk management for which the prescribed officer or executive manager can be seen to have some liability or in any other circumstances if the remuneration committee determines that it is reasonable to subject the awards of one or more prescribed officers or executive managers to reduction or forfeiture.

Procedures to impose any malus or clawback provisions must be initiated within three years of the award. To eliminate doubt, the provisions of this malus and clawback policy do not detract from any other legal rights or measures the company has as recourse for acts of fraud, wrongdoing and/or negligence by its prescribed officers or executive management.

Shareholder feedback
We maintain open communication channels with our shareholders, listen to feedback and take action where this is deemed to be in the best interests of the company.

PART 2: REMUNERATION IMPLEMENTATION REPORT ON THE POLICY APPLICABLE IN FY23
This section of the report includes details of the implementation and outcomes of the remuneration policy for FY23. We report on the increase in guaranteed packages and performance outcomes for the total incentive plan.

We have also included disclosure of total single-figure remuneration, the schedule of unvested awards and cash flows for executive directors and prescribed officers in line with the applicable King IV requirements, and with the guidance statement from the Institute of Directors and the South African Reward Association. The remuneration of non-executive directors is disclosed as required by King IV and the Companies Act.

Increases to guaranteed packages during the year
An assessment of executive remuneration was undertaken during the year. Taking into consideration prevailing market conditions, affordability and shareholders’ expectations, an average increase of 6% to guaranteed remuneration packages of management was made in FY23. The average percentage increases awarded to executives, management and bargaining-unit employees staff in, FY21, FY22 and FY23 are illustrated below.

Increase to guaranteed packages (%)
9
8
7
6
5
4
3
2
1
0
7.80
4.50
4.50
4.30
7.08
5.00
5.00
5.67
7.08
6.00
6.00
7.05
FY21 (July 2020 - June 2021)
FY22 (July 2021 - June 2022)
FY23 (July 2022 - June 2023)
Unionised staff (July every year)
Management (January every year)
Executives (August every year)
Consumer Price Index

Pay fairness and equality
In FY23, an average increase of 6% in guaranteed remuneration packages was awarded for management and executives. The bargaining-unit employees received a 7.72% increase as approved in the June 2021 wage agreement. Bargaining-unit employees have received above-inflation increases for the past six years. The average total monthly remuneration of our category 4-8 employees is set out below. We continue to focus on fairly remunerating our employees at this level to address the challenges of inequality and poverty.

Grade

	Fixed earnings (R)	Variable income (R)	Company benefits (R)	Total per month (R)
Category 4 underground employee (general worker)	17 600	6 064	3 671	27 335
Category 8 underground employee (team leader)	21 751	8 952	4 244	34 947

Pay gap ratio

	Number	Sum of Earnings (R)		Ratio (%)	Average Earnings (R)		Ratio (%)
Number of Employees	32 930
5% of employees	1 647	of the top 5%	2 650 557 514		of the top 5%	1 609 325
5% of employees	1 647	of the lowest 5%	341 869 018	7.75	of the lowest 5%	207 571	7.75

Incentive payments attributable to FY23
Total incentive plan
Actual performance outcomes based on the FY23 balanced scorecard for the period 1 July 2022 to 30 June 2023 scores on the basis of achievement out of the maximum score is as follows:

FY23 scorecard result for the group

Performance drivers	Description	Target	Actual	% Achieved	Qlfy	Weighting	Scorecard line result	Final outcome
Shareholder value	Total shareholder return (TSR)
	– TSR absolute	56.00%	(13.00)%	(13.00)%	NO	8.34	—%	—%
	– TSR versus SA JSE-listed gold-mining comparators	10.00%	(15.00)%	(15.10)%	NO	8.33	—%	—%
	– TSR versus FTSE Gold Mines	10.00%	2.00%	2.50%	YES	8.33	45.00%	3.75%
Operational and financial	Kilograms total Harmony	46 326	45 651	98.50%	YES	20.00	54.20%	10.83%
	Total production cost (SA)(Rm)	36 341	36 738	98.90%	YES	12.00	55.60%	6.68%
	Total production cost (SEA) (US$/m)	253	212	116.10%	YES	3.00	100.00%	3.00%
	Net free cash flow	5 262	6 614	125.70%	YES	10.00	94.20%	9.42%
Growth	Reserve addition (Moz)		0.728		NO	10.00	—%	—%
Sustainability	LTIFR total SA ops	6.03	5.74	104.80%	YES	15.00	98.50%	14.77%
	ESG				YES	5.00	100.00%	5.00%
						100.00		53.45%

	FY20	FY21	FY22	Three-year average	FY23	% variation	% of LTIFR awarded
Loss of life incidents versus actual*	6	10	9	8	6	28.00%	100.00%
					Final LTIFR %		14.77%

					Final scorecard result**		53.45%
*    Final LTIFR % after any adjustment for Loss of life incidents as more fully described below.
**    Note that the scorecard outcome will be expressed as a percentage of target from FY24 onwards, so the equivalent score in FY24 will be 53.45/60 = 89.08%.

Transactional arrangements subsequent to group executive structural changes:
The changes to the group executive structure effected 1 February 2023 necessitated some re-alignments in the application of the balanced scorecard for the Group Chief Operating Officers.
•For the remainder of FY23, the Group COO – Operations remained on the current arrangements, i.e. 40% Group and 60% SA Ops.
•New Business Dev and Growth COO and Managers – as from 1 February 2023 these participants had a split of 7/12 months SEA and 5/12 months Group performance vesting % outcome only for FY23.

The LTIFR award percentage was adjusted as follows:
•The actual number of fatalities compared to the average fatalities over the previous 3 years
–Equal to or better than the average – full LTIFR award
–Up to 20% above the average – 60% of LTIFR award
–Between 20% and 40% above the average – 40% of LTIFR award
–More than 40% above the average – 0% of LTIFR award.
–
FY23 total incentive award calculation

Total incentive (R)	=	Guaranteed pay (R)	X	On-target factor (%)	X	Balanced scorecard result (%)

*    Please refer to table on total single-figure remuneration below.

		Total incentive plan (TIP) FY23 award
Executive directors and prescribed officers	Cost to company	Participation factor	BSC results	TIP value*	% settled in cash	TIP cash value*	% settled in shares	DSP awarded**	Vesting years
PW Steenkamp	11 471 980	250%	53.45%	14 867	40%	5 947	60%	107	5
BP Lekubo	7 560 053	230%	53.45%	8 174	40%	3 269	60%	59	5
HE Mashego	5 931 734	230%	53.45%	7 292	40%	2 917	60%	52	5
AZ Buthelezi	5 582 808	230%	53.45%	6 863	40%	2 745	60%	49	5
M Naidoo-Vermaak	5 582 808	230%	53.45%	6 844	40%	2 738	60%	49	5
BB Nel	7 150 000	230%	56.01%	9 211	40%	3 684	60%	66	5
MP Van Der Walt	5 582 808	230%	53.45%	6 863	40%	2 745	60%	49	5
JJ Van Heerden ***	9 307 730	230%	35.18% & 53.45%	9 161	40%	3 664	60%	66	5
*    Figures in R’000.
**    Figures in ‘000.
***As from 1 February 2023 the Prescribed Officer had a split of 7/12 months SEA (BSC results = 35.18%) and
5/12 months Group (BSC results = 53.45%) performance outcome and vesting for FY23.

In addition to the awards in terms of the total incentive plan detailed above a special cash-settled retention award during the financial year was granted to Mr BB Nel, of 100% of his Cost to Company package, settled in two tranches, on the first and second anniversaries of the award. This will take care of a retention period of 36 months (three years) from the date of acceptance of the retention award.This will take care of a retention period of 36 months (3 years) from the date of acceptance of the retention award.
Mr Nel is a seasoned Mining Engineer with extensive managerial experience and has an exceptional track record on delivering on the operational targets. He is a well-qualified mining operations executive with an MBA passed with distinction. His current portfolio that also includes international operations makes him particularly valuable to us. The current situation in the South African Mining Industry with various mining executive vacancies has provided the motivation for the company to retain his skills within the Organisation. His continued employment is of significant importance to maintain our current organisational and strategic objectives.

In 2021, independent market research indicated a deficit to the median of approximately 15% of the remuneration of our
Chief Operating Officers.

To address the deficit, a special adjustment over a two-year period was recommended. In FY22 a special adjustment of 7% (excluding the annual salary increase of 5%) and in FY23, a special adjustment of 4% (excluding the annual salary increase of 6%) was considered and recommended by the committee, which aligned their remuneration to market.

Remuneration of executive directors and prescribed officers
Total single-figure remuneration
Executive director and prescribed officer remuneration, in terms of total single-figure remuneration, as required by King IV and in line with the guideline note issued by the Institute of Directors South Africa and the South African Reward Association (the guideline note), is detailed below.

Remuneration paid for the year ended 30 June 2023

	Salary and benefits	Retirement savings and contributions	Total incentive cash portion accrued	Deferred awards accrued*	Total single figure of remuneration	Less: amount accrued not settled in FY23	Plus: amount of previous accruals settled in FY22	Total cash remuneration
Executive directors
PW Steenkamp	9 687 365	1 734 379	5 946 980	8 920 470	26 289 194	(14 867 450)	3 736 028	15 157 772
BP Lekubo	7 493 390	435 940	3 269 434	4 904 151	16 102 915	(8 173 584)	2 296 544	10 225 875
HE Mashego	5 402 859	817 075	2 916 871	4 375 306	13 512 111	(7 292 177)	1 801 904	8 021 838
Prescribed officers
AZ Buthelezi	4 915 422	726 298	2 745 290	4 117 935	12 504 945	(6 863 225)	1 565 812	7 207 532
M Naidoo Vermaak	4 932 959	787 231	2 737 769	4 106 653	12 564 612	(6 844 422)	1 695 910	7 416 100
BB Nel	6 242 431	1 066 884	3 684 338	12 676 507	23 670 159	(16 360 845)	1 777 854	9 087 169
MP van der Walt	4 786 865	781 337	2 745 290	4 117 935	12 431 427	(6 863 225)	1 551 873	7 120 075
JJ van Heerden[1]	9 080 000	329 000	3 664 368	5 496 551	18 569 919	(9 160 919)	1 977 537	11 386 536
1Salary is paid in A$ and the Rand equivalent is influenced by the weakening or strengthening of the Rand/A$ exchange rate.
* Includes the Deferred Share Portion Accrued of the Total Incentive and the Special Award of R 7 150 000 to Mr BB Nel.

Non-executive directors’ fees
On the recommendation of the remuneration committee, the board proposed increases in fees ranging from 5% to 20% for non-executive directors’ fees, depending on the extent to which the fee for the role was below benchmark, which was approved at the annual general meeting in November 2022. Non-executive director fees paid in FY22 and FY23 are set out below:

Director (R000)	2023[1]	2022[1]
Dr Patrice Motsepe	2 014	1 636
Karabo Nondumo	1 878	1 183
Dr Mavuso Msimang	1 222	1 076
Joaquim Chissano[2]	368	724
Fikile De Buck[3]	—	637
Dr Simo Lushaba[3]	—	591
Modise Motloba[4]	18	1 494
Bongani Nqwababa	1 471	111
Vishnu Pillay	1 332	1 220
Martin Prinsloo	1 346	111
Given Sibiya	1 006	820
Peter Turner	1 181	977
John Wetton	1 541	1 310
Andre Wilkens[2]	497	1 028
Total	13 874	12 918
Notes
1Directors' remuneration excludes value added tax.
2Retired as non-executive director effective 29 November 2022.
3Retired as non-executive director effective 7 December 2021.
4Resigned as non-executive director effective 27 June 2022.

AUDIT AND RISK COMMITTEE: CHAIRPERSON’S REPORT

Dear shareholder
I am pleased to present the audit and risk committee report for the financial year ended 30 June 2023 (FY23).

This report considers those material matters on which the audit and risk committee (the committee) deliberated during the reporting period. These matters extend beyond statutory compliance and relate to the committee’s role in supporting value creation and delivery on Harmony’s strategic objectives.

Introduction
This committee is an independent, statutory committee whose members are appointed annually by Harmony’s shareholders in compliance with section 94 of the South African Companies Act of 2008, as amended (the Act), and the principles of good governance. In addition to this Act, the committee’s duties are guided by the JSE Listings Requirements, the King IV Code on Corporate GovernanceTM* 2016 (King IV) and its terms of reference. Furthermore, the board of directors delegates oversight of specific functions to the committee.

*    Copyrights and trademarks are owned by the Institute of Directors in South Africa NPC and all of its rights are reserved.

Terms of reference and discharge of responsibilities
The formal board approved committee terms of reference, are reviewed and updated annually (or more frequently if required) by both the committee and the board. The committee is satisfied that, during FY23, it has conducted its affairs and discharged its legal and other responsibilities in accordance with its terms of reference.

Composition and function
Members: J Wetton (Chairperson); K Nondumo; G Sibiya; B Nqwababa; M Prinsloo.

Mr Bongani Nqwababa and Mr Martin Prinsloo were elected by shareholders at the 2022 annual general meeting and the rest of the members were re-elected. All members have the appropriate academic qualifications, financial literacy, business and financial acumen. As at the date of this report, the committee has five members, all of whom (in the opinion of the board) are independent non-executive directors.

The chairman of the board is not a member of the committee but may attend meetings by invitation. Board members are entitled to attend committee meetings as observers. However, non-committee members are not entitled to participate without the consent of the chair, do not have a vote and are not entitled to fees for attendance.

The group chief executive officer (CEO) and financial director (FD) – together with members of the executive team and senior managers representing areas relevant to the discussions at the committee, as well as the external auditors, the chief audit executive and assurance providers attend meetings either by standing invitation or as and when required.

The internal and external auditors have unlimited access to the chairperson of the committee. The chief audit executive reports directly to the committee.

Responsibilities
The responsibilities of the committee are set out in the committee terms of reference and include, among others:
•To ensure the integrity of financial statements and related reporting, that they comply with International Financial Reporting Standards (IFRS), the SAICA Financial Reporting Guides and other relevant regulatory bodies stated above and fairly represent the financial position of the group, the company and our operations
•To monitor internal controls, the internal audit function, combined assurance and matters pertaining to the external auditors
•To oversee corporate governance, particularly in relation to legislative and regulatory compliance
•To oversee the management of risk, as well as information technology (IT) governance and cyber security.

The committee believes that it complied with its legal, regulatory and other responsibilities during the past financial year. No major concerns were raised in FY23.

Reporting
The committee reviewed the appropriateness of the following FY23 reports and their related processes:
•Integrated annual report and its related suite of reports
•Mineral Resource and Mineral Reserve statement
•Annual financial statements and accounting practices
•Annual report filed on Form 20-F with the United States Securities and Exchange Commission.

The committee submits that these reports represent a fair view of the group’s performance for FY23 and recommended them to the board for approval.

Duties discharged in FY23
•Reviewed the company’s quarterly, half year and annual financial results

•Ensured it has access to all the financial information of Harmony to allow the company to effectively prepare and report on its financial statements
•Monitored the internal control environment in Harmony and found it to be effective
•Discussed the appropriateness of accounting principles, critical accounting policies, management’s judgements, estimates and impairments, all of which were found to be appropriate
•Executed its responsibility by ensuring that Harmony has established the appropriate financial reporting procedures and these procedures are operating. These procedures, include consideration of all entities included in the consolidated group IFRS financial statements, to ensure that it has access to all the financial information to allow Harmony to effectively prepare and report on its financial statements
•Considered the JSE‘s latest report on the proactive monitoring of financial statements
•Considered the appointment of the external auditor, Ernst & Young Incorporated (EY), as the registered independent auditor for the ensuing year, and provided oversight for the external audit transition with PricewaterhouseCoopers Incorporated (PwC)
•Considered the suitability, and satisfied itself, of the external audit partner firm following assessment of the information provided by that firm, in terms of paragraph 3.84(g)(iii) and paragraph 22.15(h) of the JSE Listings Requirements, to determine the suitability of its appointment as the external audit firm and of the designated individual partner
•Ensured that the appointment of the external audit firm is presented and included as a resolution at the annual general meeting
•Satisfied itself that the external audit firm, EY, was suitable and independent from the company
•Reviewed and approved external audit plans, terms of engagement and fees, as well as the nature and extent of non-audit services rendered by the external auditors
•Evaluated the independence and effectiveness of the internal audit function
•Reviewed and approved internal audit budget, the internal audit charter and risk-based plans
•Evaluated and coordinated the internal audit, external audit and sustainability assurance processes
•Received and considered reports from the external and internal auditors
•Considered the appropriateness, expertise and experience of the FD and the finance function – both were found to be adequate and appropriate
•Evaluated and considered Harmony’s risks, and measures taken to mitigate those risks
•Considered whether IT risks are adequately addressed and whether appropriate controls are in place to address these risks. The committee oversees and monitors the governance of IT on behalf of the board, a task it views as a critical aspect of risk management
•Considered and confirmed the company as a going concern
•Considered and approved the company’s non-audit services policy
•Reviewed and recommended changes to the committee’s terms of reference to the board for approval
•Reviewed the adequacy of the group’s insurance coverage
•Reviewed legal matters that could have a significant impact on the company’s business.

*    Refer to audit firm rotation process in the external auditor section below.

Key focus areas in FY23
Interim and annual financial statements
The annual financial statements have been prepared in accordance with IFRS, SAICA Financial Reporting Guides, the requirements of the South African Companies Act 71 of 2008, the Listings Requirements of the JSE Limited and the recommendations of King IV.

In terms of paragraph 3.84(k) of the JSE Listings Requirements, the committee reviewed and assessed the process implemented by management to enable the CEO and the FD to pronounce on the annual financial statements and the system of internal control over financial reporting. The results from the process were communicated to the committee. The committee considered any deficiencies as well as the appropriateness of management’s response including remediation, reliance on compensating controls and additional review procedures. The committee, on behalf of the board, has noted the final confirmation of the CEO and FD.

External auditor – appointment, independence and tenure
Having considered the external auditor’s previous appointments and the extent of other work undertaken for the group, the committee is satisfied that PwC and EY are independent of the group, as per section 94(8) of the Act. The committee also satisfied itself as to the suitability of PwC and the designated audit partner.

A formal procedure has been adopted to govern the process whereby the external auditor may be considered for non-audit services and the extent of these services is closely monitored by the committee. Total fees approved for the external auditor, PwC, for the year were R58.2 million, of which R58.1 million was for audit-related services, R0.1 million for non-audit services.

PwC has been Harmony’s external auditor for 73 years. At the 2022 annual general meeting, PwC was reappointed as the independent external auditor and undertook to hold office until the end of the 2023 annual general meeting on 30 November 2023.

Mr S Masondo remained the registered lead audit partner responsible for the audit for the financial year ended 30 June 2023.

As part of Harmony’s commitment to transformation, PwC partnered with Ngubane & Co, a level 1 broad-based black economic empowerment company until 31 July 2023. On 1 August 2023, Ngubane & Co merged with RSM South Africa Inc and the subcontracting arrangement was effectively terminated.

Audit firm rotation
In FY21, the committee had recommended, and the board endorsed, the appointment of EY following the conclusion of a comprehensive and rigorous tender process. Shareholders approved EY’s appointment at the annual general meeting held on 29 November 2022. The board is proposing the reappointment of EY at the annual general meeting to be held on 4 December 2023.

PwC continued to act as external auditors of the company for the 2022 and 2023 financial years, following shareholder approval at the 29 November 2022 annual general meeting.

The company, again, thanks PwC for their services over the years and looks forward to beginning a new chapter with EY.

Internal controls and internal audit
Having reviewed the design, implementation and effectiveness of the group’s system of internal financial controls, the committee is satisfied that these are effective and form a reliable basis for the preparation of the financial statements. No findings came to the attention of the committee to indicate any material breakdown in internal controls during the past financial year.

In terms of internal audit, the committee is responsible for:
•Ensuring that the group’s internal audit function is independent and has the necessary resources, standing and authority within the group to enable it to perform its duties
•Overseeing cooperation between internal audit and the external auditors, and serving as a link between the board of directors and these functions.

In line with King IV and its recommendations, the committee has confirmed the effectiveness of the group chief audit executive, Ms Besky Maluleka-Ngunjiri, and is satisfied that she has the appropriate expertise and experience to meet the responsibilities of this position. The chief audit executive reports quarterly, or as necessary, to the committee on internal audit and has direct access to the committee, primarily through its chairperson.

The committee is satisfied that internal audit follows an approved risk-based internal audit plan and regularly reviews the group’s risk profile. Internal audit submits an overall statement on the effectiveness of the group’s governance, risk management and control processes.

Combined assurance
The committee is satisfied that the group has optimised the assurance coverage obtained from management, and internal and external assurance providers. The committee is also satisfied that the various external assurances that are obtained and related systems and procedures are effective in achieving the following objectives:
•Enabling an effective internal control environment
•Supporting the integrity of information used for internal decision-making by management, the board and its committees
•Supporting the integrity of external reports
•Minimising assurance fatigue.

Governance of risk
The committee fulfils a dual function – as an audit committee and as a risk committee. Internal audit conducts regular and full assessments of the risk management function and framework, on which it reports to the committee. The committee is satisfied with the effectiveness of its oversight of risk governance in the group.

In the past year, the committee continued to monitor the newly developed enterprise risk management and resilience policy, risk management guidelines and risk management framework to ensure continued focus on the company’s material risks. The board further approves the group’s risk appetite and tolerance framework.

Appropriateness and experience of FD and effectiveness of the finance function
The committee confirms that it is satisfied that Ms Boipelo Lekubo, the current FD, possesses the appropriate expertise and experience to meet the responsibilities of this position.

Oversight of derivative programme
The committee also monitors and reviews the group’s derivative and hedging strategy. The derivative programmes currently in place were introduced in FY16. In terms of these programmes, up to 20% of gold production may be hedged while transactions for up to 25% of foreign exchange exposure may be entered into.

Technology and information governance
We recognise the increasing importance of technology as both a source of future opportunities and a means by which we conduct our business and improve organisational efficiencies. Accordingly, this committee monitors the governance of technology and information quarterly.

The committee has delegated responsibility to management for digitising the company, implementing enterprise-wide technology and information management policy, and embedding it into the organisation’s day-to-day, medium- and long-term decision-making activities and culture. This ensures operational excellence and delivery on our first strategic pillar.

Given the multiple critical information system changes implemented simultaneously across the organisation, this was a major focus area for the committee during the year. Progress was closely monitored, with management providing detailed quarterly updates on this and on challenges encountered and the steps taken to address such challenges.

In particular during the past year, as part of the process to digitize the company, the committee oversaw management’s implementation of the DMS system which digitized the Engineering maintenance and work order processes. Furthermore the Performance Management system for management employees was implemented as part of the centralized human capital resource management strategic initiatives.

Due to the nature of ever-changing cybercrime attack vectors in both the Information Technology (IT) and Operational Technology (OT) environments, significant effort and focus is required to keep pace and abreast of cyber-related threats. To this end, it is imperative to mitigate risks with controls and investment associated with these threats. This is a major focus area for the committee. As a result, effectiveness is closely monitored, with management providing detailed quarterly updates.

Dividend policy and dividends declaration
The board declared a nil interim ordinary dividend for the year ended 30 June 2023 and declared a final ordinary dividend of 75 SA cents for the year ended 30 June 2023, paid on 16 October 2023 (2022: interim ordinary dividend of 40 SA cents paid on 11 April 2022 and final ordinary dividend of 22 SA cents paid on 17 October 2022). In addition, dividend payments were made in 2022 and 2023 to the non-controlling interest holders in Tswelopele Beneficiation Operation of R16 million and R18 million, respectively.

Harmony declared an annual preference share dividend to the Harmony Gold Community Trust (the Trust). The board declared a preference dividend of R9 million and it was paid to the Trust on 15 August 2023 (2022: R9 million on 10 August 2022).

In considering the payment of dividends, the board, with the assistance of the audit and risk committee, took into account the current financial status of the company and the payment of a proposed dividend subject to the successful application of the solvency and liquidity test as set out in section 4 of the Companies Act of 2008.

The company’s dividend policy remains to pay a return of 20% on net free cash generated to shareholders, at the discretion of the board of directors.

Going concern
The committee has reviewed a documented assessment, including key assumptions prepared by management, of the going concern status of the group.

Integrated annual report
The committee has overseen the integrated reporting process, reviewed the report and has recommended the 2022 Integrated annual report and consolidated financial statements for approval by the board.

Events post year end
•On 3 July 2023 a payment of US$24 million (R450 million), comprising R20 million of capital and R4 million of interest, was made on the US$300 million RCF facility
•On 29 August 2023, a final dividend of 75 SA cents was declared, payable on 16 October 2023
•On 6 September 2023, a payment of US$32 million (R600 million) comprising US$30 million of capital and US$2 million of interest, was made on the US$300 million RCF
•On 8 September 2023, a payment of US$54 million (R994 million), comprising US$50 million of capital and US$4 million of interest, was made on the US$300 million RCF.
In closing
I wish to thank my fellow committee members for discharging their duties professionally and in accordance with the committee mandate, terms of reference and statutory responsibilities.

John L Wetton
Chairperson: audit and risk committee

25 October 2023

SOCIAL AND ETHICS COMMITTEE:
CHAIRPERSON’S REPORT

Dear stakeholder
2023 has presented several disruptive events for the global population. Harmony too has had to navigate around issues of extreme weather events, evolving macro-economic conditions and geopolitical uncertainty. Despite this, Harmony has remained steadfast and successful through these challenges. We have proceeded with our decarbonisation agenda and expanded our portfolio of future facing metals to play our part in supporting worldwide transition to a low carbon future. We remain resolute in uplifting and sharing value with employees and our host communities. We further continue to value our reputation as an ethical and values-driven business.

Mining with purpose is ingrained in our business strategy, business model and processes and is further accentuated by the work of the social and ethics committee. In this year’s ESG report, I am pleased to demonstrate how we moved forward in being purposeful and in creating shared value for our stakeholders.

The report outlines the collective impact of our ESG interventions which saw us achieve leadership positions in the ESG space. We improved our leadership position in the FTSE4Good ESG Index where we featured in the top 95th percentile in the ICB sector; we rank in the top 50 for Sustainalytics within the gold subindustry and our short term and net zero emissions targets have been approved by Science Based Target Initiative (SBTi). We also maintained our inclusion in the Bloomberg gender equality index. This is testament to the firm commitment and high performance in the sustainability conversation in the organisation.

Good corporate citizenship and tangible acts of moral responsibility are the way we do business. We have demonstrated our intent of a harmonious coexistence with host communities and working collaboratively with our suppliers, communities and partners to ensure the development of healthy, inclusive communities.

This committee has a unique mandate set out by the Companies Act. It is also responsible for overseeing governance and our performance in terms of our sustainable development activities. These include ESG considerations; ethics management; stakeholder engagement; employee relations (including empowerment, transformation, employee health and wellness); environmental management and stewardship; socio-economic development and upliftment; and public health and safety. The committee also considered the inevitable trade-offs to ensure Harmony continues to create shared value.

The committee thus complied with its regulatory, legal and other responsibilities mandated by the board. Accordingly, we have applied the principles of King IV with greater emphasis on ethical governance and conduct, as well as responsible corporate citizenship to support the sustainable growth of the company.

Value creation – Key focus areas in FY23
To demonstrate our commitment in addressing our GHG emissions, we have fully commissioned our first 30MW of solar generation capacity in the Free State (phase 1) and we have board approval for the next 137MW of renewable energy (phase 2). We secured the ESG-linked financial transactions to execute phase 2.

Not only will these transactions help us to deliver on our environmental and social obligations and undertakings, they will also derisk the business and deliver many socio-economic benefits. ‘Mining with purpose’ is ensuring that our investors and other stakeholders continue to derive value and positive returns in a global climate of energy uncertainty.

We set out ambitious targets for lowering our water footprint, including the reduction of fresh water usage in water scarce areas by 2030 and initiated many water-stewardship projects. This includes building of our own water treatment plants and water infrastructure in host communities.

Additionally, we have completed our five-year SLP programme at the end of 2022 and invested R349 million over the period in catalysing socio-economic development through our mine community development programme. The programme focuses on food security, education, infrastructure and youth employment which we believe is the bedrock for a healthy community.

As part of ongoing initiatives to create and share value, this committee continues to assess, review and approve the ethics policy, stakeholder engagement policy, environmental policy, employment equity as well as the preferential procurement policy and strategy.

Although some gaps are still being addressed, we are particularly pleased with the company’s progress against short-, medium- and long-term targets.

In the review period, the committee focused on ESG issues and its oversight role. Understanding that our business may have an impact on ecosystems, we ensured that our environmental management programmes are robust and effective.

Harmony’s energy transition
Massive traction was gained in our energy programme, through the setting of our short-term and net zero target. We are committed to achieving net zero by 2045 and are well on target to get to our first target of 20% reduction by 2026. Our targets have been endorsed by the SBTi. Similarly, we are pleased to be introducing our first green electrons into our grid and have a robust development pipeline of renewables.

Ethics management
The Ethics Institute of South Africa continued to assist management and the committee to embed and further improve the governance of organisational ethics. While the governance of ethics is mandated to this committee, the board sets the group’s approach to ethics and is equally responsible and committed to the highest standards of ethical conduct throughout Harmony.

We believe that implementing sound corporate governance practices to mine ethically cannot be compromised or negotiated – our licence to operate rests on legitimate and ethical leadership. Equally, the principles of sustainable development are fundamental in ensuring sustainability and profitability for our stakeholders.

The negative impact of illegal mining in South Africa remains a challenge for our economy and stakeholders alike. Although Harmony has intensified its partnerships to combat the issue, we remain cognisant that further partnerships and collaborations are required to develop innovative solutions in this regard. The committee continued to monitor and assess key improvement areas to address this challenge in Harmony and the industry at large.

Kareerand tailings storage facility
As part of our commitment to our strategic pillar of responsible stewardship, our responsible tailings management measures at Kareerand limit environmental impact, particularly on the nearby Vaal River which is a crucial water source for South Africa and neighbouring communities.

In 2021, board approved an investment of R2 billion in the Kareerand expansion project. The construction is well advanced in the reporting cycle and is a significant enabler to Mine Waste Solutions. As a responsible miner, we believe that mining is one of the biggest contributors to circular economies and to this end, Harmony has the largest reclamation business in the gold sector globally.

Social responsibility
As Harmony, we cannot downplay or undervalue our ability to drive transformation in our host communities. Transformation of living conditions is achieved through our SLP’s. Our next generation SLP commits to R175 million for our South African community.

Our employees, being our most valued asset, are a top priority for us. We have seen the mining industry tackle challenges pertaining to women in the industry. Gender inclusion remains very close to our values and we too have conducted a gender survey wherein we identified opportunities to improving our working environments, making this organisation more progressive and gender inclusive.

The committee continued to monitor the company’s improved stakeholder engagement to proactively reach all levels of government and host communities in South Africa, Australia and Papua New Guinea. This stakeholder-inclusive approach focuses on reactive and proactive engagements, which positions Harmony well with its stakeholders and increases our social and reputational capital.

The safety and health of our workforce remains a key focal point of Harmony’s sustainability. Safety is an important consideration for the committee in terms of ESG and during board discussions. The technical committee has specific oversight of employee safety, while this committee focuses on employee health and public safety.

The board, through the remuneration committee, ensures the implementation of Harmony’s remuneration policies as approved by shareholders. We remunerate fairly and responsibly by ensuring that our remuneration is market-related and in line with the performance of the company. Our safety and ESG outcomes are therefore carefully considered and reinforced in our remuneration policy.

In closing
Our intention and commitment remain to continue focusing on: ensuring employee safety and health, contributing to self-sustaining communities and responsible closure planning, mitigating the environmental impacts of our mining activities, ensuring an enabling culture and empowering our workforce and navigating political and regulatory uncertainty.

I thank my committee members for their valued contribution and unwavering support. To all Harmonites and partners to Harmony, I extend my gratitude for your pursuit of success through your commitment and passion for mining with purpose.

Karabo Nondumo
Chairperson: social and ethics committee

25 October 2023

MINING CHARTER III – COMPLIANCE SCORECARD

We discuss our performance against the mining charter throughout this report. The charter is focused on transformation of the South African mining industry as a whole by promoting equal access to and ownership, expanding business opportunities for historically disadvantaged persons (HDPs), redressing the imbalances of historical injustices and enhancing the social and economic welfare of employees and mine communities.

The mining charter is not a static document – it has been debated and revised a number of times, and is now in its third iteration (effective 2018 and known as Mining Charter III), Harmony will continue to work towards transformation because we believe this supports our social licence to operate. As a mining company we hold to the spirit of the Mining Charter and measure our performance against the charter as an entry point to our transformation journey.

The table summarises our performance against targets for each pillar for the calendar year to 31 December 2022 (the regulatory reporting period). Harmony considers itself to be subject to the Mining Charter. Harmony’s status under the applicable Mining charter is determinative of the applications lodged by Harmony for mining rights. The Broad-Based Black Economic Empowerment Act requires the Department of Trade and Industry to issue the Code of Good Practice on Broad- Based Black Economic Empowerment or sector codes to measure an entities black economic empowerment initiatives. The BBBEE Act and code do not require the DMRE to apply the BBBEE code when determining the qualification criteria for the granting of mining rights or the renewal of existing rights. The codes will only apply to mining companies if they wish to be scored for purposes of contract with organs of state. This means that unless Harmony wishes to be scored for the purpose of contracting with organs of state it is not obliged to obtain a BBBEE certificate. Although that is the case, we have conducted the BBBEE verification audit.

Mining Charter III scorecard for 2022 (January-December)

	Measure	Target	Progress	Score
1 Reporting
Has the company reported its level of compliance with the mining charter for the calendar year?	Report annually	Yes	Yes	✓
2 Ownership
Minimum target for effective ownership by historically disadvantaged South Africans	Meaningful economic participation; full shareholder rights	26%	56%	✓
3 Employment equity
Diversification of workplace to reflect the country’s demographics and attain competitiveness	Representation of historically disadvantaged persons	Board: 50%	57%	✓
		Executive committee: 50%	60%	✓
		Senior management: 60%	59%	✗
		Middle management: 60%	58%	✗
		Junior management: 70%	69%	✗
		Core and critical skills: 60%	72%	✓
	Representation of women	Board: 20%	21%	✓
		Executive committee: 20%	25%	✓
		Senior management: 25%	28%	✓
		Middle management: 25%	27%	✓
		Junior Management : 30%	20%	✗
	Employees with disabilities	1.5%	0.1%	✗
4 Human resource development
Development of the requisite skills, particularly in exploration, mining, processing, technology efficiency, beneficiation and environmental conservation	Human resource development expenditure as percentage of total annual leviable amount (excluding mandatory skills development levy)	Invest 5% of leviable amount as defined in human resource development element in proportion to applicable demographics (employees and non-employees)	4%	✗

	Measure	Target	Progress	Score
5 Mine community development*
Meaningful contribution towards mine community development in keeping with the principles of the social licence to operate	Implementation of approved commitments in the SLP	100%	85%	✗
* Mine community development is reported according to Harmony’s financial year, as agreed with DMRE. This report covers mine community development for the period July 2022 to June 2023.
6 Procurement and enterprise development
Total procurement budget spend on goods and services	Mining goods A minimum of 70% of total mining goods procurement spend must be spent on South Africa-manufactured goods sourced from BEE-compliant manufacturing companies. Excludes spend on utilities (electricity and water), fuels, lubricants and land rates	21% of total mining goods budget must be spent on South African-manufactured goods produced by 50% + 1 vote HDP-owned and controlled companies	61%	✓
		5% of total mining goods budget must be spent on South Africa-manufactured goods produced by 50% + 1 women and/youth-owned and controlled companies	10%	✓
		44% of total mining goods budget must be spent on South Africa-manufactured goods produced by at least level 4 BEE 25% + 1 compliant companies	77%	✓
	Services A minimum of 80% of total spend on services must be sourced from South Africa-based companies	50% of total services budget must be spent on South African companies that are 50% + 1 vote HDP-owned and controlled companies	53%	✓
		15% of total services budget must be spent on South African companies that are 50% + 1 vote women-owned and controlled companies	13%	✗
		5% of total services budget must be spent on South African companies that are 50% + 1 vote youth-owned and controlled	4%	✗
		10% of total services budget must be spent on South African companies that are at least at level 4 BEE + 25% + 1 compliant companies	68%	✓
	Research and development	A minimum of 70% of total research and development budget to be spent on South Africa-based entities	100%	✓
	Sample analysis	Use South Africa-based facilities or companies for analysis of 100% of all mineral samples across mining value chain	100%	✓
7 Housing and living conditions
	Improve standard of housing and living conditions of mine employees	Implement all commitments in the housing and living conditions standard	100%	✓